Exhibit 10.1
EXECUTION VERSION
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of October 14, 2011
among
THE FINANCIAL INSTITUTIONS NAMED HEREIN
as the Lenders
and
BANK OF AMERICA, N.A.
as Agent, U.S. Swingline Lender and U.S. Letter of Credit Issuer
BANK OF AMERICA, N.A. (acting through its Canada Branch)
as Canadian Swingline Lender and Canadian Letter of Credit Issuer
and
WELLS FARGO CAPITAL FINANCE, LLC
as the Syndication Agent
and
CITIGROUP GLOBAL MARKETS INC.
as Co-Documentation Agent
and
MORGAN STANLEY SENIOR FUNDING, INC.
as Co-Documentation Agent
and
UNITED RENTALS (NORTH AMERICA), INC.
and certain of its Subsidiaries
as the U.S. Borrowers
UNITED RENTALS, INC.
and certain of its Subsidiaries
as the Guarantors
UNITED RENTALS OF CANADA, INC.
as the Canadian Borrower
UNITED RENTALS FINANCING LIMITED PARTNERSHIP
as the Specified Loan Borrower

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO CAPITAL FINANCE, LLC
CITIGROUP GLOBAL MARKETS INC. and
MORGAN STANLEY SENIOR FUNDING, INC.
as the Joint Lead Arrangers
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO CAPITAL FINANCE, LLC
CITIGROUP GLOBAL MARKETS INC. and
MORGAN STANLEY SENIOR FUNDING, INC.
as the Joint Book Runners

i

EXHIBITS AND SCHEDULES

EXHIBIT A	FORM OF BORROWING BASE CERTIFICATE
EXHIBIT B-1	FORM OF U.S. NOTICE OF BORROWING
EXHIBIT B-2	FORM OF CANADIAN NOTICE OF BORROWING
EXHIBIT B-3	FORM OF SPECIFIED LOAN NOTICE OF BORROWING
EXHIBIT C-1	FORM OF U.S. NOTICE OF CONTINUATION/CONVERSION
EXHIBIT C-2	FORM OF CANADIAN NOTICE OF CONTINUATION/CONVERSION
EXHIBIT C-3	FORM OF SPECIFIED LOAN NOTICE OF CONTINUATION/CONVERSION
EXHIBIT D	FORM OF COMPLIANCE CERTIFICATE
EXHIBIT E	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
EXHIBIT F	PERFECTION CERTIFICATE
EXHIBIT G	FORM OF SOLVENCY CERTIFICATE
SCHEDULE 1.1	LENDERS’ COMMITMENTS
SCHEDULE 1.1A	EXISTING LETTERS OF CREDIT
SCHEDULE 1.2	SUBSIDIARY BORROWERS
SCHEDULE 1.2A	GUARANTORS
SCHEDULE 1.3	IMMATERIAL SUBSIDIARIES
SCHEDULE 1.4	RECEIVABLES ENTITIES
SCHEDULE 1.5	THIRD PARTY LOCATIONS OF MERCHANDISE AND CONSUMABLES INVENTORY
SCHEDULE 7.4	PRIOR NAMES AND TRANSACTIONS
SCHEDULE 7.5	SUBSIDIARIES
SCHEDULE 7.7	CAPITALIZATION
SCHEDULE 7.10	REAL ESTATE; LEASES
SCHEDULE 7.12	LITIGATION
SCHEDULE 7.14	ENVIRONMENTAL LAW
SCHEDULE 7.17	ERISA AND PENSION PLAN COMPLIANCE
SCHEDULE 7.18	TAXES
SCHEDULE 8.11	PERMITTED INVESTMENTS
SCHEDULE 8.13	DEBT
SCHEDULE 8.15	AFFILIATE TRANSACTIONS
SCHEDULE 8.18	LIENS

v

AMENDED AND RESTATED CREDIT AGREEMENT
This Amended and Restated Credit Agreement, dated as of October 14, 2011, among the financial institutions from time to time parties hereto (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Bank of America, N.A., with an office at 335 Madison Avenue, New York, New York 10017, as Agent, U.S. Swingline Lender and U.S. Letter of Credit Issuer, Bank of America, N.A. (acting through its Canada branch), with an office at 200 Front Street West, Toronto, Ontario, M5V 3L2, as Canadian Swingline Lender and Canadian Letter of Credit Issuer, Wells Fargo Capital Finance, LLC, as the syndication agent (in its capacity as the syndication agent, the “Syndication Agent”), Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc., as the co-documentation agents (each, in its capacity as a co-documentation agent, a “Co-Documentation Agent”), United Rentals, Inc., a Delaware corporation, with offices at Five Greenwich Office Park, Greenwich, Connecticut 06831 (“Holdings”), United Rentals (North America), Inc., a Delaware corporation, with offices at Five Greenwich Office Park, Greenwich, Connecticut 06831 (the “Company”), each Subsidiary that is listed on Schedule 1.2 (the “U.S. Subsidiary Borrowers” and, together with the Company, the “U.S. Borrowers”), United Rentals of Canada, Inc., a corporation amalgamated under the laws of the Province of Ontario (the “Canadian Borrower”), United Rentals Financing Limited Partnership, a Delaware partnership (the “Specified Loan Borrower”), and the Guarantors (as defined below) party hereto.
W I T N E S S E T H:
WHEREAS, Holdings, the U.S. Borrowers, the Canadian Borrower, the Specified Loan Borrower, the Guarantors, the Agent, certain of the Lenders party hereto and certain other parties thereto are party to a certain Credit Agreement, dated as of June 9, 2008, as amended to, but excluding, the date hereof (as so amended, the “Original Loan Agreement”);
WHEREAS, the parties hereto desire to amend and restate the Original Loan Agreement in its entirety, but not as a novation, on the terms and subject to the conditions hereinafter set forth;
WHEREAS, the Borrowers have requested that the U.S. Lenders continue to make available a revolving credit facility, portions of which may be used from time to time by the U.S. Borrowers and the Specified Loan Borrower, in each case on the terms and conditions specified herein;
WHEREAS, the Borrowers have requested that the Canadian Lenders continue to make available a revolving credit facility, which may be used from time to time by the Canadian Borrower, in each case on the terms and conditions specified herein;
WHEREAS, all Obligations incurred pursuant to the Original Loan Agreement or pursuant hereto are and shall continue to be secured by, among other things, the Security Agreements and the other Loan Documents, in each case as and to the extent set forth herein and therein; and
WHEREAS, each of the U.S. Guarantors has agreed to continue to guarantee the Obligations of each of the Borrowers, and each of the Canadian Guarantors has agreed to continue to guarantee the Obligations of the Canadian Borrower.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree that the Original Loan Agreement shall be, and hereby is, amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS
1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“1 7/8% Convertible Senior Subordinated Note Indenture” means that certain Indenture dated as of October 31, 2003 among the Company, Holdings, as guarantor, and The Bank of New York Mellon (f/k/a The Bank of New York), as Trustee, as amended, modified and supplemented from time to time prior to the date hereof.
“1 7/8% Convertible Senior Subordinated Notes” means the 1 7/8% Convertible Senior Subordinated Notes due 2023 issued by the Company pursuant to the 1 7/8% Convertible Senior Subordinated Note Indenture.
“4% Convertible Senior Note Indenture” means that certain Indenture dated as of November 17, 2009 among Holdings and The Bank of New York Mellon, as Trustee, as amended, modified and supplemented from time to time prior to the date hereof.
“4% Convertible Senior Notes” means the 4% Convertible Senior Notes due 2015 issued by Holdings pursuant to the 4% Convertible Senior Note Indenture.
“6 1/2% Convertible QUIPS Debenture Indenture” means that certain Convertible Subordinated Indenture dated as of August 5, 1998 between Holdings and The Bank of New York Mellon (f/k/a The Bank of New York), as Trustee, as amended, modified and supplemented from time to time prior to the date hereof.
“6 1/2% QUIPS” means the 6 1/2% Convertible Subordinated Debentures due 2028 issued by Holdings pursuant to the 6 1/2% Convertible QUIPS Debenture Indenture.
“8 3/8% Senior Subordinated Note Indenture” means that certain Indenture dated as of October 26, 2010 among the Company, Holdings, the other guarantors named therein and The Bank of New York Mellon, as Trustee, as amended, modified and supplemented from time to time prior to the date hereof.
“8 3/8% Senior Subordinated Notes” means the 8 3/8% Senior Subordinated Notes due 2020 issued by the Company pursuant to the 8 3/8% Senior Subordinated Note Indenture.
“9 1/4% Senior Note Indenture” means that certain Indenture dated as of November 17, 2009 among the Company, Holdings, the other guarantors named therein and The Bank of New York Mellon, as Trustee, as amended, modified and supplemented from time to time prior to the date hereof.
“9 1/4% Senior Notes” means the 9 1/4% Senior Notes due 2019 issued by the Company pursuant to the 9 1/4% Senior Note Indenture.
“10 7/8% Senior Note Indenture” means that certain Indenture dated as of June 9, 2009 among the Company, Holdings, the other guarantors named therein and The Bank of New York Mellon, as Trustee, as amended, modified and supplemented from time to time prior to the date hereof.
“10 7/8% Senior Notes” means the 10 7/8% Senior Notes due 2016 issued by the Company pursuant to the 10 7/8% Senior Note Indenture.
“Accommodation Payment” has the meaning specified in Section 4.14.
“Accounts” means, with respect to each Obligor and its Subsidiaries, all of such Obligor’s or such Subsidiary’s now owned or hereafter acquired or arising accounts, as defined in the UCC or the PPSA, as applicable, and Leases, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, all Progress Billings, and all rentals, lease payments and other monies due and to become due under any Lease.

“Account Debtor” means each Person obligated in any way on or in connection with an Account, Chattel Paper or General Intangible (including a payment intangible).
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, twenty-five percent (25%) or more of the outstanding equity interests of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise. Without limiting the generality of the foregoing, when used with respect to the Agent or any Lender, the term “Affiliate” shall include any “authorized foreign bank” for purposes of the Income Tax Act (Canada) of such Person.
“Agent” means the Bank, as the agent for the Lenders under this Agreement, or any successor agent.
“Agent Advances” means the U.S. Agent Advances and Canadian Agent Advances, as the context requires.
“Agent’s Liens” means the Liens in the Collateral granted to the Agent, for the benefit of the Secured Parties, pursuant to this Agreement and the other Loan Documents.
“Agent-Related Persons” means the Agent, together with its Affiliates, and the respective officers, directors, employees, counsel, representatives, agents and attorneys-in-fact of the Agent and such Affiliates.
“Aggregate Canadian Revolver Outstandings” means, at any date of determination and without duplication, the Equivalent Amount in Dollars of the sum of (a) the unpaid principal balance of Canadian Revolving Loans, (b) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding Canadian Letters of Credit, and (c) the aggregate amount of any unpaid reimbursement obligations in respect of Canadian Letters of Credit.
“Aggregate Canadian Revolver Outstandings Funded On U.S. Borrowing Base” means, at any date of determination and without duplication, the difference (if positive) of (a) the Aggregate Canadian Revolver Outstandings, minus (b) the lesser of (i) the Maximum Canadian Revolver Amount and (ii) the Canadian Borrowing Base.
“Aggregate Revolver Outstandings” means, at any date of determination and without duplication, the Equivalent Amount in Dollars of the sum of (a) the Aggregate U.S. Revolver Outstandings and (b) the Aggregate Canadian Revolver Outstandings.
“Aggregate U.S. Revolver Outstandings” means, at any date of determination and without duplication, the Equivalent Amount in Dollars of the sum of (a) the unpaid principal balance of U.S. Revolving Loans and Specified Loans, (b) one hundred percent (100%) of the aggregate undrawn face amount of all outstanding U.S. Letters of Credit, and (c) the aggregate amount of any unpaid reimbursement obligations in respect of U.S. Letters of Credit.
“Agreement” means this Amended and Resstated Credit Agreement, as from time to time amended, modified or restated.
“Agreement Date” means the date of this Agreement.
“Allocable Amount” has the meaning specified in Section 4.14.
“Anti-Terrorism Laws” means any Executive Order administered by the U.S. Treasury Department Office of Foreign Asset Control (OFAC), and the Proceeds of Crime Act.

“Applicable Entities” has the meaning specified in Section 14.20.
“Applicable Margin” means, with respect to the Type of Loan set forth below at any time, the percentage per annum set forth below opposite the respective Level (i.e., Level I, Level II or Level III, as the case may be) of the average daily Combined Availability for the most recently ended Average Daily Combined Availability Period (as determined by the Agent based on the average daily Combined Availability for each month (or portion thereof) ending during such Average Daily Combined Availability Period):

					Applicable Margin
		Applicable	Applicable	Applicable Margin	for Canadian
		Margin for	Margin for	for Canadian	Revolving Loans
	Average Daily	U.S. Revolving	U.S. Revolving	Revolving Loans	and Specified
	Combined	Loans that are	Loans that are	that are Canadian	Loans that are BA
Level	Availability	Base Rate Loans	LIBOR Loans	Prime Rate Loans	Equivalent Loans
I	Greater than $1 billion*	0.75%	1.75%	0.75%	1.75%
II	Greater than $500 million*, but less than or equal to $1 billion*	1.00%	2.00%	1.00%	2.00%
III	Less than or equal to $500 million*	1.25%	2.25%	1.25%	2.25%

*
As such amount may be increased in connection with a Commitment Increase pursuant to Section 2.8(b)(ii) or decreased in connection with a permanent decrease in any of the Commitments pursuant to Section 4.4(b)(ii).

Notwithstanding anything to the contrary contained above in this definition, (i) Level I pricing shall not be available at any time prior to March 31, 2012 and (a) Level II Pricing shall be applicable for each day from the Closing Date until December 31, 2011, and (b) in the event the average daily Combined Availability for the Average Daily Combined Availability Period (or portion thereof) ending on December 31, 2011 is greater than $1 billion (as such amount may be modified as set forth above), Level II pricing shall be applicable for the period from January 1, 2012 until March 31, 2012 and (ii) Level III pricing shall apply for all Loans at all times once the Commitments have terminated or the Termination Date has occurred.
“Applicable Unused Line Fee Margin” means, with respect to any period, (a) 0.250%, if the sum of the average daily outstanding principal amount of all Loans (other than Swingline Loans) plus the average daily undrawn face amount of all outstanding Letters of Credit during such period is greater than 66% of the average daily amount of the aggregate Revolving Credit Commitments during such period; (b) 0.375%, if the sum of the average daily outstanding principal amount of all Loans (other than Swingline Loans) plus the average daily undrawn face amount of all outstanding Letters of Credit during such period is less than or equal to 66%, and greater than 33%, of the average daily amount of the aggregate Revolving Credit Commitments during such period; and (c) 0.500%, if the sum of the average daily outstanding principal amount of all Loans (other than Swingline Loans) plus the average daily undrawn face amount of all outstanding Letters of Credit during such period is less than or equal to 33% of the average daily amount of the aggregate Revolving Credit Commitments during such period.
“Appraisal” means an appraisal, prepared on a basis reasonably satisfactory to the Agent, setting forth the Net Orderly Liquidation Value of all Rental Equipment, which appraisal shall be prepared in accordance with Section 8.4(c).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, holding or investing in extensions of credit in its ordinary course of business and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
“Arrangers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Capital Finance, LLC, Citigroup Global Markets Inc. and Morgan Stanley Senior Funding, Inc.

“Asset Disposition” means any sale, lease, assignment, transfer, or other disposition of any Collateral to any Person other than the Obligors (including any condemnation or destruction of Collateral), other than:
(a) sales, leases, assignments, transfers, rentals or other disposals of Equipment and Inventory in the ordinary course of business;
(b) sales, transfers or other dispositions of obsolete, surplus or worn-out property or property that is no longer necessary in the business of the Borrowers and their Subsidiaries;
(c) Like-Kind Exchanges in the ordinary course of business;
(d) dispositions of cash and cash equivalents pursuant to any transaction permitted under the Loan Documents;
(e) sales, discounting or forgiveness of Accounts in connection with the collection or compromise thereof;
(f) sales, assignments and other transfers of Accounts and Related Assets to a Receivables Entity, so long as (i) the requirements included in the definition of Qualified Receivables Transactions have been satisfied and (ii) the Agent has not delivered a request under Section 8.31 which is then in effect to cease any such sales, assignments or other transfers;
(g) any sale, lease, assignment, transfer or other disposition of licenses and sublicenses of software, trademarks, patents and other intellectual property and proprietary rights which do not materially interfere with the business of any Borrower or any of its Subsidiaries and the abandonment or other disposition of patents, trademarks or other intellectual property that are, in the reasonable judgment of the relevant Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Holdings and its Subsidiaries taken as a whole;
(h) transfers, assignments and other dispositions constituting Permitted Distributions, Permitted Investments or Permitted Liens;
(i) any issuance of Stock by a Subsidiary of a Borrower to a Borrower or another Subsidiary of a Borrower;
(j) (1) any merger, consolidation or amalgamation permitted pursuant to Section 8.10(b)(i), (ii), or (iii); (2) any sale, lease, transfer or other disposition of any or all of the assets (upon voluntary liquidation or otherwise) of any Subsidiary permitted pursuant to Section 8.10(b)(iv); and (3) any payment, repurchase or redemption pursuant to Section 8.14; and
(k) sales, transfers and other dispositions of property for aggregate consideration of less than $10,000,000 with respect to any individual transaction, provided that the aggregate amount of such sales, transfers and other dispositions excluded by this clause (k) shall not exceed $25,000,000 during any Fiscal Year.
“Assignee” has the meaning specified in Section 12.2(a).
“Assignment and Acceptance” means an assignment and acceptance agreement entered into by one or more Lenders and Eligible Assignees (with the consent of any party whose consent is required by Section 12.2(a)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.
“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel engaged by the Agent (limited to one primary counsel and not more than one local counsel for each relevant jurisdiction (including relevant foreign jurisdictions)).

“Authorized Foreign Bank” has the meaning ascribed thereto by subsection 248(1) of the Income Tax Act (Canada), and, by reference therein, the meaning ascribed thereto by Section 2 of the Bank Act (Canada).
“Availability” means U.S. Availability or Canadian Availability, as the context requires.
“Availability Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, subject to Section 2.7(a), such reserves as the Agent, in its Reasonable Credit Judgment, determines as being appropriate to reflect any impediments to the realization upon any Collateral consisting of Eligible Merchandise and Consumables Inventory or Eligible Rental Equipment included in the U.S. Borrowing Base or Canadian Borrowing Base (including any claims that the Agent determines may need to be satisfied in connection with the realization upon such Collateral).
“Average Daily Combined Availability Period” means, initially, the period commencing on the Closing Date and ending on December 31, 2011 and, thereafter, each calendar quarter (or portion thereof) commencing with the first day of such calendar quarter and ending on the last day of such calendar quarter or, if applicable, on the Termination Date.
“BA Equivalent Interest Payment Date” means, with respect to a BA Equivalent Loan, (i) the last day of each BA Equivalent Interest Period applicable to such BA Equivalent Loan, (ii) if such BA Equivalent Interest Period is longer than three months, each three month anniversary of the commencement of such BA Equivalent Interest Period and (iii) the Termination Date.
“BA Equivalent Interest Period” means, with respect to each BA Equivalent Loan, the interest period applicable thereto, as determined pursuant to Section 2.6(b).
“BA Equivalent Loan” means a Specified Loan or a Canadian Revolving Loan that bears interest based on the BA Rate.
“BA Rate” means, for the BA Equivalent Interest Period of each BA Equivalent Loan, the rate of interest per annum equal to the annual rates applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 a.m. New York City time on such day (or, if such day is not a Business Day, as of 10:00 a.m. New York City time on the immediately preceding Business Day), plus five (5) basis points, provided that if such rates do not appear on the CDOR Page at such time on such date, the rate for such date will be the average of the annual discount rates (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. New York City time on such day at which the Royal Bank of Canada and the Bank of Nova Scotia are then offering to purchase Canadian Dollar Bankers’ Acceptances accepted by them having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.
“Bank” means, as the context requires, (a) the U.S. Bank or (b) the Canadian Bank. Any general reference to the “Bank” shall refer to the U.S. Bank with respect to the U.S. Credit Facilities and/or the Canadian Bank with respect to the Canadian Credit Facilities, as applicable.
“Bank of America” means Bank of America, N.A. and its successors.
“Bank Products” means (a) Hedge Agreements, (b) products and services under Cash Management Documents and (c) to the extent not otherwise included in the foregoing, any or all types of banking products, services or facilities (other than Letters of Credit), including credit card services, merchant card services and such other banking products or services as, in the case of each of clauses (a), (b) and (c), may be requested by any Borrower (on behalf of itself or any other Obligor) and extended to any Obligor by the Agent or any Person that was a Lender or an Affiliate of the Agent or any Lender at the time it entered into the same.

“Bank Product Reserves” means (i) all reserves which the Agent from time to time establishes in its Reasonable Credit Judgment for the Designated Bank Products Obligations then outstanding and (ii) without duplication of clause (i), all Waterfall Priority Hedge Agreement Reserves.
“Bankruptcy Code” has the meaning specified in Section 4.14.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) LIBOR for a 30-day interest period as determined on such day, plus 1.0% The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means any U.S. Revolving Loan during any period for which it bears interest based on the Base Rate, and all U.S. Agent Advances and U.S. Swingline Loans.
“BIA” means the Bankruptcy and Insolvency Act (Canada) and the regulations promulgated thereunder.
“Blocked Account Agreement” has the meaning specified in Section 8.27.
“Blocked Person” means (a) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any applicable Anti-Terrorism Law; and (c) a Person or entity that is named as a “specially designated national” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.
“Borrowers” means the U.S. Borrowers, the Canadian Borrower and the Specified Loan Borrower.
“Borrowers’ Agent” means the Company, in its capacity as agent for itself and the other Borrowers pursuant to Section 4.10.
“Borrowing” means a borrowing hereunder consisting of Loans of one Type made on the same day by Lenders to any Borrower (or (a) by the U.S. Bank in the case of a Borrowing funded by U.S. Swingline Loans or by the Agent in the case of a Borrowing consisting of a U.S. Agent Advance or (b) by the Canadian Bank in the case of a Borrowing funded by Canadian Swingline Loans or by the Agent in the case of a Borrowing consisting of a Canadian Agent Advance) or the issuance by a U.S. Letter of Credit Issuer of a U.S. Letter of Credit hereunder or the issuance by a Canadian Letter of Credit Issuer of a Canadian Letter of Credit hereunder.
“Borrowing Base” means the U.S. Borrowing Base or the Canadian Borrowing Base, as the context requires.
“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrowers’ Agent, substantially in the form of Exhibit A (or another form reasonably acceptable to the Agent) setting forth the calculation of the U.S. Borrowing Base and the Canadian Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Agent, as adjusted pursuant to Section 2.7(a) of this Agreement and the definitions of Pari Passu Debt Reserves and Waterfall Priority Hedge Agreement Reserve. All calculations of the U.S. Borrowing Base and the Canadian Borrowing Base in connection with the preparation of any Borrowing Base Certificate shall originally be made by the U.S. Borrowers and the Canadian Borrower and certified to the Agent; provided, that the Agent shall have the right to review and adjust, in the exercise of its Reasonable Credit Judgment (or, with respect to Pari Passu Debt Reserves and Waterfall Priority Hedge Agreement Reserves, as otherwise set forth in the definitions thereof), any such calculation to the extent that such calculation is not in accordance with this Agreement, provided, further, that the Agent shall provide the applicable Borrower or Borrowers prior notice of any such adjustment.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in New York, New York are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market; provided, however, when used in connection with a Canadian Revolving Loan or Specified Loan, such day shall be a day on which banks are open for business in Toronto, Canada and New York, New York but excluding Saturday, Sunday and any other day which is a legal holiday in Toronto, Canada or New York, New York.
“Canadian Agent Advances” has the meaning specified in Section 2.6(i)(i).
“Canadian Availability” means, at any time (a) the lesser of (i) the Maximum Canadian Revolver Amount and (ii) the sum of the Canadian Borrowing Base and the U.S. Availability, minus (b) the Aggregate Canadian Revolver Outstandings.
“Canadian Bank” means Bank of America, N.A. (acting through its Canada branch), or any successor entity thereto.
“Canadian Borrower” has the meaning specified in the introductory paragraph to this Agreement.
“Canadian Borrowing Base” means, at any time, an amount in Dollars equal to:
(a) the lesser of (i) 95% of the Net Book Value of Eligible Rental Equipment of the Canadian Obligors and (ii) 85% of the Net Orderly Liquidation Value of the Eligible Rental Equipment of the Canadian Obligors; minus
(b) the sum of (i) the amount of Pari Passu Debt Reserves with respect to Debt of the Canadian Obligors (without duplication for any Pari Passu Debt Reserves imposed with respect to the U.S. Borrowing Base) plus (ii) the amount of all other Reserves related to the Canadian Credit Facilities from time to time established by the Agent in accordance with Section 2.7(a) of this Agreement or in accordance with the definition of Waterfall Priority Hedge Agreement Reserve.
“Canadian Collateral” means all the Canadian Obligors’ personal property, and all other assets of any Person, in each case from time to time subject to the Agent’s Liens securing payment or performance of any Canadian Obligations; provided that the term “Canadian Collateral” shall not include U.S. Collateral.
“Canadian Credit Facilities” means the revolving credit, swingline and letter of credit facilities provided for by this Agreement extended to the Canadian Borrower.
“Canadian Designated Account” has the meaning specified in Section 2.6(c).
“Canadian Dollars” or “Cdn $” or “Cdn. Dollars” means the lawful currency of Canada.
“Canadian Guarantee Agreements” means the Canadian URC Guarantee Agreement and the Canadian URFLP Guarantee Agreement.
“Canadian Guarantors” means (a) any Subsidiary of Holdings that is organized under the Laws of Canada or any province or territory thereof (other than the Canadian Borrower), whether now existing or hereafter created or acquired, and (b) each other Person (other than a U.S. Guarantor), who, in a writing accepted by the Agent, guarantees payment or performance in whole or in part of the Canadian Obligations; provided that “Canadian Guarantors” shall not include any Subsidiary that is a Receivables Entity or Immaterial Subsidiary. The Canadian Guarantors as of the Agreement Date are set forth on Schedule 1.2A under the heading “Canadian Guarantors”.

“Canadian Lender” means a Lender that has a Canadian Revolving Credit Commitment or is the holder of a Canadian Revolving Loan.
“Canadian Letter of Credit” has the meaning specified in Section 2.4(a)(ii).
“Canadian Letter of Credit Fee” has the meaning specified in Section 3.6(b).
“Canadian Letter of Credit Issuer” means the Canadian Bank, any affiliate of the Canadian Bank or any other Canadian Lender or Affiliate of a Canadian Lender that issues any Canadian Letter of Credit pursuant to this Agreement and agrees to provide reporting with respect to Canadian Letters of Credit reasonably required by the Agent.
“Canadian Letter of Credit Subfacility” means the Equivalent Amount in Cdn. Dollars of $200,000,000 (or such lesser amount as shall equal the Maximum Canadian Revolver Amount at such time), as the same may be reduced from time to time in accordance with Section 4.4(b).
“Canadian Notice of Borrowing” has the meaning specified in Section 2.6(a).
“Canadian Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the Canadian Obligors, or any of them, to the Agent, any Canadian Letter of Credit Issuer, any Canadian Lender, any Canadian Secured Party and/or any Indemnified Person, arising under or pursuant to this Agreement or any of the other Loan Documents in connection with the Canadian Credit Facilities, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, Attorney Costs, filing fees and any other sums chargeable to the Canadian Borrower or any other Canadian Obligor hereunder or under any of the other Loan Documents. “Canadian Obligations” includes, without limitation, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the Canadian Letters of Credit and (b) all Designated Bank Products Obligations owed by any Canadian Obligor. Anything contained herein to the contrary notwithstanding, the term Canadian Obligations shall not include any U.S. Obligations.
“Canadian Obligors” means the Canadian Borrower and the Canadian Guarantors.
“Canadian Omnibus Ratification” means that certain Omnibus Ratification and Reaffirmation Agreement, dated as of the Agreement Date, entered into by the Canadian Obligors with respect to certain Canadian Security Documents executed by one or more Canadian Obligors under or pursuant to the Original Loan Agreement.
“Canadian Pension Plan” means any Pension Plan applicable solely to employees or former employees of any of the Canadian Obligors.
“Canadian Prime Rate” means, on any day, the greatest of (i) the rate of interest publicly announced from time to time by the Canadian Bank as its reference rate of interest for loans made in Canadian Dollars and designated as its “prime” rate being a rate set by the Canadian Bank based upon various factors, including the Canadian Bank’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, (ii) the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day, plus 0.50%, and (iii) the BA Rate for a one month BA Equivalent Interest Period as determined on such day, plus 1.0%. Any change in the prime rate for loans made in Canadian Dollars announced by the Canadian Bank shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based on such prime rate hereunder shall be adjusted simultaneously with any change in such prime rate. In the event that the Canadian Bank (including any successor or assignor) does not at any time publicly announce a “prime” rate, the “prime” rate shall mean the “prime rate” publicly announced by either the Royal Bank of Canada or the Bank of Nova Scotia, as selected by the Canadian Bank.

“Canadian Prime Rate Loan” means any Canadian Revolving Loan during any period for which it bears interest by reference to the Canadian Prime Rate (subject to Section 2.11(a)) and all Canadian Swingline Loans and Canadian Agent Advances.
“Canadian Revolver Adjustment” has the meaning specified in Section 2.9.
“Canadian Revolver Adjustment Date” has the meaning specified in Section 2.9.
“Canadian Revolving Credit Borrowing” means a Borrowing comprised of Canadian Revolving Loans.
“Canadian Revolving Credit Commitment” means, at any date for any Canadian Lender, the obligation of such Canadian Lender to make Canadian Revolving Loans and to purchase participations in Canadian Letters of Credit pursuant to the terms and conditions of this Agreement, which shall not exceed the aggregate principal amount set forth on Schedule 1.1 under the heading “Canadian Revolving Credit Commitment” or on the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and “Canadian Revolving Credit Commitments” means the aggregate principal amount of the Canadian Revolving Credit Commitments of all Canadian Lenders, the maximum amount of which shall be the Maximum Canadian Revolver Amount.
“Canadian Revolving Loans” means the revolving loans made pursuant to Section 2.2(b), each Canadian Agent Advance and each Canadian Swingline Loan.
“Canadian Secured Parties” means, collectively, the Agent, the Canadian Lenders, the Canadian Bank, any Canadian Letter of Credit Issuer, the Indemnified Persons and each of the Agent, any Canadian Lender or any Affiliate of the Agent or such Canadian Lender to which is owed any Designated Bank Products Obligations, in each case in its capacity as an obligee of Canadian Obligations.
“Canadian Security Agreements” means, collectively, (a) the Amended and Restated Canadian Security Agreement, dated as of the Agreement Date, from the Canadian Obligors and the U.S. Obligors in favor of the Agent, for the benefit of the Canadian Secured Parties, (b) the general security agreements and hypothecs, dated as of the Original Agreement Date, from the Canadian Obligors and the U.S. Obligors in favor of the Agent, for the benefit of the Canadian Secured Parties, and any security agreement and/or hypothec executed and delivered after the Original Agreement Date by a Person that became a Canadian Guarantor under the Original Loan Agreement in accordance with Section 8.25(b) thereof, in each such case, as ratified, reaffirmed and amended by the Canadian Omnibus Ratification and (c) any security agreement and/or hypothec executed and delivered after the Agreement Date by a Person that becomes a Canadian Guarantor hereunder in accordance with Section 8.25(b).
“Canadian Security Documents” means the Canadian Security Agreements and any other agreements, instruments and documents heretofore, now or hereafter securing or guaranteeing any of the Canadian Obligations.
“Canadian Swingline Commitment” means the commitment of the Canadian Bank to make loans pursuant to Section 2.6(h).
“Canadian Swingline Lender” means the Canadian Bank or any successor financial institution agreed to by the Agent, in its capacity as provider of Canadian Swingline Loans.
“Canadian Swingline Loan” and “Canadian Swingline Loans” have the meanings specified in Section 2.6(h).
“Canadian Swingline Sublimit” has the meaning specified in Section 2.6(h).

“Canadian URC Guarantee Agreement” means the Amended and Restated Canadian Guarantee Agreement dated as of the Agreement Date from the Canadian Guarantors and U.S. Obligors in favor of the Agent for the benefit of the Canadian Secured Parties.
“Canadian URFLP Guarantee Agreement” means the Amended and Restated Canadian URFLP Guarantee Agreement dated as of the Agreement Date from United Rentals of Nova Scotia (No. 1), ULC and United Rentals of Nova Scotia (No. 2), ULC in favor of the Agent for the benefit of the U.S. Secured Parties.
“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.
“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures incurred by such Person and its consolidated Subsidiaries during such period for purchases of property, plant and equipment (including Rental Equipment and non-Rental Equipment) or similar items which, in accordance with GAAP, are or should be included in the statement of cash flows of such Person and its consolidated Subsidiaries during such period, net of (b) proceeds received by Holdings or its Subsidiaries from dispositions of property, plant and equipment (including Rental Equipment and non-Rental Equipment) or similar items reflected in the statement of cash flows of such Person and its consolidated Subsidiaries during such period.
“Capital Lease” means any lease of property by an Obligor or any of its Subsidiaries which, in accordance with GAAP, should be reflected as a capital lease on the balance sheet of the Consolidated Parties; provided, that if GAAP shall change after the Agreement Date so that a lease that would not be classified as a capital lease under GAAP as in effect as of the Agreement Date would be classified as a capital lease (any such lease under this proviso, a “Recharacterized Operating Lease”), then such lease shall not be considered to be a capital lease for purposes of this definition.
“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
“Cash Dominion Period” means (a) any period commencing on the date on which the Combined Availability is less than the greater of (i) 12.5% of the Maximum Revolver Amount and (ii) $175,000,000, and ending on the date on which the Combined Availability shall have been at least the greater of (i) 12.5% of the Maximum Revolver Amount and (ii) $175,000,000 for 60 consecutive calendar days or (b) any period during which an Event of Default shall have occurred and be continuing.
“Cash Management Document” means any certificate, agreement or other document executed by any Obligor in respect of the Cash Management Obligations of any such Person.
“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, return item, overdraft, controlled disbursement, credit, merchant store value or debit card, purchase card, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer and other cash management arrangements) provided after the Original Agreement Date (regardless of whether these or similar services were provided prior to the Original Agreement Date by the Agent, any Lender or any Affiliate of any of them) by the Agent or any Person that was a Lender or the Agent or an Affiliate of the Agent or any Lender at the time the applicable Cash Management Documents were entered into, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada) and the regulations promulgated thereunder.

“Change of Control” means, at any time and for any reason whatsoever, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right), or (b) Holdings shall cease to own directly 100% on a fully diluted basis of the voting interests in the Company’s capital stock, (c) the Continuing Directors cease to constitute a majority of the members of the board of directors of Holdings or (d) the occurrence of a “Change of Control” as defined in any indenture under which Existing Public Debt was issued or as defined in any other indenture or any similar instrument in each case evidencing or governing Debt in an outstanding principal amount in excess of $75,000,000 entered into by Holdings or the Company after the Agreement Date.
“Charter Documents” means, with respect to any Person, the certificate or articles of incorporation or organization, memoranda of association, by-laws or operating agreement, and other organizational or governing documents of such Person.
“Chattel Paper” means all of each Borrower’s, each Guarantor’s and each of their Subsidiary’s now owned or hereafter acquired chattel paper, as defined in the UCC or, with respect to any chattel paper of any Canadian Obligor, the PPSA, including electronic chattel paper.
“Closing Date” means the later of the Agreement Date and the first date on which all of the applicable conditions set forth in Section 9.1 have been fulfilled (or waived in writing by the Agent and the Arrangers).
“Co-Documentation Agent” has the meaning specified in the preamble to this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means the U.S. Collateral and/or the Canadian Collateral, collectively or individually, as the context requires.
“Collateral Access Agreements” means any landlord waiver, mortgagee waiver, bailee letter, or any similar acknowledgment or agreement of any warehouseman or processor that owns or is in possession of property where Rental Equipment or Merchandise and Consumables Inventory is stored or located, in each case in a form reasonably satisfactory to the Agent.
“Combined Availability” means, at any time (a) the lesser of (i) the Maximum Revolver Amount and (ii) the Combined Borrowing Base, minus (b) in each case, the Aggregate Revolver Outstandings.
“Combined Borrowing Base” means, at any time, the sum of (a) the U.S. Borrowing Base at such time and (b) the lesser of (i) the Canadian Borrowing Base at such time and (ii) the Maximum Canadian Revolver Amount at such time.
“Commitment” means a U.S. Revolving Credit Commitment, Canadian Revolving Credit Commitment, U.S. Swingline Commitment or Canadian Swingline Commitment, as the context requires.
“Commitment Increase” has the meaning specified in Section 2.8(a).
“Commitment Increase Cap” has the meaning specified in Section 2.8(a).
“Company” has the meaning specified in the introductory paragraph to this Agreement.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Information Memorandum” means the Confidential Information Memorandum of the Company dated September 19, 2011.
“Consolidated EBITDA” means, for any period, an amount equal to Consolidated Net Income plus (a) the following to the extent deducted in calculating such Consolidated Net Income, but without duplication: (i) any provision for taxes based on income, gain, capital or profits, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period (net of any credits applicable to any such taxes utilized or accrued during such period), (ii) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative transactions entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, (iii) depreciation and amortization expense, including amortization or impairment of intangibles (including, but not limited to, goodwill), (iv) amortization or write-off of debt discount and debt issuance costs and commissions and discounts and other fees and charges associated with Debt, (v) expenses incurred in connection with the consummation of Permitted Acquisitions, Permitted Investments pursuant to clauses (p)(ii) or (q) of the defined term thereof, mergers, consolidations or amalgamations pursuant to Sections 8.10(b)(i)(x), (b)(i)(y) or (d), the issuance of equity interests or the incurrence of Debt (in each case, whether or not the applicable Permitted Acquisition, Permitted Investment, merger, consolidation, amalgamation, issuance of equity interests or incurrence of Debt is consummated), (vi) all non-cash reserves, non-cash restructuring charges, and other non-cash charges, non-cash losses, non-cash costs that are extraordinary, unusual or non-recurring, and any other non-cash items reducing Consolidated Net Income (including the amount of (x) any non-cash compensation deduction as the result of any grant of stock or stock related instruments to employees, officers, directors or members of management and (y) asset write-downs, write-offs and revaluations (other than write-downs, write-offs and revaluations with respect to Rental Equipment)) (provided that if the amount of any individual non-cash item covered by this clause (a)(vi) is less than $10,000,000, such amount shall be disregarded for purposes of calculating Consolidated EBITDA for such period), (vii) expenses incurred in connection with the consummation of the Transactions, (viii) any losses of any entity accounted for by the equity method of accounting (except to the extent of the amount of cash actually paid or otherwise transferred by Holdings or any Subsidiary to such entity in respect of such losses); (ix) any unrealized foreign currency transaction losses in respect of Debt of any Person denominated in a currency other than the functional currency of such Person; (x) any unrealized foreign currency translation or transaction losses in respect of Debt or other obligations of Holdings or any Subsidiary owing to Holdings or a Subsidiary; and (xi) any nonrecurring restructuring expenses of Holdings or any Subsidiary to the extent not paid in cash during such period, minus (b) the following to the extent included in calculating such Consolidated Net Income, but without duplication: (i) net after tax income from the early extinguishment of indebtedness or hedging obligations or other derivative instruments, (ii) gains from extraordinary items (net of loss from extraordinary items), (iii) any aggregate net gain (but not any aggregate net loss) arising from the sale, exchange or other disposition of capital assets (including any fixed assets, whether tangible or intangible, all Inventory sold in conjunction with the disposition of fixed assets and all Stock and other securities) not in the ordinary course of business, but in any event excluding gains from the sale of equipment in the ordinary course of business, (iv) all non-cash items increasing Consolidated Net Income (provided that if the amount of any individual non-cash item covered by this clause (b)(iv) is less than $10,000,000, such amount shall be disregarded for purposes of calculating Consolidated EBITDA for such period), (v) all cash payments made during such period on account of reserves, restructuring charges and other non-cash charges and non-cash losses added to Consolidated Net Income pursuant to any of clauses (a)(vi), (a)(ix), (a)(x) or (a)(xi) above in a prior period (in each case of or by Holdings and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP), (vi) any income accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions actually paid to Holdings or any Subsidiary by the entity accounted for by the equity method of accounting), (vii) any unrealized foreign currency transaction income in respect of Debt of any Person denominated in a currency other than the functional currency of such Person, (viii) any unrealized foreign currency translation or transaction income in respect of Debt or other obligations of Holdings or any Subsidiary owing to Holdings or a Subsidiary and (ix) an amount equal to the amount that would have been deducted in respect of each Recharacterized Operating Lease in determining Consolidated Net Income if such Recharacterized Operating Lease had been accounted for under GAAP as in effect without giving effect to any applicable change in GAAP giving rise to such Recharacterized Operating Lease.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Consolidated Parties determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(a) the net income (or loss) of any Person in which any Person other than Holdings or its Subsidiaries has an ownership interest, except to the extent that (i) the net income (or loss) of such Person for such period, together with the aggregate net income (or loss) for such period of all other Persons included in Consolidated Net Income pursuant to the exception provided under this clause (i), does not exceed 1.0% of the Consolidated Net Income for such period or (ii) without duplication of clause (i) above, cash in an amount equal to any such income has actually been received by Holdings or any of its wholly owned Subsidiaries during such period; and
(b) the net income of any Subsidiary of Holdings (other than the Company) during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its organizational documents or any agreement, instrument or requirement of law applicable to that Subsidiary during such period.
“Consolidated Net Tangible Assets” has the meaning for such term set forth in the 8 3/8% Senior Subordinated Note Indenture, as the 8 3/8% Senior Subordinated Note Indenture is in effect on the Agreement Date.
“Consolidated Parties” means Holdings and each of its Subsidiaries whose financial statements are consolidated with Holdings’ financial statements in accordance with GAAP.
“Contaminant” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos in any form or condition, polychlorinated biphenyls (“PCBs”), or any constituent of any such substance or waste, or any other substance or material regulated under Environmental Law.
“Continuation/Conversion Date” means the date on which a Loan is converted into or continued as a LIBOR Loan or BA Equivalent Loan, as applicable.
“Continuing Directors” means the directors of Holdings on the Agreement Date and each other new director if such director’s election or nomination for the election to the board of directors of Holdings was approved by a majority of the then Continuing Directors (including the directors whose election or nomination for the election to the board of directors of Holdings was previously so approved).
“Covenant Trigger” has the meaning specified in Section 8.22.
“Covenant Trigger Date” has the meaning specified in Section 8.22.
“Covenant Trigger Period” has the meaning specified in Section 8.22.
“CRA” means the Canada Revenue Agency.
“Credit Facilities” means the revolving credit, swingline and letter of credit facilities provided for by this Agreement (which are the Canadian Credit Facilities and the U.S. Credit Facilities).
“Debt” means, without duplication, all (a) indebtedness for borrowed money or the deferred purchase price of property, excluding trade payables and the endorsement of checks and other similar instruments in the ordinary course of business; (b) all obligations and liabilities of any Person secured by any Lien on an Obligor’s or any of its Subsidiaries’ property, even if such Obligor or Subsidiary shall not have assumed or become liable for the payment thereof; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Consolidated Parties prepared in accordance with GAAP or, if higher, the fair market value of such property; (c) all obligations or liabilities created or arising under any Capital Lease or conditional sale or other title retention agreement with respect to property used or acquired by a Borrower or any of its Subsidiaries, even if the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property; provided, however, that all such obligations and liabilities which are limited in recourse to such property shall be included in Debt only to the extent of the book value of such property as would be shown on a balance sheet of the Consolidated Parties prepared in accordance with GAAP or, if higher, the fair market value of such property; (d) the present value (discounted at the Base Rate) of lease payments due under synthetic leases; (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (f) all net obligations of any Person in respect of Hedge Agreements; and (g) all obligations and liabilities under Guarantees in respect of obligations of the type described in any of clauses (a) through (f) above.

“Debt for Borrowed Money” of any Person at any time means, on a consolidated basis, the sum of (a) all debt for borrowed money of such Person at such time, plus (b) the Capital Lease Obligations of such Person at such time, plus (c) except when used in the definition of “Fixed Charge Coverage Ratio,” all obligations of such Person at such time in respect of any Qualified Receivables Transaction that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of such Person.
“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured, waived, or otherwise remedied during such time) constitute an Event of Default.
“Default Rate” means a fluctuating per annum interest rate at all times equal to the sum of (a) the otherwise applicable Interest Rate plus (b) two percent (2.00%) per annum. Each Default Rate shall be adjusted simultaneously with any change in the applicable Interest Rate.
“Defaulting Lender” means any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, its participations in respect of Letters of Credit or Swingline Loans or any payments required to be made by it under Section 2.11(b) or Section 2.11(c), within two Business Days of the date required to be funded by it hereunder, unless, with respect to the funding of any Loan, such Lender notifies the Agent and the Borrowers’ Agent in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding of such Loan has not been satisfied (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), (b) has notified any Borrower or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent or the Borrowers’ Agent, to confirm in a manner satisfactory to the Agent or the Borrowers’ Agent, as the case may be, that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation in writing by the Agent and the Borrowers’ Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any of the federal Bankruptcy Code, as amended, the BIA, the CCAA or under any other state, provincial, territorial, federal or other applicable jurisdictional bankruptcy or insolvency act or law, now or hereafter existing, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC and all accounts with a deposit function maintained at a financial institution, now or hereafter held in the name of any Borrower or any Guarantor.
“Designated Account” means a U.S. Designated Account, a Canadian Designated Account or a Specified Loan Designated Account, as the context requires.
“Designated Bank Products Obligations” means all obligations and liabilities of any Borrower or other Obligor in respect of Bank Products, except for any Bank Product for which the provider of such Bank Product and the applicable Obligor have agreed in a writing delivered to the Agent that the obligations and liabilities of the applicable Obligor under such Bank Product shall not be deemed “Designated Bank Products Obligations” for purposes of this Agreement.

“Designated Obligations” means all Obligations of the Borrowers with respect to (a) principal of and interest on the Revolving Loans, (b) unreimbursed drawings under Letters of Credit, and (c) Unused Line Fees and Letter of Credit Fees.
“Disqualified Lender” means any competitor of the Company and its Subsidiaries that is in the same or a similar line of business as the Company and its Subsidiaries or any controlled affiliate of such competitor, in each case, as designated in writing by the Borrowers’ Agent to the Agent from time to time. The Agent shall provide a current list of Disqualified Lenders to any Lender (other than a Disqualified Lender) upon written request for such list from such Lender.
“Disqualified Stock” means that portion of any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or as a result of a sale of assets), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or as a result of a sale of assets) on or prior to the six-month anniversary of the Stated Termination Date.
“Distribution” means (a) the payment or making of any dividend or other distribution of property in respect of capital stock or other equity interests (or any options or warrants for, or other rights with respect to, such stock or other equity interests) of any Person, other than distributions in capital stock or other equity interests (or any options or warrants for such stock or other equity interests) of any class other than Disqualified Stock, or (b) the direct or indirect redemption or other acquisition by any Person of any capital stock or other equity interests (or any options or warrants for such stock or other equity interests) of such Person or any direct or indirect shareholder or other equity holder of such Person.
“Documents” means all “documents” as such term is defined in the UCC and, with respect to any document of a Canadian Obligor, all “documents of title” as such term is defined in the PPSA, including bills of lading, warehouse receipts or other documents of title, now owned or hereafter acquired by any Borrower, any Guarantor or any of their respective Subsidiaries.
“DOL” means the United States Department of Labor or any successor department or agency.
“Dollar” and “$” means dollars in the lawful currency of the United States. Unless otherwise specified, all payments under this Agreement shall be made in Dollars.
“Domestic Subsidiary” means any Subsidiary of Holdings that is organized under the laws of a State of the United States or the District of Columbia.
“Eligible Assignee” means (a) a commercial bank, commercial finance company or other asset based lender, having total assets in excess of $2,000,000,000 and that extends credit or buys commercial loans in the ordinary course of business; (b) any Lender listed on the signature page of this Agreement; (c) any Affiliate of any Lender; (d) any Approved Fund; and (e) any other Person reasonably acceptable to the Agent; provided, that, in any event, “Eligible Assignee” shall not include (i) any natural Person, (ii) Holdings or any Borrower or any Affiliate thereof, or (iii) any Disqualified Lender (other than any Disqualified Lender otherwise agreed to by the Borrowers’ Agent in a writing delivered to the Agent).
“Eligible Merchandise and Consumables Inventory” means Merchandise and Consumables Inventory of the Obligors which the Agent in the exercise of its Reasonable Credit Judgment determines to be Eligible Merchandise and Consumables Inventory; provided that such Merchandise and Consumables Inventory:
(i) is owned by an Obligor which has good, valid and marketable title thereto and not held by such Obligor on consignment or other sale or return terms;
(ii) is not damaged or defective, in each case, in any material respect;

(iii) is not obsolete, unmerchantable or slow moving;
(iv) conforms in all material respects to the warranties and representations set forth in this Agreement and the other Loan Documents and is insured in the manner required by this Agreement;
(v) is at all times subject to the Agent’s duly perfected first priority (other than with respect to the Permitted Priority Liens) security interest and subject to no other Lien except a Permitted Lien;
(vi) is at a location owned or leased by an Obligor or at a third-party location listed on Schedule 1.5 hereof or of which the Borrower’s Agent has notified the Agent in accordance with this Agreement, is not in transit (except Merchandise and Consumables Inventory in transit from one location of an Obligor to another location of an Obligor), is not outside, with respect to the U.S. Borrowing Base only, the continental United States or, with respect to the Canadian Borrowing Base only, Canada or (if such Merchandise and Consumables Inventory is not Titled Goods) the continental United States, and is not consigned to any Person;
(vii) is not the subject of a negotiable warehouse receipt or other negotiable Document; and
(viii) has not been sold;
and provided further that “Eligible Merchandise and Consumables Inventory” shall in no event include (a) fuel or (b) extraneous and unboxed Inventory held by an Obligor.
If any Merchandise and Consumables Inventory ceases to be Eligible Merchandise and Consumables Inventory, then such Merchandise and Consumables Inventory shall promptly be excluded from the calculation of Eligible Merchandise and Consumables Inventory. If the Agent deems any Merchandise and Consumables Inventory ineligible in its Reasonable Credit Judgment (and not based upon the criteria set forth above), then the Agent shall give the Borrowers’ Agent two (2) Business Days’ prior notice thereof (unless an Event of Default exists, in which event no notice shall be required).
“Eligible Rental Equipment” means the Rental Equipment of the Obligors that (i) is held for sale or rent by an Obligor in the ordinary course of its business, (ii) is being rented by an Obligor as lessor in the ordinary course of its business or (iii) is Titled Goods consisting of motor vehicles used by an Obligor in its business, other than any Rental Equipment of an Obligor:
(a) that is not classified as “rental equipment” on such Obligor’s balance sheet (other than (i) new Rental Equipment held for sale that is classified as “inventory” on Holdings’ balance sheet and (ii) Titled Goods consisting of motor vehicles used by an Obligor in its business);
(b) that is not owned by such Obligor free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure performance by such Obligor with respect to that Equipment), except the Liens in favor of the Agent, on behalf of itself and the other Secured Parties (and other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent the requirements for the exceptions in subclauses (ii) or (iii) of clause (c) below are satisfied with respect to the relevant Rental Equipment);
(c) that (i) is neither (A) located on premises owned, leased or rented by such Obligor in (1) if such Obligor is a U.S. Obligor, a state of the United States of America or the District of Columbia or (2) if such Obligor is a Canadian Obligor, a province or territory of Canada or (in the case such Rental Equipment is not Titled Goods) a state of the United States of America or the District of Columbia nor (B) being rented by a customer of such Obligor and used by such customer at a location of such customer in (1) if such Obligor is a U.S. Obligor, a state of the United States of America or the District of Columbia or (2) if such Obligor is a Canadian Obligor, a province or territory of Canada or (in the case such Rental Equipment is not Titled

Goods) a state of the United States of America or the District of Columbia, in each case pursuant to the terms of a rental agreement entered into between such customer and such Obligor; (ii) is stored at a leased location, unless the Agent has given its prior consent thereto or unless (A) a reasonably satisfactory landlord waiver has been delivered to the Agent or (B) a Rent Reserve has been established with respect thereto; or (iii) is stored with a bailee or warehouseman or is in a processor or converter facility unless a reasonably satisfactory, acknowledged bailee letter or other agreement waiving or subordinating all Liens and claims by such Person to the Liens of the Agent has been delivered to the Agent or a Rent Reserve has been established with respect thereto;
(d) that is placed on consignment or is in transit or is being serviced, except for Rental Equipment in transit or being serviced in (i) if such Obligor is a U.S. Obligor, a state of the United States of America or the District of Columbia or (ii) if such Obligor is a Canadian Obligor, a province or territory of Canada or (in the case such Rental Equipment is not Titled Goods) a state of the United States of America or the District of Columbia, in each case as to which Agent’s Liens in such Rental Equipment remain perfected without any further action by the Agent;
(e) that is covered by a negotiable document of title, unless such document has been delivered to the Agent with all necessary endorsements, free and clear of all Liens except those in favor of the Agent and the applicable Secured Parties (and other than any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent the requirements for the exceptions in subclauses (ii) or (iii) of clause (c) above are satisfied with respect to the relevant Rental Equipment);
(f) that is excess, obsolete, unsaleable, unrentable, shopworn, seconds, damaged or unfit for sale or rent;
(g) that is not held for sale, rental or use in the ordinary course of business of such Obligor;
(h) that is not subject to a first priority Lien in favor of the Agent on behalf of itself and the applicable Secured Parties, subject to no other Liens (other than Permitted Priority Liens and any bailee, warehouseman, landlord or similar non-consensual Liens having priority by operation of law to the extent the requirements for the exceptions in subclauses (ii) or (iii) of clause (c) above are satisfied with respect to the relevant Rental Equipment); provided that it shall not be necessary to identify the vehicle numbers with respect to Rental Equipment located in Canada in any PPSA filings as a prerequisite for such Rental Equipment to constitute “Eligible Rental Equipment” hereunder;
(i) as to which there are any breaches of any of the representations or warranties pertaining to Rental Equipment set forth in any of the Loan Documents in any material respect;
(j) that is not covered by casualty insurance (subject to customary deductibles) in a manner required by this Agreement;
(k) that is held by such Obligor under a Vendor Lease or any other lease where Holdings, an Obligor or any of their Affiliates is a lessee;
(l) that is non-serialized Rental Equipment (other than “bulk” equipment that is eligible in the Agent’s Reasonable Credit Judgment);
(m) that is not segregated or separated identifiably from goods of third parties stored on the same premises as such Rental Equipment; or
(n) that does not meet in all material respects the applicable standards imposed by any Governmental Authority.
If any Rental Equipment at any time ceases to be Eligible Rental Equipment, such Rental Equipment shall promptly be excluded from the calculation of Eligible Rental Equipment.

“Environmental Laws” means all federal, state, provincial or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, enforceable requirements, judgments, injunctions, licenses, authorizations, consents, registrations, approvals, permits of, and agreements with, any Governmental Authority, in each case in connection with environmental and health matters, including Releases of or exposure to Contaminants.
“Equipment” means all of each Obligor’s and each of its Subsidiary’s now owned or hereafter acquired machinery, equipment, furniture, furnishings, fixtures, and other tangible personal property (except Inventory), including embedded software, service and delivery vehicles with respect to which a certificate of title has been issued, aircraft, dies, tools, jigs, molds and office equipment, as well as all of such types of property leased by any Obligor or any of its Subsidiaries, and all of each Obligor’s and each of its Subsidiary’s rights and interests with respect thereto under such leases (including, without limitation, options to purchase); together with all present and future additions and accessions thereto, replacements therefor, component and auxiliary parts and supplies used or to be used in connection therewith, and all substitutes for any of the foregoing, and all manuals, drawings, instructions, warranties and rights with respect thereto; wherever any of the foregoing is located.
“Equivalent Amount” means, on any date, the amount of Dollars into which an amount of Cdn. Dollars may be converted or the amount of Cdn. Dollars into which an amount of Dollars may be converted, in either case, at, in the case of an amount expressed in Cdn. Dollars, the Canadian Bank’s spot buying rate in Toronto, Canada as at approximately 12:00 noon (Toronto time) on such date and, in the case of an amount expressed in Dollars, the Agent’s spot buying rate in New York, New York as at approximately 12:00 noon (New York City time) on such date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) any failure by a Pension Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to a Pension Plan; (d) a determination that a Pension Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a withdrawal by any Borrower or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by any Borrower or ERISA Affiliate from a Multi-employer Plan or notification that a Multi-employer Plan is in reorganization; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multi-employer Plan; (h) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multi-employer Plan; (i) the Borrower or any of its Subsidiaries engaging in a non-exempt “prohibited transaction” with respect to which any Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code), or with respect to which such Borrower or any such Subsidiary could otherwise be liable; or (j) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or ERISA Affiliate.
“Event of Default” has the meaning specified in Section 10.1.
“Exchange Act” means the Securities Exchange Act of 1934, and regulations promulgated thereunder, as amended.

“Excluded Taxes” means, in the case of each Lender and the Agent and each other recipient of any payment to be made on account of the Obligations, (a) Taxes (including income Taxes, capital or franchise Taxes or other Taxes on net income) as are imposed on or measured by the Agent’s, any Lender’s or such recipient’s overall net income in the jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which the Agent or such Lender or recipient, as the case may be, is organized or maintains a lending office from which the Loans are made or does business, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in respect of which the applicable recipient, as the case may be, is subject to income or franchise Taxes imposed on (or measured by) its net income, (c) any withholding Tax (including any Tax payable under Part XIII of the Income Tax Act (Canada)) that is imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from an Obligor with respect to such withholding Tax pursuant to Section 5.1, (d) any withholding tax that is attributable to a Lender’s failure to comply with Section 13.10 unless such failure is due to a change in law (including any change in the interpretation of any law or regulation) that occurs after the date on which the Lender (or its assignor) becomes a party to this Agreement, and (e) any taxes imposed under Sections 1471 to 1474 of the Code as currently in effect (“FATCA”) as a result of an election by a Lender pursuant to Section 1471(b)(3) of the Code or the failure of a Lender to satisfy the applicable requirements set forth in FATCA.
“Existing Letters of Credit” has the meaning specified in Section 1.7.
“Existing Public Debt” means the 1 7/8% Convertible Senior Subordinated Notes, the 4% Convertible Senior Notes, the 6 1/2% QUIPS, the 8 3/8% Senior Subordinated Notes, the 9 1/4% Senior Notes and the 10 7/8% Senior Notes.
“Existing Securitization Facility” means the receivables facility established pursuant to the Receivables Purchase Agreement, dated as of September 28, 2011, among United Rentals Receivables LLC II, as seller, Holdings, as collection agent, Atlantic Asset Securitization LLC, as a purchaser, Liberty Street Funding LLC, as a purchaser, Credit Agricole Corporate and Investment Bank, as a bank, as administrative agent and as a purchaser agent, and The Bank of Nova Scotia, as a bank and as a purchaser agent, and the other Transaction Documents under and as defined therein.
“Exiting Lender” has the meaning specified in Section 1.7.
“Exiting Lender Assignment” has the meaning specified in Section 1.7.
“Exposure Exchange” means the exchange of the Lenders’ interests provided in Section 2.11(c).
“Exposure Exchange Date” means the first date after the Closing Date, except as may be waived or extended by the Agent with the prior written consent of the Required Lenders, on which there shall occur (i) any Event of Default described in any of Sections 10.1(e), (f), (g) or (h), (ii) the termination of the Revolving Credit Commitments and the declaration of the acceleration of the maturity of any Obligations, in each case under this clause (ii), pursuant to Section 10.2(a) or (iii) the failure of any Borrower to pay any principal of, or interest on, any Revolving Loans or any reimbursement obligations in respect of any Letters of Credit, which failure under this clause (iii) continues beyond the tenth Business Day following the Stated Termination Date; provided, however, the Agent shall give the Borrowers’ Agent prior notice of the occurrence of the Exposure Exchange under this clause (iii) as a condition to the effectiveness of the Exposure Exchange under such clause unless the Agent is precluded from giving such notice under applicable law.
“Exposure Exchange Percentage” means, with respect to a Lender, a fraction, expressed as a percentage, of which (i) the numerator is the sum (without duplication) of (x) the aggregate outstanding principal amount of Revolving Loans owing to such Lender and participating interests of such Lender in Revolving Loans, in each instance, immediately prior to the Exposure Exchange (but after giving effect to the actions provided in Sections 2.11(a) and (b)) plus (y) such Lender’s exposure under this Agreement with respect to Letters of Credit (after giving effect to any participation of such Lender therein) immediately prior to the Exposure Exchange (but after giving effect to the actions provided in Section 2.11(b) and, for purposes of this definition, with any portion of such Lender’s exposure denominated in Canadian Dollars being converted to the Equivalent Amount in Dollars as of the Exposure Exchange Date) and (ii) the denominator is the Aggregate Revolver Outstandings immediately prior to the Exposure Exchange (but after giving effect to the actions provided in Section 2.11(a) and, for purposes of this definition, with any portion of this denominator denominated in Canadian Dollars being converted to the Equivalent Amount in Dollars as of the Exposure Exchange Date).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the U.S. Bank on such day on such transactions as determined by the Agent.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Fee Letter” means one or more fee letters among Bank of America, N.A. and/or an Arranger, the Borrowers and Holdings, with respect to the payment of certain fees in connection with this Agreement.
“Financial Statements” means, according to the context in which it is used, the financial statements referred to in Sections 6.2 and 7.6.
“Fiscal Quarter” means the period commencing on January 1 in any Fiscal Year and ending on the next succeeding March 31, the period commencing on April 1 in any Fiscal Year and ending on the next succeeding June 30, the period commencing on July 1 in any Fiscal Year and ending on the next succeeding September 30, or the period commencing on October 1 in any Fiscal Year and ending on the next succeeding December 31, as the context may require.
“Fiscal Year” means Holdings’, the Borrowers’, the Guarantors’ and their Subsidiaries’ fiscal year for financial accounting purposes. As of the Agreement Date, the current Fiscal Year of Holdings, the Obligors and their Subsidiaries will end on December 31, 2011.
“Fixed Charge Coverage Ratio” means the ratio of:
(a) (i) Consolidated EBITDA for the most recent period of four (4) consecutive Fiscal Quarters, minus, (ii) without duplication, the sum of the unfinanced portion of all Capital Expenditures of Holdings and its Subsidiaries for such period (excluding any Capital Expenditures made in an amount equal to all or part of the proceeds of (x) any casualty insurance, condemnation or eminent domain or (y) any sale of assets (other than Rental Equipment) of Holdings and its Subsidiaries (other than any Receivables Entity) not in the ordinary course of its business during such period so long as such proceeds were in fact applied to make Capital Expenditures within twelve (12) months following the receipt thereof), minus (iii) the aggregate amount of Federal, state, local and foreign income, capital or profits taxes, including foreign withholding taxes, expensed during such period to the extent paid in cash, in each case, of or by Holdings and its Subsidiaries for such period; to
(b) the sum, without duplication, of (i) Interest Expense for such period, plus (ii) the aggregate principal amount of all regularly scheduled principal or amortization payments on Debt for Borrowed Money of Holdings and its Subsidiaries for such period (other than any payments with respect thereto paid in cash from the proceeds of any refinancing thereof), plus (iii) the aggregate amount of cash Distributions made by Holdings during such period other than one extraordinary cash Distribution made by Holdings during any four (4) consecutive Fiscal Quarter period.

For purposes of calculating the Fixed Charge Coverage Ratio and the Senior Secured Leverage Ratio:
(A) Investments, acquisitions, mergers, consolidations and dispositions that have been made by Holdings, any of its Subsidiaries, or any Person or any of its Subsidiaries acquired by, merged or consolidated with Holdings or any of its Subsidiaries during the four (4) consecutive Fiscal Quarter reference period or subsequent to such reference period and on or prior to the calculation date will be given pro forma effect, as if they had occurred on the first day of the four (4) consecutive Fiscal Quarter reference period;
(B) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the calculation date, will be excluded;
(C) the fixed charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the calculation date, will be excluded, but only to the extent that the obligations giving rise to such fixed charges will not be obligations of Holdings or any of its Subsidiaries following the calculation date;
(D) any Person that is a Subsidiary on the calculation date will be deemed to have been a Subsidiary at all times during such four (4) consecutive Fiscal Quarter reference period; and
(E) any Person that is not a Subsidiary on the calculation date will be deemed not to have been a Subsidiary at any time during such four (4) consecutive Fiscal Quarter reference period.
For purposes of this definition and the definition of “Senior Secured Leverage Ratio”, whenever pro forma effect is given to an acquisition, merger or consolidation which constitutes a Permitted Acquisition, the pro forma calculations shall be made in accordance with Regulation S-X of the Securities Act of 1933, as amended. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Chief Financial Officer of Holdings to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
“Foreign Subsidiary” means any Subsidiary of Holdings that is formed under the laws of a jurisdiction other than a State of the United States or the District of Columbia.
“FSCO” means the Financial Services Commission of Ontario and any Person succeeding to the functions thereof and includes the Superintendent under such statute and any other Governmental Authority (succeeding to the functions thereof) and established or appointed by the Financial Services Commission of Ontario Act, 1997.
“Full Payment” or “Full Payment of the Obligations” means, with respect to any Obligations (other than contingent indemnification obligations for which no claim has been made or asserted), (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an insolvency proceeding (whether or not allowed in the proceeding), (b) if such Obligations arise from Letters of Credit or Designated Bank Products Obligations or if such Obligations consist of indemnification obligations for which a claim has been made or asserted, the cash collateralization thereof as provided herein or otherwise acceptable to the Agent (or delivery of a standby letter of credit reasonably acceptable to the Agent, in the amount of required cash collateral) and (c) the termination or expiration of all Commitments.
“Funding Date” means the date on which a Borrowing occurs.
“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) (or in the case of the Canadian Obligors, such generally accepted accounting principles and practices set forth from time to time in Canada by the Canadian Institute of Chartered Accountants), which are applicable to the circumstances from time to time; provided, that, in the event there is a change in GAAP or the application thereof after the Agreement Date that affects the calculation of a financial covenant contained in Section 8.22 or Section 8.23, promptly following the Required Lenders’ request, the Borrowers shall provide the Agent and the Lenders a reconciliation showing the effect of such change in GAAP or the application thereof and if the Agent, the Required Lenders or the Borrowers’ Agent shall so request, the calculation of a financial covenant contained in Section 8.22 or Section 8.23 shall be calculated without regard to such change in GAAP or the application thereof (unless such financial covenant is amended in light of such change in GAAP or the application thereof by an agreement among the Agent, the Borrowers and the Required Lenders).

“General Intangibles” means all of each Obligor’s now owned or hereafter acquired “general intangibles” as defined in the UCC or, with respect to any General Intangible of a Canadian Obligor, an “intangible” as defined in the PPSA, choses in action and causes of action and all other intangible personal property of each Obligor of every kind and nature (other than Accounts), including, without limitation, all contract rights, payment intangibles, Proprietary Rights, corporate or other business records, inventions, designs, blueprints, plans, specifications, patents, patent applications, trademarks, service marks, trade names, trade secrets, goodwill, copyrights, computer software, customer lists, registrations, licenses, franchises, Tax refund claims, any funds which may become due to any Obligor in connection with the termination of any Plan or other employee benefit plan or any rights thereto and any other amounts payable to any Obligor from any Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, property, casualty or any similar type of insurance and any proceeds thereof, proceeds of insurance covering the lives of key employees on which any Obligor is beneficiary, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged equity interests or Investment Property and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Obligor.
“Goods” means all “goods” as defined in the UCC or, with respect to any goods of a Canadian Obligor, the PPSA, now owned or hereafter acquired by any Obligor, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, and manufactured homes.
“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof and any governmental entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantee Agreements” mean the U.S. Guarantee Agreement and the Canadian Guarantee Agreements.
“Guarantors” means (a) the U.S. Guarantors, (b) the Canadian Guarantors, and (c) each other Person, who, in a writing accepted by the Agent, guarantees payment or performance in whole or in part of any of the Obligations.
“Guaranty” means, with respect to any Person, all obligations of such Person which in any manner directly or indirectly guarantee or assure, or in effect guarantee or assure, the payment or performance of any indebtedness, dividend or other monetary obligations of any other Person (the “guaranteed monetary obligations”), or assure or in effect assure the holder of the guaranteed monetary obligations against loss in respect thereof, excluding the endorsement of checks and other similar instruments in the ordinary course of business, but including any such obligations incurred through an agreement, contingent or otherwise: (a) to purchase the guaranteed monetary obligations or any property constituting security therefor; (b) to advance or supply funds for the purchase or payment of the guaranteed monetary obligations or to maintain a working capital or other balance sheet condition; or (c) to lease property or to purchase any debt or equity securities or other property or services.
“Hedge Agreement” means any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging any Obligor’s exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.
“Holdings” has the meaning specified in the introductory paragraph to this Agreement.

“Immaterial Subsidiary” means (a) United Rentals Receivables LLC II and United Rentals Trust I and (b) any Subsidiary of Holdings designated by Holdings from time to time in writing to the Agent that, as of the last day of the Fiscal Quarter of Holdings most recently ended, (i) did not have assets with a value in excess of 2% of the total assets of Holdings and its Subsidiaries as at such date and (ii) did not have total revenues in excess of 2% of the total revenues of Holdings and its Subsidiaries for the four (4) consecutive Fiscal Quarter period then ended; provided, that at the time of such designation, (x) the aggregate total assets of all Immaterial Subsidiaries shall not exceed 4% of the total assets of Holdings and its Subsidiaries as at such date and (y) the aggregate revenues of all Immaterial Subsidiaries shall not exceed 4% of the total revenues of Holdings and its Subsidiaries for the four (4) consecutive Fiscal Quarter period then ended. Each Immaterial Subsidiary as of the Closing Date shall be set forth in Schedule 1.3.
“Incremental Assumption Agreement” means an Incremental Revolving Credit Assumption Agreement among, and in form and substance reasonably satisfactory to, the applicable Borrowers, the Agent and one or more Lenders or New Lenders, as the case may be.
“Indemnified Liabilities” has the meaning specified in Section 14.11(a).
“Indemnified Person” has the meaning specified in Section 14.11(a).
“Indemnified Taxes” means all Taxes other than Excluded Taxes.
“Instruments” means all instruments as such term is defined in Article 9 of the UCC or as is defined in the PPSA, as applicable, now owned or hereafter acquired by any Borrower, any Guarantor or any of their Subsidiaries.
“Intellectual Property Security Agreements” means the U.S. Intellectual Property Security Agreement.
“Intercreditor Agreement” has the meaning specified in clause (u) of the defined term “Permitted Liens.”
“Interest Expense” means, with reference to any period, total cash interest expense (including that attributable to Capital Lease Obligations but excluding any interest expense relating to the 6 1/2% QUIPS in an aggregate amount not to exceed $10,000,000 for any period of four (4) consecutive Fiscal Quarters) of the Consolidated Parties for such period with respect to all outstanding Debt of Holdings and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates), calculated on a consolidated basis for the Consolidated Parties for such period in accordance with GAAP, but excluding any interest on premiums or gain or loss realized in connection with the redemption or prepayment of Debt, in each case, to the extent included in Interest Expense for any prior period.
“Interest Period” means, as to any LIBOR Loan, the period commencing on the Funding Date of such Loan or on the Continuation/Conversion Date on which the Loan is converted into or continued as a LIBOR Loan, and ending on the date 14 days or one, two, three or six months thereafter or (if available from all the Lenders making or holding such Loan as determined by such Lenders in good faith) nine or 12 months thereafter, as selected by the applicable Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, provided that:
(a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
(b) any Interest Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period shall extend beyond the Stated Termination Date.

“Interest Rate” means each or any of the interest rates, including the Default Rate, set forth in Section 3.1 (subject to Section 2.11(a) in the case of Canadian Revolving Loans).
“Inventory” means all of each Obligor’s and each of its Subsidiaries’ now owned or hereafter acquired Rental Equipment, Merchandise and Consumables Inventory and other inventory, goods and merchandise, wherever located, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials and supplies of any kind, nature or description which are used or consumed in such Obligor’s or any of its Subsidiaries’ business or used in connection with the packing, shipping, advertising, selling or finishing of such goods, merchandise, and all documents of title or other Documents representing them.
“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Debt, securities or otherwise, but exclusive of the acquisition of inventory, supplies, equipment and other assets used or consumed in the ordinary course of business of the applicable Borrower or the applicable Subsidiary and Capital Expenditures) of assets, shares of capital stock, bonds, notes, debentures, partnerships, joint ventures or other ownership interests or other securities of such Person, (b) any advance, loan or other extension of credit (other than in connection with leases of Equipment or leases or sales of Inventory on credit in the ordinary course of business) to such Person, or (c) any other capital contribution to, or investment in, such Person, including, without limitation, any obligation incurred for the benefit of such Person.
“Investment Property” means all of each Obligor’s now owned or hereafter acquired “investment property” as defined in the UCC or the PPSA, as applicable, and includes all right title and interest of each Obligor in and to any and all: (a) securities whether certificated or uncertificated; (b) securities entitlements; (c) securities accounts; (d) commodity contracts; or (e) commodity accounts.
“IRS” means the Internal Revenue Service and any Governmental Authority succeeding to any of its principal functions under the Code.
“Latest Projections” means (a) on the Agreement Date and thereafter until the Agent receives new projections pursuant to Section 6.2(d), the projections of the Consolidated Parties’ financial condition, results of operations, and cash flows, and the Borrowing Base and Availability projections, for the Fiscal Years ending December 31, 2011 and December 31, 2012, on a quarterly basis, and from January 1, 2013 through the Stated Termination Date, on a Fiscal Year basis, and delivered to the Agent prior to the Agreement Date; and (b) thereafter, the projections most recently received by the Agent pursuant to Section 6.2(d).
“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of laws.
“Leases” means the written agreements between an Obligor and an Account Debtor entered into in the ordinary course of business of such Obligor for rental or lease of Rental Equipment by such Obligor to such Account Debtor, including all schedules and supplements thereto.
“Lender” and “Lenders” have the meanings specified in the introductory paragraph to this Agreement and shall include the Agent to the extent of any Agent Advance outstanding and the Banks to the extent of any Swingline Loan outstanding.
“Letter of Credit Fee” means the Canadian Letter of Credit Fee or the U.S. Letter of Credit Fee, as the context requires.

“Letter of Credit Issuer” means a Canadian Letter of Credit Issuer or a U.S. Letter of Credit Issuer, as the context requires.
“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by any Obligor, including rights to payment or performance under a letter of credit, whether or not an Obligor, as beneficiary, has demanded or is entitled to demand payment or performance.
“Letters of Credit” means the collective reference to U.S. Letters of Credit and Canadian Letters of Credit.
“LIBOR Interest Payment Date” means, with respect to a LIBOR Loan, the Termination Date and the last day of each Interest Period applicable to such Loan and, with respect to each Interest Period of more than three months, each three month anniversary of the commencement of such Interest Period for such LIBOR Loan.
“LIBOR Loan” means a Loan during any period in which it bears interest based on the LIBOR Rate.
“LIBOR Rate” means, for any Interest Period, with respect to LIBOR Loans, the rate of interest per annum determined pursuant to the following formula:

LIBOR Rate =	Offshore Base Rate

1.00 — Eurodollar Reserve Percentage
Where,
“Offshore Base Rate” means the rate per annum appearing on Reuters Screen LIBOR01 Page at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, the Offshore Base Rate shall be, for any Interest Period, the rate per annum determined by the Agent as the rate of interest at which dollar deposits in the approximate amount of the LIBOR Loan comprising part of such Borrowing would be offered by the Bank’s London Branch to major banks in the offshore dollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100 of 1%) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The LIBOR Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Lien” means: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute, or contract, and including a security interest, charge, claim, priority or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, deemed trust, assignment, deposit arrangement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; and (b) to the extent not included under clause (a), any reservation, exception, encroachment, easement, servitude right-of-way, restriction, lease or other title exception or encumbrance affecting property.
“Like-Kind Exchange” means, if gain or loss would not be recognized under Section 1031 of the Code, any exchange of property (“Relinquished Property”) for like property (“Replacement Property”) for use in the business of the U.S. Borrowers and their Domestic Subsidiaries; provided that (a) the disposition of the Relinquished Property is permitted under the terms of this Agreement, (b) the transaction is entered into in connection with the acquisition of Rental Equipment in the normal course of business, (c) the applicable “exchange agreement” reflects arm’s-length terms with a Qualified Intermediary who is not an Affiliate of Holdings and otherwise contains customary terms consistent with past practices and (d) all Net Proceeds thereof are, before giving effect to any application under Section 4.3(b), deposited in one or more Like-Kind Exchange Accounts.

“Like-Kind Exchange Account” means any account established jointly with a Qualified Intermediary pursuant to and solely for the purposes of facilitating any Like-Kind Exchange, the amounts on deposit in which shall be limited to proceeds realized from the disposition of Relinquished Property in connection with a Like-Kind Exchange.
“Loan Documents” means this Agreement, the Intellectual Property Security Agreements, the Guarantee Agreements, each Guaranty Supplement referred to in any Guarantee Agreement, the Security Agreements, each Security Agreement Supplement referred to in any Security Agreement, the Fee Letters, the Perfection Certificate, any Intercreditor Agreement, and any other agreements, instruments, and documents heretofore, now or hereafter evidencing, securing or guaranteeing any of the Obligations or any of the Collateral, in each case to which one or more Obligors is a party.
“Loans” means, collectively, all loans and advances provided for in Article II.
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Material Account” means any bank account or securities account of any Obligor, including in any case any account into which proceeds from any Qualified Receivables Transaction (including, but not limited to, the Existing Securitization Facility) are deposited, but excluding (a) any “Controlled Account” under and as defined in the documents evidencing the Existing Securitization Facility as in effect as of the Original Agreement Date, (b) any Like-Kind Exchange Account, (c) any account which is exclusively used for disbursement purposes (including payroll accounts) and (d) other accounts to the extent the aggregate amount of funds on deposit therein does not exceed $2,500,000.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets or financial condition of Holdings and its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Borrowers and the other Obligors (taken as a whole) to perform their obligations under any Loan Document to which any of the Obligors is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party.
“Maximum Canadian Revolver Amount” means, at any time, the aggregate Canadian Revolving Credit Commitments at such time, as the same may be increased or reduced from time to time in accordance with Section 2.9 or reduced from time to time in accordance with Section 4.4(b); provided that the Maximum Canadian Revolver Amount shall not at any time exceed the Equivalent Amount in Cdn. Dollars of $250,000,000 or such lesser amount as shall be requested by the Borrowers’ Agent pursuant to clause (E) in the proviso to Section 12.1(a). As of the Agreement Date, the Maximum Canadian Revolver Amount is $50,000,000. Anything contained herein to the contrary notwithstanding, upon termination of the Commitments, the Maximum Canadian Revolver Amount shall automatically be reduced to zero.
“Maximum Rate” has the meaning specified in Section 3.3.
“Maximum Revolver Amount” means, at any time, the aggregate Revolving Credit Commitments at such time, as the same may be increased from time to time in accordance with Section 2.8 or increased or reduced from time to time in accordance with Section 2.9 or reduced from time to time in accordance with Section 4.4(b); provided that the Maximum Revolver Amount shall not at any time exceed $2,300,000,000. As of the Agreement Date, the Maximum Revolver Amount is $1,800,000,000. Anything contained herein to the contrary notwithstanding, upon termination of the Commitments, the Maximum Revolver Amount shall automatically be reduced to zero.

“Maximum Specified Loan Sublimit” means Cdn$140,000,000. Anything contained herein to the contrary notwithstanding, upon termination of the Commitments, the Maximum Specified Loan Sublimit shall automatically be reduced to zero.
“Maximum U.S. Revolver Amount” means, at any time, the aggregate U.S. Revolving Credit Commitments at such time, as the same may be increased or reduced from time to time in accordance with Section 2.9, increased from time to time in accordance with Section 2.8 or reduced from time to time in accordance with Section 4.4(b); provided that the Maximum U.S. Revolver Amount shall not at any time exceed $2,300,000,000 minus the Maximum Canadian Revolver Amount. As of the Agreement Date, the Maximum U.S. Revolver Amount is $1,750,000,000. Anything contained herein to the contrary notwithstanding, upon termination of the Commitments, the Maximum U.S. Revolver Amount shall automatically be reduced to zero.
“Merchandise and Consumables Inventory” means Inventory owned by a Borrower, a Guarantor or any of their Subsidiaries, other than Rental Equipment held for sale or rental, including, without limitation, parts for Rental Equipment, parts to be sold, parts to be installed on Rental Equipment (which parts are not then incorporated or installed in or on, or affixed or appurtenant to, any such Rental Equipment), and Inventory for the contractors supply business of the Obligors.
“Merchandise and Consumables Inventory Formula Amount” means, on any date of determination thereof, an amount equal to 55% of the Value of Eligible Merchandise and Consumables Inventory on such date.
“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.
“Multi-employer Plan” means a “multi-employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any of the Borrowers or any ERISA Affiliate.
“Net Book Value” means, with respect to any Rental Equipment, cost minus accumulated depreciation for such Rental Equipment calculated in accordance with GAAP.
“Net Orderly Liquidation Value” means the net orderly liquidation value of any Rental Equipment, as determined in accordance with the most recent Appraisal received by the Agent in accordance with Section 8.4(c) of this Agreement.
“Net Proceeds” means proceeds (including cash receivable (when received) by way of deferred payment) received in cash from the sale, transfer or other disposition of any property the disposition of which would constitute an Asset Disposition or a Like-Kind Exchange, including insurance proceeds (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and awards of compensation received with respect to the destruction or condemnation of all or part of such property, net of: (a) the reasonable and customary costs of such sale, lease, transfer or other disposition (including financial advisory and legal fees and commissions); (b) Taxes paid or a good faith estimate of the Taxes payable with respect to such proceeds (including, without duplication, withholding taxes and cash Tax payments); (c) all principal, interest and other amounts in respect of any Debt (other than Debt under the Loan Documents) permitted hereunder which, to the extent such Debt is secured by Liens in any of the Collateral, such Liens are permitted hereunder and are senior to the Agent’s Liens in such Collateral, including, without limitation, any premium, penalty or make-whole amounts related thereto, required to be repaid as a result of such sale, lease, transfer or other disposition; and (d) appropriate amounts to be provided by the recipient of such proceeds as a reserve in accordance with GAAP against any liabilities associated with the assets sold or disposed of in such sale, lease, transfer or other disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligation associated with the assets sold or disposed of in such sale, lease, transfer or other disposition; provided that “Net Proceeds” shall include any reserves previously taken against any liabilities associated with any such sale, lease, transfer or other disposition immediately upon those reserves being determined to be in excess of such liabilities, but only to the extent of such excess.
“New Lender” has the meaning specified in Section 2.8(a).

“Non-Consenting Lender” has the meaning specified in Section 12.1(b).
“Non-Core Business” means any business which is not an essential part of the rental business.
“Non-Extension Notice Date” has the meaning specified in Section 2.4(b).
“Non-Recourse Debt” means Debt of a Person (a) as to which no Obligor provides any Guaranty or credit support of any kind or is directly or indirectly liable (as a guarantor or otherwise) and (b) which does not provide any recourse against any of the assets of any Obligor. Notwithstanding the foregoing, the provision of Standard Securitization Undertakings in connection with a Qualified Receivables Transaction shall not invalidate the status of the Debt of the related Receivables Entity that is otherwise classified as Non-Recourse Debt pursuant to the terms of this definition.
“Notice of Borrowing” means a U.S. Notice of Borrowing or a Canadian Notice of Borrowing, as the context requires.
“Notice of Continuation/Conversion” has the meaning specified in Section 3.2(b).
“Notice of Requested Commitment Increase” has the meaning specified in Section 2.8(a).
“Obligations” means the U.S. Obligations and the Canadian Obligations.
“Obligors” means, collectively, each Borrower, each Guarantor, and any other Person that now or hereafter is primarily or secondarily liable for any of the Obligations and/or grants the Agent a Lien in any collateral as security for any of the Obligations.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any Canadian unlimited liability company, the memorandum of association or articles of incorporation; and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Agreement Date” means June 9, 2008.
“Original Currency” has the meaning specified in Section 14.21.
“Original Loan Agreement” has the meaning specified in the recitals to this Agreement.
“Other Taxes” means any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.
“Out-of-Formula Condition” has the meaning specified in Section 4.2.
“Pari Passu Debt Reserves” means all reserves with respect to any outstanding Debt incurred pursuant to Section 8.13(u) or otherwise secured pursuant to clause (u) of the definition of Permitted Liens (other than the Obligations) that is secured by Liens in Collateral on a basis pari passu in priority with the Agent’s Liens therein, which reserve for any such outstanding Debt shall be imposed automatically without any further action or notice by the Agent upon the incurrence of such Debt and shall be in an amount equal to the unpaid principal amount of such Debt from time to time. For the avoidance of doubt, no Pari Passu Debt Reserves shall be established with respect to any Debt incurred pursuant to Section 8.13(u) or otherwise secured pursuant to clause (u) of the definition of Permitted Liens that is secured by Liens in Collateral solely in the event that all such Liens in the Collateral are junior in priority to the Agent’s Liens therein.

“Participant” means any Person who shall have been granted the right by any Lender to participate in the financing provided by such Lender under this Agreement, and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“Participant Register” has the meaning specified in Section 13.22(b).
“Payment Account” means each bank account to which the proceeds of Collateral are deposited or credited, and which is maintained in the name of the Agent, on terms acceptable to the Agent.
“PBA” means the Pension Benefits Act (Ontario) or similar legislation of any other Canadian federal or provincial jurisdiction, and the regulations promulgated thereunder applicable to a Pension Plan.
“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to the functions thereof or any Governmental Authority of another jurisdiction exercising similar functions in respect of any Plans of an Obligor.
“Pension Event” means solely with respect to Canadian Pension Plans (a) the whole or partial withdrawal of a Canadian Obligor or any of its Subsidiaries from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of proposal to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the issuance of a notice of proposal by any Governmental Authority to terminate in whole or in part or have an administrator or like body appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of trustee to administer, any Plan.
“Pension Plan” means a pension plan or an employee benefit plan (a) (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multi-employer Plan, or (b) which is subject to the Income Tax Act (Canada), the PBA, or any other applicable laws, which in either case of clause (a) or (b) an Obligor sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or has made contributions at any time during the immediately preceding five (5) plan years.
“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit F.
“Permitted Acquisition” means the acquisition by an Obligor of all or a substantial portion of the assets or businesses of a Person or of assets constituting a business unit, line of business or division of such Person (the “Target”) or the acquisition by an Obligor of all of the capital stock or other equity interests of the Target or the merger, amalgamation or consolidation of the Target with and into an Obligor (with such Obligor as the surviving Person) or an Obligor with and into the Target (to the extent permitted under Section 8.10), so long as:
(a) the board of directors (or similar governing body) of the Target to be so purchased or acquired shall not have indicated publicly its opposition to the consummation of such purchase or acquisition (which opposition has not been publicly withdrawn);
(b) the Target and all acquired assets shall be in the same business or lines of business (or lines of business reasonably related or ancillary thereto) in which the Borrowers and their Subsidiaries are engaged as of the Agreement Date;
(c) all transactions in connection with such transaction shall be consummated in all material respects in accordance with all applicable laws and governmental authorizations;
(d) after giving effect to such transaction and any related refinancing of Debt, none of the acquired assets are subject to any Lien other than Permitted Liens;

(e) the Specified Conditions shall have been satisfied; and
(f) a Responsible Officer shall have delivered to the Agent a certificate as to the satisfaction of each of the foregoing conditions provided, that, unless the Agent shall otherwise consent (subject to Reserves established in the Reasonable Credit Judgment of the Agent), no assets acquired in any such transaction (including, without limitation, assets of the Target) may be included in the calculation of Combined Availability, or otherwise included in the calculation of any Borrowing Base or any similar calculation hereunder, until the Agent has completed to its reasonable satisfaction such field examinations as it may deem appropriate and has received an Appraisal with respect to such assets to the extent deemed appropriate by the Agent and an updated Borrowing Base Certificate giving effect to such acquisition.
“Permitted Debt” has the meaning specified in Section 8.13.
“Permitted Distributions” means:
(a) Distributions by any Subsidiary of an Obligor to such Obligor (other than Holdings) and any Distribution by any Subsidiary to its equity holders (other than Holdings) ratably;
(b) Distributions by Holdings to repurchase equity securities issued by Holdings from employees, officers and directors of Holdings, the Company or any Subsidiary (i) upon the death of any such employee, officer or director of Holdings, the Company or any Subsidiary, and (ii) upon the disability or termination of employment of any such employee, officer or director of Holdings, the Company or any Subsidiary, in an amount not to exceed $15,000,000 in the aggregate in the Fiscal Year of the Obligors ending December 31, 2011, which amount shall be increased by $2,500,000 in each subsequent Fiscal Year thereafter;
(c) payments to Holdings in an amount sufficient to permit it to, and actually used by Holdings to, make scheduled payments of interest on, and, to the extent otherwise permitted hereunder, any prepayments of or any payments permitted or required in connection with conversion of, (a) the 4% Convertible Senior Notes and the 6 1/2% QUIPS and (b) any Refinancing Debt incurred by Holdings to refinance any Debt described in clause (a); provided, that at the time of such payment, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(d) upon the occurrence of an Asset Disposition, to the extent the Net Proceeds thereof are not required to be applied to prepay Loans or otherwise intended to be reinvested pursuant to Section 4.3(a), payments to Holdings in an amount sufficient to permit it to, and actually used by Holdings to, purchase or redeem any Debt of Holdings, to the extent otherwise permitted hereunder, required pursuant to the terms thereof as a result of such Asset Disposition; provided, however, that at the time of such purchase or redemption no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(e) payments to Holdings in an amount sufficient to enable Holdings to pay, and actually used by Holdings to pay, (i) its or the Consolidated Parties’ taxes, or its legal, accounting, payroll, benefits, incentive compensation, insurance and corporate overhead expenses (including commission, stock exchange and transfer agency fees and expenses) and expenses of United Rentals Trust I payable by Holdings pursuant to the terms of the trust agreement governing such trust, (ii) the purchase price for Investments in other Persons permitted hereunder; and (iii) reasonable and customary expenses as incurred in the ordinary course of business;
(f) cash payments in lieu of the issuance of fractional shares in connection with the exercise of any warrants, options or other securities convertible into or exchangeable for capital stock of Holdings;

(g) the deemed repurchase of capital stock of Holdings on the cashless exercise of stock options;
(h) other Distributions by Holdings and any of its Subsidiaries not to exceed $50,000,000 in the aggregate during the term of this Agreement; provided, however, that at the time of any such Distribution, no Default or Event of Default shall have occurred and be continuing (or would result therefrom); and
(i) any Distributions, so long as the Specified Conditions are satisfied.
For purposes of determining compliance with this definition, in the event that any Distribution meets the criteria of more than one of the types of Permitted Distributions described in the above clauses, Holdings, in its sole discretion, may classify and reclassify such Distribution and only be required to include the amount and type of such Distribution in one of such clauses.
“Permitted Guarantees” means (a) the Guarantees by the Obligors of the Obligations, (b) Guarantees by any Obligor or any of its Subsidiaries in respect of Debt otherwise permitted hereunder of any Obligor (provided that no Canadian Obligor, Receivables Entity or Immaterial Subsidiary may Guarantee any Debt of a U.S. Obligor under this clause (b) unless such Person Guarantees the U.S. Obligations pursuant to a Guaranty agreement reasonably acceptable to the Agent), and (c) Guarantees by any Obligor or any of its Subsidiaries of leases or other ordinary course obligations that do not constitute Debt of an Obligor or Subsidiary in the ordinary course of business (provided that no Canadian Obligor, Receivables Entity or Immaterial Subsidiary may Guarantee any such obligations of a U.S. Obligor under this clause (c) unless ether (i) such Person Guarantees the U.S. Obligations pursuant to a Guaranty agreement reasonably acceptable to the Agent or (ii) the Guarantee of such obligations of a U.S. Obligor under this clause (c) does not constitute an investment in, or the acquisition or holding of, “United States property” for purposes of Section 956 of the Code and the Treasury Regulations promulgated thereunder).
“Permitted Investments” means:
(a) direct obligations of the United States of America or Canada, or any agency thereof, or obligations guaranteed or insured by the United States of America or Canada, or any agency thereof, provided that such obligations mature within one year from the date of acquisition thereof;
(b) (i) acquisitions of certificates of deposit or time deposits maturing within one year from the date of acquisition, bankers’ acceptances, Eurodollar bank deposits, or overnight bank deposits, in each case issued by, created by, or with (A) any Lender or an Affiliate thereof or (B) any other bank or trust company organized under the laws of the United States of America or any state thereof or Canada or any province or territory thereof, in each such case, having, at the time of acquisition thereof, capital and surplus aggregating at least $500,000,000 (or the Equivalent Amount in Canadian Dollars, as applicable) and the commercial paper of the holding company of which is rated at least “A2” by S&P or “P2” by Moody’s, and (ii) repurchase obligations with a term of not more than 7 days for underlying securities of the types described in clause (i) above entered into with any financial institution meeting the qualifications specified in clause (i) above;
(c) acquisitions of commercial paper given a rating of “A2” or better by S&P or “P2” or better by Moody’s and maturing not more than 270 days from the date of creation thereof;
(d) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least “A1” from S&P or at least “P1” from Moody’s;
(e) any (i) money market or similar fund all or substantially all of the assets of which are comprised of any of the items specified in clauses (a) through (d) above or (ii) money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended;

(f) Investments existing on the Agreement Date and identified in Schedule 8.11 to this Agreement;
(g) Investments by any Obligor in any other Obligor;
(h) Investments by any Subsidiary which is not an Obligor in any other Subsidiary;
(i) Investments by (A) any Subsidiary which is not an Obligor in another Subsidiary which is not an Obligor or (B) any Obligor in any Subsidiary which is not an Obligor, in each case by way of contributions to capital (including by way of organizing a Subsidiary after the Agreement Date pursuant to Section 8.25); provided that the aggregate amount of Investments made under this clause (i)(B) (as reduced by any return of capital in respect of any such Investment), taken together with the aggregate amount of Debt incurred pursuant to Sections 8.13(d)(B) and (p)(ii), shall not exceed $50,000,000 outstanding at any time;
(j) Investments by any Obligor in any Receivables Entity pursuant to a Qualified Receivables Transaction;
(k) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;
(l) deposit accounts maintained in the ordinary course of business;
(m) Investments constituting Hedge Agreements entered into in the ordinary course of business;
(n) Investments acquired by the Obligors in the ordinary course of business in respect of Accounts that have become delinquent, including securities of a delinquent Account Debtor received by any Borrower or any Guarantor in connection with a plan of reorganization of the Debt of such Account Debtor;
(o) loans and advances to officers, directors or employees (A) (i) in the ordinary course of business for travel and entertainment expenses, (ii) existing on the Closing Date and described in Schedule 8.11, (iii) made after the Closing Date for relocation expenses in the ordinary course of business, and (iv) for any other purpose satisfactory to Holdings or its Subsidiaries; provided, that the aggregate outstanding principal amount of all such Investments under this clause (o)(A) shall not exceed $12,500,000 at any time; and (B) relating to indemnification of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity, and any reimbursement of any such officer, director or employee of expenses relating to the claims giving rise to such indemnification;
(p) (i) Permitted Acquisitions and (ii) Investments in (x) less than all business or assets of, or stock or other evidences of beneficial ownership of, any Person, or (y) any joint venture or similar arrangement, in any such case in the same business or lines of business (or lines of business reasonably related or ancillary thereto) in which Holdings and its Subsidiaries are engaged as of the Agreement Date, for aggregate consideration (including cash and indebtedness incurred or assumed in connection with each such Investment) paid in connection with all such Investments under this clause (p)(ii) after the Agreement Date over the term of this Agreement not to exceed $100,000,000; provided, that at the time of such Investment, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);
(q) any Investment to the extent that the consideration therefor is Stock (other than Disqualified Stock) of Holdings;

(r) Permitted Guarantees;
(s) Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
(t) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;
(u) advances of payroll payments to employees in the ordinary course of business;
(v) Investments acquired by Holdings or any Subsidiary in connection with an Asset Disposition permitted under Section 8.10(e) to the extent such Investments are non-cash proceeds as permitted under Section 8.10(e).
(w) so long as the requirements set forth in clauses (a) and (c) of the definition of “Specified Conditions” are satisfied and Combined Availability is not less than 15% of the Maximum Revolver Amount before and after giving effect to such Investments, Investments not to exceed $50,000,000 in the aggregate during any Fiscal Year; and
(x) any Investments, so long as the Specified Conditions shall have been satisfied.
For purposes of determining compliance with this definition, in the event that any Investment meets the criteria of more than one of the types of Permitted Investments described in the above clauses, Holdings, in its sole discretion, may classify and reclassify such Investment and only be required to include the amount and type of such Investment in one of such clauses.
“Permitted Liens” means, with respect to Holdings and its Subsidiaries, the Liens listed below:
(a) Liens (i) for Taxes (other than those described under clause (ii) below) not delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect, or which are being Properly Contested or (ii) in the case of any Canadian Obligor, securing claims for unpaid wages, vacation pay, worker’s compensation, unemployment insurance, pension plan contributions, unfunded pension liabilities, employee or non-resident withholding tax source deductions, unremitted goods and services, harmonized sales or sales taxes, realty taxes (including utility charges and business taxes which are collectable like realty taxes), customs duties or similar statutory obligations secured by a Lien on any property; provided that such claims under this clause (ii) are not past due, unless they are being Properly Contested;
(b) the Agent’s Liens;
(c) Liens consisting of deposits or pledges of cash or cash equivalents made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or purchase, supply or other contracts (other than for the repayment of indebtedness for borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of indebtedness for borrowed money) or to secure statutory or regulatory obligations (other than liens arising under ERISA or the PBA or Environmental Laws) or surety or appeal bonds;
(d) Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons, provided that if any such Lien arises from the nonpayment of any such claims or demands when due, such claims or demands do not exceed $10,000,000 in the aggregate or are being Properly Contested;

(e) Liens securing Capital Leases and purchase money Debt to the extent such Capital Leases or purchase money Debt are permitted in Section 8.13(c);
(f) (i) Liens constituting encumbrances in the nature of reservations, exceptions, encroachments, easements, zoning, rights of way, covenants running with the land, and other similar title ordinary course exceptions or encumbrances affecting any Real Estate; provided that they do not materially interfere with its use in the ordinary conduct of any Borrower’s or any Subsidiary’s business, (ii) mortgages, Liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on real property over which the Company or any Subsidiary has easement rights (but does not own) or on any leased real property and subordination or similar agreements relating thereto; and (iii) any condemnation or eminent domain proceedings affecting any real property;
(g) Liens arising from any judgment, decree or order of any court or other Governmental Authority or any attachments in connection with court proceedings; provided that the attachment or enforcement of such Liens would not result in an Event of Default hereunder and the judgments, decrees or other orders secured by such Liens are being Properly Contested;
(h) licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrowers and their Subsidiaries taken as a whole or the Agent’s rights with respect to the Collateral;
(i) any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease, sublicense or license agreement not prohibited by this Agreement;
(j) Liens (i) on inventory or goods and proceeds securing the obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods of the Company or any Subsidiary in the ordinary course of its business, (ii) that are contractual rights of set-off; (iii) relating to purchase orders and other agreements entered into with customers or suppliers of Holdings or any Subsidiary in the ordinary course of business, (iv) in favor of a banking institution encumbering deposits (including the right of set-off) held by such banking institution incurred in the ordinary course of business or which are within the general parameters customary in the banking industry or (v) in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods in the ordinary course of business;
(k) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition;
(l) Liens arising from precautionary UCC filings or PPSA filings regarding a “true sale” to a Receivables Entity pursuant to a Qualified Receivables Transaction or “true” operating leases or the bailment or consignment of goods to any Obligor or any Subsidiary, to the extent such lease, bailment or consignment is not otherwise in violation of this Agreement;
(m) Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;
(n) Liens identified on Schedule 8.18;
(o) Liens securing Refinancing Debt to the extent such Liens are permitted in the definition of “Refinancing Debt”;
(p) Liens on the property of the Target in a Permitted Acquisition, so long as such Liens were in existence prior to and were not incurred in connection with or in contemplation of the Permitted Acquisition and do not extend to any assets other than those of the Target;

(q) Liens on property of a Receivables Entity imposed in connection with a Qualified Receivables Transaction;
(r) Liens securing Debt permitted under Section 8.13(r);
(s) Liens on any Like-Kind Exchange Account and any Replacement Property that is acquired in a Like-Kind Exchange, in each case granted pursuant to and in connection with a Like-Kind Exchange in favor of any applicable Qualified Intermediary to facilitate such Like-Kind Exchange;
(t) Liens securing Debt of any Subsidiary that is not an Obligor pursuant to Section 8.13(s);
(u) Liens granted pursuant to documentation separate from any document under which any of the Agent’s Liens have been granted securing (i) Debt permitted under Section 8.13(u) or (ii) other Permitted Debt of Holdings and any other Obligor that is a Subsidiary of Holdings incurred after the Closing Date in an aggregate outstanding principal amount of all such secured Debt under this subclause (ii) for Holdings and all such other Obligors not to exceed at any time the greater of (i) $100,000,000 and (ii) 5% of Consolidated Net Tangible Assets at such time; provided, that, (A) with respect to any Liens under this clause (u), (x) no such Lien in any Collateral may be senior or prior to the Agent’s Liens therein and (y) such Liens in any Collateral are subject to the terms of an intercreditor agreement in favor of the Agent (with respect to the Agent’s Liens) in form and substance reasonably satisfactory to the Borrowers and the Agent (an “Intercreditor Agreement”), (B) no such Lien in any Collateral which is pari passu in priority with the Agent’s Liens therein may be granted if after giving effect to the automatic imposition of the Pari Passu Debt Reserves with respect to the Debt secured by such Lien, an Out-of-Formula Condition exists and (C) no Default or Event of Default shall be continuing at the time of the granting or imposition of such Lien or would result therefrom;
(v) any encumbrance or restriction (including pursuant to put and call agreements or buy/sell arrangements) with respect to the capital stock of any joint venture or similar arrangements pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement; and
(w) other Liens so long as the aggregate outstanding principal amount of Debt at any time secured thereby does not exceed the greater of (i) $20,000,000 and (ii) 1% of Consolidated Net Tangible Assets at such time.
For purposes of determining compliance with this definition, in the event that any Lien meets the criteria of more than one of the types of Permitted Liens described in the above clauses, Holdings, in its sole discretion, may classify and reclassify such Lien and only be required to include the amount and type of such Lien in one of such clauses.
“Permitted Priority Liens” means Permitted Liens described in clauses (a) and (d) of the definition thereof.
“Person” means any individual, sole proprietorship, partnership, limited liability company, unlimited liability company, joint venture, trust, unincorporated organization, association, corporation, Governmental Authority, or any other entity.
“Plan” means any employee benefit plan (including such plans as defined in Section 3(3) of ERISA) which an Obligor sponsors or maintains or to which an Obligor or a Subsidiary of an Obligor makes, is making, or is obligated to make contributions and includes any Pension Plan.
“PPSA” means the Personal Property Security Act (Ontario) and the regulations promulgated thereunder, as amended from time to time, provided, however, if validity, perfection and effect of perfection and non-perfection of the Agent’s security interest in any Collateral of any Canadian Obligor are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA means those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

“Priority Payable Reserves” means reserves established in the reasonable credit judgment of the Agent for amounts secured by any Liens, choate or inchoate or any deemed trusts arising under Laws, which rank or are capable of ranking in priority to the Agent’s Liens, including, without limitation, in the Reasonable Credit Judgment of the Agent, any such amounts due and not paid for vacation pay, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), amounts currently or past due and not paid for realty, municipal or similar Taxes (to the extent impacting personal or moveable property), amounts for goods and services taxes, sales taxes and harmonized sales taxes, the amount of any Unfunded Pension Liability under any Plan and all amounts currently or past due and not contributed, remitted or paid to any Plan or under the Canada Pension Plan, the PBA or any similar legislation.
“Pro Rata Share” means:
(a) except as set forth in clauses (b) or (c) below, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the aggregate amount of such Lender’s Revolving Credit Commitments and the denominator of which is the sum of the amounts of all of the Lenders’ Revolving Credit Commitments, or if no Revolving Credit Commitments are outstanding, a fraction (expressed as a percentage), (x) the numerator of which is the sum (without duplication) of the aggregate amount of the Revolving Loans and Specified Loans owed to such Lender plus such Lender’s participation in the aggregate undrawn face amount of all outstanding Letters of Credit, plus such Lender’s participation in the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit and (y) the denominator of which is the sum (without duplication) of the aggregate amount of the Revolving Loans and Specified Loans owed to the Lenders, plus the aggregate undrawn face amount of all outstanding Letters of Credit, plus the aggregate amount of any unpaid reimbursement obligations in respect of Letters of Credit, in each case giving effect to a Lender’s participation in Swingline Loans and Agent Advances;
(b) in the context solely of the U.S. Credit Facilities, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s U.S. Revolving Credit Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ U.S. Revolving Credit Commitments, or if no U.S. Revolving Credit Commitments are outstanding, a fraction (expressed as a percentage), (x) the numerator of which is the sum (without duplication) of the amount of the U.S. Revolving Loans and Specified Loans owed to such Lender plus such Lender’s participation in the aggregate undrawn face amount of all outstanding U.S. Letters of Credit, plus such Lender’s participation in the aggregate amount of any unpaid reimbursement obligations in respect of U.S. Letters of Credit and (y) the denominator of which is the sum (without duplication) of the aggregate amount of the U.S. Revolving Loans and Specified Loans owed to the Lenders, plus the aggregate undrawn face amount of all outstanding U.S. Letters of Credit, plus the aggregate amount of any unpaid reimbursement obligations in respect of U.S. Letters of Credit, in each case giving effect to a Lender’s participation in U.S. Swingline Loans and U.S. Agent Advances; and
(c) in the context solely of the Canadian Credit Facilities, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Canadian Revolving Credit Commitment and the denominator of which is the sum of the amounts of all of the Lenders’ Canadian Revolving Credit Commitments, or if no Canadian Revolving Credit Commitments are outstanding, a fraction (expressed as a percentage), (x) the numerator of which is the sum (without duplication) of the amount of the Canadian Revolving Loans owed to such Lender plus such Lender’s participation in the aggregate undrawn face amount of all outstanding Canadian Letters of Credit, plus such Lender’s participation in the aggregate amount of any unpaid reimbursement obligations in respect of Canadian Letters of Credit and (y) the denominator of which is the sum (without duplication) of the aggregate amount of the Canadian Revolving Loans owed to the Lenders, plus the aggregate undrawn face amount of all outstanding Canadian Letters of Credit, plus the aggregate amount of any unpaid reimbursement obligations in respect of Canadian Letters of Credit, in each case giving effect to a Lender’s participation in Canadian Swingline Loans and Canadian Agent Advances.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the regulations promulgated thereunder.
“Progress Billing” means any invoice for goods sold or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon any Obligor’s or any Subsidiary of an Obligor’s completion of any further performance under the contract or agreement; provided that in no event will any invoice for rent under a Lease be considered a Progress Billing.
“Properly Contested” means, in the case of any Debt or other obligation of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof, (a) such Debt or other obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Obligor has established appropriate reserves for the contested Debt or other obligation in conformity with GAAP; and (c) the non-payment of such Debt or other obligation would not reasonably be likely to have a Material Adverse Effect and will not result in a material risk of forfeiture or sale of any material assets of such Obligor.
“Proposed Change” has the meaning specified in Section 12.1(b).
“Proprietary Rights” means all of each Obligor’s and each of its Subsidiary’s now owned or hereafter arising or acquired licenses, franchises, permits, designs, patents, patent rights, copyrights, works which are the subject matter of copyrights, trademarks, service marks, trade names, trade styles, designs, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all other rights under any of the foregoing, all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing, and all rights to sue for past, present and future infringement of any of the foregoing.
“Qualified Intermediary” means any Person acting in its capacity as a qualified intermediary to facilitate any Like-Kind Exchange or operate and/or own a Like-Kind Exchange Account.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by any Obligor and/or any Subsidiary of an Obligor pursuant to which such Obligor and/or Subsidiary may sell, assign, convey, participate, contribute to capital or otherwise transfer to (a) a Receivables Entity (in the case of a transfer by any Obligor or any Subsidiary of an Obligor) or (b) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in or pledge, any Accounts or interests therein (whether now existing or arising in the future) of any Obligor or any Subsidiary of an Obligor, and any assets related thereto (other than any Inventory or Equipment) including, without limitation, all collateral securing such Accounts, all contracts and contract rights, purchase orders, Leases, security interests, financing statements or other documentation in respect of such Accounts and all guarantees, indemnities, warranties or other documentation or other obligations in respect of such Accounts, any other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving receivables similar to such Accounts and any collections or proceeds of any of the foregoing (the “Related Assets”). For the avoidance of doubt, the transactions contemplated by the Existing Securitization Facility as of the Agreement Date, and any extensions, increases, replacement or refinancing thereof, with the same or different parties, on substantially similar terms, constitute Qualified Receivables Transactions.
“Real Estate” means all of each Obligor’s and each of its Subsidiaries now or hereafter owned or leased estates in real property, including, without limitation, all fees, leaseholds and future interests, together with all of each Obligor’s and each of its Subsidiaries’ now or hereafter owned or leased interests in the improvements thereon, the fixtures attached thereto and the easements appurtenant thereto.

“Reasonable Credit Judgment” means, as applicable, the Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor, event, condition or other circumstance which the Agent, as applicable, reasonably determines: (a) will or reasonably could be expected to adversely affect (A) the quantity, quality or value of any Eligible Rental Equipment or Eligible Merchandise and Consumables Inventory or (B) in any material respect the quantity, quality or value of any of the other Collateral, the enforceability or priority of the Agent’s Liens in any Collateral or the amount which the Agent, the Lenders or any other Secured Party would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of the Collateral or (b) suggests that any collateral report or financial information delivered to the Agent by any Obligor or any Person on behalf of thereof is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Agent may consider, without duplication, factors already included in or tested by the definition of Eligible Rental Equipment or Eligible Merchandise and Consumables Inventory, and any other criteria including: (i) changes after the Closing Date in any material respect (x) in any concentration of risk with respect to Eligible Rental Equipment or Eligible Merchandise and Consumables Inventory or (y) in demand for, pricing of, or product mix of Rental Equipment and (ii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Collateral.
“Receivables Entity” means (a) any existing Subsidiary or other Investment of the Company which is listed on Schedule 1.4 or (b) any wholly owned Subsidiary of the Company or one of its other Subsidiaries (or another Person in which the Company or one of its other Subsidiaries makes an Investment and to which the Company or one of its other Subsidiaries transfers Accounts and Related Assets) formed after the Closing Date, in each such case, which engages in no activities other than in connection with the financing of Accounts or interests therein and Related Assets and any business or activities incidental or related to such business and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity and: (i) no portion of the Debt or any other obligations (contingent or otherwise) of which: (A) is guaranteed by any Obligor (excluding guarantees of obligations (other than direct guarantees of principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings); (B) is recourse to or obligates any Obligor in any way other than pursuant to Standard Securitization Undertakings; or (C) subjects any property or asset of any Obligor, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings; (ii) with which no Obligor has any material contract, agreement, arrangement or understanding (except in connection with a Standard Securitization Undertaking or Qualified Receivables Transaction) other than (A) on terms no less favorable to such Obligor than those that might be obtained at the time from Persons that are not Affiliates of the Company, and (B) fees payable in the ordinary course of business in connection with servicing Accounts; and (iii) to which neither the Company nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
Any such designation by the Board of Directors of the Company shall be evidenced to the Agent by delivering to the Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and a certificate of a Responsible Officer certifying that such designation complied with the foregoing conditions.
“Recharacterized Operating Lease” has the meaning specified in the definition of “Capital Lease.”
“Refinancing Debt” means with respect to any Debt (the “Refinanced Debt”), any other Debt which extends, refinances, refunds, replaces or renews such Debt; provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt except by an amount equal to unpaid accrued interest and premium (including applicable prepayment penalties) thereof plus fees and expenses reasonably incurred in connection therewith, (b) any Liens securing such Refinancing Debt do not attach to any property of any Obligor that did not secure the Refinanced Debt, (c) no Obligor that was not previously liable for the repayment of such Refinanced Debt is or is required to become liable for the Refinancing Debt, (d) such extension, refinancing, refunding, replacement or renewal does not result in the Refinancing Debt having a shorter weighted average life to maturity than the Refinanced Debt, and (e) if the Refinanced Debt was subordinated in right of payment to any of the Obligations, then the terms and conditions of the Refinancing Debt shall include subordination terms and conditions that are no less favorable to the Lenders in all material respects as those that were applicable to the Refinanced Debt.
“Register” has the meaning specified in Section 13.22.
“Related Assets” has the meaning specified in the definition of “Qualified Receivables Transaction.”
“Relinquished Property” has the meaning specified in the definition of Like-Kind Exchange.

“Release” means a release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Real Estate or other property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Real Estate or other property.
“Rent Reserves” means such reserves as may be established from time to time by the Agent in its Reasonable Credit Judgment with respect to leased locations or bailees of the Obligors where Eligible Rental Equipment or Eligible Merchandise and Consumables Inventory is located to the extent the Agent has not received a Collateral Access Agreement from the lessor or bailee at any such location, provided that such reserves for any location shall not exceed two (2) months’ rent at such location.
“Rental Equipment” means tangible personal property which is offered for sale or rent (or offered for sale as used equipment) by an Obligor in the ordinary course of its business or used in the business of the Obligors and their Subsidiaries and included in fixed assets in the consolidated accounts of Holdings, including Inventory that Holdings currently describes as “rental equipment” in such consolidated accounts, but excluding any Merchandise and Consumables Inventory.
“Replacement Property” has the meaning specified in the definition of Like-Kind Exchange.
“Report” and “Reports” each has the meaning specified in Section 13.19(a)
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
“Requested Commitment Increase” has the meaning specified in Section 2.8(a).
“Required Lenders” means, at any time, Lenders having Revolving Credit Commitments representing at least 50.1% of the aggregate Revolving Credit Commitments at such time; provided, however, that if any Lender shall remain a Defaulting Lender, the term “Required Lenders” means Lenders having Revolving Credit Commitments representing at least 50.1% of the aggregate Revolving Credit Commitments at such time (excluding the Revolving Credit Commitment of any such Lender that is a Defaulting Lender); provided further, however, that if the Revolving Credit Commitments have been terminated, the term “Required Lenders” means Lenders holding Revolving Loans (including Swingline Loans) and Specified Loans representing at least 50.1% of the aggregate principal amount of Revolving Loans (including Swingline Loans) and Specified Loans outstanding at such time (excluding Revolving Loans and Specified Loans of any such Lender that is a Defaulting Lender).
“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
“Reserves” means reserves that limit the availability of credit hereunder, consisting of reserves against Availability, Eligible Merchandise and Consumables Inventory and Eligible Rental Equipment, established, in the case of reserves other than Pari Passu Debt Reserves and Waterfall Priority Hedge Agreement Reserves, by the Agent from time to time in the Agent’s Reasonable Credit Judgment in accordance with Section 2.7(a) of this Agreement and, in the case of Pari Passu Debt Reserves and Waterfall Priority Hedge Agreement Reserves, in accordance with such definitions. Without limiting the generality of the foregoing, the following reserves shall be deemed to be a reasonable exercise of the Agent’s credit judgment: (a) Bank Product Reserves (except for Waterfall Priority Hedge Agreement Reserves, which shall be determined pursuant to the definition thereof), (b) Rent Reserves, (c) warehousemen’s and bailees’ charges, (d) Priority Payable Reserves and (e) Availability Reserves.
“Responsible Officer” means the President, any Vice President, Chief Executive Officer, Chief Financial Officer, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer, legal counsel, or any other executive or financial officer of Holdings or any other Obligor, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants and the preparation of the Borrowing Base Certificate, the president, chief financial officer or the treasurer of Holdings, or any other officer having substantially the same authority and responsibility.

“Reuters Screen LIBOR01 Page” means the display designated on page “LIBOR01” on Reuters Money 3000 Services (or such other page as may replace the LIBOR01 page on that service) or such services displaying the London interbank offered rate for deposits in Dollars as may replace Reuters Money 3000 Service.
“Revolving Credit Commitments” means the U.S. Revolving Credit Commitments and the Canadian Revolving Credit Commitments, as the context requires.
“Revolving Credit Lender” means a Lender with a Revolving Credit Commitment or an outstanding Revolving Loan.
“Revolving Loans” means the U.S. Revolving Loans and Canadian Revolving Loans, as the context requires.
“S&P” means Standard & Poor’s Ratings Group, Inc., or any successor thereto.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Second Currency” has the meaning specified in Section 14.21.
“Secured Parties” means, collectively, the Agent, the Lenders, each Bank, each Letter of Credit Issuer, the Indemnified Persons and each of the Agent, any Lender or Affiliate of the Agent or such Lender to which is owed Designated Bank Products Obligations.
“Security Agreements” means, collectively, the U.S. Security Agreements and the Canadian Security Agreements.
“Security Documents” means the U.S. Security Documents and the Canadian Security Documents.
“Senior Secured Debt” means, at any date of determination, the secured Debt for Borrowed Money of Holdings and its Subsidiaries at such time, excluding any Debt subordinated to the Obligations on terms reasonably satisfactory to the Agent.
“Senior Secured Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (a) Senior Secured Debt as of the last day of such Fiscal Quarter to (b) Consolidated EBITDA for the four (4) Fiscal Quarter period then ending. For purposes of Section 8.23, the Senior Secured Leverage Ratio shall be calculated pursuant to the second and third paragraphs of the definition of “Fixed Charge Coverage Ratio”.
“Settlement” and “Settlement Date” have the meanings specified in Section 13.15(a)(i).
“Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by any Obligor or any of its Subsidiaries, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.
“Solidary Claim” has the meaning specified in Section 13.1.
“Solvent” or “Solvency” means, when used with respect to any Person, that at the time of determination:
(a) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including contingent liabilities); and

(b) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; and
(c) it is then able and expects to be able to pay its debts (including contingent debts and other commitments) as they mature; and
(d) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.
For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Specified Borrowing” means a Borrowing comprised of Specified Loans.
“Specified Conditions” means, at any time of determination with respect to any Specified Payment or other event or transaction, that (a) both before and immediately after such Specified Payment or other event or transaction (including any Loans made in connection therewith), no Default or Event of Default has occurred and is continuing, (b) immediately after such Specified Payment or other event or transaction, Combined Availability shall not be less than 17.5% of the Maximum Revolver Amount, (c) if Combined Availability is not greater than 25% of the Maximum Revolver Amount after giving effect to such Specified Payment or other event or transaction, Holdings and the other Obligors shall be in pro forma compliance with the covenants set forth in Sections 8.22 and 8.23 (regardless of whether a Covenant Trigger is in effect or such covenants are otherwise effective, and measured as of the last day of the most recently ended Fiscal Quarter for which financial statements were delivered in accordance with Section 6.2) and (d) such Specified Payment or other event or transaction shall be in compliance with any applicable Requirement of Law in all material respects.
“Specified Loan Borrower” has the meaning specified in the introductory paragraph to this Agreement.
“Specified Loan Designated Account” has the meaning specified in Section 2.10(b).
“Specified Loan Notice of Borrowing” has the meaning specified in Section 2.10(a).
“Specified Loans” means the revolving loans made by Lenders to the Specified Loan Borrower pursuant to Section 2.3.
“Specified Payment” means (a) any Permitted Acquisition, (b) Distributions pursuant to clause (i) of the definition of “Permitted Distributions”, (c) Investments pursuant to clause (x) of the definition of “Permitted Investments” or (d) Debt pursuant to Section 8.13(d)(C).
“Standard Securitization Undertakings” means the representations, warranties, covenants, indemnities and performance guarantees of the Company or any of its Subsidiaries to a Receivables Entity or its order and servicing obligations entered into by the Company or any of its Subsidiaries (other than a Receivables Entity) and the provision of cash equivalents to pay fees and expenses reasonably related thereto or any Refinancing Debt thereof permitted pursuant to Section 8.13, in each case which are reasonably customary in securitization transactions.
“Stated Termination Date” means October 13, 2016.
“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, unlimited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordinated Debt” means the Existing Public Debt (other than the 4% Convertible Senior Notes, the 9 1/4% Senior Notes and the 10 7/8% Senior Notes) and any other Debt subordinated to, or required under the Loan Documents to be subordinated to, any Debt under the Loan Documents, except any Debt that is subject to Lien subordination but not payment subordination.
“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, unlimited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of Holdings.
“Supermajority Lenders” means, at any time, Lenders having Revolving Credit Commitments representing at least 66% of the aggregate Revolving Credit Commitments at such time; provided, however, that if any Lender shall remain a Defaulting Lender, the term “Supermajority Lenders” means Lenders having Revolving Credit Commitments representing at least 66% of the aggregate Revolving Credit Commitments at such time (excluding the Revolving Credit Commitment of any such Lender that is a Defaulting Lender); provided further, however, that if the Revolving Credit Commitments have been terminated, the term “Supermajority Lenders” means Lenders holding Revolving Loans (including Swingline Loans) and Specified Loans representing at least 66% of the aggregate principal amount of Revolving Loans (including Swingline Loans) and Specified Loans outstanding at such time (excluding Revolving Loans and Specified Loans of any such Lender that is a Defaulting Lender).
“Supporting Letter of Credit” has the meaning specified in Section 2.4(g).
“Swingline Loan” and “Swingline Loans” means the collective reference to the U.S. Swingline Loan or U.S. Swingline Loans or the Canadian Swingline Loan or the Canadian Swingline Loans, in each case as the context requires.
“Syndication Agent” has the meaning specified in the preamble to this Agreement.
“Target” has the meaning specified in the definition of “Permitted Acquisition”.
“Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities (including interest, penalties and additions to tax) with respect thereto imposed by any Governmental Authority.
“Termination Date” means the earliest to occur of (a) the Stated Termination Date, (b) the date the Commitments are terminated either by the Borrowers pursuant to Section 4.4 or by the Required Lenders pursuant to Section 10.2, and (c) the date this Agreement is otherwise terminated for any reason whatsoever pursuant to the terms of this Agreement.
“Titled Goods” means vehicles and similar items that are (a) subject to certificate-of-title statutes or regulations under which a security interest in such items are perfected by an indication on the certificates of title of such items (in lieu of filing of financing statements under the UCC), (b) evidenced by certificates of ownership or other registration certificates issued or required to be issued under the laws of any jurisdiction or (c) “motor vehicles” for purposes of the PPSA.
“Transactions” means, collectively, (a) the amendment and restatement of the Original Loan Agreement, (b) the execution, delivery and performance by the Obligors of the Loan Documents to which they are a party and the making of the borrowings hereunder, (c) the entry into the Existing Securitization Facility, and (d) the payment of related fees and expenses in connection with each of the foregoing.
“Type” means any type of a Loan determined with respect to the interest option applicable thereto, which shall be a LIBOR Loan, a BA Equivalent Loan, a Base Rate Loan or a Canadian Prime Rate Loan.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.
“UFCA” has the meaning specified in Section 4.14.
“UFTA” has the meaning specified in Section 4.14.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA or other applicable law, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code or other applicable laws for the applicable plan year and includes, with respect to any Canadian Pension Plan, any unfunded liability or solvency deficiency as determined for the purposes of the PBA.
“Unused Canadian Letter of Credit Subfacility” means an amount equal to the Canadian Letter of Credit Subfacility minus the sum of (a) the aggregate undrawn amount of all outstanding Canadian Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all Canadian Letters of Credit.
“Unused U.S. Letter of Credit Subfacility” means an amount equal to the U.S. Letter of Credit Subfacility minus the sum of (a) the aggregate undrawn amount of all outstanding U.S. Letters of Credit plus, without duplication, (b) the aggregate unpaid reimbursement obligations with respect to all U.S. Letters of Credit.
“Unused Line Fee” has the meaning specified in Section 3.5.
“U.S. Agent Advances” has the meaning specified in Section 2.5(h).
“U.S. Availability” means, at any time (a) the lesser of (i) the Maximum U.S. Revolver Amount and (ii) the U.S. Borrowing Base, minus (b) the sum of the Aggregate U.S. Revolver Outstandings and the Aggregate Canadian Revolver Outstandings Funded On U.S. Borrowing Base.
“U.S. Bank” means Bank of America, N.A., a national banking association, or any successor entity thereto.
“U.S. Borrowers” has the meaning specified in the introductory paragraph to this Agreement.
“U.S. Borrowing Base” means, at any time, an amount in Dollars equal to:
(a) the sum of
(i) the lesser of (A) $100,000,000 and (B) the Merchandise and Consumables Inventory Formula Amount with respect to the U.S. Obligors; plus
(ii) the lesser of (A) 95% of the Net Book Value of Eligible Rental Equipment of the U.S. Obligors and (B) 85% of the Net Orderly Liquidation Value of the Eligible Rental Equipment of the U.S. Obligors; minus
(b) the sum of (i) the amount of Pari Passu Debt Reserves with respect to Debt of the U.S. Obligors, plus (ii) the amount of all other Reserves related to the U.S. Credit Facilities from time to time established by the Agent in accordance with Section 2.7(a) of this Agreement or in accordance with the definition of Waterfall Priority Hedge Agreement Reserve.
“U.S. Collateral” means all of the U.S. Obligors’ personal property, and all other assets of any Person, in each case from time to time subject to the Agent’s Liens securing payment or performance of any Obligations; provided, however, that at no time shall the term “U.S. Collateral” include any asset of a controlled foreign corporation as defined in Section 957 of the Code.

“U.S. Credit Facilities” means the revolving credit, swingline and letter of credit facilities provided for by this Agreement extended to the U.S. Borrowers and the Specified Loan Borrower.
“U.S. Designated Account” has the meaning specified in Section 2.5(b).
“U.S. Guarantee Agreement” means the Amended and Restated Guaranty dated as of the Agreement Date, among the U.S. Guarantors for the benefit of the Secured Parties.
“U.S. Guarantors” means (a) Holdings, (b) each Subsidiary, whether now existing or hereafter created or acquired (other than any Subsidiary that is a Receivables Entity, Immaterial Subsidiary or Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code), but including, United Rentals of Nova Scotia (No. 1), ULC and United Rentals of Nova Scotia (No. 2), ULC and (c) each other Person, who, in a writing accepted by the Agent, guarantees payment or performance in whole or in part of the U.S. Obligations. The U.S. Guarantors as of the Agreement Date are set forth on Schedule 1.2A under the heading “U.S. Guarantors”.
“U.S. Intellectual Property Security Agreement” means the Amended and Restated Intellectual Property Security Agreement dated as of the Agreement Date among the U.S. Obligors for the benefit of the Secured Parties.
“U.S. Lender” means a Lender that has a U.S. Revolving Credit Commitment or is the holder of a U.S. Revolving Loan.
“U.S. Letter of Credit” has the meaning specified in Section 2.4(a)(i).
“U.S. Letter of Credit Fee” has the meaning specified in Section 3.6(a).
“U.S. Letter of Credit Issuer” means the U.S. Bank, any affiliate of the U.S. Bank or any other U.S. Lender or Affiliate of a U.S. Lender that issues any U.S. Letter of Credit pursuant to this Agreement and agrees to provide reporting with respect to U.S. Letters of Credit reasonably required by the Agent.
“U.S. Letter of Credit Subfacility” means $200,000,000.
“U.S. Notice of Borrowing” has the meaning specified in Section 2.5(a).
“U.S. Obligations” means all present and future loans, advances, liabilities, obligations, covenants, duties, and debts owing by the U.S. Obligors, or any of them, to the Agent, any U.S. Letter of Credit Issuer, any U.S. Lender, any U.S. Secured Party and/or any Indemnified Person, arising under or pursuant to this Agreement or any of the other Loan Documents, whether or not evidenced by any note, or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, as principal or guarantor, and including all principal, interest, charges, expenses, fees, attorneys’ fees, Attorney Costs, filing fees and any other sums chargeable to any of the U.S. Borrowers or any other U.S. Obligor hereunder or under any of the other Loan Documents. “U.S. Obligations” includes, without limitation, (a) all debts, liabilities, and obligations now or hereafter arising from or in connection with the U.S. Letters of Credit and (b) all Designated Bank Products Obligations owed by any U.S. Obligor. Anything contained herein to the contrary notwithstanding, the term U.S. Obligations shall not include any Canadian Obligations.
“U.S. Obligors” means the U.S. Borrowers, the Specified Loan Borrower and the U.S. Guarantors.

“U.S. Revolving Credit Borrowing” means a Borrowing comprised of U.S. Revolving Loans.
“U.S. Revolving Credit Commitment” means, at any date for any U.S. Lender, the obligation of such U.S. Lender to make U.S. Revolving Loans and Specified Loans and to purchase participations in U.S. Letters of Credit pursuant to the terms and conditions of this Agreement, which shall not exceed the aggregate principal amount set forth on Schedule 1.1 under the heading “Revolving Credit Commitment” or on the signature page of the Assignment and Acceptance by which it became a Lender, as modified from time to time pursuant to the terms of this Agreement or to give effect to any applicable Assignment and Acceptance; and “Revolving Credit Commitments” means the aggregate principal amount of the U.S. Revolving Credit Commitments of all U.S. Lenders, the maximum amount of which shall be the Maximum U.S. Revolver Amount.
“U.S. Revolving Loans” means the revolving loans made pursuant to Section 2.2(a), each U.S. Agent Advance and each U.S. Swingline Loan.
“U.S. Secured Parties” means, collectively, the Agent, the U.S. Lenders, the U.S. Bank, any U.S. Letter of Credit Issuer, the Indemnified Persons and each of the Agent, any U.S. Lender or any Affiliate of the Agent or such U.S. Lender to which is owed any Designated Bank Products Obligations, in each case in its capacity as an obligee of U.S. Obligations.
“U.S. Security Agreements” means, collectively, (a) the Amended and Restated Security Agreement, dated as of the Agreement Date, among Holdings, the U.S. Borrowers and the U.S. Guarantors, for the benefit of the Secured Parties, and (b) any security agreement executed and delivered after the Agreement Date by a Person that becomes a U.S. Borrower or a U.S. Guarantor hereunder in accordance with Section 8.25(a).
“U.S. Security Documents” means the U.S. Intellectual Property Security Agreement, the U.S. Security Agreements and any other agreements, instruments, and documents heretofore, now or hereafter securing or guaranteeing any of the Obligations.
“U.S. Subsidiary Borrowers” has the meaning specified in the introductory paragraph to this Agreement.
“U.S. Swingline Commitment” means the Commitment of the U.S. Bank to make loans pursuant to Section 2.5(g).
“U.S. Swingline Lender” means the U.S. Bank or any successor financial institution agreed to by the Agent, in its capacity as provider of U.S. Swingline Loans.
“U.S. Swingline Loan” and “U.S. Swingline Loans” have the meanings specified in Section 2.5(g).
“U.S. Swingline Sublimit” has the meaning specified in Section 2.5(g).
“Value” means, with reference to the value of Eligible Merchandise and Consumables Inventory, value determined on the basis of the lower of cost or market value of such Eligible Merchandise and Consumables Inventory, with the cost thereof calculated on a first-in, first-out basis, determined in accordance with GAAP.
“Vendor Lease” means a lease pursuant to which any Person leases Inventory or Rental Equipment from a Vendor Lessor, whether or not such lease constitutes an operating lease or a Capital Lease under GAAP and whether or not such lease constitutes a true lease or a secured transaction under the Code or other applicable law.
“Vendor Lessor” means any Person who leases Inventory or Rental Equipment to Holdings, a Borrower or a Guarantor pursuant to a Vendor Lease.

“Waterfall Priority Hedge Agreement” means a Hedge Agreement constituting a Bank Product entered into with an Obligor for which the Agent has received a Waterfall Priority Hedge Agreement Reserve Notice that remains in effect; provided that such Hedge Agreement shall constitute a Waterfall Priority Hedge Agreement only to the extent of the Waterfall Priority Hedge Agreement Reserve therefor.
“Waterfall Priority Hedge Agreement Reserve Notice” means, with respect to a Hedge Agreement constituting a Bank Product entered into with an Obligor, a written notice by the provider of such Hedge Agreement and the Borrowers’ Agent to the Agent, in form and substance reasonably satisfactory to the Agent, delivered to the Agent within 10 Business Days (or such later date as shall be agreed to by the Agent in its sole discretion) after the later of the Closing Date and the date of creation of such Hedge Agreement that (i) describes such Hedge Agreement in reasonable detail (including the date and parties to such Hedge Agreement) and (ii) sets forth the maximum Designated Bank Products Obligations in respect of such Hedge Agreement to be secured by the applicable Collateral, as such notice may be updated from time to time (not more often than once per calendar month except to permanently revoke such notice), pursuant to a writing, in form and substance reasonably satisfactory to the Agent, by the provider of such Hedge Agreement and the Borrowers’ Agent received by the Agent, to increase or decrease (including to zero) the maximum Designated Bank Products Obligations in respect of such Hedge Agreement to be secured by the applicable Collateral.
“Waterfall Priority Hedge Agreement Reserve” means, with respect to a Waterfall Priority Hedge Agreement, a reserve in an amount equal to the maximum Designated Bank Products Obligations in respect thereof set forth in the Waterfall Priority Hedge Agreement Reserve Notice therefor (as updated from time to time in accordance with the definition thereof) received by the Agent.
1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations in this Agreement shall be computed, unless otherwise specifically provided therein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the Financial Statements.
1.3 Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
(i) The term “including” is not limiting and means “including without limitation.”
(ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”
(iii) The word “or” is not exclusive.
(d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
(e) The captions and headings of this Agreement and other Loan Documents are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
(g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Borrowers, the Guarantors and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.
(h) For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (x) an “agent” shall be deemed to include a “mandatory”.
1.4 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by class (e.g., a “Canadian Revolving Loan”, “U.S. Revolving Loan” or “Specified Loan”) or by Type (e.g., a “LIBOR Loan”) or by class and Type (e.g., a “Canadian Revolving BA Equivalent Loan”). Borrowings also may be classified and referred to by class (e.g., a “Canadian Revolving Borrowing”, “U.S. Revolving Borrowing” or “Specified Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by class and Type (e.g., a “Canadian Revolving BA Equivalent Borrowing”).
1.5 Effectuation of Transactions. Each of the representations and warranties of Holdings and the other Obligors contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions (or such portion thereof as shall be consummated as of the date of the applicable representation or warranty), unless the context otherwise requires.
1.6 Currency. All Canadian Revolving Loans and Specified Loans shall be made and, except as provided in Section 2.11(a), denominated in Cdn. Dollars. Canadian Revolving Loans and Specified Loans, interest thereon, and any other Obligor’s payment obligations expressly payable in Cdn. Dollars shall, except as provided in Section 2.11(a), all be payable in Cdn. Dollars. However, for purposes of determining compliance with covenant and default limitations and other monetary thresholds, all fees and amounts payable hereunder and all calculations hereunder, including, without limitation, the amount of each Borrowing Base, the Aggregate Canadian Revolver Outstandings, the Maximum Revolver Amount, the Maximum Canadian Revolver Amount, the U.S. Availability, the Canadian Availability and each Lender’s Commitments as of any date shall all be calculated in Dollars or the Equivalent Amount in Dollars.
1.7 No Novation; Acknowledgement and Adjustment of Loans; Payment of Accrued Interest and Fees. (a) It is the intent of the parties hereto that this Agreement not constitute a novation of the rights, obligations and liabilities of the respective parties (including the Obligations) existing under the Original Loan Agreement or evidence payment of all or any of such obligations and liabilities, and such rights, obligations and liabilities shall continue and remain outstanding under the terms and conditions of, and as amended and restated by, this

Agreement, and that this Agreement amends and restates in its entirety the Original Loan Agreement. Without limiting the generality of the foregoing (i) all U.S. Revolving Loans outstanding under, and as defined in, the Original Loan Agreement shall on the Closing Date become U.S. Revolving Loans hereunder, (ii) all Canadian Revolving Loans outstanding under, and as defined in, the Original Loan Agreement shall on the Closing Date become Canadian Revolving Loans hereunder, (iii) all Specified Loans outstanding under, and as defined in, the Original Loan Agreement shall on the Closing Date become Specified Loans hereunder, (iv) all Letters of Credit outstanding under, and as defined in, the Original Loan Agreement shall on the Closing Date become Letters of Credit hereunder and (v) all other Obligations outstanding under, and as defined in, the Original Loan Agreement shall on the Closing Date be Obligations under this Agreement.
(b) The Borrowers acknowledge and agree that as of the close of business on October 13, 2011, (i) the Aggregate Revolver Outstandings under, and as defined in, the Original Loan Agreement (excluding the aggregate undrawn amount of all outstanding Letters of Credit under the Original Loan Agreement) is $765,838,400, (ii) the Aggregate U.S. Revolver Outstandings under, and as defined in, the Original Loan Agreement (excluding the aggregate undrawn amount of all outstanding Letters of Credit under the Original Loan Agreement) is $751,246,400, comprised of $617,000,000, in U.S. Revolving Loans and Cdn$138,000,000 in Specified Loans, under and as defined in the Original Loan Agreement, (iii) the Aggregate Canadian Revolver Outstandings under, and as defined in, the Original Loan Agreement is Cdn$15,000,000 and (iv) the Letters of Credit outstanding under, and as defined in, the Original Loan Agreement are set forth on Schedule 1.1A (the “Existing Letters of Credit”).
(c) As of the date hereof, immediately prior to giving effect to the amendment and restatement of the Original Loan Agreement by this Agreement, certain Lenders under, and as such term is defined in, the Original Loan Agreement, which are not parties hereto (each, an “Exiting Lender”) have entered into a Master Assignment and Acceptance Agreement with the Bank pursuant to which each such Exiting Lender assigned to the applicable Bank 100% of its applicable Revolving Credit Commitments and Loans under, and as such terms are defined in, the Original Loan Agreement (the “Exiting Lender Assignment”). Each party hereto hereby agrees that (i) no consents or notices otherwise required under Section 12.2(a) of the Original Loan Agreement shall be required for the Exiting Lender Assignment and (ii) all other conditions or requirements set forth in Section 12.2 of the Original Loan Agreement for the effectiveness of the Exiting Lender Assignment shall be waived. In addition, the Borrowers agree to pay to each applicable Exiting Lender any amounts payable in respect of the assignment by such Exiting Lender under the Exiting Lender Assignment in accordance with Section 5.4 of the Original Loan Agreement (with the assignment or assignments by such Exiting Lender under the Exiting Lender Assignment being deemed a prepayment for purposes of such Section 5.4).
(d) The Borrowers acknowledge and agree that any and all unpaid interest and fees accrued under the Original Loan Agreement as of (and including) the Agreement Date shall be paid on the Agreement Date.
(e) After giving effect to the Exiting Lender Assignment and the amendment and restatement of the Original Loan Agreement as provided for hereunder, on the date hereof, the outstanding U.S. Revolving Credit Commitments held by one or more of the U.S. Lenders under, and as such terms are defined in, the Original Loan Agreement shall be reduced or increased, as applicable, and reallocated amongst one or more U.S. Lenders hereunder so that each U.S. Lender holds the U.S. Revolving Credit Commitment set forth on Schedule 1.1 with respect to such U.S. Lender. After giving effect to such reallocation, the outstanding U.S. Revolving Loans and Specified Loans may not be held pro rata in accordance with the new U.S. Revolving Credit Commitments hereunder. In order to remedy the foregoing, on the Agreement Date, the U.S. Lenders shall, as determined by the Agent make advances among themselves (through the Agent) so that after giving effect thereto the U.S. Revolving Loans and Specified Loans will be held by the U.S. Lenders on a pro rata basis in accordance with each U.S. Lender’s Pro Rata Share (after giving effect to the foregoing U.S. Revolving Credit Commitment reallocation) and, in such event, the U.S. Borrowers shall pay to the applicable U.S. Lenders any amounts payable in respect thereof in accordance with Section 5.4 (with any reduction in U.S. Revolving Loans or Specified Loans of any U.S. Lender pursuant to this Section 1.7(e) being deemed a prepayment for purposes of Section 5.4). Each U.S. Lender agrees to wire immediately available funds to the Agent in accordance with this Agreement as may be required by the Agent in connection with the foregoing. Notwithstanding the provisions of Section 12.2, the advances so made by each U.S. Lender under this Section 1.7(e) shall be deemed to be a purchase of a corresponding amount of the U.S. Revolving Loans and Specified Loans, as applicable from the applicable U.S. Lender or U.S. Lenders which hold U.S. Revolving Loans and Specified Loans, as applicable in excess of their Pro Rata Share of the aggregate outstanding U.S. Revolving Loans and Specified Loans, as applicable and shall not be considered an assignment for purposes of Section 12.2.

(f) After giving effect to the Exiting Lender Assignment and the amendment and restatement of the Original Loan Agreement as provided for hereunder, on the date hereof, the outstanding Canadian Revolving Credit Commitments held by one or more of the Canadian Lenders under, and as such terms are defined in, the Original Loan Agreement shall be reduced or increased, as applicable, and reallocated amongst one or more Canadian Lenders hereunder so that each Canadian Lender holds the Canadian Revolving Credit Commitment set forth on Schedule 1.1 with respect to such Canadian Lender. After giving effect to such reallocation, the outstanding Canadian Revolving Loans may not be held pro rata in accordance with the new Canadian Revolving Credit Commitments hereunder. In order to remedy the foregoing, on the Agreement Date, the Canadian Lenders shall, as determined by the Agent make advances among themselves (through the Agent) so that after giving effect thereto the Canadian Revolving Loans will be held by the Canadian Lenders on a pro rata basis in accordance with each Canadian Lender’s Pro Rata Share (after giving effect to the foregoing Canadian Revolving Credit Commitment reallocation) and, in such event, the Canadian Borrower shall pay to the applicable Canadian Lenders any amounts payable in respect thereof in accordance with Section 5.4 (with any reduction in Canadian Revolving Loans of any Canadian Lender pursuant to this Section 1.7(f) being deemed a prepayment for purposes of Section 5.4). Each Canadian Lender agrees to wire immediately available funds to the Agent in accordance with this Agreement as may be required by the Agent in connection with the foregoing. Notwithstanding the provisions of Section 12.2, the advances so made by each Canadian Lender under this Section 1.7(f) shall be deemed to be a purchase of a corresponding amount of the Canadian Revolving Loans from the applicable Canadian Lender or Canadian Lenders which hold Canadian Revolving Loans in excess of their Pro Rata Share of the aggregate outstanding Canadian Revolving Loans and shall not be considered an assignment for purposes of Section 12.2.
(g) Each party hereto which is also a party to the Original Loan Agreement hereby agrees and acknowledges that, effective on the Agreement Date (concurrently with the effectiveness of the Exiting Lender Assignment), all participations or other rights or obligations, of a Participating Lender (as defined in the Original Loan Agreement) under Section 13.17 of the Original Loan Agreement (including, in any event, any Canadian Loan Participation (as defined therein) are hereby terminated.

ARTICLE II
LOANS AND LETTERS OF CREDIT
2.1 Credit Facilities.
(a) Subject to all of the terms and conditions of this Agreement, (i) the U.S. Lenders agree to make U.S. Revolving Loans to the U.S. Borrowers on the Closing Date and at any time and from time to time prior to the Termination Date, in an aggregate principal amount outstanding not in excess of the Maximum U.S. Revolver Amount, (ii) the U.S. Bank agrees to extend credit to the U.S. Borrowers, at any time and from time to time prior to the Termination Date, in the form of U.S. Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of the U.S. Swingline Sublimit, and (iii) the U.S. Letter of Credit Issuer agrees to issue U.S. Letters of Credit on behalf of the U.S. Borrowers, in an aggregate face amount at any time outstanding not in excess of the U.S. Letter of Credit Subfacility. The proceeds of the U.S. Revolving Loans and the U.S. Swingline Loans are to be used solely to pay related fees and expenses of the Transactions and to finance ongoing working capital needs (including, without limitation, purchases of Equipment) and general corporate purposes (including Permitted Acquisitions and the repayment or prepayment of Debt to the extent not prohibited pursuant to the terms hereof) of the U.S. Borrowers and their Subsidiaries.
(b) Subject to all of the terms and conditions of this Agreement, the U.S. Lenders agree to make Specified Loans in Canadian Dollars to the Specified Loan Borrower on the Closing Date and at any time and from time to time prior to the Termination Date, in an aggregate principal amount at any time outstanding not in excess of the Maximum Specified Loan Sublimit. The proceeds of the Specified Loans are to be used to finance ongoing working capital needs (including, without limitation, purchases of Equipment) and general corporate purposes (including Permitted Acquisitions) of the Specified Loan Borrower.
(c) Subject to all of the terms and conditions of this Agreement, (i) the Canadian Lenders agree to make Canadian Revolving Loans to the Canadian Borrower on the Closing Date and at any time and from time to time prior to the Termination Date, in an aggregate principal amount at any time outstanding not in excess of Maximum Canadian Revolver Amount, (ii) the Canadian Bank agrees to extend credit to the Canadian Borrower, at any time and from time to time prior to the Termination Date, in the form of Canadian Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of the Canadian Swingline Sublimit and (iii) the Canadian Letter of Credit Issuer agrees to issue Canadian Letters of Credit on behalf of the Canadian Borrower, in an aggregate face amount at any time outstanding not in excess of the Canadian Letter of Credit Subfacility. The proceeds of Canadian Revolving Loans and the Canadian Swingline Loans are to be used to pay related fees and expenses of the Transactions and to finance ongoing working capital needs (including, without limitation, purchases of Equipment) and general corporate purposes (including Permitted Acquisitions) of the Canadian Borrower and their Subsidiaries.
2.2 Revolving Loans.
(a) Subject to all of the terms and conditions of this Agreement, each U.S. Lender severally, but not jointly or jointly and severally, agrees, upon the Borrowers’ Agent’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans to the U.S. Borrowers in amounts not to exceed such U.S. Lender’s Pro Rata Share of U.S. Availability. The U.S. Lenders, however, in their unanimous discretion, may elect to make U.S. Revolving Loans or issue or arrange to have issued U.S. Letters of Credit in excess of the U.S. Borrowing Base on one or more occasions, but if they do so, neither the Agent nor the U.S. Lenders shall be deemed thereby to have changed the limits of the U.S. Borrowing Base or to be obligated to exceed such limits on any other occasion. If any such Borrowing would exceed U.S. Availability, the U.S. Lenders may refuse to make or may otherwise restrict the making of U.S. Revolving Loans as the U.S. Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make Agent Advances pursuant to the terms of Section 2.5(h).

(b) Subject to all of the terms and conditions of this Agreement, each Canadian Lender severally, but not jointly or jointly and severally, agrees, upon the Borrowers’ Agent’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans to the Canadian Borrower in amounts not to exceed such Canadian Lender’s Pro Rata Share of Canadian Availability. The Canadian Lenders, however, in their unanimous discretion, may elect to make Canadian Revolving Loans or issue or arrange to have issued Canadian Letters of Credit in excess of the Canadian Availability (but not to exceed the Maximum Canadian Revolver Amount) on one or more occasions, but if they do so, neither the Agent nor the Canadian Lenders shall be deemed thereby to have changed the limits of the Canadian Availability or the Maximum Canadian Revolver Amount or to be obligated to exceed such limits on any other occasion. If any such Borrowing would exceed Canadian Availability, the Canadian Lenders may refuse to make or may otherwise restrict the making of Canadian Revolving Loans as the Canadian Lenders determine until such excess has been eliminated, subject to the Agent’s authority, in its sole discretion, to make Canadian Agent Advances pursuant to the terms of Section 2.6(i).
2.3 Specified Loans. Subject to all of the terms and conditions of this Agreement, each U.S. Lender severally, but not jointly or jointly and severally, agrees, upon the Borrowers’ Agent’s request from time to time on any Business Day during the period from the Closing Date to the Termination Date, to make revolving loans to the Specified Loan Borrower in amounts not to exceed such U.S. Lender’s Pro Rata Share of U.S. Availability. If any such Borrowing would exceed U.S. Availability, the U.S. Lenders may refuse to make or may otherwise restrict the making of Specified Loans as the U.S. Lenders determine until such excess has been eliminated.
2.4 Letters of Credit.
(a) Agreement to Issue or Cause to Issue.
(i) Subject to all of the terms and conditions of this Agreement, the Agent agrees to cause the U.S. Letter of Credit Issuer to issue for the account of any U.S. Borrower one or more commercial/documentary and standby letters of credit denominated in Dollars (each, a “U.S. Letter of Credit” and, collectively, the “U.S. Letters of Credit”) and to amend, renew or extend U.S. Letters of Credit previously issued by the U.S. Letter of Credit Issuer (unless otherwise provided below).
(ii) Subject to all of the terms and conditions of this Agreement, the Agent agrees to cause the Canadian Letter of Credit Issuer to issue for the account of the Canadian Borrower one or more commercial/documentary and standby letters of credit denominated in Cdn. Dollars (each, a “Canadian Letter of Credit” and, collectively, the “Canadian Letters of Credit”) and to amend, renew or extend Canadian Letters of Credit previously issued by the Canadian Letter of Credit Issuer (unless otherwise provided below).
(iii) Upon the Closing Date, all Existing Letters of Credit issued for the account of a U.S. Borrower shall constitute U.S. Letters of Credit issued for the account of such U.S. Borrower hereunder with the same effect and status as if such Existing Letters of Credit were originally issued for the account of such U.S. Borrower pursuant to this Agreement. All fees payable with respect to the Existing Letters of Credit accruing through the Closing Date shall be paid on the Closing Date. Until the Closing Date, the fees with respect to all Existing Letters of Credit shall accrue and be payable at the rates set forth in the Original Loan Agreement and on and after the Closing Date such fees shall accrue and be payable at the rates set forth herein.

(b) Amounts; Outside Expiration Date. The Agent shall not have any obligation to issue or cause to be issued any Letter of Credit at any time if (i) (x) in the case of a U.S. Letter of Credit, the maximum aggregate amount of the requested U.S. Letter of Credit for the term of such U.S. Letter of Credit (including any increases in amount referenced therein) is greater than the Unused U.S. Letter of Credit Subfacility at such time and (y) in the case of a Canadian Letter of Credit, the maximum aggregate amount of the requested Canadian Letter of Credit for the term of such Canadian Letter of Credit (including any increases in amount referenced therein) is greater than the Unused Canadian Letter of Credit Subfacility at such time; (ii) the maximum undrawn amount of the requested Letter of Credit would exceed (x) in the case of a U.S. Letter of Credit, the U.S. Availability or (y) in the case of a Canadian Letter of Credit, the Canadian Availability; (iii) such Letter of Credit has an expiration date later than 12 months after the date of issuance, in the case of standby letters of credit (subject to customary evergreen or automatic renewal provisions reasonably acceptable to such Letter of Credit Issuer), or later than 180 days after the date of issuance, in the case of documentary letters of credit; provided that in no event shall any Letter of Credit have an expiration date later than the date that is five (5) Business Days prior to the Termination Date; or (iv)(x) in the case of a U.S. Letter of Credit, any U.S. Lender is at such time a Defaulting Lender hereunder and (y) in the case of a Canadian Letter of Credit, any Canadian Lender is at such time a Defaulting Lender hereunder, unless, in either case, the Agent and the applicable Letter of Credit Issuer have entered into satisfactory arrangements with the Borrowers and/or such Defaulting Lender to eliminate the applicable Letter of Credit Issuer’s risk with respect to such Defaulting Lender. With respect to any Letter of Credit which contains any “evergreen” or automatic renewal or extension provision, if such Letter of Credit permits the applicable Letter of Credit Issuer to prevent any extension by giving notice to the beneficiary thereof no later than a date (the “Non-Extension Notice Date”), once any such Letter of Credit has been issued, the U.S. Lenders (in the case of a U.S. Letter of Credit) or the Canadian Lenders (in the case of a Canadian Letter of Credit) shall be deemed to have authorized such Letter of Credit Issuer to permit extensions of such Letter of Credit to an expiry date not later than the date that is five (5) Business Days prior to the Termination Date, unless the Agent shall have received written notice from the Required Lenders declining to consent to any such extension at least thirty (30) days prior to the Non-Extension Notice Date; provided that no Lender may decline to consent to any such extension if all of the requirements of this Section 2.4 are met and no Default or Event of Default has occurred and is continuing.
(c) Other Conditions. In addition to the conditions precedent contained in Article IX, the obligation of the Agent to issue or to cause to be issued any applicable Letter of Credit is subject to the following conditions precedent having been satisfied in a manner reasonably acceptable to the Agent:
(i) the applicable Borrower shall have delivered to the applicable Letter of Credit Issuer, at least three (3) Business Days (or such shorter period as the applicable Letter of Credit Issuer may agree) in advance of the proposed date of issuance of any Letter of Credit, an application in form and substance satisfactory to such Letter of Credit Issuer and reasonably satisfactory to the Agent for the issuance of the Letter of Credit and such other documents as may be reasonably required pursuant to the terms thereof, and the form of the proposed Letter of Credit shall be reasonably satisfactory to the Agent and the applicable Letter of Credit Issuer; and
(ii) as of the date of issuance, no order of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the applicable Letter of Credit Issuer from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to the applicable Letter of Credit Issuer and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that the proposed Letter of Credit Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit.
(d) Issuance of Letters of Credit.
(i) Request for Issuance. The applicable Borrower shall notify the Agent of a requested Letter of Credit (and, in the case of a request by the Canadian Borrower for a Canadian Letter of Credit, provide a copy of such notification to the Canadian Bank) at least three (3) Business Days (or such shorter period as the applicable Letter of Credit Issuer may agree) prior to the proposed issuance date. Such notice shall be irrevocable and must specify the original face amount of the Letter of Credit requested, the Business Day of issuance of such requested Letter of Credit, whether such Letter of Credit may be drawn in a single or in partial draws, the Business Day on which the requested Letter of Credit is to expire, the purpose for which such Letter of Credit is to be issued, and the beneficiary of the requested Letter of Credit. The applicable Borrower shall attach to such notice the proposed form of the Letter of Credit.

(ii) Responsibilities of the Agent; Issuance. As of the Business Day immediately preceding the requested issuance date of each Letter of Credit, the Agent shall determine the amount of the Unused U.S. Letter of Credit Subfacility or Unused Canadian Letter of Credit Subfacility, as applicable, and the U.S. Availability or Canadian Availability, as applicable, of the applicable Borrower as of such date. If (A) the aggregate amount of the requested Letter of Credit for the term of such Letter of Credit (including any increases in amount referenced therein) is less than the Unused U.S. Letter of Credit Subfacility or Unused Canadian Letter of Credit Subfacility, as applicable, and (B) the amount of such requested Letter of Credit would not exceed the U.S. Availability or Canadian Availability, as applicable, the Agent shall cause such Letter of Credit Issuer to issue the requested Letter of Credit on the requested issuance date so long as the other conditions to such issuance are met.
(iii) No Extensions or Amendment. Except in the case of Letters of Credit subject to evergreen or automatic renewal provisions, the Agent shall not be obligated to cause the applicable Letter of Credit Issuer to extend, renew or amend any Letter of Credit issued pursuant hereto unless the requirements of this Section 2.4 are met as though a new Letter of Credit were being requested and issued.
(e) Payments Pursuant to Letters of Credit. Each Borrower that is the account party of any Letter of Credit agrees to reimburse the applicable Letter of Credit Issuer for any draw under such Letter of Credit within one (1) Business Day after notice of such drawing is received by such Borrower, and to pay the applicable Letter of Credit Issuer the amount of all other charges and fees payable to such Letter of Credit Issuer in connection with any Letter of Credit immediately when due, irrespective of any claim, setoff, defense or other right which any Borrower may have at any time against such Letter of Credit Issuer or any other Person. Each drawing under any (i) U.S. Letter of Credit issued for the account of a U.S. Borrower shall constitute a request by such U.S. Borrower to the Agent for a Borrowing of a Base Rate Loan in the amount of such drawing and, to the extent such Base Rate Loan is made, such Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan and (ii) Canadian Letter of Credit shall constitute a request by the Canadian Borrower to the Agent for a Borrowing of a Canadian Prime Rate Loan in the amount of such drawing and, to the extent such Canadian Prime Rate Loan is made, the Canadian Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Canadian Prime Rate Loan. The Funding Date with respect to any such Borrowing shall be the date of such drawing.
(f) Indemnification; Exoneration; Power of Attorney. (i) Indemnification. In addition to amounts payable as elsewhere provided in this Section 2.4, the Borrowers agree to protect, indemnify, pay and save the applicable Revolving Credit Lenders, the applicable Letter of Credit Issuer and the Agent harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which any Revolving Credit Lender, such Letter of Credit Issuer or the Agent may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, except that the foregoing indemnity shall not apply to such Letter of Credit Issuer to the extent of the gross negligence, bad faith or willful misconduct of such Letter of Credit Issuer. The Borrowers’ obligations under this Section shall survive payment of all other Obligations and termination of this Agreement.
(ii) Assumption of Risk by the Borrowers. As among the applicable Borrowers, the applicable Revolving Credit Lenders, the applicable Letter of Credit Issuer and the Agent, the applicable Borrowers assume all risks of the acts and omissions of, or misuse of any of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the applicable Revolving Credit Lenders, the applicable Letter of Credit Issuer and the Agent shall not be responsible for (except in the case of any such Person (but not with respect to any other Person), to the extent of the gross negligence, bad faith or willful misconduct of such Person in connection with any of the following): (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any Person in connection with the application for and issuance of and presentation of drafts with respect to any of the Letters of Credit, even if it should prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (C) the failure of the beneficiary of any Letter of Credit to comply duly with conditions set forth in any separate agreement with an Obligor that are required in order to draw upon such Letter of Credit; (D) errors, omissions, interruptions, or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (G) the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (H) any consequences arising from causes beyond the control of the applicable Revolving Credit Lenders, the applicable Letter of Credit Issuer or the Agent, including any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority; or (I) the applicable Letter of Credit Issuer’s honor of a draw for which the draw or any certificate fails to comply in any material respect with the terms of the Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any rights or powers of the Agent or any Revolving Credit Lender under this Section 2.4(f).

(iii) Exoneration. Without limiting the foregoing, no action or omission whatsoever by the Agent, a Letter of Credit Issuer or any Revolving Credit Lender shall result in any liability of the Agent, such Letter of Credit Issuer or any Revolving Credit Lender to any Borrower (except as provided in the immediately succeeding clause (iv)), or relieve any Borrower of any of its obligations hereunder to any such Person.
(iv) Rights Against Letter of Credit Issuer. Nothing contained in this Agreement is intended to limit the Borrowers’ rights, if any, with respect to any Letter of Credit Issuer which arise as a result of the letter of credit application and related documents executed by and between any Borrower and such Letter of Credit Issuer or the gross negligence, bad faith or willful misconduct of such Letter of Credit Issuer.
(v) Account Party. The Borrowers hereby authorize and direct any Letter of Credit Issuer to name the applicable Borrower as the “Account Party” in the Letters of Credit and to deliver to the Agent all instruments, documents and other writings and property received by the applicable Letter of Credit Issuer pursuant to the Letters of Credit, and to accept and rely upon the Agent’s instructions and agreements with respect to all matters arising in connection with the Letters of Credit or the applications therefor.
(g) Supporting Letter of Credit. If, notwithstanding the provisions of Section 2.4(b) and Section 11.1, any Letter of Credit is outstanding upon the termination of this Agreement, then upon such termination each applicable Borrower shall (i) deposit with the Agent, for the ratable benefit of the Agent, the applicable Letter of Credit Issuer and the applicable Revolving Credit Lenders, with respect to each Letter of Credit then outstanding, a standby letter of credit (a “Supporting Letter of Credit”) in form and substance satisfactory to the Agent, issued by an issuer satisfactory to the Agent, in an amount equal to 102% (or such lesser amount as the Agent and such Letter of Credit Issuer shall agree but not less than 100%) of the sum of the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses then due with such Letter of Credit, under which Supporting Letter of Credit the Agent is entitled to draw amounts necessary to reimburse the Agent, such Letter of Credit Issuer and the applicable Revolving Credit Lenders for payments to be made by the Agent, such Letter of Credit Issuer and such Revolving Credit Lenders under such Letter of Credit and any fees and expenses then due or to become due with such Letter of Credit, or (ii) cash collateralize each Letter of Credit then outstanding, in an amount equal to 102% (or such lesser amount as the Agent and such Letter of Credit Issuer shall agree) of the sum of the greatest amount for which such Letter of Credit may be drawn plus any fees and expenses then due with such Letter of Credit, in a manner reasonably satisfactory to the Agent. Such Supporting Letter of Credit or cash collateral shall be held by the Agent, for the ratable benefit of the Agent, the applicable Letter of Credit Issuer and the Revolving Credit Lenders, as security for, and to provide for the payment of, the aggregate undrawn amount of such Letters of Credit remaining outstanding.
2.5 U.S. Loan Administration.
(a) Procedure for Borrowing. (i) Each Borrowing by the U.S. Borrowers shall be made upon the Borrowers’ Agent’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing substantially in the form of Exhibit B-1 (“U.S. Notice of Borrowing”), which must be received by the Agent prior to (i) 12:00 noon (New York City time) two (2) Business Days prior to the requested Funding Date, in the case of LIBOR Loans, (ii) 1:00 p.m. (New York City time) one (1) Business Day prior to the requested Funding Date, in the case of Base Rate Loans and (iii) 3:00 p.m. (New York City time) on the Funding Date, in the case of U.S. Swingline Loans, specifying:
(A) whether such Borrowing is to be a LIBOR Borrowing or a Base Rate Borrowing (and if not specified, it shall be deemed a request for a Base Rate Borrowing);

(B) the amount of the Borrowing, which (x) in the case of a LIBOR Loan, must equal or exceed $5,000,000 (and increments of $1,000,000 in excess of such amount) and (y) in the case of a Base Rate Loan, must equal or exceed $1,000,000 (and increments of $1,000,000 in excess of such amount);
(C) the requested Funding Date, which must be a Business Day;
(D) in the case of a request for LIBOR Loans, the duration of the initial Interest Period to be applicable thereto (and if not specified, it shall be deemed a request for an Interest Period of one month); and
(E) the identity of the U.S. Borrower.
(ii) In lieu of delivering a U.S. Notice of Borrowing, the Borrowers’ Agent may give the Agent telephonic notice of such request for advances on or before the deadline set forth above. The Agent at all times shall be entitled to rely on such telephonic notice in making such Loans, regardless of whether any written confirmation is received.
(iii) At the election of the Agent or the Required Lenders, the U.S. Borrowers shall have no right to request a LIBOR Loan while a Default or Event of Default has occurred and is continuing.
(b) Reliance upon Authority. Prior to the Closing Date, the U.S. Borrowers shall deliver to the Agent a notice setting forth the account of the U.S. Borrowers (the “U.S. Designated Account”) to which the Agent is authorized to transfer the proceeds of the Loans requested hereunder unless otherwise directed in writing by the Borrowers’ Agent. The Borrowers’ Agent may designate a replacement account from time to time by written notice to the Agent. The Agent is entitled to rely conclusively on any Person’s request for U.S. Revolving Loans on behalf of any U.S. Borrower, so long as the proceeds thereof are to be transferred to the U.S. Designated Account or to another account designated by the Borrowers’ Agent in writing. The Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by any U.S. Borrower to make such requests on its behalf.
(c) No Liability. The Agent shall not incur any liability to any U.S. Borrower as a result of acting upon any notice referred to in Section 2.5(a) or (b), which the Agent believes in good faith to have been given by an officer or other person duly authorized by any U.S. Borrower to request Loans on its behalf. The crediting of Loans to the U.S. Designated Account conclusively establishes the obligation of the U.S. Borrowers to repay such Loans as provided herein.
(d) Notice Irrevocable. Any U.S. Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 2.5(a) shall be irrevocable. The U.S. Borrowers shall be bound to borrow the funds requested therein in accordance therewith.
(e) Agent’s Election. Promptly after receipt of a U.S. Notice of Borrowing (or telephonic notice in lieu thereof) for a Base Rate Revolving Loan, the Agent shall elect to have the terms of Section 2.5(f) or the terms of Section 2.5(g) apply to such requested Borrowing. If the U.S. Bank declines in its sole discretion to make a U.S. Swingline Loan pursuant to Section 2.5(g) or if the condition in Section 2.5(g)(i)(C) is not satisfied, the terms of Section 2.5(f) shall apply to the requested Borrowing.
(f) Making of U.S. Revolving Loans. If the Agent elects to have the terms of this Section 2.5(f) apply to a requested U.S. Revolving Credit Borrowing of a Base Rate Loan or if the Agent receives a U.S. Notice of Borrowing (or telephonic notice in lieu thereof) for a LIBOR Loan, then, promptly after receipt of the U.S. Notice of Borrowing or telephonic notice in lieu thereof with respect to such U.S. Revolving Credit Base Rate Loan or U.S. Revolving Credit LIBOR Loan, the Agent shall notify the U.S. Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each U.S. Lender shall transfer its Pro Rata Share of the requested Borrowing to the Agent in immediately available funds, to the account from time to time designated by Agent, not later than 1:00 p.m. (New York City time) on the applicable Funding Date. After the Agent’s receipt of all such amounts from the U.S. Lenders, the Agent shall make the aggregate of such amounts available to the applicable U.S. Borrower on the applicable Funding Date by transferring same day funds to the account(s) designated by the Borrowers’ Agent; provided, however, that the amount of U.S. Revolving Loans so made on any date shall not exceed the U.S. Availability on such date.

(g) Making of U.S. Swingline Loans. (i) If the Agent elects, with the consent of the U.S. Bank, to have the terms of this Section 2.5(g) apply to a requested U.S. Revolving Credit Borrowing of a Base Rate Loan, the U.S. Bank shall make a U.S. Revolving Loan in the amount of that Borrowing available to the U.S. Borrowers on the applicable Funding Date by transferring same day funds to the Designated Account or such other account(s) as may be designated by the Borrowers’ Agent in writing. Each U.S. Revolving Loan made solely by the U.S. Bank pursuant to this Section is herein referred to as a “U.S. Swingline Loan”, and such Revolving Loans are collectively referred to as the “U.S. Swingline Loans.” Each U.S. Swingline Loan shall be subject to all the terms and conditions applicable to other U.S. Revolving Loans except that all payments thereon (including interest) shall be payable to the U.S. Bank solely for its own account. The Agent shall not request the U.S. Bank to make any U.S. Swingline Loan if (A) the Agent has received written notice from any U.S. Lender that one or more of the applicable conditions precedent set forth in Article IX will not be satisfied on the requested Funding Date for the applicable Borrowing, (B) the requested Borrowing would exceed U.S. Availability on that Funding Date (as determined by the Agent), or (C) such U.S. Swingline Loan would cause the aggregate outstanding principal balance of all U.S. Swingline Loans to exceed $100,000,000 (the “U.S. Swingline Sublimit”).
(ii) The U.S. Swingline Loans shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Base Rate Loans and U.S. Obligations hereunder.
(h) U.S. Agent Advances. (i) Subject to the limitations set forth below, the Agent is authorized by the U.S. Borrowers and the Lenders, from time to time in the Agent’s sole discretion, upon notice to the U.S. Lenders, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other conditions precedent set forth in Article IX have not been satisfied, to make Base Rate Loans to the U.S. Borrowers on behalf of the U.S. Lenders in an aggregate principal amount outstanding at any time not to exceed $75,000,000 minus the aggregate principal amount of Canadian Agent Advances outstanding at such time (provided that the making of any such Loan does not cause the Aggregate U.S. Revolver Outstandings to exceed the Maximum U.S. Revolver Amount) which the Agent, in its good faith judgment, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other U.S. Obligations (including through Base Rate Loans for the purpose of enabling the U.S. Borrowers to meet their payroll and associated Tax obligations), and/or (3) to pay any other amount chargeable to the U.S. Borrowers pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 14.7 (any of such advances are herein referred to as “U.S. Agent Advances”); provided, that with respect to U.S. Agent Advances that exceed U.S. Availability, the aggregate outstanding principal amount thereof shall not at any time exceed $50,000,000 minus the aggregate principal amount of Canadian Agent Advances outstanding at such time; provided, further, that the Required Lenders may at any time revoke the Agent’s authorization to make U.S. Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.
(ii) The U.S. Agent Advances shall be secured by the U.S. Agent’s Liens in and to the Collateral and shall constitute Base Rate Loans and U.S. Obligations hereunder.
2.6 Canadian Revolving Loan Administration.
(a) Procedure for Borrowing. (i) Each Borrowing by the Canadian Borrower shall be made upon the Borrowers’ Agent’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing substantially in the form of Exhibit B-2 (“Canadian Notice of Borrowing”), which must be received by the Agent prior to (i) 12:00 noon (Toronto, Canada time) three (3) Business Days prior to the requested Funding Date, in the case of BA Equivalent Loans, and (ii) 12:00 noon (Toronto, Canada time) one (1) Business Day prior to the requested Funding Date, in the case of Canadian Prime Rate Loans and (iii) 2:00 p.m. (Toronto, Canada time) on the Funding Date, in the case of Canadian Swingline Loans, specifying:
(A) whether the Loans requested are to be Canadian Prime Rate Loans or BA Equivalent Loans (and if not specified, it shall be deemed a request for a Canadian Prime Rate Loan);

(B) the amount of the Borrowing, which (x) in the case of a BA Equivalent Loan, must equal or exceed Cdn$5,000,000 (and increments of Cdn$1,000,000 in excess of such amount) and (y) in the case of a Canadian Prime Rate Loan, must equal or exceed Cdn$1,000,000 (and increments of Cdn$1,000,000 in excess of such amount);
(C) the requested Funding Date, which must be a Business Day; and
(D) in the case of a request for BA Equivalent Loans, the duration of the initial BA Equivalent Interest Period to be applicable thereto (and if not specified, it shall be deemed a request for a BA Equivalent Interest Period of one month).
(ii) In lieu of delivering a Canadian Notice of Borrowing, the Borrowers’ Agent may give the Agent telephonic notice of such request for advances on or before the deadline set forth above. The Agent at all times shall be entitled to rely on such telephonic notice in making such Loans, regardless of whether any written confirmation is received.
(iii) At the election of the Agent or the Required Lenders, neither the Canadian Borrower nor the Borrowers’ Agent shall have any right to request a BA Equivalent Loan while a Default or Event of Default has occurred and is continuing.
(b) BA Equivalent Interest Period. At the time the Borrowers’ Agent on behalf of the Canadian Borrower gives a Canadian Notice of Borrowing or Notice of Continuation/Conversion in respect of the making of, or conversion into or continuation as, BA Equivalent Loans in accordance with Section 3.2, such Borrower shall have the right to elect by causing the Borrowers’ Agent to give the Agent written notice (or telephonic notice promptly confirmed in writing) the BA Equivalent Interest Period applicable to such Borrowing, which BA Equivalent Interest Period shall, at the option of such Borrower, be a one, two, three, six or (if available from all the Lenders making or holding such Loans as determined by such Lenders in good faith) a nine or twelve month period.
Notwithstanding anything to the contrary contained above:
(i) the initial BA Equivalent Interest Period for any Borrowing of a BA Equivalent Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of Canadian Prime Rate Loans, as applicable) and each BA Equivalent Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding BA Equivalent Interest Period expires;
(ii) if any BA Equivalent Interest Period relating to a Borrowing of a BA Equivalent Loan begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such BA Equivalent Interest Period, such BA Equivalent Interest Period shall end on the last Business Day of the calendar month at the end of such BA Equivalent Interest Period;
(iii) if any BA Equivalent Interest Period would otherwise expire on a day that is not a Business Day, such BA Equivalent Interest Period shall expire on the next succeeding Business Day, provided that if any BA Equivalent Interest Period in respect of a BA Equivalent Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such BA Equivalent Interest Period shall expire on the next preceding Business Day; and

(iv) neither the Canadian Borrower nor the Borrowers’ Agent shall be entitled to elect any BA Equivalent Interest Period in respect of any BA Equivalent Loan if such BA Equivalent Interest Period would extend beyond the Stated Termination Date.
(c) Reliance upon Authority. Prior to the Closing Date, the Canadian Borrower shall cause the Borrowers’ Agent to deliver to the Agent a notice setting forth the respective account or accounts of the Canadian Borrower (each, a “Canadian Designated Account”) to which the Agent is authorized to transfer the proceeds of the Loans requested hereunder unless otherwise directed in writing by the Borrowers’ Agent. The Borrowers’ Agent may designate a replacement account from time to time by written notice to the Agent. The Agent is entitled to rely conclusively on any Person’s request for Canadian Revolving Loans on behalf of the Canadian Borrower so long as the proceeds thereof are to be transferred to any Canadian Designated Account or to another account designated by the Borrowers’ Agent in writing. The Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by the Canadian Borrower to make such requests on its behalf.
(d) No Liability. The Agent shall not incur any liability to any Borrower as a result of acting upon any notice referred to in Section 2.6(a) or (b), which the Agent believes in good faith to have been given by an officer or other person duly authorized by the Borrowers’ Agent to request Loans on the behalf of the Canadian Borrower. The crediting of Loans to a Canadian Designated Account conclusively establishes the obligation of the Canadian Borrower to repay such Loans as provided herein.
(e) Notice Irrevocable. Any Canadian Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 2.6(a) shall be irrevocable. The Canadian Borrower shall be bound to borrow the funds requested therein in accordance therewith.
(f) Agent’s Election. Promptly after receipt of a Canadian Notice of Borrowing (or telephonic notice in lieu thereof) for a Canadian Revolving Loan that is a Canadian Prime Rate Loan, the Agent shall elect to have the terms of Section 2.6(g) or the terms of Section 2.6(h) apply to such requested Borrowing. If the Canadian Bank declines in its sole discretion to make a Canadian Swingline Loan pursuant to Section 2.6(h) or if the condition in Section 2.6(h)(i)(C) is not satisfied, the terms of Section 2.6(g) shall apply to the requested Borrowing.
(g) Making of Canadian Revolving Loans. If the Agent elects to have the terms of this Section 2.6(g) apply to a requested Canadian Revolving Credit Borrowing of a Canadian Prime Rate Loan, or if the Agent receives a Canadian Notice of Borrowing (or telephonic notice in lieu thereof, which shall be immediately confirmed in writing upon request of the Agent or the Canadian Bank) for a Canadian Revolving Loan that is a BA Equivalent Loan, then, promptly after receipt of the Canadian Notice of Borrowing or telephonic notice in lieu thereof with respect to such Canadian Revolving Loan that is a Canadian Prime Rate Loan or BA Equivalent Loan, the Agent shall notify the Canadian Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each Canadian Lender shall transfer its Pro Rata Share of the requested Borrowing to the Agent in immediately available funds, to the account from time to time designated by Agent, not later than 1:00 p.m. (Toronto time) on the applicable Funding Date. After the Agent’s receipt of all such amounts from the Canadian Lenders, the Agent shall make the aggregate of such amounts available to the Canadian Borrower on the applicable Funding Date by transferring same day funds to the account(s) designated by the Borrowers’ Agent; provided, however, that the amount of Canadian Revolving Loans so made on any date shall not exceed the Canadian Availability on such date.
(h) Making of Canadian Swingline Loans. (i) If the Agent elects, with the consent of the Canadian Bank, to have the terms of this Section 2.6(h) apply to a requested Canadian Revolving Credit Borrowing of a Canadian Prime Rate Loan, the Canadian Bank shall make a Canadian Revolving Loan in the amount of that Borrowing available to the Canadian Borrower on the applicable Funding Date by transferring same day funds to the applicable Canadian Designated Account or such other account(s) as may be designated by the Borrowers’ Agent in writing. Each Canadian Revolving Loan made solely by the Canadian Bank pursuant to this Section is herein referred to as a “Canadian Swingline Loan”, and such Canadian Revolving Loans are collectively referred to as the “Canadian Swingline Loans.” Each Canadian Swingline Loan shall be subject to all the terms and conditions applicable to other Canadian Revolving Loans except that all payments thereon (including interest) shall be payable to the Canadian Bank solely for its own account. The Agent shall not request the Canadian Bank to make any Canadian Swingline Loan if (A) the Agent has received written notice from any Lender that one or more of the applicable conditions precedent set forth in Article IX will not be satisfied on the requested Funding Date for the applicable Borrowing, (B) the requested Borrowing would exceed Canadian Availability on that Funding Date (as determined by the Agent), or (C) such Canadian Swingline Loan would cause the aggregate outstanding principal balance of all Canadian Swingline Loans to exceed $50,000,000 (the “Canadian Swingline Sublimit”).

(ii) The Canadian Swingline Loans shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Canadian Prime Rate Loans and Canadian Obligations hereunder.
(i) Canadian Agent Advances. (i) Subject to the limitations set forth below, the Agent is authorized by the Canadian Borrower and the Lenders, from time to time in the Agent’s sole discretion, upon notice to the Canadian Lenders, (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other conditions precedent set forth in Article IX have not been satisfied, to make Canadian Prime Rate Loans to the Canadian Borrower on behalf of the Lenders in an aggregate principal amount outstanding at any time not to exceed the lesser of (x) 10% of the Maximum Canadian Revolver Amount and (y) $75,000,000 minus the aggregate principal amount of U.S. Agent Advances outstanding at such time (provided that the making of any such Loan does not cause the Aggregate Canadian Revolver Outstandings to exceed the Maximum Canadian Revolver Amount) which the Agent, in its good faith judgment, deems necessary or desirable (1) to preserve or protect the Canadian Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations (including through Canadian Prime Rate Loans for the purpose of enabling the Canadian Borrower to meet its payroll and associated Tax obligations), and/or (3) to pay any other amount chargeable to the Canadian Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 14.7 (any of such advances are herein referred to as “Canadian Agent Advances”); provided, that with respect to Canadian Agent Advances that exceed Availability, the aggregate outstanding principal amount thereof shall not at any time exceed $50,000,000 minus the aggregate principal amount of U.S. Agent Advances outstanding at such time; provided, further, that the Required Lenders may at any time revoke the Agent’s authorization to make Canadian Agent Advances. Any such revocation must be in writing and shall become effective prospectively upon the Agent’s receipt thereof.
(ii) The Agent Advances shall be secured by the Agent’s Liens in and to the Collateral and shall constitute Canadian Prime Rate Loans and Canadian Obligations hereunder.
2.7 Reserves; Bank Products.
(a) Subject to clause (ii) of the penultimate sentence of this Section 2.7(a), the Agent may establish Reserves or change any of the Reserves, in the exercise of its Reasonable Credit Judgment, provided that such Reserves shall not be established or changed except upon not less than five (5) Business Days’ notice to the Borrowers (unless an Event of Default exists in which event such notice (which may be oral) may be given at any time prior to the establishment or change and shall not be subject to the five (5) Business Days’ notice requirement). The Agent will be available during such period to discuss any such proposed Reserve or change with the Borrowers and without limiting the right of the Agent to establish or change such Reserves in the Agent’s Reasonable Credit Judgment, the Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve no longer exists, in a manner and to the extent reasonably satisfactory to the Agent. The amount of any Reserve established by the Agent pursuant to the first sentence of this Section 2.7(a) shall have a reasonable relationship as determined by the Agent in its Reasonable Credit Judgment to the event, condition or other matter that is the basis for the Reserve. Notwithstanding anything herein to the contrary, (i) a Reserve shall not be established to the extent that such Reserve would be duplicative of any specific item excluded as ineligible in the definitions of Eligible Merchandise and Consumables Inventory or Eligible Rental Equipment, but the Agent shall retain the right, subject to the requirements of this paragraph, to establish Reserves with respect to prospective changes in eligible Collateral that are likely to occur and (ii) Pari Passu Debt Reserves and Waterfall Priority Hedge Agreement Reserves shall not be subject to any of the above provisions of this Section 2.7(a) (including any requirement that they be established or changed in the exercise of the Agent’s Reasonable Credit Judgment) but shall be established and changed as set forth in the definitions thereof. The establishment of any Reserve with respect to any obligation, charge, liability, debt or otherwise shall in no event grant any rights or be deemed to have granted any rights in such reserved amount to the holder of such obligation, charge, liability or debt or any other Person (except as explicitly set forth hereunder), but shall solely be viewed as amounts reserved to protect the interests of the Secured Parties hereunder and under the other Loan Documents.

(b) The Borrowers may request and the Agent and/or one or more Lenders may, in their sole and absolute discretion, arrange for any Obligor to obtain, Bank Products, although the Borrowers are not required to do so. If Bank Products are provided by an Affiliate of the Agent or a Lender, the Obligors agree to indemnify and hold the Agent or such Lender, as the case may be, harmless from any and all costs and obligations now or hereafter incurred by the Agent or such Lender which arise from any indemnity given by the Agent or such Lender to its respective Affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit the Obligors’ rights, if any, with respect to the Agent, any Lender or their respective Affiliates, which arise as a result of the execution of documents by and between any Obligor and the Agent, such Lender or their respective Affiliates which relate to Bank Products. The agreement contained in this Section 2.7 shall survive payment of the Obligations and termination of this Agreement. The Obligors acknowledge and agree that the obtaining of Bank Products from the Agent, any Lender or any of their respective Affiliates (a) is in the sole and absolute discretion of the Agent, such Lender or such Affiliates, and (b) is subject to all rules and regulations of the Agent, such Lender or such Affiliates.
2.8 Increase of Commitments; Additional Lenders.
(a) Increase of Commitments. (i) The Borrowers’ Agent, on behalf of the U.S. Borrowers, may request the right on one or more occasions to effectuate an increase of the U.S. Revolving Credit Commitments (any such increase, a “Commitment Increase”) in an aggregate amount for all Commitment Increases after the Agreement Date of up to the difference between (A) $2,300,000,000 and (B) the Maximum Revolver Amount as of the Agreement Date (the “Commitment Increase Cap”) by delivering a notice of the requested Commitment Increase to the Agent in a form reasonably acceptable to the Agent (a “Notice of Requested Commitment Increase”), provided that, in each case: (a) no Commitment Increase may be in an amount less than $50,000,000, (b) the proposed Commitment Increase shall have been consented to in writing by (i) each U.S. Lender (if any) who is increasing its U.S. Revolving Credit Commitment and/or (ii) any other bank or financial institution acceptable to the Borrowers’ Agent, the Agent, the U.S. Letter of Credit Issuers and the U.S. Swingline Lender that has agreed to become a Lender in respect of all or a portion of the Commitment Increase (a “New Lender”), (c) the proposed Commitment Increase, together with any prior Commitment Increases, shall not exceed the Commitment Increase Cap, (d) no Default or Event of Default shall exist either before or after giving effect to the Commitment Increase, and (e) all fees and expenses owing to the Agent or the Lenders in respect of the Commitment Increase shall have been paid. The Notice of Requested Commitment Increase shall specify: (i) the amount of the requested increase in U.S. Revolving Credit Commitments and (ii) the requested date of the increase in the U.S. Revolving Credit Commitments (which shall be at least fifteen (15) days from the date of delivery of the Notice of Requested Commitment Increase). The increased or new U.S. Revolving Credit Commitments resulting from any Commitment Increase and any financial accommodations provided thereunder shall be subject to the same terms and conditions (including applicable Interest Rates) as the U.S. Revolving Credit Commitments in effect prior to such Commitment Increase and any financial accommodations provided thereunder (provided that the amount of upfront fees payable to any Lender which increases its U.S. Revolving Credit Commitment or any New Lender with respect to such Commitment Increase may be different than the upfront fees paid to the existing holders of U.S. Revolving Credit Commitment on the Agreement Date or in connection with any other Commitment Increase). Each Notice of Requested Commitment Increase shall be binding on all U.S. Borrowers. Upon the effective date of any such Commitment Increase, the Borrowers’ Agent shall deliver to the Agent a certificate of the chief financial officer of the Borrowers’ Agent certifying that no Default or Event of Default then exists or would be caused thereby. Upon the effective date of any Commitment Increase, the Agent shall have received amendments to this Agreement and the other Loan Documents, Incremental Assumption Agreements for each Lender or New Lender committing to such Commitment Increase, and, if requested, opinion letters and such other agreements, documents and instruments reasonably requested by and reasonably satisfactory to the Agent in its reasonable discretion evidencing and setting forth the conditions of the Commitment Increase. Upon the effective date of any Commitment Increase, the Maximum Revolver Amount and the Maximum U.S. Revolver Amount shall be automatically increased by the Commitment Increase. For the avoidance of doubt, a Commitment Increase shall not increase the Canadian Revolving Credit Commitments nor the Maximum Specified Loan Sublimit.

(ii) The Agent shall deliver a copy of each Notice of Requested Commitment Increase to each U.S. Lender. No Lender (or any successor thereto) shall have any obligation to increase any of its Commitments or its other obligations under this Agreement or the other Loan Documents with respect to a requested Commitment Increase, and any decision by a Lender to increase any of its Commitments shall be made in its sole discretion independently from any other Lender. If the Agent receives commitments from Lenders or New Lenders equal to or in excess of the amount of the Commitment Increase requested (the amount of such requested Commitment Increase, the “Requested Commitment Increase”), the Agent shall have the right, in its sole discretion but in consultation with and the consent of the Borrowers’ Agent, to reduce and reallocate (within the minimum and maximum amounts specified by each such Lender or New Lender in its notice to the Agent) the shares of the Commitment Increase of the Lenders or New Lenders willing to fund such Commitment Increase so that the total commitments for such Commitment Increase equals the Requested Commitment Increase. The Agent shall notify each Lender or New Lender whether its Commitment Increase commitment has been accepted and, if so, the amount of its share of the Commitment Increase, and such Lender shall thereafter execute and deliver an Incremental Assumption Agreement with respect to its respective share of the Commitment Increase
(iii) Notwithstanding anything to the contrary contained herein, each Commitment Increase meeting the conditions set forth in Section 2.8(a) above shall not require the consent of any Lender other than those Lenders, if any, which have agreed to increase their Commitments in connection with such proposed Commitment Increase and shall not constitute an amendment, modification or waiver subject to Section 12.1 and shall be effective as of the later of (A) the date specified in the Borrowers’ Agent’s Notice of Requested Commitment Increase and (B) the date upon which the foregoing conditions shall have been satisfied or waived by the Agent and the Lenders which have agreed to increase their Commitments, or by the requisite Lenders in accordance with Section 12.1 in the case of a waiver of a Default or an Event of Default, as applicable.
(b) Effect of Commitment Increase. (i) After giving effect to any Commitment Increase, the outstanding U.S. Revolving Loans and Specified Loans may not be held pro rata in accordance with the new U.S. Revolving Credit Commitments. In order to remedy the foregoing, on the effective date of the applicable Commitment Increase, one or more U.S. Lenders (including, without limitation, any New Lenders) shall make advances among themselves (through the Agent) so that after giving effect thereto the U.S. Revolving Loans and Specified Loans will be held by the U.S. Lenders (including, without limitation, any New Lenders) on a pro rata basis in accordance with each U.S. Lender’s Pro Rata Share (after giving effect to the applicable Commitment Increase) and, in such event, the U.S. Borrowers shall pay to the applicable U.S. Lenders any amounts payable in respect thereof in accordance with Section 5.4 (with any reduction in U.S. Revolving Loans or Specified Loans of any U.S. Lender pursuant to this Section 2.8(b) being deemed a prepayment for purposes of Section 5.4). Each U.S. Lender agrees to wire immediately available funds to the Agent in accordance with this Agreement as may be required by the Agent in connection with the foregoing. Notwithstanding the provisions of Section 12.2, the advances so made by each U.S. Lender whose Pro Rata Share has increased shall be deemed to be a purchase of a corresponding amount of the U.S. Revolving Loans and Specified Loans, as applicable of the U.S. Lender or U.S. Lenders whose Pro Rata Share have decreased and shall not be considered an assignment for purposes of Section 12.2.
(ii) Upon the consummation of any Commitment Increase, each amount set forth in the column entitled “Average Daily Combined Availability” in the defined term “Applicable Margin” for each Level set forth therein (or to the extent such amounts have previously been adjusted in accordance with this clause (ii) or in accordance with Section 4.4(b)(ii), the adjusted amounts applicable at such time) shall be increased by a percentage of such amount (or adjusted amount, if applicable) equal to the percentage by which the U.S. Revolving Credit Commitments were increased pursuant to such Commitment Increase. Upon any such increase, the Agent shall provide written notice to the Borrowers’ Agent and the Lenders setting forth such increased amounts.

2.9 Canadian Revolver Adjustments.
(a) The Borrowers may, by written notice to the Agent, request that the Agent and the Lenders increase or decrease the Maximum Canadian Revolver Amount (a “Canadian Revolver Adjustment”), which request shall be granted if each of the following conditions are satisfied: (i) only one Canadian Revolver Adjustment (excluding any Canadian Revolver Adjustment made pursuant to Section 4.15(A)) may be made in any calendar month, (ii) the written request for a Canadian Revolver Adjustment must be received by the Agent at least three (3) Business Days prior to the requested date (which shall be a Business Day) of the effectiveness of such Canadian Revolver Adjustment (such date of effectiveness, the “Canadian Revolver Adjustment Date”), (iii) any increase in the Maximum Canadian Revolver Amount shall result in a Dollar-for-Dollar decrease in the Maximum U.S. Revolver Amount, and vice-versa for any decrease in the Maximum Canadian Revolver Amount, (iv) the Maximum Canadian Revolver Amount shall at no time exceed the Equivalent Amount in Cdn. Dollars of $250,000,000 or such lesser amount as shall be requested by the Borrowers’ Agent pursuant to clause (E) in the proviso to Section 12.1(a) (or the Equivalent Amount thereof in Cdn. Dollars), (v) no decrease of the Maximum Canadian Revolver Amount shall be permitted if, after giving effect thereto and to any prepayments of the Canadian Revolving Loans on the effective date thereof, the Aggregate Canadian Revolver Outstandings would exceed the lesser of (A) the sum of the Canadian Borrowing Base and the U.S. Availability then in effect and (B) the Maximum Canadian Revolver Amount as so reduced, (vi) no increase in the Maximum Canadian Revolver Amount shall be permitted if, after giving effect thereto and to any prepayments of the U.S. Revolving Loans and Specified Loans on the effective date thereof, the Aggregate U.S. Revolver Outstandings would exceed the lesser of (A) the U.S. Borrowing Base then in effect and (B) the Maximum U.S. Revolver Amount (after giving effect thereto), (vii) sufficient Canadian Lenders and U.S. Lenders shall have agreed to increase or decrease, as applicable, their Canadian Revolving Credit Commitments or U.S. Revolving Credit Commitments and assign or purchase Canadian Revolving Credit Commitments, U.S. Revolving Credit Commitments, Canadian Revolving Loans, U.S. Revolving Loans, Specified Loans and related rights and obligations to effectuate such Canadian Revolver Adjustment such that, after giving effect to such Canadian Revolver Adjustment and such increases, decreases, assignments and purchases, each Canadian Lender shall have its Pro Rata Share of the aggregate Canadian Revolving Credit Commitments, the aggregate Canadian Revolving Loans and related rights and obligations and each U.S. Lender shall have its Pro Rata Share of the aggregate U.S. Revolving Credit Commitments, the aggregate U.S. Revolving Loans, the aggregate Specified Loans and related rights and obligations and (viii) the Agent shall have received duly executed Assignment and Acceptances (or, with respect to any increase or decrease in a Lender’s Revolving Credit Commitment to effectuate such Canadian Revolver Adjustment other than pursuant to an assignment or related purchase and not requiring an assignment or purchase of Revolving Loans, written confirmation from such Lender of the increase or decrease in the amount of its U.S. Revolving Credit Commitment or Canadian Revolving Credit Commitment, as applicable, in form and substance reasonably satisfactory to the Agent) from each U.S. Lender and Canadian Lender participating in the Commitment increases or decreases, assignments and purchases described in clause (vii) above effectuating such increases, decreases, assignments and purchases, and such Revolving Credit Commitment increases or decreases and assignments and purchases shall have become effective. Any such Canadian Revolver Adjustment shall be in an amount equal to $5,000,000 (or the Equivalent Amount thereof in Cdn. Dollars) or a multiple of $1,000,000 (or the Equivalent Amount thereof in Cdn. Dollars) in excess thereof and shall concurrently increase or reduce, as applicable, (1) the aggregate U.S. Revolving Credit Commitments then in effect pro rata among the U.S. Lenders and (2) the aggregate Canadian Revolving Credit Commitments then in effect pro rata among the Canadian Lenders. After giving effect to any Canadian Revolver Adjustment, the Canadian Revolving Credit Commitment of each Canadian Lender shall be equal to such Canadian Lender’s Pro Rata Share of the amount of the Maximum Canadian Revolver Amount.
(b) The Agent shall promptly inform the Lenders of any request for a Canadian Revolver Adjustment made by the Borrowers. If the conditions set forth in clause (a) above are not satisfied on the applicable Canadian Revolver Adjustment Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Agent shall notify the Borrower’s Agent on behalf of the Borrowers in writing that the requested Canadian Revolver Adjustment will not be effectuated. On each Canadian Revolver Adjustment Date, the Agent shall notify the Lenders and the Borrower’s Agent on behalf of the Borrowers, on or before 3:00 p.m. (New York time), by telecopier, e-mail or telex, of the occurrence of the Canadian Revolver Adjustment to be effected on such Canadian Revolver Adjustment Date, the amount of U.S. Revolving Loans and Specified Loans held by each U.S. Lender as a result thereof, the amount of the U.S. Revolving Credit Commitment of each U.S. Lender as a result thereof, the amount of Canadian Revolving Loans held by each Canadian Lender as a result thereof, and the amount of the Canadian Revolving Credit Commitment of each Canadian Lender as a result thereof.
(c) On each Canadian Revolver Adjustment Date, the Agent shall notify the Lenders and the Borrowers’ Agent, on or before 3:00 p.m. (New York time), by telecopier, e-mail or telex, of the occurrence of the Canadian Revolver Adjustment to be effected on such Canadian Revolver Adjustment Date, the amount of Revolving Loans and Specified Loans held by each Lender as a result thereof, and the amount of the U.S. Revolving Credit Commitment of each U.S. Lender and the Canadian Revolving Credit Commitment of each Canadian Lender as a result thereof. The Agent will effect a settlement on each Canadian Revolver Adjustment Date of the outstanding Canadian Revolving Loans among the Canadian Lenders and the outstanding U.S. Revolving Loans and Specified Loans among the U.S. Lenders that will reflect the assignments and purchases of Revolving Loans and Specified Loans as provided in clause (vii) of Section 2.9(a). Any interest, fees and other payments accrued to the applicable Canadian Revolver Adjustment Date with respect to the interests and obligations of a Lender transferred by such Lender in accordance with this Section 2.9 shall be for the account of the transferring Lender. Any interest, fees and other payments accrued on and after the applicable Canadian Revolver Adjustment Date with respect to the interests and obligations acquired by a Lender under this Section 2.9 shall be for the account of the acquiring Lender.

(d) Each party hereto hereby consents to any assignments and purchases of Commitments, Revolving Loans, Specified Loans and related rights and obligations effected with respect to a Canadian Revolver Adjustment.
(e) No processing fees required to be paid to the Agent on any assignment pursuant to Section 12.2 shall be payable in connection with any assignment under this Section 2.9.
2.10 Specified Loan Administration.
(a) Procedure for Borrowing. (i) Each Borrowing by the Specified Loan Borrower shall be made upon the Borrowers’ Agent’s irrevocable written notice delivered to the Agent in the form of a notice of borrowing substantially in the form of Exhibit B-3 (“Specified Loan Notice of Borrowing”), which must be received by the Agent prior to 12:00 noon (New York City time) three (3) Business Days prior to the requested Funding Date, specifying:
(A) the amount of the Borrowing, which must equal or exceed Cdn$1,000,000 (or the Equivalent Amount hereof) (and increments of Cdn$1,000,000 (or the Equivalent Amount hereof) in excess of such amount;
(B) the requested Funding Date, which must be a Business Day; and
(C) the duration of the initial BA Equivalent Interest Period to be applicable thereto (and if not specified, it shall be deemed a request for a BA Equivalent Interest Period of one month).
(ii) In lieu of delivering a Specified Loan Notice of Borrowing, the Borrowers’ Agent may give the Agent telephonic notice of such request for advances on or before the deadline set forth above. The Agent at all times shall be entitled to rely on such telephonic notice in making such Loans, regardless of whether any written confirmation is received.
(iii) Notwithstanding anything to the contrary contained herein, each Specified Loan shall only be a BA Equivalent Loan.
(b) Reliance upon Authority. Prior to the Closing Date, the Specified Loan Borrower shall deliver to the Agent a notice setting forth the account of the Specified Loan Borrower (the “Specified Loan Designated Account”) to which the Agent is authorized to transfer the proceeds of the Loans requested hereunder unless otherwise directed in writing by the Borrowers’ Agent. The Borrowers’ Agent may designate a replacement account from time to time by written notice to the Agent. The Agent is entitled to rely conclusively on any Person’s request for Specified Loans on behalf of the Specified Loan Borrower, so long as the proceeds thereof are to be transferred to the Specified Loan Designated Account or to another account designated by the Borrowers’ Agent in writing. The Agent has no duty to verify the identity of any individual representing himself or herself as a person authorized by the Specified Loan Borrower to make such requests on its behalf.
(c) No Liability. The Agent shall not incur any liability to the Specified Loan Borrower as a result of acting upon any notice referred to in Section 2.10(a) or (b), which the Agent believes in good faith to have been given by an officer or other person duly authorized by the Specified Loan Borrower to request Loans on its behalf. The crediting of Loans to the Specified Loan Designated Account conclusively establishes the obligation of the Specified Loan Borrower to repay such Loans as provided herein.

(d) Notice Irrevocable. Any Specified Loan Notice of Borrowing (or telephonic notice in lieu thereof) made pursuant to Section 2.10(a) shall be irrevocable. The Specified Loan Borrower shall be bound to borrow the funds requested therein in accordance therewith.
(e) Making of Specified Loans. Promptly after receipt of the Specified Loan Notice of Borrowing or telephonic notice in lieu thereof with respect to such Specified Loan, the Agent shall notify the U.S. Lenders by telecopy, telephone or e-mail of the requested Borrowing. Each U.S. Lender shall transfer its Pro Rata Share of the requested Borrowing to the Agent in immediately available funds, to the account from time to time designated by Agent, not later than 1:00 p.m. (New York City time) on the applicable Funding Date. After the Agent’s receipt of all such amounts from the U.S. Lenders, the Agent shall make the aggregate of such amounts available to the Specified Loan Borrower on the applicable Funding Date by transferring same day funds to the account(s) designated by the Borrowers’ Agent; provided, however, that the amount of Specified Loans so made on any date shall not exceed the U.S. Availability on such date.
2.11 Special Provisions Applicable Upon Exposure Exchange Date.
Notwithstanding anything to the contrary contained herein or in any other Loan Document:
(a) On the Exposure Exchange Date, automatically (and without the taking of any action) (x) all then outstanding Canadian Revolving Loans shall be converted into Canadian Revolving Loans maintained in Dollars (in an amount equal to the Equivalent Amount thereof in Dollars on the Exposure Exchange Date), which Canadian Revolving Loans (i) shall continue to be owing by the Canadian Borrower, (ii) shall at all times thereafter be payable in Dollars and bear interest payable in Dollars based upon the Base Rate in effect from time to time (with each change in the Base Rate to be reflected in the interest rate applicable to such Canadian Revolving Loans as of the effective date of such change) and (iii) except as otherwise provided in this Section 2.11(a), shall at all times thereafter be treated as Canadian Prime Rate Loans owing by the Canadian Borrower (including, without limitation, as to the Applicable Margin therefor), and (y) all principal, accrued and unpaid interest and other amounts owing with respect to the Canadian Revolving Loans and the Canadian Letters of Credit shall be payable in Dollars, at the Equivalent Amount of such principal, accrued and unpaid interest and other amounts. The occurrence of any conversion of BA Equivalent Loans to Canadian Revolving Loans maintained in Dollars as provided above in this Section 2.11(a) shall be deemed to constitute, for purposes of Section 5.4, a prepayment of such BA Equivalent Loans if the Exposure Exchange Date is a day other than the last day of the BA Equivalent Interest Period relating thereto.
(b) On the Exposure Exchange Date (i) if any Swingline Loans or Agent Advances are outstanding, a Settlement of such Swingline Loans and/or Agent Advances shall be made in accordance with the requirements of Section 13.15, with the Exposure Exchange Date constituting the Settlement Date therefor (or, if for any reason any such settlement can not be effected, each applicable Lender shall fund the purchase price of its participation in such Swingline Loans and Agent Advances in accordance with Section 13.15, with the Exposure Exchange Date constituting the funding date therefor) and (ii) if there have been any drawings or payments pursuant to or under any Letter of Credit which have not yet been reimbursed to the respective Letter of Credit Issuer with the proceeds of a Revolving Loan, the Lenders which participate in such Letter of Credit pursuant to Section 13.16 shall make payments to such Letter of Credit Issuer in the amount of their respective Pro Rata Shares of such unpaid drawings or payments in accordance with the requirements of this Agreement. Each Lender that is required to make payments pursuant to the immediately preceding sentence shall be obligated to do so in accordance with the terms of this Agreement.
(c) On the Exposure Exchange Date (after giving effect to the actions provided in clauses (a) and (b) above), the Lenders shall automatically and without further act (and without regard to the provisions of Section 12.2) be deemed to have purchased at par interests in each of the Credit Facilities (and shall make payments to the Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse or make participation purchase price payments to (x) the applicable Letter of Credit Issuer for or with respect to unreimbursed drawings or payments under outstanding Letters of Credit and (y) the Agent for unreimbursed Agent Advances, such that, in lieu of the interests of each Lender in each of such Credit Facilities immediately prior to the Exposure Exchange Date, such Lender shall be deemed to own an interest in each of such Credit Facilities, whether or not such Lender previously had an interest therein, equal to such Lender’s Exposure Exchange Percentage thereof. Each Obligor, each Lender and each Participant hereby consents and agrees to the Exposure Exchange and agrees that the Exposure Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in any interests herein.

(d) As a result of the Exposure Exchange, from and after the Exposure Exchange Date, each payment received by the Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective Exposure Exchange Percentages (subject to Sections 13.15 and 13.16(b)). Any direct payment received by a Lender from and after the Exposure Exchange Date, including by way of setoff, in respect of a Designated Obligation shall be paid over to the Agent for distribution to the Lenders in accordance herewith.
(e) In the event that on or after the Exposure Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of an Agent Advance or a disbursement or payment under a Letter of Credit by the applicable Letter of Credit Issuer, in each instance, that is not paid or reimbursed by the applicable Borrowers, then each Lender shall promptly reimburse the Agent or the applicable Letter of Credit Issuer, as the case may be, for its Exposure Exchange Percentage of such unpaid Agent Advance or unreimbursed disbursement or payment (and any such Agent Advance or unreimbursed disbursement or payment which was paid in Canadian Dollars shall be reimbursed by the Equivalent Amount of Dollars determined, as applicable, as of the date of such Agent Advance or as of the date such Letter of Credit Issuer made such disbursement or payment).
(f) No Lender shall be responsible for any default of any other Lender in respect of such other Lender’s obligations under Section 2.11(b) or Section 2.11(c), nor shall the obligations of any Lender under Section 2.11(b) or Section 2.11(c) be increased as a result of such default of any other Lender. Each Lender shall be obligated to the extent provided in Section 2.11(b) or Section 2.11(c) regardless of the failure of any other Lender to fulfill its obligations under Section 2.11(b) or Section 2.11(c). The obligations of each Lender under Section 2.11(b) or Section 2.11(c) are irrevocable and unconditional and shall not be subject to any qualification or exception whatsoever, including, without limitation, lack of validity or enforceability of this Agreement or any of the other Loan Documents or the existence of any claim, setoff, defense or other right which any Obligor may have at any time against any of the Lenders or other Secured Parties.
ARTICLE III
INTEREST AND FEES
3.1 Interest.
(a) Interest Rates. All outstanding Loans to the U.S. Borrowers shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined by reference to the Base Rate or the LIBOR Rate plus the Applicable Margin, but not to exceed the Maximum Rate. All outstanding Canadian Revolving Loans and Specified Loans shall bear interest on the unpaid principal amount thereof (including, to the extent permitted by law, on interest thereon not paid when due) from the date made until paid in full in cash at a rate determined, subject to Section 2.11(a), by reference to the Canadian Prime Rate or the BA Rate plus, in each case, the Applicable Margin, but not to exceed the Maximum Rate. If at any time Loans are outstanding with respect to which the applicable Borrower has not delivered to the Agent a notice specifying the basis for determining the interest rate applicable thereto in accordance herewith, those Loans shall be treated as Base Rate Loans in the case of U.S. Revolving Loans, and as Canadian Prime Rate Loans in the case of Canadian Revolving Loans, until notice to the contrary has been given to the Agent in accordance with this Agreement and such notice has become effective. Except as otherwise provided herein, the outstanding Obligations shall bear interest as follows:
(i) For all Base Rate Loans, at a fluctuating per annum rate equal to the Base Rate plus the Applicable Margin;
(ii) For all Canadian Prime Rate Loans, at a fluctuating per annum rate equal to the Canadian Prime Rate, plus the Applicable Margin;

(iii) For all LIBOR Loans, at a per annum rate equal to the LIBOR Rate plus the Applicable Margin;
(iv) For all BA Equivalent Loans, at a per annum rate equal to the BA Rate plus the Applicable Margin; and
(v) For all Obligations other than Loans, at the rate set forth therefor (if any) in the applicable agreements (if any) pursuant to which such Obligations were incurred.
Each change in the Base Rate shall be reflected in the interest rate applicable to Base Rate Loans as of the effective date of such change, and each change in the Canadian Prime Rate shall be reflected in the interest rate applicable to Canadian Prime Rate Loans as of the effective date of such change. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” and for Canadian Prime Rate Loans when the Canadian Prime Rate is determined by the Canadian Bank’s “prime” rate for loans made in Canadian Dollars shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example). On the first Business Day of each calendar quarter hereafter and on the Termination Date, the applicable Borrower shall pay to the Agent, for the ratable benefit of the applicable Lenders (provided that all interest on applicable Swingline Loans shall be for the benefit of the applicable Bank and all interest on Agent Advances shall be for the benefit of the Agent), interest accrued to the first day of such calendar quarter (or accrued to the Termination Date in the case of a payment on the Termination Date) on all Base Rate Loans and Canadian Prime Rate Loans, in arrears. The applicable Borrowers shall pay to the Agent, for the ratable benefit of the applicable Lenders, interest on all (i) LIBOR Loans in arrears on each LIBOR Interest Payment Date and (ii) BA Equivalent Loans in arrears on each BA Equivalent Interest Payment Date.
(b) Default Rate. If any Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (A) in the case of overdue principal, at the Default Rate, (B) in the case of overdue interest, at the Default Rate that would be applicable with respect to the applicable principal on which such interest is due and (C) in all other cases, at a rate per annum equal to the rate that would be applicable to a Base Rate Revolving Loan or Canadian Prime Rate Loan, as applicable, plus 2.00%.
3.2 Continuation and Conversion Elections.
(a) The Borrowers’ Agent may, on behalf of each applicable Borrower (provided that, as applicable, the Borrowing of LIBOR Loans is then permitted under Section 2.5(a)(iii) and the Borrowing of BA Equivalent Loans is then permitted under Section 2.6(a)(iii)):
(i) elect, as of any Business Day, to convert any Base Rate Loans other than Agent Advances and Swingline Loans (or any part thereof in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof) into LIBOR Loans;
(ii) elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);
(iii) elect, as of any Business Day, to convert any Canadian Prime Rate Loans other than Canadian Swingline Loans and Canadian Agent Advances (or any part thereof in an amount not less than Cdn $5,000,000 or an integral multiple of Cdn $1,000,000 in excess thereof) into BA Equivalent Loans; or
(iv) elect, as of the last day of the applicable BA Equivalent Interest Period, to continue any BA Equivalent Loans having BA Equivalent Interest Periods expiring on such day (or any part thereof in an amount not less than Cdn $5,000,000);

provided, that if at any time the aggregate amount of LIBOR Loans or BA Equivalent Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $1,000,000, such LIBOR Loans or BA Equivalent Loans shall automatically convert into Base Rate Loans or Canadian Prime Rate Loans, as applicable; provided further that if the Notice of Continuation/Conversion shall fail to specify the duration of the Interest Period or BA Equivalent Interest Period, such Interest Period or BA Equivalent Interest Period shall be one month.
(b) The Borrowers’ Agent shall deliver a notice of continuation/conversion substantially in the form of Exhibit C-1, Exhibit C-2 or Exhibit C-3 (each, a “Notice of Continuation/Conversion”), as applicable, to the Agent not later than, (x) in the case of U.S. Revolving Loans, 1:00 p.m. (New York City time) at least two (2) Business Days in advance of the Continuation/Conversion Date and (y) in other cases, 12:00 noon (New York City time) at least three (3) Business Days in advance of the Continuation/Conversion Date, if the Loans are to be converted into or continued as LIBOR Loans or BA Equivalent Loans and specifying:
(i) the proposed Continuation/Conversion Date;
(ii) the aggregate principal amount of Loans to be converted or continued;
(iii) the Type of Loans resulting from the proposed conversion or continuation; and
(iv) the duration of the requested Interest Period, provided, however, the Borrowers may not select an Interest Period that ends after the Stated Termination Date.
In lieu of delivering a Notice of Continuation/Conversion, the Borrowers’ Agent may give the Agent telephonic notice of such request on or before the deadline set forth above. The Agent at all times shall be entitled to rely on such telephonic notice with respect to such continuation or conversion, regardless of whether any written confirmation is received.
(c) If upon the expiration of any Interest Period applicable to any LIBOR Loans or any BA Equivalent Interest Period applicable to any BA Equivalent Loans, the applicable Borrowers have failed to select timely a new Interest Period to be applicable to such LIBOR Loans or a new BA Equivalent Interest Period to be applicable to such BA Equivalent Loans, the Borrowers shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans or such BA Equivalent Loans into Canadian Prime Rate Loans, as the case may be, in each case effective as of the expiration date of such Interest Period or BA Equivalent Interest Period. If any Default or Event of Default exists, at the election of the Agent or the Required Lenders, all LIBOR Loans shall be converted into Base Rate Loans as of the expiration date of each applicable Interest Period and all BA Equivalent Loans shall be converted into Canadian Prime Rate Loans as of the expiration date of each applicable BA Equivalent Interest Period.
(d) The Agent will promptly notify each Lender of its receipt of a Notice of Continuation/Conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.
(e) There may not be more than 15 (fifteen) different LIBOR Loans or BA Equivalent Loans in effect hereunder at any time.

3.3 Maximum Interest Rate. In no event shall any interest rate provided for hereunder exceed the maximum rate legally chargeable under applicable law with respect to loans of the Type provided for hereunder (the “Maximum Rate”). If, in any month, any interest rate, absent such limitation, would have exceeded the Maximum Rate, then the interest rate for that month shall be the Maximum Rate, and, if in future months, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. In the event that, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement is less than the total amount of interest which would, but for this Section 3.3, have been paid or accrued if the interest rate otherwise set forth in this Agreement had at all times been in effect, then the applicable Borrowers shall, to the extent permitted by applicable law, pay the Agent, for the account of the applicable Lenders, an amount equal to the excess of (a) the lesser of (i) the amount of interest which would have been charged if the Maximum Rate had, at all times, been in effect or (ii) the amount of interest which would have accrued had the interest rate otherwise set forth in this Agreement, at all times, been in effect over (b) the amount of interest actually paid or accrued under this Agreement. If a court of competent jurisdiction determines that the Agent and/or any Lender has received interest and other charges hereunder in excess of the Maximum Rate, such excess shall be deemed received on account of, and shall automatically be applied to reduce, the Obligations other than interest, and if there are no Obligations outstanding, the Agent and/or such Lender shall refund to the Borrowers such excess.
3.4 Closing Fees. The U.S. Borrowers agree to pay the Agent and each of the Arrangers on the Closing Date all fees due and payable on such date as set forth in the applicable Fee Letters.
3.5 Unused Line Fee. On the first Business Day of each calendar quarter and on the Termination Date, the U.S. Borrowers agree to pay to the Agent, for the account of the Lenders, an unused line fee (the “Unused Line Fee”) equal to the Applicable Unused Line Fee Margin per annum times the amount by which the average daily Maximum Revolver Amount exceeded the sum of the average daily outstanding amount of Loans (other than Swingline Loans) and the average daily undrawn face amount of outstanding Letters of Credit, during the immediately preceding calendar quarter or shorter period if calculated for the first calendar quarter hereafter or on the Termination Date. All principal payments received by the Agent shall be deemed to be credited immediately upon receipt for purposes of calculating the Unused Line Fee pursuant to this Section 3.5. Upon receipt thereof, the Agent shall distribute the Unused Line Fee to the Lenders as follows: (a) as between the U.S. Lenders and the Canadian Lenders, ratably based on the Maximum U.S. Revolver Amount and the Maximum Canadian Revolver Amount, (b) as among the U.S. Lenders, ratably based on their Pro Rata Shares of the U.S. Revolving Credit Commitments and (c) as among the Canadian Lenders, ratably based on their Pro Rata Shares of the Canadian Revolving Credit Commitments.
3.6 Letter of Credit Fees.
(a) The U.S. Borrowers agree to pay (i) to the Agent, for the account of the U.S. Lenders, in accordance with their respective Pro Rata Shares, for each U.S. Letter of Credit, a fee (the “U.S. Letter of Credit Fee”) equal to, on a per annum basis, the Applicable Margin for LIBOR Loans, (ii) to the Agent, for the benefit of the U.S. Letter of Credit Issuer, a fronting fee of one-eighth of one percent (0.125%) per annum of the undrawn face amount of each U.S. Letter of Credit, and (iii) to the U.S. Letter of Credit Issuer, all out-of-pocket costs, fees and expenses incurred by the U.S. Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any U.S. Letter of Credit. The U.S. Letter of Credit Fee and fronting fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter following any calendar quarter in which a U.S. Letter of Credit is outstanding and on the Termination Date.
(b) The Canadian Borrower agrees to pay (i) to the Agent, for the account of the Canadian Lenders, in accordance with their respective Pro Rata Shares, for each Canadian Letter of Credit, a fee (the “Canadian Letter of Credit Fee”) equal to, on a per annum basis, the Applicable Margin for BA Equivalent Loans, (ii) to the Agent, for the benefit of the Canadian Letter of Credit Issuer, a fronting fee of one-eighth of one percent (0.125%) per annum of the undrawn face amount of each Canadian Letter of Credit, and (iii) to the Canadian Letter of Credit Issuer, all out-of-pocket costs, fees and expenses incurred by the Canadian Letter of Credit Issuer in connection with the application for, processing of, issuance of, or amendment to any Canadian Letter of Credit. The Canadian Letter of Credit Fee and fronting fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter following any calendar quarter in which a Canadian Letter of Credit is outstanding and on the Termination Date.

ARTICLE IV
PAYMENTS AND PREPAYMENTS
4.1 Payments and Prepayments.
(a) The U.S. Borrowers shall repay the outstanding principal balance of the U.S. Revolving Loans, plus all accrued but unpaid interest thereon, on the Termination Date. The Canadian Borrower shall repay the outstanding principal balance of the Canadian Revolving Loans made to it, plus all accrued but unpaid interest thereon, on the Termination Date. The Specified Loan Borrower shall repay the outstanding principal balance of the Specified Loans, plus all accrued but unpaid interest thereon, on the Termination Date.
(b) The Borrowers may, upon notice to the Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. (New York time) (A) three Business Days prior to any date of prepayment of LIBOR Loans and BA Equivalent Loans and (B) on the date of prepayment of Base Rate Loans and Canadian Prime Rate Loans; and (ii) each prepayment shall be in a principal amount of $5,000,000 (or the Equivalent Amount thereof, as applicable) or a whole multiple of $1,000,000 (or the Equivalent Amount thereof, as applicable) in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Loans or BA Equivalent Loans are to be prepaid, the Interest Period(s) or BA Equivalent Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Pro Rata Share). If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
4.2 Out-of-Formula Condition. The U.S. Borrowers and the Canadian Borrower shall immediately pay to the Agent, for the account of the Lenders and/or to cash collateralize Letters of Credit pursuant to Section 2.4(g), upon demand, (a) in the case of the U.S. Borrowers, the amount, if any, by which the amount of the Aggregate U.S. Revolver Outstandings exceeds at any time the lesser of (i) the Maximum U.S. Revolver Amount and (ii) the U.S. Borrowing Base, and (b) in the case of the Canadian Borrower, the amount, if any, by which the amount of the Aggregate Canadian Revolver Outstandings exceeds at any time the lesser of (i) the Maximum Canadian Revolver Amount and (ii) the sum of the Canadian Borrowing Base and the U.S. Availability (any such condition under clause (a) or (b) being an “Out-of-Formula Condition”), except that no such payment shall be required if the Out-of-Formula Condition is created solely as a result of an Agent Advance.
4.3 Mandatory Prepayments.
(a) The U.S. Borrowers shall be jointly and severally required to prepay Loans made to them, the Canadian Borrower shall be required to prepay Loans made to it, and the Specified Loan Borrower shall be required to prepay Loans made to it, not later than the third Business Day following the receipt of Net Proceeds from Asset Dispositions by (x) the applicable Borrower or any of its Subsidiaries or (y) in the case of the U.S. Borrowers, Holdings or any of its Subsidiaries, in an amount equal to the lesser of (A) 100% of such Net Proceeds; and (B) such amount which, when applied to prepay the Loans pursuant to clause (iii) below, would cause the Combined Availability to equal or exceed 25% of the Maximum Revolver Amount, after giving pro forma effect to such Asset Disposition; provided, however, that:
(i) in the case of an Asset Disposition of any Collateral that is not Eligible Merchandise and Consumables Inventory or Eligible Rental Equipment, so long as no Default or Event of Default shall occur and be continuing, if the Borrowers’ Agent shall deliver a certificate of a Responsible Officer of the Borrowers’ Agent to the Agent at the time of receipt thereof setting forth such Borrower’s or Subsidiary’s intent to reinvest such proceeds in productive assets of a kind then used or usable in the business of such Person within 365 days of receipt of such proceeds, such proceeds shall not constitute Net Proceeds except to the extent they are not so used within such 365-day period;

(ii) with respect to any such Asset Disposition, if after giving pro forma effect thereto, the Combined Availability shall be equal to or exceed 25% of the Maximum Revolver Amount, the requirement to prepay Loans under this Section 4.3 shall not apply; and
(iii) all amounts required to be paid pursuant to this Section 4.3(a) shall be applied by the Agent as follows: (A) in the case of Net Proceeds from Asset Dispositions of U.S. Collateral: (1) first, to the Loans to the extent necessary to cure an Out-of-Formula Condition, (2) second, to the Loans, with a view to minimize breakage costs, (3) third, to cash collateralize Letters of Credit, and (4) fourth, to all other amounts payable under the Obligations in such order as may be determined by the Agent with a view to minimize breakage costs; and (B) in the case of Net Proceeds from Asset Dispositions of Canadian Collateral: (1) first, to the Canadian Revolving Loans to the extent necessary to cure an Out-of-Formula Condition, (2) second, to the Canadian Revolving Loans, with a view to minimize breakage costs, (3) third, to cash collateralize Canadian Letters of Credit and (4) fourth, to all other amounts payable under the Canadian Obligations in such order as may be determined by the Agent with a view to minimize breakage costs; provided that no Net Proceeds from Asset Dispositions of the Canadian Collateral shall be applied to the outstanding principal amount of U.S. Revolving Loans or to cash collateralize outstanding U.S. Letters of Credit.
(b) (i) So long as any U.S. Revolving Loans are outstanding, the Net Proceeds from any Like-Kind Exchange of any Relinquished Property shall be promptly applied to the mandatory prepayment of the outstanding U.S. Revolving Loans; provided that, at any time the aggregate amount of such proceeds on deposit in all Like-Kind Exchange Accounts is below $1,000,000, the remittance of such mandatory prepayment shall be deferred until such time as the aggregate amount of such proceeds on deposit in all Like-Kind Exchange Accounts equals or exceeds $1,000,000.
(ii) All amounts required to be paid pursuant to this Section 4.3(b) shall be applied by the Agent as follows: (A) first, to the prepayment in full of the U.S. Agent Advances, (B) second, to the prepayment in full of the U.S. Swingline Loans, (C) third, to the prepayment in full of the Base Rate U.S. Revolving Loans and (D) fourth, to the prepayment in full of the LIBOR U.S. Revolving Loans.
(c) No payment or prepayment made pursuant to this Section 4.3 shall, or shall be deemed to, effect or reduce any Commitment of any Lender or the aggregate Commitments of the Lenders.
4.4 Termination or Reductions of Facilities.
(a) The Borrowers may terminate this Agreement, upon at least three (3) Business Days’ notice to the Agent (who will distribute such notice to the Lenders), upon Full Payment of the Obligations and payment of amounts (if any) due under Section 5.4. Such notice may provide that such termination is contingent upon consummation of a contemplated refinancing.
(b) (i) The applicable Borrowers may from time to time permanently reduce the U.S. Revolving Credit Commitments (and the Maximum U.S. Revolver Amount) or the Canadian Revolving Credit Commitments (and the Maximum Canadian Revolver Amount), as the case may be, on a pro rata basis based on the applicable Lenders’ respective Pro Rata Shares, upon at least three (3) Business Days’ prior written notice to the Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $10,000,000 or an increment of $5,000,000 in excess thereof. If after giving effect to any reduction of the Commitments, the U.S. Letter of Credit Subfacility, the U.S. Swingline Sublimit or the Maximum Specified Loan Sublimit shall exceed the U.S. Revolving Credit Commitments at such time, or the Canadian Letter of Credit Subfacility or the Canadian Swingline Sublimit shall exceed the Canadian Revolving Credit Commitments at such time, each such subfacility or sublimit, as the case may be, shall be automatically reduced by the amount of such excess and such reduction shall be accompanied by such payment (if any) as may be required to be made such that after giving effect to such payment the relevant aggregate Letters of Credit or Swingline Loans do not exceed the applicable subfacility or sublimit as so reduced. Each reduction in the Commitments shall be accompanied by such payment (if any) as may be required to avoid an Out-of Formula Condition.

(ii) Upon the effectiveness of any permanent reduction in any Revolving Credit Commitment pursuant to clause (b)(i) above, each amount set forth in the column entitled “Average Daily Combined Availability” in the defined term “Applicable Margin” for each Level set forth therein (or to the extent such amounts have previously been adjusted in accordance with this clause (ii) or in accordance with Section 2.8(b)(ii), the adjusted amounts applicable at such time) shall be decreased by a percentage of such amount (or adjusted amount, if applicable) equal to the percentage by which the aggregate Revolving Credit Commitments were so decreased. Upon any such decrease, the Agent shall provide written notice to the Borrowers’ Agent and the Lenders setting forth such decreased amounts.
4.5 LIBOR Loan and BA Equivalent Loans Prepayments. In connection with any prepayment, if any LIBOR Loans or BA Equivalent Loans are prepaid prior to the expiration date of the Interest Period or BA Equivalent Interest Period applicable thereto, the Borrowers shall comply with Section 5.4.
4.6 Payments by the Borrowers.
(a) All payments to be made by the Borrowers shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the applicable Borrowers shall be made to the Agent for the account of the Lenders, at the account designated by the Agent and shall be made in Dollars or Canadian Dollars, as applicable, and in immediately available funds, no later than 12:00 noon (New York City time) on the date specified herein. Any payment received by the Agent after such time shall be deemed (for purposes of calculating interest only) to have been received on the following Business Day and any applicable interest shall continue to accrue.
(b) Subject to the provisions set forth in Section 2.6(b) and in the definition of “Interest Period”, whenever any payment is due on a day other than a Business Day, such payment shall be due on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
4.7 Apportionment, Application and Reversal of Payments. Principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Loans to which such payments relate held by each such Lender) and payments of the fees shall, as applicable, be apportioned ratably among the Lenders, except for fees payable solely to the Agent, any Arranger or the applicable Letter of Credit Issuer. All payments shall be remitted to the Agent and all such payments not relating to principal or interest of specific Loans, or not constituting payment of specific fees, and all proceeds of Collateral received by the Agent in accordance with the terms of the Loan Documents, shall be applied, ratably, subject to the provisions of this Agreement and any applicable Intercreditor Agreement, first, to pay any fees, indemnities or expense reimbursements then due to the Agent or the Arrangers from the applicable Borrower or Borrowers; second, to pay any fees or expense reimbursements then due to the Lenders from the applicable Borrower or Borrowers; third, to pay interest due in respect of all Loans of the applicable Borrower or Borrowers, including Swingline Loans and Agent Advances; fourth, to pay or prepay principal of the Swingline Loans and Agent Advances of the applicable Borrower or Borrowers; fifth, to pay or prepay principal of the Loans (excluding the applicable Swingline Loans and applicable Agent Advances) and unpaid reimbursement obligations in respect of Letters of Credit of the applicable Borrower or Borrowers and, if an Event of Default has occurred and is continuing at such time, to pay Designated Bank Products Obligations of the applicable Obligor or Obligors in respect of any Waterfall Priority Hedge Agreements, in an amount not to exceed the amount of the Waterfall Priority Hedge Agreement Reserve with respect to such Waterfall Priority Hedge Agreement; sixth, to pay an amount to the Agent equal to all outstanding U.S. or Canadian Obligations (contingent or otherwise) with respect to outstanding Letters of Credit issued for the account of the applicable Borrower or Borrowers, to be held as cash collateral for such applicable U.S. or Canadian Obligations; seventh, to the payment of any other applicable U.S. or Canadian Obligations, including any amounts relating to Bank Products not otherwise paid above, due to the Agent, any Lender, any Affiliate of the Agent or any Lender or any other Secured Party, by the Obligors; and eighth, to pay any remaining amounts to the applicable Borrower or Borrowers for its or their own account; provided that (i) no proceeds from the Canadian Collateral shall be applied to the outstanding principal amount of U.S. Revolving Loans or Specified Loans or to cash collateralize outstanding U.S. Letters of Credit and (ii) proceeds from the U.S. Collateral shall be applied to the outstanding principal amount of U.S. Revolving Loans and Specified Loans, to cash collateralize outstanding U.S.

Letters of Credit and to pay other U.S. Obligations (in the order set forth above) before being applied to the payment or cash collateralization of any Canadian Obligations. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrowers, or unless an Event of Default has occurred and is continuing, neither the Agent nor any Lender shall apply any payments which it receives to any LIBOR Loan or BA Equivalent Loan, except (a) on the expiration date of the Interest Period or BA Equivalent Interest Period applicable to any such LIBOR Loan or BA Equivalent Loan, or (b) in the event, and only to the extent, that there are no outstanding Base Rate Loans and, in such event, the Borrowers shall pay LIBOR or BA Equivalent Loan breakage losses in accordance with Section 5.4. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the applicable U.S. or Canadian Obligations.
4.8 Indemnity for Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations, the Agent, any Lender, either Bank or any Affiliate of either Bank or any other Secured Party is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Agent, such Lender, such Bank or such Affiliate of such Bank or such other Secured Party, and the Borrowers shall be liable to pay to the Agent, the Lenders, such Bank, such Affiliate of such Bank or such other Secured Party and hereby do indemnify the Agent, the Lenders, such Bank, such Affiliate of such Bank or such other Secured Party and hold the Agent, the Lenders, such Bank, such Affiliate of such Bank or such other Secured Party harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 4.8 shall be and remain effective notwithstanding any release of Collateral or guarantors, cancellation or return of Loan Documents, or other contrary action which may have been taken by the Agent, any Lender, either Bank, such Affiliate of such Bank or such other Secured Party in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Agent’s, the Lenders’, such Bank’s, such Affiliate of the Bank or such other Secured Party’s rights under this Agreement and the other Loan Documents and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 4.8 shall survive the repayment of the Obligations and termination of this Agreement.
4.9 Agent’s and Lenders’ Books and Records; Monthly Statements. The Agent shall record the principal amount of the Loans owing to each Lender, the undrawn face amount of all applicable outstanding Letters of Credit and the aggregate amount of unpaid reimbursement obligations outstanding with respect to the Letters of Credit from time to time on its books. In addition, each Lender may note the date and amount of each payment or prepayment of principal of such Lender’s Loans in its books and records. Failure by the Agent or any Lender to make such notation shall not affect the obligations of the Borrowers with respect to the Loans or the Letters of Credit. The Borrowers agree that the Agent’s and each Lender’s books and records showing the Obligations and the transactions pursuant to this Agreement and the other Loan Documents shall be admissible in any action or proceeding arising therefrom, and shall constitute rebuttably presumptive proof thereof (absent manifest error), irrespective of whether any Obligation is also evidenced by a promissory note or other instrument. The Agent will provide to the Borrowers a monthly statement of Loans, payments, and other transactions pursuant to this Agreement. Such statement shall be deemed correct, accurate, and binding on the Obligors and an account stated (absent manifest error and except for reversals and reapplications of payments made as provided in Section 4.7 and corrections of errors discovered by the Agent), unless the Borrowers notify the Agent in writing to the contrary within thirty days after such statement is rendered. In the event a timely written notice of objections is given by the Borrowers, only the items to which exception is expressly made will be considered to be disputed by the Borrowers.
4.10 Borrowers’ Agent. Each of the Borrowers, other than the Company, hereby irrevocably appoints the Company, and the Company shall act under this Agreement, as the agent, attorney-in-fact and legal representative of such other Borrowers for all purposes, including requesting Loans and receiving account statements and other notices and communications to the Borrowers (or any of them) from the Agent, any Letter of Credit Issuer or any Lender. The Agent, the Letter of Credit Issuers and the Lenders may rely, and shall be fully protected in relying, on any Notice of Borrowing, Notice of Continuation/Conversion, request for a Letter of Credit, disbursement instruction, report, information or any other notice or communication made or given by the Company, whether in its own name, as Borrowers’ Agent, on behalf of any other Borrower or on behalf of the “Borrowers”, and neither the Agent nor the Letter of Credit Issuers or any Lender shall have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such notice, request, instruction, report, information, other notice or communications, nor shall the joint and several character of the U.S. Borrowers’ obligations hereunder be affected; provided, that the provisions of this Section 4.10 shall not be construed so as to preclude any Borrower from taking actions permitted to be taken by a “Borrower” hereunder.

4.11 Joint and Several Liability.
(a) Joint and Several Liability. All Loans made to the U.S. Borrowers and all of the other Obligations of the U.S. Borrowers, including all interest, fees and expenses with respect thereto and all indemnity and reimbursement obligations hereunder, shall constitute one joint and several direct and general obligation of all of the U.S. Borrowers. Notwithstanding anything to the contrary contained herein, each of the U.S. Borrowers shall be jointly and severally, with each other U.S. Borrower, directly and unconditionally, liable for all Obligations, it being understood that the advances to each U.S. Borrower inure to the benefit of all U.S. Borrowers, and that the Agent, the U.S. Letter of Credit Issuers and the U.S. Lenders are relying on the joint and several liability of the U.S. Borrowers as co-makers in extending the Loans hereunder and issuing U.S. Letters of Credit. Each U.S. Borrower hereby unconditionally and irrevocably agrees that upon default in the payment when due (whether at stated maturity, by acceleration or otherwise) of any principal of, or interest on, any Obligation, it will forthwith pay the same, without notice or demand, unless such payment is then prohibited by applicable law.
(b) No Reduction in Obligations. No payment or payments made by any of the Borrowers or any other Person or received or collected by the Agent, the Letter of Credit Issuers or any Lender from any of the Borrowers or any Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of each Borrower under this Agreement for the remaining Obligations, which shall remain liable for all remaining and thereafter arising Obligations until the Obligations are paid in full and the Commitments are terminated.
4.12 Obligations Absolute. Each Borrower agrees that the Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent, the Letter of Credit Issuers or any Lender with respect thereto, unless such payment is then prohibited by applicable law (provided such Obligation shall not be extinguished by any such prohibition). All Obligations shall be conclusively presumed to have been created in reliance hereon. The liabilities of the Borrowers under this Agreement shall be absolute and unconditional irrespective of: (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto; (b) any change in the time, manner or place of payments of, or in any other term of, all or any part of the Obligations, or any other amendment or waiver thereof or any consent to departure therefrom, including any increase in the Obligations resulting from the extension of additional credit to any Borrower or otherwise; (c) any taking, exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations; (d) any change, restructuring or termination of the corporate structure or existence of any Obligor; or (e) any other circumstance which would otherwise constitute a defense available to, or a discharge of, any Obligor, other than payment in full of the Obligations.
4.13 Waiver of Suretyship Defenses. Each U.S. Borrower agrees that the joint and several liability of the U.S. Borrowers provided for in Section 4.11 shall not be impaired or affected by any modification, supplement, extension or amendment of any contract or agreement to which any of the other Borrowers may hereafter agree (other than an agreement signed by the Agent and the Lenders specifically releasing such liability), nor by any delay, extension of time, renewal, compromise or other indulgence granted by the Agent or any Lender with respect to any of the Obligations, nor by any other agreements or arrangements whatever with any of the other Borrowers or with anyone else, each Borrower hereby waiving all notice of such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consenting to be bound thereby as fully and effectually as if it had expressly agreed thereto in advance. The liability of each Borrower is direct and unconditional as to all of the Obligations, and may be enforced without requiring the Agent or any Lender first to resort to any other right, remedy or security. Each Borrower hereby expressly waives promptness, diligence, notice of acceptance and any other notice (except to the extent expressly provided for herein or in another Loan Document) with respect to any of the Obligations, this Agreement or any other Loan Documents and any requirement that the Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person or any Collateral.

4.14 Contribution and Indemnification among the Borrowers. Each U.S. Borrower is obligated to repay the U.S. Obligations as joint and several obligors under this Agreement. To the extent that any U.S. Borrower shall, under this Agreement as a joint and several obligor, repay any of the U.S. Obligations constituting Loans made to another U.S. Borrower hereunder or other U.S. Obligations incurred directly and primarily by any other U.S. Borrower (an “Accommodation Payment”), then the U.S. Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other U.S. Borrowers in an amount, for each of such other U.S. Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other U.S. Borrower’s “Allocable Amount” (as defined below) and the denominator of which the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each U.S. Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such U.S. Borrower “insolvent” within the meaning of Section 101(31) of Title 11 of the United States Code entitled “Bankruptcy” (the “Bankruptcy Code”), Section 2 of the Uniform Fraudulent Transfer Act (the “UFTA”), or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such U.S. Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 4 of the UFCA, or (c) leaving such U.S. Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section 4.14 shall be subordinate in right of payment to the prior payment in full of the Obligations.
4.15 Excess Resulting from Exchange Rate Change. If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the Dollar, the Aggregate Canadian Revolver Outstandings exceeds (a) the sum of the Canadian Borrowing Base and the U.S. Availability or (b) the Maximum Canadian Revolver Amount, the Canadian Borrower shall, if such excess is in an aggregate amount that is greater than or equal to 3% of the Maximum Canadian Revolver Amount, within three (3) Business Days of the earlier of (i) notice of such excess from the Agent and (ii) the delivery of the monthly calculation delivered pursuant to Section 6.4(b)(iii) reflecting any such excess, (A) effect a Canadian Revolver Adjustment to increase the Maximum Canadian Revolver Amount, or make the necessary payments or repayments to reduce the Aggregate Canadian Revolver Outstandings, in each case to an amount necessary to eliminate such excess or (B) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Aggregate Canadian Revolver Outstandings in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent.
ARTICLE V
TAXES, YIELD PROTECTION AND ILLEGALITY
5.1 Taxes.
(a) Unless otherwise required by applicable law, any and all payments by an Obligor to a Lender or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for any Indemnified Taxes. In addition, the Obligors shall pay all Other Taxes when due.
(b) The Obligors agree jointly and severally to indemnify and hold harmless each Lender and the Agent for the full amount of Indemnified Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by any Lender or the Agent and any liability arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date such Lender or the Agent makes written demand therefor in accordance with Section 5.6.

(c) If an Obligor shall be required by law to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or the Agent, then:
(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;
(ii) the Obligor shall make such deductions and withholdings; and
(iii) the Obligor shall pay the full amount deducted or withheld to the relevant taxing authority or other Governmental Authority in accordance with applicable law.
(d) At the Agent’s request, within 30 days after the date of any payment by an Obligor of Indemnified Taxes or Other Taxes, the relevant Obligor shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Agent.
(e) If the Agent or any Lender, in its reasonable discretion, determines that it has actually received a refund of Indemnified Taxes or Other Taxes paid by an Obligor under this Section (and is both identifiable and quantifiable by it without requiring such Lender or its professional advisers to expend a material amount of time or incur a material cost in so identifying or quantifying), the Agent or such Lender shall, to the extent that it can do so without prejudice to the retention of the relevant refund and subject to such Obligor’s obligation to repay promptly on demand by the Lender the amount to such Lender if the relevant refund is subsequently disallowed or cancelled, reimburse such Obligor promptly after receipt of such refund by the Agent or such Lender with such amount as the Agent or such Lender shall in its sole discretion have concluded to be the amount of the relevant refund. Nothing contained in this Agreement shall interfere with the right of any Lender or the Agent to arrange its Tax and other affairs in whatever manner it thinks fit and no Lender or Agent shall be required to disclose any confidential information relating to the organization of its affairs.
5.2 Illegality.
(a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, in each case after the later of the Agreement Date or the date such Lender became a party to this Agreement, has made it unlawful, or that any central bank or other Governmental Authority has asserted after such date that it is unlawful, for such Lender or its applicable lending office to make LIBOR Loans or BA Equivalent Loans, then, on notice thereof by that Lender to the Borrowers’ Agent through the Agent, any obligation of that Lender to make LIBOR Loans or BA Equivalent Loans shall be suspended until that Lender notifies the Agent and the Borrowers’ Agent that the circumstances giving rise to such determination no longer exist.
(b) If a Lender determines that it is unlawful to maintain any LIBOR Loan or BA Equivalent Loan as a result of the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, in each case after the later of the Agreement Date or the date such Lender became a party to this Agreement, the Borrowers shall, upon their receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such LIBOR Loans or BA Equivalent Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 5.4, either on the last day of the Interest Period or BA Equivalent Interest Period thereof, if that Lender may lawfully continue to maintain such LIBOR Loans or BA Equivalent Loans to such day, or immediately, if that Lender may not lawfully continue to maintain such LIBOR Loans or BA Equivalent Loans. If the Borrowers are required to so prepay any LIBOR Loans or BA Equivalent Loans, then concurrently with such prepayment, the Borrowers shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan or a Canadian Prime Rate Loan (or in the case of Specified Loans, such rate as the Specified Loan Borrower and the U.S. Lenders shall agree), as the case may be.

5.3 Increased Costs and Reduction of Return.
(a) If any Lender determines that due to any of (i) the introduction of or any change in the interpretation of any law or regulation (other than any law or regulation relating to Taxes which shall be governed by Section 5.1), (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case, after the later of the Agreement Date or the date such Lender became a party to this Agreement, (iii) compliance by that Lender with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any request, rule, guideline or directive thereunder or issued in connection therewith (whether or not having the force of law), regardless of the date enacted, adopted or issued, or (iv) the compliance by that Lender with any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any LIBOR Loans or BA Equivalent Loans, then, subject to clause (c) of this Section 5.3, the Borrowers shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.
(b) If any Lender shall have determined that (i) the introduction of or compliance with any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, in each case, after the later of the Agreement Date or the date such Lender became a party to this Agreement, (iv) compliance by that Lender with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any request, rule, guideline or directive thereunder or issued in connection therewith (whether or not having the force of law), regardless of the date enacted, adopted or issued, or (v) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation or other entity controlling such Lender and (taking into consideration such Lender’s or such corporation’s or other entity’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitments, loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Borrowers’ Agent through the Agent, subject to clause (c) of this Section 5.3, the Borrowers shall pay to such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such increase.
(c) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 5.3 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 5.3 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrowers’ Agent of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the event giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof). Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 5.3 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (and such Lender so certifies to the Borrowers).
5.4 Funding Losses. The Borrowers shall reimburse each Lender and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:
(a) the failure of the Borrowers to borrow a LIBOR Loan or BA Equivalent Loan after any Borrower has given (or is deemed to have given) a Notice of Borrowing;

(b) the failure of the Borrowers to continue a LIBOR Loan or BA Equivalent Loan or convert a Loan into a LIBOR Loan or BA Equivalent Loan after any Borrower has given (or is deemed to have given) a Notice of Continuation/Conversion; or
(c) the prepayment or other payment (including after acceleration thereof) of any LIBOR Loans or BA Equivalent Loans on a day that is not the last day of the relevant Interest Period or BA Equivalent Interest Period (including, without limitation, any payment in respect thereof pursuant to Section 2.8(b) or 5.8);
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Loans or BA Equivalent Loans or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by any Lender in connection with the foregoing.
5.5 Inability to Determine Rates. If the Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBOR Rate or BA Rate for any requested Interest Period with respect to a proposed LIBOR Loan or a proposed BA Equivalent Loan, or that the LIBOR Rate or BA Rate for any requested Interest Period with respect to a proposed LIBOR Loan or a proposed BA Equivalent Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBOR Loan or BA Equivalent Loan, the Agent will promptly so notify the Borrowers’ Agent and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans or BA Equivalent Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrowers may revoke any Notice of Borrowing or Notice of Continuation/Conversion then submitted by any of them. If the Borrowers do not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrowers, in the amount specified in the applicable notice submitted by the Borrowers, but such Loans shall be made, converted or continued as Base Rate Loans or Canadian Prime Rate Loans (or in the case of Specified Loans, such rate as the Specified Loan Borrower and the U.S. Lenders shall agree), as the case may be, instead of LIBOR Loans or BA Equivalent Loans, as the case may be.
5.6 Certificates of Agent. If the Agent or any Lender claims reimbursement or compensation under this Article V, the Agent or the affected Lender shall determine the amount thereof and shall deliver to the Borrowers’ Agent (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Agent or the affected Lender, and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error; provided that, except for compensation under Section 5.1, the Borrowers shall not be obligated to pay the Agent or such Lender any compensation attributable to any period prior to the date that is ninety (90) days prior to the date on which the Agent or such Lender first gave notice to the Borrowers’ Agent of the circumstances entitling such Lender to compensation. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
5.7 Survival. The agreements and obligations of the Borrowers in this Article V shall survive the payment of all other Obligations and termination of this Agreement.
5.8 Assignment of Commitments Under Certain Circumstances. In the event (a) any Lender requests compensation pursuant to Section 5.3, (b) any Lender delivers a notice described in Section 5.2, (c) any Obligor is required to pay additional amounts to any Lender or any Governmental Authority on account of any Lender pursuant to Section 5.1 or (d) any Lender is, or becomes an Affiliate of a Person that is, engaged in the business in which the Borrowers are engaged, the Borrowers may, at their sole expense and effort (including with respect to the processing fee referred to in Section 12.2(a)), upon notice to such Lender and the Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 12.2), all of its interests, rights and obligations under the Loan Documents to an Eligible Assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (ii) except in the case of clause (d) above, no Event of Default shall have occurred and be continuing, (iii) the Borrowers or such assignee shall have paid to such Lender in immediately available funds an amount equal to the sum of 100% of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all fees and other amounts accrued for the account of such Lender hereunder

(including any amounts under Sections 5.1, 5.2, 5.3 and 5.4), (iv) such assignment is consummated within 180 days after the date on which the Borrowers’ right under this Section arises, and (v) if the consent of the Agent, any Letter of Credit Issuer, the U.S. Swingline Lender or the Canadian Swingline Lender is required pursuant to Section 12.2, such consents are obtained; provided further that if prior to any such assignment the circumstances or event that resulted in such Lender’s request or notice under Section 5.2 or 5.3 or demand for additional amounts under Section 5.1, as the case may be, shall cease to exist or become inapplicable for any reason, or if such Lender shall waive its rights in respect of such circumstances or event under Section 5.1, 5.2 or 5.3, as the case may be, then such Lender shall not thereafter be required to make such assignment hereunder. In the event that a replaced Lender does not execute an Assignment and Acceptance pursuant to Section 12.2 within two Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 5.8 and presentation to such replaced Lender of an Assignment and Acceptance evidencing an assignment pursuant to this Section 5.8, the Borrowers shall be entitled (but not obligated), upon receipt by the replaced Lender of all amounts required to be paid under this Section 5.8, to execute such an Assignment and Acceptance on behalf of such replaced Lender, and any such Assignment and Acceptance so executed by the Borrowers, the replacement Lender and, to the extent required pursuant to Section 12.2, the Agent, shall be effective for purposes of this Section 5.8 and Section 12.2.
ARTICLE VI
BOOKS AND RECORDS; FINANCIAL INFORMATION; NOTICES; CURRENCY
6.1 Books and Records. Holdings shall maintain, and shall cause each of its Subsidiaries to maintain, at all times, proper books and records and accounts prepared in conformity with GAAP consistently applied in respect of all material financial transactions and matters involving all material assets, business and activities of Holdings and its Subsidiaries, taken as a whole. Holdings shall maintain, and shall cause each of its Subsidiaries to maintain, at all times books and records pertaining to the Collateral in such detail, form and scope as is consistent in all material respects with good business practice.
6.2 Financial Information. Holdings shall promptly furnish to the Agent (for distribution to each Lender):
(a) As soon as available, but in any event not later than 90 days after the close of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2011), consolidated audited balance sheets, income statements and cash flow statements of the Consolidated Parties for such Fiscal Year, and the accompanying notes thereto, setting forth in each case in comparative form figures for and as of the end of the previous Fiscal Year, all in reasonable detail, fairly presenting in all material respects the financial position and the results of operations of the Consolidated Parties as at the date thereof and for the Fiscal Year then ended, and prepared in accordance with GAAP in all material respects. Such consolidated statements shall be certified, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by a firm of independent registered public accountants of recognized national standing selected by the Borrowers’ Agent and reasonably satisfactory to the Agent (each of Grant Thornton LLP, Ernst & Young LLP, KPMG LLP, PricewaterhouseCoopers LLP, and Deloitte & Touche LLP, and any successor to any of the foregoing, shall be satisfactory to the Agent). During a Cash Dominion Period, such certified statements shall be delivered together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Consolidated Parties, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default under Section 10.1 (solely arising from a breach of the financial covenants under Section 8.22 or 8.23) that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof (which certificate may be limited to the extent required by accounting rules or guidelines or customary internal policy of such accounting firm).

(b) As soon as available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ending September 30, 2011), consolidated unaudited balance sheets of the Consolidated Parties as at the end of such Fiscal Quarter, and consolidated unaudited income statements and cash flow statements for the Consolidated Parties for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, setting forth, in each case, in reasonable detail, in comparative form, the figures for and as of the corresponding period in the prior Fiscal Year, and prepared in all material respects in conformity with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes and certified by a Responsible Officer of Holdings as being complete and correct in all material respects in conformity with GAAP, prepared in reasonable detail in accordance with GAAP in all material respects consistently applied and fairly presenting in all material respects the Consolidated Parties’ financial position as at the dates thereof and their results of operations for the periods then ended, subject to normal year-end adjustments and the absence of footnotes.
(c) Concurrently with the delivery of the annual audited Financial Statements pursuant to Section 6.2(a) (commencing with the Fiscal Year ending December 31, 2011) and the quarterly Financial Statements pursuant to Section 6.2(b) (commencing with the Fiscal Quarter ending September 30, 2011), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings.
(d) As soon as available, but in any event not later than sixty (60) days after the beginning of each Fiscal Year, annual forecasts (to include forecasted consolidated balance sheets, income statements and cash flow statements, and U.S. Borrowing Base, Canadian Borrowing Base, U.S. Availability and Canadian Availability projections) for the Consolidated Parties as at the end of and for each fiscal quarter of such Fiscal Year.
(e) Subject to applicable Laws and confidentiality restrictions, promptly upon the filing thereof, copies of all reports, if any, to or other documents filed by any Obligor or any of its Subsidiaries with the SEC under the Exchange Act, the Ontario Securities Commission under the Securities Act (Ontario) or any other similar regulatory or Governmental Authority of any jurisdiction, and all material reports, notices, or statements sent or received by any Obligor or any of its Subsidiaries to or from the holders of any Debt of any Obligor or any of its Subsidiaries registered under the Securities Act of 1933, the Securities Act (Ontario) or any other similar laws in any jurisdiction, or to or from the trustee under any indenture under which the same is issued.
(f) Such additional information as the Agent may from time to time reasonably request regarding the financial and business affairs of any Obligor or any of its Subsidiaries.
Documents required to be delivered pursuant to Section 6.2(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that Holdings shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and shall deliver paper copies of such documents to the Agent or any Lender that requests such paper copies.
6.3 Notices to the Agent. Holdings, the Borrowers or the Guarantors shall notify the Agent (for distribution to the Lenders) in writing of the following matters at the following times:
(a) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any Default or Event of Default.
(b) Promptly, and in any event within five (5) Business Days, after a Responsible Officer has actual knowledge of any default or event of default under (i) any of the Existing Public Debt or any other Debt of any Obligor or any of its Subsidiaries in an outstanding principal amount in excess of $75,000,000 or (ii) any other note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which Holdings or any Subsidiary is a party or by which it is bound, other than as previously disclosed in writing to the Agent, that, in the case of this clause (ii), would reasonably be expected to have a Material Adverse Effect.

(c) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any event or circumstance which would reasonably be expected to have a Material Adverse Effect.
(d) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any action, suit, or proceeding, by any Person, or any investigation by a Governmental Authority, in each case affecting any Obligor or any of its Subsidiaries and which would reasonably be expected to have a Material Adverse Effect.
(e) Promptly, and in any event within five (5) Business Days, after a Responsible Officer becoming aware of any violation of any law (including any Environmental Law), statute, regulation, or ordinance of a Governmental Authority affecting any Obligor or any of its Subsidiaries, which, in any case, would reasonably be expected to have a Material Adverse Effect.
(f) Any change in any Obligor’s state or province of incorporation or organization, name as it appears in the state or province, as applicable, of its incorporation or other organization, type of entity, organizational identification number, or form of organization, each as applicable, in each case at least ten days (or such shorter period to which the Agent may agree in its discretion) prior thereto.
(g) Promptly, and in any event within fifteen (15) Business Days, after a Responsible Officer of any Obligor or any ERISA Affiliate knows that an ERISA Event, a Pension Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) with respect to which Holdings or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) has occurred or may have occurred, that, alone or together, could reasonably be expected to have a Material Adverse Effect, and any action taken (or threatened in writing) by the IRS, the CRA, the DOL the PBGC or the FSCO with respect thereto.
(h) Upon request, or, in the event that such filing reflects a material adverse change (other than a change related to ordinary claims for benefits) with respect to the matters covered thereby, within fifteen (15) Business Days, after the filing thereof with the PBGC, the FSCO, the DOL, the IRS or the CRA as applicable, copies of the following: (i) each annual report (form 5500 series), including Schedule B thereto, filed with the PBGC, the DOL or the IRS with respect to each Plan; (ii) a copy of each funding waiver request filed with the PBGC, the DOL or the IRS with respect to any Plan and all communications received by any Obligor or any ERISA Affiliate from the PBGC, the DOL or the IRS with respect to such request; and (iii) a copy of each other filing or notice filed with the PBGC, the DOL, the FSCO, the CRA or the IRS, with respect to each Pension Plan by any Obligor or any ERISA Affiliate.
(i) Within fifteen (15) Business Days, after receipt thereof by any Obligor or any ERISA Affiliate, copies of the following: (i) any notice of the PBGC’s or the FSCO’s intention to terminate a Pension Plan or to have an administrator, trustee or like body appointed to administer such Pension Plan; (ii) any unfavorable determination letter from the IRS or the CRA or the FSCO regarding the qualification of a Pension Plan under Section 401(a) of the Code or the PBA; or (iii) any notice from a Multi-employer Plan regarding the imposition of withdrawal liability.
(j) Within fifteen (15) Business Days after the occurrence of: (i) any change in the benefits of any existing Plan, the establishment of any new Plan, or the commencement of contributions to any Plan to which any Obligor or any ERISA Affiliate was not previously contributing, which in any event could reasonably be expected to have a Material Adverse Effect, or (ii) any failure by any Obligor or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code or the PBA on the due date for such installment or payment.
(k) Within fifteen (15) Business Days after a Responsible Officer of any Obligor or any ERISA Affiliate knows of any of the following: (i) a Multi-employer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multi-employer Plan intends to terminate a Multi-employer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multi-employer Plan; provided, however, that no such notice will be required under clause (i), (ii) or (iii) unless the event giving rise to such notice, when aggregated with all other such events, would reasonably be expected to have a Material Adverse Effect.

(l) Unless otherwise publicly disclosed in an annual or quarterly report filed by Holdings with the SEC under the Exchange Act, promptly, and in any event within five (5) Business Days, after any material change in accounting policies or financial reporting practices (including as a result of a change in GAAP or the application thereof) by Holdings or any Subsidiary thereof.
(m) Promptly, and in any event within three (3) Business Days, after (and on each occasion thereafter) the aggregate amount of Taxes, claims or other obligations under Section 8.1(b) and (c) owing by Holdings and its Subsidiaries which are not paid when due (as permitted pursuant to the first proviso contained therein) shall exceed $10,000,000.
(n) Promptly, of any loss, damage, or destruction, from a single casualty event, of Collateral with a net book value in excess of $10,000,000, whether or not covered by insurance.
Each notice given under this Section 6.3 shall be accompanied by a statement of a Responsible Officer describing the subject matter thereof in reasonable detail and setting forth the action that the applicable Obligor, Subsidiary, or ERISA Affiliate has taken or proposes to take with respect thereto.
6.4 Collateral Reporting.
(a) The Obligors will furnish to the Agent (for distribution to each Lender), (i) a Borrowing Base Certificate prepared as of the last Business Day of each calendar month (commencing with the calendar month ending September 30, 2011) and delivered to the Agent (for distribution to the Lenders) by the close of business on the 20th day of the following calendar month, and (ii) a Borrowing Base Certificate prepared as of the effective date of each Appraisal and delivered to the Agent on or prior to the date such Appraisal is delivered to the Agent. The Borrowers and the Guarantors acknowledge and agree that while a Cash Dominion Period is in effect, the Obligors will furnish to the Agent (for distribution to each Lender) Borrowing Base Certificates prepared as of the last Business Day of each week during such Cash Dominion Period and delivered to the Agent (for distribution to the Lenders) by the close of business on the Wednesday of the following week (with any such weekly Borrowing Base Certificate to be computed according to a method reasonably specified by the Agent after consultation with the Borrowers’ Agent). The Agent and the Lenders acknowledge and agree that the Obligors may deliver updated Borrowing Base Certificates on a more frequent basis at the Borrowers’ option.
(b) The Obligors will furnish to the Agent (and the Agent shall distribute to each Lender that has made a request for such information through the Agent), in such detail as the Agent shall reasonably request, the following:
(i) On a monthly basis (commencing with the calendar month ending September 30, 2011), by the 20th day of each calendar month, or, while a Cash Dominion Period is in effect, on a weekly basis, by Wednesday of each calendar week, a report showing, in each case on an aggregate basis, (A) the Net Book Value of Eligible Rental Equipment as of the last Business Day of the calendar month immediately prior to the preceding calendar month, or of the calendar week immediately prior to the preceding calendar week, respectively, plus (B) the Net Book Value of all purchased Eligible Rental Equipment during the preceding calendar month or preceding calendar week, respectively, minus (C) the Net Book Value of all Eligible Rental Equipment sold during the preceding calendar month or preceding calendar week, respectively, minus (D) depreciation of Eligible Rental Equipment during the preceding calendar month or preceding calendar week, respectively, together with a reconciliation to the corresponding Borrowing Base Certificate and to the Borrowers’ and Guarantors’ general ledger.
(ii) On a monthly basis (commencing with the calendar month ending September 30, 2011), by the 20th day of each calendar month, or, while a Cash Dominion Period is in effect, on a weekly basis, by Wednesday of each calendar week, a detailed calculation of Eligible Merchandise and Consumables Inventory and Eligible Rental Equipment as of the last Business Day of the preceding month or preceding calendar week, respectively, which calculation shall be accompanied by a list of each item of Rental Equipment constituting Eligible Rental Equipment that is subject to a Lease under which any of the Borrowers’ or Guarantor’s warranty or other obligations are covered by a bond (and which list shall specifically identify the amount of each such bond and any such bonded obligations that are not warranty obligations).

(iii) On a monthly basis (commencing with the calendar month ending September 30, 2011), by the 20th day of each calendar month, a detailed calculation of the Equivalent Amount in Dollars as of the last Business Day of the preceding month, of the Aggregate Canadian Revolver Outstandings, the Canadian Borrowing Base, the U.S. Availability and the Maximum Canadian Revolver Amount, and any excess amount described in Section 4.15.
(iv) As soon as reasonably practical following the Agent’s request from time to time, a report of Eligible Rental Equipment by category and branch location as of the last Business Day of the preceding calendar month (or, while a Cash Dominion Period is in effect, of the preceding calendar week), setting forth (A) the gross book value, Net Book Value and depreciation of each item of Rental Equipment, and (B) the type and serial number of each item of Rental Equipment, together with a reconciliation to the corresponding Borrowing Base Certificate and to the Borrowers’ and the Guarantors’ general ledger.
(v) As soon as reasonably practical following the Agent’s request from time to time, such other reports as to the Collateral of the Obligors as the Agent shall reasonably request from time to time.
(c) If any of any Borrower’s or Guarantor’s records or reports of the Collateral are prepared by an accounting service or other agent, such Obligor hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent.
ARTICLE VII
GENERAL WARRANTIES AND REPRESENTATIONS
Holdings, each Borrower and each Guarantor warrants and represents to the Agent and the Lenders that:
7.1 Authorization, Validity, and Enforceability of this Agreement and the Loan Documents. Each Obligor party thereto has the power and authority to execute, deliver and perform this Agreement and the other Loan Documents to which it is a party, to incur the Obligations, and to grant the Agent’s Liens. Each Obligor party thereto has taken all necessary corporate, limited liability company or partnership, as applicable, action (including obtaining approval of its stockholders if necessary) to authorize its execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents to which it is a party have been duly executed and delivered by each Obligor party thereto, and constitute the legal, valid and binding obligations of each such Obligor, enforceable against it in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, winding up, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Each Obligor’s execution, delivery, and performance of this Agreement and the other Loan Documents to which it is a party, and the consummation of the Transactions, do not and will not (x) conflict with, or constitute a violation or breach of, the terms of (a) any contract, mortgage, lease, agreement, indenture, or instrument to which such Obligor or any of its Subsidiaries is a party or which is binding upon it, (b) any Requirement of Law applicable to such Obligor or any of its Subsidiaries, or (c) any Charter Documents of such Obligor or any of its Subsidiaries, in each case, in any respect that would reasonably be expected to have a Material Adverse Effect or (y) result in the imposition of any Lien (other than the Liens created by the Loan Documents) upon the property of such Obligor or any of its Subsidiaries by reason of any of the foregoing.

7.2 Validity and Priority of Security Interest. Upon execution and delivery thereof by the parties thereto, the Security Documents will be effective to create legal and valid Liens on all the applicable Collateral in favor of the Agent for the benefit of the Agent, the Letter of Credit Issuers, the Lenders and the other Secured Parties, except as may be limited by applicable foreign and domestic bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing and, upon the taking of such actions set forth in the Security Documents, such Liens (a) constitute perfected and continuing Liens on all of the applicable Collateral, (b) have priority over all other Liens on the Collateral, except for Permitted Priority Liens, and (c) are enforceable against each Obligor granting such Liens.
7.3 Organization and Qualification. Each Obligor (a) is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization (except as a result of a transaction permitted under Section 8.10(b)), (b) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to conduct its business and to own its property.
7.4 Corporate Name; Prior Transactions. As of the Agreement Date, except as set forth on Schedule 7.4, no Obligor has, during the five (5) years prior to the Agreement Date, been known by or used any other corporate name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any material portion of its property outside the ordinary course of its business.
7.5 Subsidiaries. Schedule 7.5 is a correct and complete list of each and all of Holdings’ Subsidiaries as of the Agreement Date, the jurisdiction of their organization and the direct or indirect ownership interest of Holdings therein. Each Subsidiary (a) is duly organized and validly existing in good standing under the laws of the jurisdiction of its organization (except as a result of a transaction permitted under Section 8.10(b)), (b) is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would reasonably be expected to have a Material Adverse Effect, and (c) has all requisite power and authority to conduct its business and to own its property.
7.6 Financial Statements and Borrowing Base Certificate.
(a) Holdings has delivered to the Agent (for distribution to the Lenders) the audited balance sheet and related statements of income, retained earnings, cash flows, and shareholders’ equity for Holdings as of December 31, 2010, and for the Fiscal Year then ended, accompanied by the report thereon of Holdings’ independent certified public accountants, Ernst & Young LLP. Holdings has also delivered to the Agent (for distribution to the Lenders) (i) the unaudited balance sheet and related statements of income and cash flows for Holdings as of June 30, 2011 and for the Fiscal Quarter then ended and (ii) the unaudited balance sheet and related statements of income and cash flows for Holdings as of August 31, 2011 and for the calendar month then ended. All such audited and unaudited financial statements, including the schedules and notes thereto, have been prepared in reasonable detail in accordance with GAAP consistently applied throughout the periods covered thereby (except as approved by a Responsible Officer of Holdings, and disclosed in any such schedules and notes) and present fairly, in all material respects, the Consolidated Parties’ financial position as at the dates thereof and their results of operations for the periods then ended, subject, in the case of such unaudited financial statements, to normal year-end adjustments and the absence of footnotes.
(b) The pro forma balance sheet of the Consolidated Parties as at June 30, 2011, presents fairly and accurately the Consolidated Parties’ assets and liabilities (to the extent customarily set forth on a balance sheet) as at such date after giving effect to the Transactions, as if such transactions had occurred on such date and the Closing Date had been such date, and has been prepared in accordance with GAAP, subject to the absence of footnotes.
(c) The latest Borrowing Base Certificate furnished to the Agent presents accurately and fairly in all material respects each Borrowing Base and the calculation thereof as at the date thereof.
7.7 Capitalization. Schedule 7.7 sets forth, in each case as of the Agreement Date, the number of authorized shares of capital stock or similar equity interests of each of Holdings’ Subsidiaries, the number of such shares or other interests that are outstanding, and the names of the record and beneficial owners of all such shares of Holdings’ Subsidiaries. All such issued and outstanding shares or other interests are validly issued, fully paid and non-assessable.

7.8 Solvency. Holdings and its Subsidiaries (on a consolidated basis) are Solvent prior to and after giving effect to any Borrowings and the issuance of any Letters of Credit.
7.9 Debt and Lien. As of the Agreement Date, after giving effect to the making of the Loans to be made on the Closing Date, (a) Holdings and its Subsidiaries have no Debt, except Permitted Debt and (b) no Lien except Permitted Liens exists on any property of Holdings or any of its Subsidiaries.
7.10 Real Estate; Leases. Schedule 7.10 sets forth, in each case as of the Agreement Date, a correct and complete list of (i) all material Real Estate owned by Holdings or any of its Subsidiaries, and (ii) all leases and subleases of material Real Estate held by Holdings or any of its Subsidiaries as lessee or sublessee. As of the Agreement Date, except, in each case, as would not reasonably be expected to have a Material Adverse Effect, all such leases are in full force and effect. As of the Agreement Date, Holdings or the applicable Subsidiary has good and marketable title in fee simple to (or, in the case of Quebec, ownership of) the Real Estate identified on Schedule 7.10 as owned by Holdings or such Subsidiary, or valid leasehold interests in all Real Estate designated therein as “leased” by Holdings or such Subsidiary, and Holdings and each of its Subsidiaries has good title to all of its other material property, free of all Liens except Permitted Liens.
7.11 Proprietary Rights.
(a) To Holdings’, the Borrowers’ and the Guarantors’ knowledge, none of the Proprietary Rights infringes on or conflicts with any other Person’s property, and no other Person’s property infringes on or conflicts with the Proprietary Rights, in each case except as would not reasonably be expected to have a Material Adverse Effect.
(b) Holdings and each of its Subsidiaries owns or is licensed or otherwise has the right to use all Proprietary Rights that are reasonably necessary for the operation of its businesses as presently conducted, except as would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending which would reasonably be expected to have a Material Adverse Effect.
7.12 Litigation. Except as set forth on Schedule 7.12, there is no pending, or to Holdings’, any Borrower’s or any Guarantor’s knowledge, threatened, action, suit, proceeding, or counterclaim by any Person, or to Holdings’, any Borrower’s or any Guarantor’s knowledge, investigation by any Governmental Authority, which, in any case, either (a) would reasonably be expected to have a Material Adverse Effect or (b) relates directly to any of the Loan Documents or any of the transactions contemplated hereby or thereby .
7.13 Labor Disputes. There is no strike, work stoppage, unfair labor practice claim, or other labor dispute pending or, to Holdings’, any Borrower’s or any Guarantor’s knowledge, reasonably expected to be commenced against Holdings or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
7.14 Environmental Laws. Except as set forth on Schedule 7.14 and except for any matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a) Holdings and its Subsidiaries are in compliance with all Environmental Laws.
(b) Each of Holdings and its Subsidiaries have obtained all permits necessary for their current operations under Environmental Laws, all such permits are in good standing, each of Holdings and its Subsidiaries are in compliance with all terms and conditions of such permits and none of such permits are, since the Closing Date, subject to any modification or revocation.

(c) (i) Neither Holdings nor any of its Subsidiaries, nor to Holdings’ or any Borrower’s knowledge any of its predecessors in interest with respect to the Real Estate, has stored, treated or Released any hazardous waste or Contaminant, which storage, treatment or Release would reasonably be expected to result in a claim or liability under any Environmental Law and (ii) neither Holdings nor any Subsidiary nor any of the presently owned or leased real property or presently conducted operations, nor, to any of Holdings’ or any Borrower’s knowledge, its previously owned or leased real property or prior operations, is subject to any claim or liability arising out of or in connection with any (i) Environmental Law or (ii) Release or threatened Release of a Contaminant.
(d) None of the present or, to any of Holdings’ or any Borrower’s knowledge, former operations or real estate interests of Holdings or any of its Subsidiaries is the subject of any investigation by any Governmental Authority against or involving Holdings or any of its Subsidiaries evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Contaminant.
7.15 No Violation of Law. Neither Holdings nor any of its Subsidiaries is in violation of any Law, judgment, order or decree applicable to it, where such violation would reasonably be expected to have a Material Adverse Effect.
7.16 No Default. Neither Holdings nor any of its Subsidiaries is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which Holdings or such Subsidiary is a party or by which it is bound except as would not reasonably be expected to have a Material Adverse Effect.
7.17 ERISA Compliance. Except as specifically disclosed in Schedule 7.17:
(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, the PBA, the Income Tax Act (Canada) and other federal or state law or other applicable law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Obligors, nothing has occurred which would cause the loss of such qualification. Each Borrower, each Guarantor and each ERISA Affiliate, as applicable, has made all required contributions to any Plan subject to Section 412 or 430 of the Code or Section 302 or 303 of ERISA, the PBA or other applicable laws when due, and no application for a funding waiver or an extension of any amortization period (pursuant to Section 412 of the Code, or otherwise) has been made with respect to any Plan.
(b) There are no pending or, to the best knowledge of Holdings and the other Obligors, threatened, claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of fiduciary responsibility by an Obligor, or to the knowledge of any Obligor, any administrator, trustee or their respective agents, with respect to any Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c) No Pension Event exists with respect to any Obligor or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect. No Lien exists in respect of any Obligor or its Subsidiaries or their property in favor of any Plan or PBGC (save for contribution amounts not yet due).
(d) (i) No ERISA Event or Pension Event has occurred or is reasonably expected to occur that could result in a material liability; (ii) no Pension Plan has any Unfunded Pension Liability that could reasonably be expected to have a Material Adverse Effect; (iii) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); and (iv) neither any Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multi-employer Plan.

7.18 Taxes. Except as set forth on Schedule 7.18, Holdings and each of its Subsidiaries has filed (or has been included in) all federal, state, provincial, territorial, foreign and other material Tax returns required to be filed, and have paid all federal, state, provincial, territorial, foreign and other material Taxes and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, unless (i) the failure to pay such Taxes, in the aggregate, would not have a Material Adverse Effect, and (ii) such unpaid Taxes would constitute a Permitted Lien or are being Properly Contested or are permitted under Section 8.1 to remain unpaid and past due. There is no proposed tax assessment against Holdings or any Subsidiary that would, if made, have a Material Adverse Effect.
7.19 Regulated Entities. None of Holdings, or any Subsidiary of Holdings, is an “Investment Company”, or a company “controlled” by an “Investment Company” within the meaning of the Investment Company Act of 1940, as amended. None of Holdings, or any Subsidiary of Holdings, is subject to regulation under any federal or state statute or regulation (other than Regulation X of the Federal Reserve Board) limiting its ability to incur indebtedness or issue Guarantees as contemplated hereby.
7.20 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely to pay related fees and expenses of the Transactions and to finance ongoing working capital needs (including, without limitation, purchases of Equipment) and general corporate purposes (including, in the case of the U.S. Borrowers, Permitted Acquisitions and the repayment of certain existing Debt to the extent permitted pursuant to the terms hereof) of the U.S. Borrowers, the Canadian Borrower and the Specified Loan Borrower.
7.21 No Material Adverse Change. No Material Adverse Effect has occurred since the date of the audited Financial Statements delivered to the Lenders pursuant to Section 7.6(a).
7.22 Full Disclosure. None of the representations or warranties made by Holdings or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of Holdings or any Subsidiary in connection with the Loan Documents (including the Confidential Information Memorandum and any other offering and disclosure materials delivered by or on behalf of the Borrowers to the Lenders prior to the Agreement Date but excluding projections) as of the date furnished, taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered. No representation or warranty is made herein concerning the Latest Projections or any estimates, pro forma information, or forecasts, and the assumptions on which they were based, or concerning any information of a general economic nature or general information about the Consolidated Parties’ industry, contained in the Latest Projections or in any other information, reports, financial statements, exhibits or schedules (it being understood that such projections, estimates, pro forma information and forecasts are subject to significant contingencies and uncertainties, many of which are beyond the control of any Consolidated Party, and no assurances can be given that such projections, estimates, pro forma information and forecasts will be realized), except that such Latest Projections, estimates, pro forma information and forecasts, as at the date they were prepared, represent the management of Holdings’ good faith estimate of future financial performance of the Consolidated Parties and were based on assumptions of the management of Holdings, believed by the management of Holdings to be reasonable in light of current and reasonably foreseeable business conditions at the time submitted to the Lenders.
7.23 Government Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Holdings or any of its Subsidiaries of this Agreement or any other Loan Document, other than (i) those that have been obtained or made and are in full force and effect, (ii) those required to perfect the Liens created pursuant to the Security Documents, and (iii) where failure to obtain, effect or make any such approval, consent, exemption, authorization, or other action, notice or filing would not reasonably be expected to have a Material Adverse Effect.
7.24 Rental Equipment. Each Obligor that owns Rental Equipment holds such Rental Equipment for sale, rent or use, and (except in the case of Titled Goods of a kind that are not held for sale or rent) is in the business of selling or renting goods of that kind.
7.25 [Intentionally Omitted].

7.26 Anti-Terrorism Laws. To the best of its knowledge, none of Holdings nor any of its Subsidiaries or other Affiliates is in violation of any applicable Anti-Terrorism Law, or engages in any transaction that attempts to violate, or otherwise evades or avoids (or has the purpose of evading or avoiding) any prohibitions set forth in any applicable Anti-Terrorism Law.
7.27 [Intentionally Omitted].
7.28 Insurance. The properties of Holdings and its Subsidiaries are insured in all material respects with financially sound and reputable insurance companies not Affiliates of Holdings, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Holdings or the applicable Subsidiary operates.
7.29 Designation of Senior Debt. The Obligations are “Designated Senior Indebtedness” (or any similar term) under the terms of each Subordinated Debt.
ARTICLE VIII
AFFIRMATIVE AND NEGATIVE COVENANTS
Holdings and each other Obligor covenant to the Agent and each Lender that, from and after the Agreement Date, so long as any of the Commitments are outstanding and until Full Payment of the Obligations:
8.1 Taxes and Other Obligations. Holdings shall, and shall cause each of its Subsidiaries to, (a) file when due all federal, state, provincial, territorial, foreign and other material Tax returns which it is required to file; (b) pay, or provide for the payment of, when due, all federal, state, provincial, territorial, foreign and other material Taxes (including all Indemnified Taxes and Other Taxes required to be paid by it under Section 5.1) imposed upon it or upon its property, income and franchises; and (c) pay when due all other material obligations of Holdings or any of its Subsidiaries; provided, however, neither Holdings nor any of its Subsidiaries need pay any material Tax or other material obligation described in this Section 8.1 as long as (i) such material Tax or other material obligation is being Properly Contested and (ii) failure to pay any such material Tax or other material obligation would not reasonably be expected to have a Material Adverse Effect; provided, that such nonpayments under the preceding proviso shall be permitted only so long as Holdings and each other applicable Obligor promptly provides any notice with respect thereto to the extent required under Section 6.3(m).
8.2 Legal Existence and Good Standing. Holdings shall, and shall cause each of its Subsidiaries to, maintain (a) its legal existence and good standing in its jurisdiction of organization (except as a result of a transaction permitted under Section 8.10(b)), and (b) its qualification and good standing in all other jurisdictions necessary or desirable in the ordinary course of business of Holdings or such Subsidiary except, in the case of this clause (b), in such cases where the failure to maintain its qualification or good standing would not reasonably be expected to have a Material Adverse Effect.
8.3 Compliance with Law and Agreements; Maintenance of Licenses. Holdings shall comply, and shall cause each of its Subsidiaries to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act, all Anti-Terrorism Laws and all Environmental Laws), except where noncompliance would not reasonably be expected to have a Material Adverse Effect. Holdings shall, and shall cause each of its Subsidiaries to take all reasonable action to, obtain and maintain all licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Agreement Date, except where the failure to so obtain and maintain such licenses, permits, franchises, and governmental authorizations would not reasonably be expected to have a Material Adverse Effect.
8.4 Maintenance of Property, Inspection. (a) Holdings shall, and shall cause each of its Subsidiaries to, maintain all of its material property necessary and useful in the conduct of its business, taken as a whole, in good operating condition and repair (or, in the case of Rental Equipment and Inventory, in saleable, useable or rentable condition), ordinary wear and tear and casualty events excepted.

(b) Holdings shall, and shall cause each of its Subsidiaries to, permit representatives and independent contractors of the Agent (at the expense of the Borrowers) to visit and inspect any of such Borrower’s, such Guarantor’s or any of their Subsidiaries’ properties, to examine such Borrower’s, such Guarantor’s and such Subsidiaries’ corporate, financial and operating records, and make copies thereof or abstracts therefrom, to examine and audit the Collateral, and to discuss such Borrower’s, such Guarantor’s and such Subsidiaries’ affairs, finances and accounts with their respective directors, officers and independent public accountants, at such reasonable times during normal business hours, upon reasonable advance notice to the Borrowers’ Agent; provided, however, (i) if no Event of Default exists, the Obligors shall not be responsible for the expense of such inspections and audits more than one (1) time (or, if any such inspection and audit is conducted when Combined Availability is (x) less than or equal to 30% of the Maximum Revolver Amount, two (2) times or (y) less than or equal to 15% of the Maximum Revolver Amount, three (3) times) during any period of twelve consecutive calendar months commencing on or after the Agreement Date, and (ii) when an Event of Default exists, the Agent or any Lender may do any of the foregoing at the expense of the Obligors at any time during normal business hours and with reasonable advance notice. Each Obligor shall, and shall cause each of its Subsidiaries to, deliver to the Agent any instrument necessary for the Agent to obtain records from any service bureau maintaining records for such Borrower, Guarantor or Subsidiary.
(c) The Obligors shall cooperate with the Agent and its representatives and independent contractors (such cooperation to include the Borrowers making the books and records, Collateral and personnel of the Obligors and their Subsidiaries available to the Agent and its representatives and independent contractors) in order to enable the Agent to obtain an Appraisal of the Rental Equipment at reasonable times during normal business hours as often as may reasonably be desired (it being acknowledged that each such Appraisal shall be at the Borrowers’ expense solely to the extent provided below and shall otherwise be at Agent’s expense), and upon reasonable prior notice that the Agent may request in its discretion, independently of or in connection with the visits and inspections provided for in clause (b) above. The Agent shall select any and all appraisers in its sole discretion (but unless an Event of Default exists, the Agent shall use reasonable efforts to consult with (but without the necessity of the consent of) the Borrowers’ Agent). Absent the occurrence of an Event of Default, during each period of twelve consecutive calendar months commencing on or after the Agreement Date, the Agent shall, at the Borrowers’ expense, conduct Appraisals of the Rental Equipment not more than one (1) time (or, if any such Appraisal is conducted when Combined Availability is (x) less than or equal to 30% of the Maximum Revolver Amount, two (2) times or (y) less than or equal to 15% of the Maximum Revolver Amount, three (3) times) during any such period. Additionally, at any time an Event of Default has occurred and is continuing, the Agent shall have the right to conduct further Appraisals of the Collateral in its reasonable discretion at the Borrowers’ expense. Furthermore, at the Borrowers’ Agent’s request, the Agent may conduct further Appraisals of the Collateral in its reasonable discretion at the Borrowers’ expense.
8.5 Insurance. (a) Each of the Obligors and their Subsidiaries shall maintain, in a manner consistent in all material respects with past insurance practices, with financially sound and reputable insurance companies, insurance on (or self insure in such amounts and against such risks to the extent consistent in all material respects with past insurance practices of the Obligors and their Subsidiaries) all property material to the business of the Obligors and their Subsidiaries, taken as a whole, in at least such amounts and against at least such risks (but including, in any event, public liability, casualty, hazard, theft, product liability and business interruption) as are customarily insured against by companies of established reputation engaged in the same or similar business, all as determined in good faith by the Obligors and their Subsidiaries.
(b) Without limiting the foregoing, the Obligors and their Subsidiaries shall also maintain flood insurance for all of the Rental Equipment and Equipment of the Obligors and their Subsidiaries which is, at any time, located within an area that has been identified by a Governmental Authority (including, by the Director of the Federal Emergency Management Agency) as a Special Flood Hazard Area.
(c) The Borrowers shall, and shall cause their Subsidiaries to, (i) furnish to the Agent, upon written request, information in reasonable detail as to the insurance carried; and (ii) cause the Agent, for the ratable benefit of the Agent and the other Secured Parties, to be named as secured parties or first mortgagees and co-loss payees or additional insureds, as applicable, in a manner reasonably acceptable to the Agent, under all insurance policies required to be maintained by the Obligors and their Subsidiaries under clauses (a) and (b) above. Each such policy of insurance shall contain a clause or endorsement requiring the insurer to give not less than thirty days prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Agent shall not be impaired or invalidated by any act or neglect of any Obligor or any of its Subsidiaries or the owner of any Real Estate for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrowers when due, and certificates of insurance and, if requested by the Agent, photocopies of the policies, shall be delivered to the Agent. If the Borrowers or their Subsidiaries fail to procure any such material insurance or to pay the premiums therefor when due, the Agent may, and at the direction of the Required Lenders shall, do so from the proceeds of Revolving Loans, on a pro rata basis.

8.6 Insurance and Condemnation Proceeds. While an Event of Default has occurred and is continuing, the Agent is hereby authorized to collect all insurance and condemnation proceeds in respect of Collateral directly and, after deducting from such proceeds the reasonable expenses, if any, incurred by the Agent in the collection or handling thereof, to apply such proceeds, ratably, to the reduction of the applicable Obligations in the order provided for in Section 4.7. If an Event of Default has occurred and is continuing, the Obligors shall remit an amount equal to such proceeds (if the Agent has not received such proceeds) to the Agent for application to the applicable Obligations in accordance with Section 4.7. So long as no Event of Default has occurred and is continuing, (i) the Agent shall, except to the extent a prepayment or other application of such amounts is required under Section 4.2 or 4.3, (x) permit the Obligors to use all insurance and condemnation proceeds, or any part thereof, for any purpose permitted under this Agreement and (y) turn over to the Obligors any amounts received by it as a co-loss payee under any property insurance maintained by the Obligors or their Subsidiaries, and (ii) the Agent agrees that Holdings and/or the applicable Subsidiary shall have the sole right to adjust or settle any claims under such insurance.
8.7 Environmental Laws. Holdings shall, and shall cause each of its Subsidiaries to, conduct its business in compliance with all applicable Environmental Laws, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect. Holdings shall, and shall cause each of its Subsidiaries to, promptly undertake and diligently pursue reasonable efforts to respond to any non-compliance with Environmental Laws that would reasonably be expected to have a Material Adverse Effect.
8.8 Compliance with ERISA. Holdings shall, and shall cause each of its ERISA Affiliates and Subsidiaries to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code, the PBA, the Income Tax Act (Canada) and other applicable federal, state, provincial or territorial law; (b) cause each applicable Pension Plan intended to be qualified under Section 401 of the Code to be so qualified; (c) make all required contributions to any Plan when due; (d) not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that would reasonably be expected to have a Material Adverse Effect; (e) not engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, and (f) ensure that no Plan has an Unfunded Pension Liability that would reasonably be expected to have a Material Adverse Effect.
8.9 [Intentionally Omitted].
8.10 Mergers, Consolidations or Sales. Neither Holdings nor any of its Subsidiaries shall merge, amalgamate, reorganize, or consolidate, or consummate any Asset Disposition, or wind up, liquidate or dissolve, except:
(a) transfers of condemned or expropriated property to the applicable Governmental Authority or agency that has condemned or expropriated the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the applicable insurer of such property or its designee as part of an insurance settlement;
(b) (i) any Obligor or any Subsidiary of an Obligor may be merged or amalgamated with or into (w) any Obligor that is domiciled and is resident in the same country as such Obligor or Subsidiary, (x) any other Person that is domiciled and is resident in the same country as such Obligor or Subsidiary or (y) any other Person if the Person formed by or surviving such merger, consolidation or amalgamation is domiciled and is resident in the same country as such Obligor or Subsidiary; provided, that (1) if Holdings is involved in such merger, consolidation or amalgamation, the continuing or surviving Person shall be Holdings, (2) if the Company is involved in such merger, consolidation or amalgamation, the continuing or surviving Person shall be the Company, (3) in the case of such a merger, consolidation or amalgamation involving an Obligor, the continuing or surviving Person shall be an Obligor and (except to the extent such continuing or surviving Person is Holdings) wholly-owned Subsidiary (and, to the extent such continuing or surviving Person was not an Obligor prior to such merger, consolidation or amalgamation, it shall expressly assume all obligations as an Obligor under the Loan Documents pursuant to documentation reasonably satisfactory to the Agent), and (4) in the case of such a merger, consolidation or amalgamation of any Obligor or Subsidiary with any Person which is not an Obligor or Subsidiary prior thereto, such merger, consolidation or amalgamation must satisfy all conditions to be a Permitted Acquisition (other than, in the case of a merger, consolidation or amalgamation involving a Subsidiary that is not an Obligor, the requirement in the definition of Permitted Acquisition that such acquisition be made by an Obligor);
(ii) any Obligor or any Subsidiary of an Obligor (in either case, other than Holdings and the Company) may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to its direct parent Obligor (but in no case, to Holdings);
(iii) any Subsidiary that is not an Obligor may be merged or amalgamated with or into any other Subsidiary that is not an Obligor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Subsidiary that is not an Obligor; and
(iv) any Immaterial Subsidiary may be liquidated, wound up or dissolved;
(c) Asset Dispositions pursuant to transactions permitted under Section 8.20;
(d) Asset Dispositions of any Non-Core Business; and
(e) Asset Dispositions not otherwise permitted by this Section 8.10 so long as (i) after giving effect thereto Combined Availability is at least 15% of the Combined Borrowing Base, (ii) (A) if a Cash Dominion Period is not then in effect (and would not result after giving effect to such Asset Disposition) and the fair market value of the assets subject to such Asset Disposition exceeds $25,000,000, or (B) if a Cash Dominion Period is then in effect (or would result after giving effect to such Asset Disposition), such Asset Disposition is for consideration at least 75% of which is cash and (iii) before and after giving effect thereto, no Event of Default has occurred and is continuing;
provided that (i) in each case the Borrowers shall comply with Section 4.3(a) with respect to each such Asset Disposition and (ii) in the case of any Asset Disposition of Collateral having a fair market value exceeding $75,000,000, the Agent shall have received an updated Borrowing Base Certificate giving effect to such Asset Disposition on a pro forma basis.
8.11 Distributions; Restricted Investments. Neither Holdings nor any of its Subsidiaries shall (a) directly or indirectly declare or make, or incur any liability to make, any Distribution, except Permitted Distributions, or (b) make any Investment, except Permitted Investments.
8.12 Guarantees. Neither Holdings nor any of its Subsidiaries shall make, issue, or become liable on any Guaranty, except Permitted Guarantees.
8.13 Debt. Neither Holdings nor any of its Subsidiaries shall incur or maintain any Debt, other than the following Debt incurred by any Borrower or any of its Subsidiaries (collectively, “Permitted Debt”):
(a) the Obligations;
(b) Debt described on Schedule 8.13;

(c) (i) Capital Leases and purchase money secured Debt incurred to purchase any equipment held for sale or lease or fixed or capital assets (whether pursuant to a loan, a Capital Lease or otherwise), provided that (A) all Liens securing the same attach only to the equipment or fixed or capital assets acquired by the incurrence of such Debt and (B) the aggregate principal amount of such Debt (including Capital Leases) outstanding does not at any time exceed the greater of (x) $200,000,000 and (y) 7.5% of Consolidated Net Tangible Assets at such time;
(d) Debt of (A) any Subsidiary which is not an Obligor to another Subsidiary which is not an Obligor, (B) any Subsidiary that is not an Obligor to any Obligor; provided that the aggregate amount of Debt incurred under this clause (d)(B), when taken together with the aggregate amount of Investments made under clause (i)(B) of the definition of “Permitted Investments” (as reduced by any return of capital in respect of any such Investment) and the aggregate amount of Debt incurred under clause (p)(ii) of this Section 8.13, shall not exceed $50,000,000 in the aggregate outstanding at any time or (C) any Subsidiary that is not an Obligor to any Obligor so long as the Specified Conditions shall have been satisfied at the time such Debt is incurred;
(e) Debt incurred under Hedge Agreements entered into by a Borrower or Subsidiary;
(f) Guarantees permitted under Section 8.12;
(g) (i) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, provided that such Debt is extinguished within five Business Days of its incurrence and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased or rented in the ordinary course of business;
(h) Debt of any Obligor to another Obligor;
(i) Debt of any Subsidiary that is not an Obligor to any other Subsidiary that is not an Obligor;
(j) Debt of any Obligor or Subsidiary in respect of (A) performance bonds, completion guarantees, surety bonds, bankers’ acceptances, letters of credit or other similar bonds, instruments or obligations, in each case provided in the ordinary course of business, including Debt evidenced by letters of credit issued in the ordinary course of business to support the insurance or self insurance (to the extent such self insurance is permitted hereunder) obligations of any Obligor or any of its Subsidiaries (including to secure workers’ compensation and other similar insurance coverages), but excluding any of the foregoing issued in respect of or to secure money borrowed, (B) cash management obligations and other Debt in respect of netting services, overdraft protection and other arrangements arising under standard business terms of any bank at which any Obligor or any Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (C) Debt consisting of accommodation guarantees for the benefit of trade creditors of any Obligor or any Subsidiary issued by such obligor or Subsidiary in the ordinary course of business;
(k) Debt of any Obligor or Subsidiary that is subordinated to the payment in full of the Obligations on terms and conditions satisfactory to the Agent; provided that (i) such Debt matures on or after, and requires no scheduled payments of principal prior to, the date that is six months after the Stated Termination Date and (ii) both before and on a pro forma basis immediately after the incurrence of such Debt, the Obligors are in compliance with the financial covenants set forth in Sections 8.22 and 8.23 (regardless of whether a Covenant Trigger is in effect or such covenants are otherwise effective);
(l) other Debt in an aggregate outstanding principal amount for all Obligors and Subsidiaries not to exceed the greater of (x) $50,000,000 and (y) 2.5% of Consolidated Net Tangible Assets at any time;

(m) Debt (x) representing deferred compensation, severance and health and welfare retirement benefits to current and former employees of Holdings and its Subsidiaries incurred in the ordinary course of business or (y) consisting of indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations created, incurred or assumed in connection with the acquisition or disposition of any business, assets or Person to the extent such acquisition or disposition is permitted hereunder;
(n) Debt consisting of obligations of Holdings or its Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment permitted hereunder;
(o) Debt consisting of the financing of insurance premiums;
(p) Debt incurred in connection with customary cash management practices of any Obligor or any Subsidiary of an Obligor owing (i) to any Obligor or (ii) to any Subsidiary; provided that the aggregate amount of Debt incurred under this clause (p)(ii), when taken together with the aggregate amount of Investments made under clause (i)(B) of the definition of “Permitted Investments” (as reduced by any return of capital in respect of any such Investment) and the aggregate amount of Debt incurred under clause (d)(B) of this Section 8.13, shall not exceed $50,000,000 in the aggregate outstanding at any time;
(q) (i) Non-Recourse Debt of any Receivables Entity in respect of any Qualified Receivables Transactions and (ii) any Debt under Standard Securitization Undertakings;
(r) Debt secured by Real Estate of the Obligors and their Subsidiaries pursuant to transactions permitted under Section 8.20;
(s) Debt of any Subsidiary that is not an Obligor; provided that (i) such Debt is not guaranteed by any Obligor, (ii) the holder of such Debt does not have, directly or indirectly, any recourse to any Obligor, whether by reason of representations or warranties, agreement of the parties, operation of law or otherwise, and (iii) such Debt is not secured by any assets other than assets of such Subsidiary;
(t) unsecured Debt of Holdings, provided that (i) such Debt matures on or after, and requires no scheduled payments of principal or any sinking fund or similar payments prior to, the date that is six months after the Stated Termination Date, and (ii) both before and on a pro forma basis immediately after the incurrence of such Debt, the Obligors are in compliance with the financial covenants set forth in Sections 8.22 and 8.23 (regardless of whether a Covenant Trigger is in effect or such covenants are otherwise effective);
(u) Debt of the Company and any other Obligor that is a Subsidiary of the Company pursuant to Credit Facilities (as such term is defined in the 8 3/8% Senior Subordinated Note Indenture, as the 8 3/8% Senior Subordinated Note Indenture is in effect on the Agreement Date) (other than pursuant to this Agreement) incurred after the Closing Date in an aggregate outstanding principal amount for the Company and all such other Obligors not to exceed at the time of any such incurrence after giving pro forma effect thereto the excess of (i) the greater of (x) $1,850,000,000 and (y) 85% of Consolidated Net Tangible Assets at such time, over (ii) the Maximum Revolver Amount at such time, less, in either case, any amounts permanently repaid or commitments permanently reduced with respect to any such Credit Facility in accordance with Section 10.14 of the 8 3/8% Senior Subordinated Note Indenture as the 8 3/8% Senior Subordinated Note Indenture is in effect on the Agreement Date; provided, that (x) any Liens on any assets of any Obligor securing any such Debt shall be subject to the terms of clause (u) of the defined term “Permitted Liens” and (y) no Default or Event of Default shall be continuing at the time of the incurrence of such Debt or would result from such incurrence;

(v) other unsecured Debt incurred after the Closing Date of (i) the Company and any other U.S. Obligor that is a Subsidiary of the Company (other than the Specified Loan Borrower) or (ii) any Obligor that is a Subsidiary of the Company either assumed in connection with a Permitted Acquisition by such Obligor or existing at the time such Person becomes an Obligor and not incurred in connection with, or in contemplation of, such Permitted Acquisition or such Person becoming a Subsidiary; provided that, in each case under this clause (v), either (x) at the time of the incurrence of such Debt after giving pro forma effect thereto, the Consolidated Fixed Charge Coverage Ratio (as such term is defined in the 8 3/8% Senior Subordinated Note Indenture as the 8 3/8% Senior Subordinated Note Indenture is in effect on the Agreement Date) of the Company and its Subsidiaries that are Obligors is greater than or equal to 2.00 to 1.00 (and prior to or at any incurrence thereof, the Borrowers’ Agent shall deliver to the Agent a certificate demonstrating in reasonable detail the calculation of compliance with such requirement) or (y) the aggregate outstanding principal amount of such Debt for the Company and such other Obligors under this clause (v) not otherwise permitted under subclause (x) above shall not at any time exceed the greater of (A) $200,000,000 and (B) 7.5% of Consolidated Net Tangible Assets at such time; provided, further, that no Debt may be incurred under this clause (v) if a Default or Event of Default shall be continuing at the time of the incurrence of such Debt or would result from such incurrence; and
(w) Refinancing Debt for any Debt incurred or outstanding under (i) clause (b) of this Section 8.13 or (ii) sub-clause (x) of the first proviso contained in Section 8.13(v); provided, that no refinancing Debt under this clause (ii) shall have scheduled principal payments prior to the 91st day after the Stated Termination Date.
For purposes of determining compliance with this Section 8.13, in the event that an item of Debt meets the criteria of more than one of the types of Debt described in the above clauses, Holdings, in its sole discretion, may classify and reclassify such item of Debt and only be required to include the amount and type of such Debt in one of such clauses.
8.14 Prepayments of Debt. Neither Holdings nor any of its Subsidiaries shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (i) the prepayment of the Loans in accordance with the terms of this Agreement, (ii) the prepayment of any Debt payable to any Borrower, (iii) regularly scheduled repayments or redemptions of Permitted Debt, (iv) the payment of any obligations in respect of any Qualifying Receivables Transactions, (v) any prepayments or redemptions of any Permitted Debt in connection with any refinancing or replacement thereof with any Refinancing Debt thereof, (vi) any prepayment of any Permitted Debt required as a result of any sale, lease, transfer or other disposition of any property securing such Permitted Debt to the extent that such security is permitted under this Agreement (and if such property constitutes Collateral, the Lien thereon securing such Permitted Debt is senior to the Agent’s Lien thereon) and such prepayment is permitted under the terms of any intercreditor or subordination provisions with respect thereto and (vii) any such prepayment, redemption, purchase, defeasance, satisfaction or payment at any time so long as at such time, (x) both before and after giving effect to such prepayment, redemption, purchase, defeasance, satisfaction or payment, no Default or Event of Default has occurred and is continuing and (y) after giving pro forma effect thereto, either (1) Combined Availability shall exceed 25% of the Maximum Revolver Amount, or (2) if Combined Availability shall not exceed 25% of the Maximum Revolver Amount, Holdings and its Subsidiaries would be in compliance with Sections 8.22 and 8.23, regardless of whether a Covenant Trigger shall have occurred or whether the covenants contained therein are otherwise effective (measured as of the last day of the most recently ended Fiscal Quarter for which financial statements were delivered in accordance with Section 6.2); provided, that if Combined Availability shall not exceed 15% of the Maximum Revolver Amount, the aggregate amount of such prepayments, redemptions, purchases, defeasance, satisfaction or payments pursuant to this Section 8.14(vii) shall not exceed $100,000,000 in any Fiscal Year in which such payment, prepayment, redemption, purchase, defeasance or satisfaction is made.
8.15 Transactions with Affiliates. Except as set forth below, neither Holdings nor any of its Subsidiaries shall sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing, the following shall be permitted: (a) transactions with Affiliates expressly permitted hereunder with respect to Affiliates and transactions among Obligors, (b) compensation and indemnity arrangements with current or former officers, directors, employees or consultants of or to Holdings and its Subsidiaries in the ordinary course of business, (c) Holdings and its Subsidiaries may engage in transactions with Affiliates and Subsidiaries that are not Obligors on terms no less favorable to Holdings and its Subsidiaries than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate, (d) reasonable and customary fees and expense reimbursements paid to the members of the Boards of Directors of the Obligors (and their direct or indirect parent entities), and (e) transactions set forth on Schedule 8.15 attached hereto.

8.16 Investment Banking and Finder’s Fees. Neither Holdings nor any of its Subsidiaries shall pay or agree to pay, or reimburse any other party with respect to, any investment banking or similar or related fee, underwriter’s fee, finder’s fee, or broker’s fee to any Person in connection with this Agreement, except fees payable to the Agent and the Arrangers as described in the Fee Letters.
8.17 Business Conducted. Holdings and its Subsidiaries shall not engage at any time in any line of business other than the lines of business of the same general type currently conducted by it and businesses reasonably related or ancillary thereto.
8.18 Liens. Neither Holdings nor any of its Subsidiaries shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except Permitted Liens.
8.19 Restrictive Agreements. Neither Holdings nor any of its Subsidiaries shall enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary of the Company to (i) pay dividends or other Distributions with respect to any of its equity interests, (ii) make or repay loans or advances to the Company or any other Subsidiary or (iii) guarantee Debt of the Company or any other Subsidiary; provided that the foregoing shall not apply to (a) restrictions and conditions imposed by law or by any Loan Document, (b) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, so long as such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (c) restrictions and conditions imposed on any Foreign Subsidiary that is not an Obligor by the terms of any Debt of such Foreign Subsidiary permitted to be incurred hereunder, and (d) restrictions and conditions contained in joint venture agreements and other similar agreements entered into in the ordinary course of business, so long as such restrictions and conditions apply only to the interests in the respective joint venture, similar entity formed thereunder or any special purpose entity, the assets of which are comprised primarily of ownership interest in joint ventures and assets related thereto.
8.20 Sale and Leaseback Transactions. Neither Holdings nor any of its Subsidiaries shall, directly or indirectly, enter into any arrangement with any Person providing for Holdings or such Subsidiary to lease or rent property that Holdings or such Subsidiary has sold or will sell or otherwise transfer to such Person, unless (i) such transfers are transfers of Real Estate, (ii) such transfer occurs within ninety (90) days after the acquisition of such property by Holdings or any such Subsidiary or (iii) the Specified Conditions have been satisfied; provided that before and after giving effect to any such transfer, no Event of Default has occurred and is continuing.
8.21 Fiscal Year. Holdings and its Subsidiaries shall not change their Fiscal Year.

8.22 Fixed Charge Coverage Ratio. In the event that Combined Availability at any time is less than the greater of (A) 10% of the Maximum Revolver Amount and (B) $150,000,000 (any such event being a “Covenant Trigger”), then, as of the date of such Covenant Trigger (each such date, a “Covenant Trigger Date”) and thereafter until the date on which the Combined Availability shall have been at least equal to the greater of (A) 10% of the Maximum Revolver Amount and (B) $150,000,000 for 30 consecutive days (each such period commencing on a Covenant Trigger Date and ending on such date, a “Covenant Trigger Period”), and during any Covenant Trigger Period thereafter, the Borrowers will not permit the Fixed Charge Coverage Ratio, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered in accordance with Section 6.2, and for the period of four Fiscal Quarters then ending, to be less than 1.0 to 1.0.
8.23 Senior Secured Leverage Ratio. In the event that a Covenant Trigger occurs, then, as of the Covenant Trigger Date and thereafter until the end of the applicable Covenant Trigger Period, and during any Covenant Trigger Period thereafter, the Borrowers will not permit the Senior Secured Leverage Ratio, measured as of the last day of the most recently ended Fiscal Quarter for which financial statements were required to have been delivered in accordance with Section 6.2, and for the period of four Fiscal Quarters then ending, to be greater than 2.75 to 1.0.
8.24 Anti-Terrorism Laws. To the best of its knowledge, neither Holdings nor any of its Subsidiaries shall (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any assets or property blocked pursuant to Executive Order No. 13224, or (c) engage in any transaction that attempts to violate, or evades or avoids (or has the purpose of evading or avoiding) any prohibitions set forth in any applicable Anti-Terrorism Law.
8.25 Additional Obligors.
(a) In the event that any U.S. Obligor organizes, creates or acquires any Subsidiary after the Agreement Date, the U.S. Obligors shall, within thirty (30) days (or such longer period to which the Agent may reasonably agree) after the organization, creation or acquisition of such Subsidiary, (i) if such Subsidiary is not a Receivables Entity, Immaterial Subsidiary or Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, cause such Subsidiary to become a party to this Agreement as a U.S. Guarantor by (A) causing such Subsidiary to execute a Security Agreement Supplement (as defined in the Security Agreements), a Guaranty Supplement (as defined in the Guarantee Agreements) and an applicable Intellectual Property Security Agreement and (B) delivering such other documentation as the Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 or PPSA financing statements (and lien searches) in such jurisdiction as may reasonably be requested by the Agent, such other documentation necessary to grant the Agent a first priority security interest in such Subsidiary’s Collateral, an amendment to the applicable Security Agreement so as to grant the Agent a first priority security interest in the equity interests of such Subsidiary owned by such U.S. Obligor, certified resolutions and other organizational and authorizing documents of such U.S. Obligor and such Subsidiary, and, if requested by the Agent, favorable opinions of counsel to such U.S. Obligor and such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent, and (ii) if such Subsidiary is a Foreign Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code, deliver an amendment to the applicable Security Agreement (and, if reasonably requested by the Agent, a local law pledge agreement) so as to grant the Agent a first priority security interest in all of the equity interests of such Subsidiary owned by such U.S. Obligor (provided that no more than 65% of the voting equity interests of such U.S. Obligor shall be pledged to secure any U.S. Obligations), certified resolutions and other organizational and authorizing documents of such U.S. Obligor and such Subsidiary, and, if requested by the Agent, favorable opinions of counsel to such U.S. Obligor, all in form, content and scope reasonably satisfactory to the Agent. The provisions of this Section shall not in any manner limit the restrictions on Investments set forth in Section 8.11. Notwithstanding anything herein to the contrary, at no time shall an asset of a “controlled foreign corporation” under Section 957 of the Code serve as U.S. Collateral for the U.S. Obligations hereunder.

(b) In the event that any Canadian Obligor organizes, creates or acquires any Subsidiary after the Agreement Date, the Canadian Obligors shall, within thirty (30) days (or such longer period to which the Agent may reasonably agree) after the organization, creation or acquisition of such Subsidiary, if such Subsidiary is not a Receivables Entity or Immaterial Subsidiary, cause such Subsidiary to become a party to this Agreement as a Canadian Guarantor by (i) causing such Subsidiary to execute and become party to the Canadian Guarantee Agreement and (ii) delivering such other documentation as the Agent may reasonably request in connection with the foregoing, including appropriate UCC-1 or PPSA financing statements (and lien searches) in such jurisdiction as may reasonably be requested by the Agent, such other documentation necessary to grant the Agent a first priority security interest in such Subsidiary’s Collateral, an amendment to the applicable Security Agreement so as to grant the Agent a first priority security interest in the equity interests of such Subsidiary owned by such Canadian Obligor, certified resolutions and other organizational and authorizing documents of such Canadian Obligor and such Subsidiary, and, if requested by the Agent, favorable opinions of counsel to such Canadian Obligor and such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent. The provisions of this Section shall not in any manner limit the restrictions on Investments set forth in Section 8.11.
(c) Notwithstanding the foregoing, (i) after the Agreement Date the Borrowers shall not, directly or indirectly, create, acquire or permit to exist any Subsidiary that is a parent company of an Obligor that does not itself become an Obligor under this Section 8.25, as applicable, and (ii) nothing in this Section 8.25 shall require that any Obligor take actions to perfect a security interest with respect to any property or assets of a Subsidiary to the extent that the Agent, in its sole judgment, determines that the granting of such security interest is impracticable.
8.26 [Intentionally Omitted].
8.27 Bank and Securities Accounts; Cash Dominion.
(a) To the extent not previously delivered under the Original Loan Agreement, within 90 days after the Closing Date, the Obligors shall cause to be delivered to the Agent a deposit account control agreement or securities account control agreement, as applicable, in each case in form and substance reasonably satisfactory to the Agent (each, a “Blocked Account Agreement”), with respect to each Material Account of each Obligor, duly executed by such Obligor and the applicable depositary bank or securities intermediary. Thereafter, the Obligors shall cause (i) each Material Account to be subject to a Blocked Account Agreement at all times and (ii) all cash proceeds of Collateral (other than those (w) required under a Like-Kind Exchange to be deposited in a Like-Kind Exchange Account, (x) required under the Existing Securitization Facility to be deposited into a “Controlled Account” under and as defined in the documents evidencing the Existing Securitization Facility or (z) received in connection with any Asset Disposition, the proceeds of which are required to be applied in accordance with Section 4.3, to the extent so applied) to be deposited into a Material Account subject to a Blocked Account Agreement within one (1) Business Day after receipt thereof by or for the account of any of the Obligors or any of their respective Subsidiaries and (iii) all Net Proceeds pending reinvestment pursuant to Section 4.3 to be kept in a Material Account until so reinvested or otherwise applied to repay Obligations.
(b) Until the commencement of a Cash Dominion Period, the Obligors may make withdrawals with respect to the Material Accounts. During a Cash Dominion Period, (i) all amounts which are deposited into any Material Account shall immediately become the property of and be under the exclusive control of the Agent, on behalf of the Secured Parties, (ii) the Agent shall be entitled to take such actions, including sending blocked account notices with respect to each Material Account as the Agent deems necessary to establish its exclusive control, (iii) no Obligor shall have any right to withdraw such amounts from any Material Account and (iv) the Agent may, without further consent of any Obligor, withdraw or cause to be withdrawn all immediately available funds in such Material Accounts, deposit or cause to be deposited the same in the Payment Account, and apply the same against the Obligations in the manner provided for in Section 4.7 or, if applicable, Section 4.3. In addition, during a Cash Dominion Period, all collected amounts held in any Material Account, net of any minimum balance (not to exceed (1) $10,000 per account and (2) $100,000 in the aggregate with respect to all such accounts), if any, required by the bank at which such Material Account is maintained, shall be sent by ACH or wire transfer no less frequently than once per Business Day to the Payment Account to be applied against the Obligations in the manner provided for in Section 4.7 or, if applicable, Section 4.3.

8.28 Use of Proceeds. Holdings shall not, and shall not suffer or permit any Subsidiary to, use any portion of the proceeds of any Loan, directly or indirectly, (a) to purchase or carry Margin Stock, (b) to repay or otherwise refinance indebtedness of any Borrower or others incurred to purchase or carry Margin Stock, (c) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (d) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act, in each case, in violation of Regulation T, U or X of the Federal Reserve Board, or in violation of any Requirement of Law.
8.29 Further Assurances. The Obligors shall promptly execute and deliver, or cause to be promptly executed and delivered, to the Agent and/or the Lenders, such documents and agreements, and shall promptly take or cause to be taken such actions, as the Agent may, from time to time, reasonably request to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien. Without limiting the generality of the foregoing, upon request from the Agent, the Obligors shall cause to be promptly delivered to the Agent (a) assignment agreements, in form and substance reasonably satisfactory to the Agent, duly executed by each Obligor party to any Like-Kind Exchange and (unless waived by the Agent) consented to by each other applicable counterparty thereto, and other documents reasonably requested by the Agent, to evidence the pledge and assignment to the Secured Parties of the contractual rights and interests of the Obligors in any such Like-Kind Exchange and (b) any information with respect to Like-Kind Exchanges.
8.30 [Intentionally Omitted].
8.31 Qualified Receivables Transactions.
(a) Upon request by the Agent from time to time, the Borrowers shall cause to be delivered to the Agent such reports and information about any Qualified Receivables Transaction as may be reasonably requested by the Agent.
(b) At any time that an Event of Default has occurred and is continuing, Holdings and the Borrowers shall, within five Business Days following a request by the Agent to do so, cause further sales or other transfers of accounts receivable pursuant to any Qualified Receivables Transaction to cease and to otherwise cause new accounts receivable to be excluded from any Qualified Receivables Transaction.
8.32 Designation of Other Senior Debt. Holdings shall not, and shall not suffer or permit any of its Subsidiaries to, designate any of its Debt (other than Debt under the Loan Documents or debt incurred under Section 8.13(u)) as “Designated Senior Indebtedness” (or any similar term) under the terms of any Subordinated Debt.
8.33 Certain Documents; Borrowers.
(a) Holdings shall not, and shall not suffer or permit any of its Subsidiaries to, amend, modify or change in any manner any term or condition of any Existing Public Debt, except for any such amendment, modification or change that, if reflected in any refinancing, refunding or replacement thereof, would qualify as Refinancing Debt in accordance with the definition thereof.
(b) Holdings shall not permit any Borrower to cease to be a wholly owned Subsidiary of Holdings except, in the case of any Borrower (other than the Company), pursuant to a merger, amalgamation, liquidation, winding-up, dissolution or a sale or other disposition of all or substantially all of the assets of such Borrower under Section 8.10.

ARTICLE IX
CONDITIONS OF LENDING
9.1 Conditions Precedent to Effectiveness of Agreement and Making of Loans on the Closing Date. The effectiveness of this Agreement, the obligation of the Lenders to make any Loans on the Closing Date, and the obligation of the Agent to cause the applicable Letter of Credit Issuer to issue any Letter of Credit on the Closing Date, are subject to the satisfaction (or waiver in writing by the Agent and the Arrangers) of the following conditions precedent:
(a) This Agreement, the Canadian Omnibus Ratification, the Canadian Security Agreement described in clause (a) thereof, the Canadian Guarantee Agreements and the Perfection Certificate shall have been executed by each party thereto, and the Obligors shall have performed and complied with all covenants, agreements and conditions contained herein and the other Loan Documents which are required to be performed or complied with by the Obligors before or on the Closing Date.
(b) Since December 31, 2010, there shall not have occurred a Material Adverse Effect.
(c) The Agent and the Lenders shall have received (i) opinions of counsel for the Obligors (including Canadian counsel to the Canadian Obligors) reasonably satisfactory to the Agent; (ii) a copy of the certificate or articles of incorporation/amalgamation/amendment or memoranda of association (or similar Organization Documents), including all amendments thereto, of each Obligor, certified as of a recent date by the Secretary of State of the state of its organization or other Governmental Authority, and a certificate as to the good standing or status of each Obligor as of a recent date, from such Secretary of State or other Governmental Authority; (iii) a certificate of the Secretary or Assistant Secretary or Officer of each Obligor dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or similar Organization Documents) of such Obligor as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or the equivalent governing body) of such Obligor authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation/amalgamation/amendment or memoranda of association (or similar Organization Documents) of such Obligor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (ii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Obligor; and (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iii) above.
(d) (i) The Agent on behalf of the U.S. Secured Parties shall have been granted a first priority (subject to Permitted Priority Liens) and perfected security interest in the U.S. Collateral pursuant to the applicable Loan Documents; and (ii) the Agent shall have received the following:
(A) to the extent not received prior to the Closing Date pursuant to the Original Loan Agreement, certificates representing the equity interests (to the extent certificated and required to be pledged under the Loan Documents) listed on Schedule 7 to the Perfection Certificate held by any U.S. Obligor accompanied by undated stock powers executed in blank and instruments listed on Schedule 8 to the Perfection Certificate held by any U.S. Obligor, indorsed in blank,
(B) to the extent not received and filed prior to the Closing Date pursuant to the Original Loan Agreement, proper financing statements in form appropriate for filing under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the U.S. Security Agreement, covering the Collateral described in the U.S. Security Agreement,
(C) completed requests for information, dated on or before the Closing Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Obligor as debtor, together with copies of such other financing statements,
(D) to the extent not received prior to the Closing Date pursuant to the Original Loan Agreement, evidence of the completion of all other recordings and filings of or with respect to the U.S. Security Agreement that the Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder, and

(E) evidence that all other action that the Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created under the U.S. Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).
(e) The Borrowers shall have paid (i) all fees required to be paid and payable by the Obligors on the Closing Date under the Fee Letters, (ii) reasonable and documented, out-of-pocket expenses of the Agent and the Attorney Costs incurred in connection with any of the Loan Documents and the transactions contemplated thereby to the extent invoiced at least one (1) Business Day prior to the Closing Date and payable by the Obligors, (iii) all unpaid interest and fees accrued under the Original Loan Agreement as of (and including) the Agreement Date pursuant to Section 1.7(c), (iv) any amounts payable under Section 5.4 of the Original Loan Agreement as required pursuant to Section 1.7(d) hereof and (v) any amounts payable under Section 5.4 as required pursuant to Section 1.7(e) or (f).
(f) To the extent not received prior to the Closing Date pursuant to the Original Loan Agreement, the Agent shall have received evidence of all coverage and endorsements with respect to insurance required by this Agreement relating to the Collateral, including, without limitation, the requirements set forth in Section 8.5.
(g) The Agent and the Lenders shall have received a Borrowing Base Certificate dated as of the Closing Date.
(h) The Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Company, confirming compliance with the conditions precedent set forth in this Section 9.1.
(i) The Agent shall have received the financial statements referred to in Section 7.6.
(j) The Agent shall have received a certificate, in substantially the form of Exhibit G, attesting to the Solvency of Holdings and its Subsidiaries, taken as a whole, after giving effect to the Transaction, from Holdings’ Chief Financial Officer.
(k) There shall exist no action, suit, investigation, litigation or proceeding affecting any Obligor or any of its Subsidiaries pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to have a Material Adverse Effect.
(l) All governmental authorizations and third party consents and approvals necessary in connection with the Transaction shall have been obtained and shall remain in effect.
(m) The Combined Availability as of the Closing Date (after giving effect to the consummation of the Transactions) shall not be less than $500,000,000.
Execution and delivery to the Agent by a Lender of a counterpart of this Agreement shall be deemed confirmation by such Lender that (i) all conditions precedent in this Section 9.1 have been fulfilled to the satisfaction of such Lender, (ii) the decision of such Lender to execute and deliver to the Agent an executed counterpart of this Agreement was made by such Lender independently and without reliance on the Agent or any other Lender as to the satisfaction of any condition precedent set forth in this Section 9.1, and (iii) all documents sent to such Lender for approval consent, or satisfaction were acceptable to such Lender.

9.2 Conditions Precedent to Each Loan. The obligation of applicable Lenders to make each Loan, including Loans on the Closing Date, and the obligation of the Agent to cause the applicable Letter of Credit Issuer to issue any Letter of Credit shall be subject to the further conditions precedent that on and as of the date of any such extension of credit:
(a) The following statements shall be true, and the acceptance by the applicable Borrowers of any extension of credit shall be deemed to be a statement to the effect set forth in clauses (i) and (ii) with the same effect as the delivery to the Agent and the Lenders of a certificate signed by a Responsible Officer, dated the date of such extension of credit, stating that:
(i) The representations and warranties contained in this Agreement and the other Loan Documents are correct in all material respects (and any representation and warranty that is qualified as to materiality or Material Adverse Effect is correct in all respects) on and as of the date of such extension of credit as though made on and as of such date, other than any such representation or warranty which relates to a specified prior date and except to the extent the Agent and the Lenders have been notified in writing by the Borrowers that any representation or warranty is not correct in all material respects (or that any representation and warranty that is qualified as to materiality or Material Adverse Effect is not correct in all respects) and the Required Lenders have explicitly waived in writing compliance with such representation or warranty;
(ii) No Default or Event of Default has occurred and is continuing, or would result from such extension of credit; and
(iii) The Borrowing or issuance of the Letter of Credit is in compliance with the provisions of Article II.
(b) No such Borrowing or issuance of the Letter of Credit shall exceed U.S. Availability or Canadian Availability, as applicable
(c) The Borrowers’ Agent shall have delivered to the Agent a calculation demonstrating in reasonable detail, on a pro forma basis after giving effect to such Borrowing, compliance by the Company and the other applicable Obligors with the indebtedness covenant contained in each of the 8 3/8% Senior Subordinated Note Indenture, the 9 1/4% Senior Note Indenture, the 10 7/8% Senior Note Indenture and any other indenture or similar instrument entered into after the Agreement Date.
Notwithstanding anything to the contrary, the foregoing conditions precedent in this Section 9.2 are not conditions to any Lender participating in or reimbursing the applicable Bank or the Agent for such Lender’s Pro Rata Share of any applicable Swingline Loan or Agent Advance made in accordance with the provisions of Sections 2.5(g) and (h), or Sections 2.6(h) and (i), as applicable.
ARTICLE X
DEFAULT; REMEDIES
10.1 Events of Default. It shall constitute an event of default (“Event of Default”) if any one or more of the following shall occur for any reason:
(a) any failure by any of the Borrowers to pay: (i) the principal of any of the Loans when due, whether upon demand or otherwise, or the reimbursement of any Letter of Credit issued pursuant to this Agreement when the same is due and payable; or (ii) any interest, fee or other amount owing hereunder or under any of the other Loan Documents within five (5) Business Days after the due date therefor, whether upon demand or otherwise;
(b) any representation or warranty made or deemed made by Holdings, any Borrower or any Guarantor in this Agreement or by any Obligor or any of its Subsidiaries in any of the other Loan Documents, any Financial Statement, or any certificate furnished by any Obligor or any of its Subsidiaries at any time to the Agent or any Lender shall prove to be untrue in any material respect as of the date on which made, deemed made, or furnished;

(c) (i) any default shall occur in the observance or performance of any of the covenants and agreements contained in any of Sections 8.2 (with respect to maintenance of legal existence), 8.10 through 8.15, 8.17 through 8.23, 8.25, 8.28, 8.31(b), 8.32 or 8.33 of this Agreement; (ii) any default shall occur in the observance or performance of any of the covenants and agreements contained in any of Sections 6.2(b), 6.2(c) (with respect to the Compliance Certificate delivered together with the quarterly Financial Statements delivered pursuant to Section 6.2(b)), 6.3(a) through (k), 6.4 (other than 6.4(b)(iv) and (v)), 8.4, 8.5, 8.24 or 8.27 of this Agreement, and such default shall continue for five (5) Business Days or more; (iii) any default shall occur in the observance or performance of any of the covenants and agreements contained in any of Sections 6.2(a), 6.2(c) (with respect to the Compliance Certificate delivered together with the annual audited Financial Statements delivered pursuant to Section 6.2(a)), 6.2(d) through (f), 6.3(l), 6.3(m), 6.4(b)(iv), 6.4(b)(v), 8.29 or 8.31(a) of this Agreement, and such default shall continue for fifteen (15) days or more; or (iv) any other default shall occur in the observance or performance of any of the other covenants or agreements contained in any other Section of this Agreement, any other Loan Document or any other agreement entered into at any time to which any Obligor or any Subsidiary and the Agent or any Lender are party, and such default shall continue for thirty (30) days or more after notice thereof to the Borrowers by the Agent or the Required Lenders;
(d) any default shall occur with respect to any Debt (other than the Obligations) of any Obligor or any of its Subsidiaries (other than any Immaterial Subsidiary) in an outstanding principal amount which exceeds $75,000,000, or under any agreement or instrument under or pursuant to which any such Debt may have been issued, created, assumed, or guaranteed by any Obligor or any of its Subsidiaries, and such default shall continue for more than the period of grace, if any, therein specified, if the effect thereof (with or without the giving of notice) is to accelerate, or to permit the holders of any such Debt to accelerate, the maturity of any such Debt; or any such Debt shall be declared due and payable or be required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or any such Debt shall not be paid in full upon the scheduled maturity thereof;
(e) any Obligor or any of its Subsidiaries (other than any Immaterial Subsidiary) shall (i) file a voluntary petition in bankruptcy or file a voluntary petition, proposal, notice of intent to file a proposal or an answer or otherwise commence any action or proceeding seeking reorganization, arrangement or readjustment of its debts or for any other relief under the federal Bankruptcy Code, as amended, the BIA, the CCAA or under any other bankruptcy or insolvency act or law, state, provincial or federal, now or hereafter existing, or consent to, approve of, or acquiesce in, any such petition, action or proceeding; (ii) apply for or acquiesce in the appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for it or for all or any part of its property; (iii) make an assignment for the benefit of creditors; or (iv) be unable generally to pay its debts as they become due;
(f) an involuntary petition shall be filed or an action or proceeding otherwise commenced seeking reorganization, arrangement, consolidation or readjustment of the debts of any Obligor or any of its Subsidiaries (other than any Immaterial Subsidiary) or for any other relief under the federal Bankruptcy Code, as amended, the BIA, the CCAA or under any other bankruptcy or insolvency act or law, state, provincial or federal, now or hereafter existing, or any creditor shall file a notice of intention under the BIA to commence such a proceeding under the BIA, and such petition, proceeding or notice shall not be dismissed within sixty (60) days after the filing or commencement thereof or an order of relief shall be entered with respect thereto;
(g) (i) a receiver, interim receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for any Obligor or any of its Subsidiaries (other than any Immaterial Subsidiary) or for all or any material part of any Obligor’s or Subsidiary’s property shall be appointed or (ii) a warrant of attachment, execution or similar process shall be issued against any material part of the property of any Obligor or any of its Subsidiaries and such warrant or similar process shall not be vacated, discharged, stayed or bonded pending appeal within sixty (60) days after the entry thereof;
(h) other than as permitted under Section 8.10, any Obligor or any of its Subsidiaries (other than any Immaterial Subsidiary) shall file a certificate of dissolution under applicable state or provincial law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any action in furtherance thereof;

(i) this Agreement, any Security Document or any Intercreditor Agreement shall be terminated (other than in accordance with its terms or the terms hereof), revoked or declared void or invalid or unenforceable or challenged by any Obligor;
(j) one or more judgments, orders, decrees or arbitration awards is entered against any Obligor or any of its Subsidiaries involving in the aggregate for all Obligors and Subsidiaries liability as to any single or related or unrelated series of transactions, incidents or conditions, in excess of $75,000,000 (except to the extent covered by insurance through an insurer who does not deny or dispute coverage), and the same shall remain unsatisfied, unbonded, unvacated and unstayed pending appeal for a period of sixty (60) days after the entry thereof;
(k) for any reason, other than the failure of the Agent to take any action available to it to maintain perfection of the Agent’s Liens pursuant to the Security Documents, this Agreement or any Security Document ceases to be in full force and effect (other than in accordance with its terms) or any Lien with respect to any material portion of the Collateral intended to be secured thereby ceases to be, or is not, valid, perfected and prior to all other Liens (other than Permitted Liens) or is terminated (other than in accordance with its terms), revoked or declared void;
(l) (i) an ERISA Event shall occur with respect to a Pension Plan or Multi-employer Plan which has resulted or could reasonably be expected to result in liability of an Obligor under Title IV of ERISA to the Pension Plan, Multi-employer Plan or the PBGC in an aggregate amount in excess of $75,000,000; (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $75,000,000; or (iii) an Obligor or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multi-employer Plan in an aggregate amount in excess of $75,000,000;
(m) a Pension Event shall occur which, in the Agent’s reasonable determination, constitutes grounds for the termination under any applicable law, of any Canadian Pension Plan or for the appointment by the appropriate Governmental Authority (including the FSCO) of an administrator or like body for any Canadian Pension Plan, or if any Canadian Pension Plan shall be terminated or any such administrator or like body shall be requested or appointed, or if a Canadian Obligor or any of its Subsidiaries is in default with respect to payments to a Canadian Pension Plan resulting from their complete or partial withdrawal from such Canadian Pension Plan and any such event would reasonably be expected to have a Material Adverse Effect or any Lien arises in respect of an amount in excess of $75,000,000 (save for contribution amounts not yet due) in connection with any Canadian Pension Plan; or
(n) there occurs a Change of Control.
10.2 Remedies.
(a) If a Default or an Event of Default has occurred and is continuing, the Agent may, in its discretion, and shall, at the direction of the Required Lenders, do one or more of the following at any time or times and in any order, without notice to or demand on any Borrower:
(i) reduce the Maximum U.S. Revolver Amount, the Maximum Canadian Revolver Amount, the Maximum Revolver Amount and/or the Maximum Specified Loan Sublimit or the advance rates against Eligible Rental Equipment and/or Eligible Merchandise and Consumables Inventory used in computing each Borrowing Base, or reduce one or more of the other elements used in computing each Borrowing Base, in each case to the extent determined by the Agent or the Required Lenders, as the case may be;
(ii) restrict the amount of or refuse to make Loans;

(iii) instruct the Letter of Credit Issuers to restrict or refuse to provide Letters of Credit;
(iv) terminate the Commitments;
(v) declare any or all Obligations to be immediately due and payable; provided, however, that upon the occurrence of any Event of Default described in Sections 10.1(e), 10.1(f), 10.1(g), or 10.1(h), the Commitments shall automatically and immediately expire and terminate and all Obligations shall automatically become immediately due and payable without notice or demand of any kind;
(vi) require the Obligors to cash collateralize all Obligations (contingent or otherwise) with respect to outstanding Letters of Credit; and
(vii) pursue its other rights and remedies under the Loan Documents and applicable law.
(b) If an Event of Default has occurred and is continuing: (i) the Agent shall have, for the benefit of the respective Secured Parties, in addition to all other rights of the Agent and the Lenders, the rights and remedies of a secured party under the Loan Documents, the UCC and the PPSA; (ii) the Agent may, at any time, take possession of the respective Collateral and keep it on the Obligors’ premises, at no cost to the Agent or any Lender, or remove any part of it to such other place or places as the Agent may desire, or the Borrowers shall, and shall cause their Subsidiaries to, upon the Agent’s demand, at the Borrowers’ cost, assemble the Collateral and make it available to the Agent at a place reasonably convenient to the Agent; and (iii) the Agent may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion, and may, if the Agent deems it reasonable, postpone or adjourn any sale of any Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Without in any way requiring notice to be given in the following manner, each Obligor agrees that any notice by the Agent of sale, disposition or other intended action hereunder or in connection herewith, whether required by the UCC, the PPSA or otherwise, shall constitute reasonable notice to such Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) days prior to such action to the Borrowers’ Agent at the address specified in or pursuant to Section 14.8. If any Collateral is sold on terms other than payment in full at the time of sale, no credit shall be given against the Obligations until the Agent or the Lenders receive payment, and if the buyer defaults in payment, the Agent may resell the Collateral without further notice to any Borrower or any other Obligor. In the event the Agent seeks to take possession of all or any portion of the Collateral by judicial process, each Borrower and each other Obligor irrevocably waives: (A) the posting of any bond, surety or security with respect thereto which might otherwise be required; (B) any demand for possession prior to the commencement of any suit or action to recover the Collateral; and (C) any requirement that the Agent retain possession and not dispose of any Collateral until after trial or final judgment. The Borrowers and the other Obligors agree that the Agent has no obligation to preserve rights to the Collateral or marshal any Collateral for the benefit of any Person. The Agent is hereby granted a license or other right to use, without charge, each Borrower’s and other Obligor’s labels, patents, copyrights, name, trade secrets, trade names, trademarks, and advertising matter, or any similar property, in completing production of, advertising or selling any Collateral, and the Borrowers’ and the other Obligors’ rights under all licenses and all franchise agreements shall inure to the Agent’s benefit for such purpose. The proceeds of sale shall be applied first to all expenses of sale, including reasonable attorneys’ fees, and then to the Obligations. The Agent will return any excess to the Borrowers and the Borrowers shall remain liable for any deficiency. Without affecting the generality of the foregoing, if an Event of Default shall have occurred and be continuing as a result of a breach of any prepayment obligation under Section 4.3(b) and such Event of Default shall continue for ten (10) days, the Agent or the Required Lenders may request the Obligors to, and upon any such request the Obligors shall, terminate or cause to be terminated any Like-Kind Exchange and Like-Kind Exchange Account.

ARTICLE XI
TERM AND TERMINATION
11.1 Term and Termination. The term of this Agreement shall end on the Stated Termination Date unless sooner terminated in accordance with the terms hereof. The Agent upon direction from the Required Lenders may terminate this Agreement without notice upon the occurrence and during the continuance of an Event of Default. Upon the effective date of termination of this Agreement for any reason whatsoever, all Obligations (including all unpaid principal, accrued and unpaid interest and any amounts due under Section 5.4) shall become immediately due and payable and the Borrowers shall immediately arrange, with respect to all Letters of Credit then outstanding, for (a) the cancellation and return thereof, or (b) the cash collateralization thereof or issuance of Supporting Letters of Credit with respect thereto in accordance with Section 2.4(g). Notwithstanding the termination of this Agreement, until Full Payment of all Obligations, the Borrowers shall remain bound by the terms of this Agreement and shall not be relieved of any of their Obligations hereunder or under any other Loan Document, and the Agent and the Lenders shall retain all their rights and remedies hereunder (including the Agent’s Liens in and all rights and remedies with respect to all then existing and after-arising Collateral).
ARTICLE XII
AMENDMENTS; WAIVERS; PARTICIPATIONS; ASSIGNMENTS; SUCCESSORS
12.1 Amendments and Waivers.
(a) (i) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower or other Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders) and the Obligors party thereto (except that no consent of any Obligors shall be required in the case of amendments of Article XIII, other than amendments of Section 13.9 which affect the Borrowers’ rights thereunder) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given;
(ii) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective to modify eligibility criteria, reserves or sublimits contained in the definition of “U.S. Borrowing Base”, “Canadian Borrowing Base”, “Merchandise and Consumables Inventory Formula Amount”, “Eligible Rental Equipment” or “Reserves” or any successor or related definition, in each case that would have the effect of increasing Combined Availability or any Borrowing Base unless it is consented to in writing by the Supermajority Lenders and the Borrowers; provided that to the extent (A) that any change shall have been made to any eligibility criteria or reserves after the Agreement Date based solely on the Agent’s Reasonable Credit Judgment pursuant to the terms of this Agreement (and not by an amendment or modification of this Agreement or any consent of the Lenders), and (B) such change has the effect of decreasing Combined Availability or any Borrowing Base, the Agent may thereafter reverse such change, in whole or in part, if it determines to do so in the exercise of its Reasonable Credit Judgment;
(iii) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective with respect to the following, unless consented to in writing by all Lenders (or the Agent with the consent of all Lenders) and the Borrowers:
(A) increase any of the advance rates set forth in the definition of “U.S. Borrowing Base” or “Canadian Borrowing Base”;
(B) decrease the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;
(C) amend this Section or any provision of this Agreement providing for consent or other action by all Lenders;
(D) release any Guarantor with respect to any Obligations owing under the U.S. Guarantee Agreement or any Canadian Guarantee Agreement other than as permitted by Section 13.11;

(E) release all or substantially all of the value of the U.S. Collateral or the Canadian Collateral other than as permitted by Section 13.11;
(F) change the definition of “Required Lenders” or “Supermajority Lenders”;
(G) increase the Maximum U.S. Revolver Amount, Maximum Canadian Revolver Amount or Maximum Revolver Amount (other than as contemplated in Section 2.8 or Section 2.9, as applicable), or the U.S. Letter of Credit Subfacility or the Canadian Letter of Credit Subfacility; or
(H) contractually subordinate the payment of all the Obligations to any other Debt or contractually subordinate the priority of any of the Agent’s Liens to the Liens securing any other Debt;
(iv) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective with respect to the following, unless consented to in writing by all affected Lenders (or the Agent with the consent of all affected Lenders) and the Borrowers:
(A) increase or extend any Commitment of any Lender (other than as contemplated in Section 2.8 or 2.9);
(B) postpone or delay any date fixed by this Agreement or any other Loan Document for any (i) scheduled payment of principal, interest or fees or (ii) other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document; or
(C) reduce the principal of, or the rate of interest specified herein (other than waivers of the Default Rate) on any Loan, or any fees or other amounts payable hereunder or under any other Loan Document;
(v) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective to change (i) Section 4.7 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Credit Facilities from the application thereof set forth in the applicable provisions of Section 4.3, in any manner that materially and adversely affects the Lenders of a Credit Facility without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of such Credit Facility;
(vi) Notwithstanding the foregoing, no such waiver, amendment, or consent shall be effective to increase the obligations or adversely affect the rights of the Agent or any Letter of Credit Issuer without the consent of the party affected thereby;
provided, however, that (A) the Agent may, in its sole discretion and notwithstanding the limitations contained in clauses (ii), (iii)(A) and (iii)(G) above and any other terms of this Agreement, make applicable Agent Advances in accordance with Section 2.5(h) or Section 2.6(i), as applicable; (B) Schedule 1.1 hereto (Lenders’ Commitments) may be amended from time to time by the Agent alone to reflect assignments of Commitments in accordance herewith and changes in Commitments in accordance with Section 2.8 or 2.9; (C) no amendment or waiver shall be made to Section 13.21 or to any other provision of any Loan Document as such provisions relate to the rights and obligations of any Arranger without the written consent of such Arranger; (D) any applicable Fee Letter may be amended or waived in a writing signed by Holdings, the Borrowers, the applicable Arranger party thereto and the Agent; (E) the Maximum Canadian Revolver Amount may be permanently reduced at any time from time to time by a written request from the Borrowers’ Agent without the consent or approval of any Lender, subject to satisfaction with the applicable conditions in Section 2.9(a); and (F) any Loan Document relating to Hedge Agreements and other Bank Products may be amended by the applicable Obligors and the Agent, the Lender or Affiliate of the Agent or such Lender providing such Hedge Agreement or other Bank Product without the consent or approval of the Agent (unless the Agent is providing such Bank Product) or any other Lender. Further, notwithstanding anything to the contrary contained in Section 12.1, if the Agent and the Borrowers’ Agent shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Agent and the Borrowers’ Agent shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (i) the Commitment of such Lender may not be increased or extended and (ii) the accrued and unpaid amount of any principal, interest or fees payable to such Lender shall not be reduced, in either case, without the consent of such Lender.
(b) If, in connection with any proposed amendment, waiver or consent (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, so long as the Agent is not a Non-Consenting Lender, at the Borrowers’ request (and if applicable, payment by the Borrowers of the processing fee referred to in Section 12.2(a)), the Agent or an Eligible Assignee shall have the right (but not the obligation) with the Agent’s approval, to purchase from the Non-Consenting Lenders, and the Non-Consenting Lenders agree that they shall sell, all of the Non-Consenting Lenders’ interests, rights and obligations under the Loan Documents, in accordance with the procedures set forth in clauses (i) through (v) in the proviso to Section 5.8 and the last sentence in Section 5.8, as if each such Non-Consenting Lender is an assignor U.S. Lender thereunder.
12.2 Assignments; Participations.
(a) Any Lender may, with the written consent of (i) the Agent, (ii) the U.S. Swingline Lender, the Letter of Credit Issuers and the Canadian Swingline Lender, and (iii) so long as no Event of Default has occurred and is continuing, the Borrowers’ Agent (which consents shall not be unreasonably withheld or delayed), assign and delegate to one or more Eligible Assignees (provided that no such consent shall be required in connection with any assignment to an Approved Fund or to a Lender or to an Affiliate of a Lender) (each an “Assignee”) all, or any ratable part of all, of the Loans, the Commitments and the other rights and obligations of such Lender hereunder, in a minimum amount of $5,000,000; provided, however, that (A) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall be given to the Borrowers’ Agent and the Agent by such Lender and the Assignee; (B) such Lender and its Assignee shall deliver to the Borrowers’ Agent and the Agent an Assignment and Acceptance; and (C) the assignor Lender or Assignee shall pay to the Agent a processing fee in the amount of $3,500; provided, further, that the Agent may elect to waive such processing fee in its sole discretion.
(b) From and after the date that the Agent has received an executed Assignment and Acceptance, the Agent has received payment of the above-referenced processing fee and the Agent has recorded such assignment in the Register as provided in Section 13.22 herein, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations, including, but not limited to, the obligation to participate in Letters of Credit, have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assignor Lender’s rights and obligations under this Agreement, such assignor Lender shall cease to be a party hereto).
(c) By executing and delivering an Assignment and Acceptance, the assignor Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assignor Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto or the attachment, perfection, or priority of any Lien granted by any Obligor to the Agent or any Lender in the applicable

Collateral; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Obligor or the performance or observance by any Obligor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such Assignee will, independently and without reliance upon the Agent, such assignor Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such Assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers, including the discretionary rights and incidental powers, as are reasonably incidental thereto; and (vi) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d) Immediately upon satisfaction of the requirements of Section 12.2(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. Each Commitment allocated to each Assignee shall reduce the applicable Commitment of the assignor Lender pro tanto.
(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of the Borrowers (a “Participant”), in each case that is not a Disqualified Lender, participating interests in any Loans, any Commitment of that Lender and the other interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) the applicable Borrowers and the Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document except the matters set forth in Sections 12.1(a)(iii)(D) and (E) and Section 12.1(a)(iv), and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent and subject to the same limitation as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Subject to paragraph (g) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.1, 5.2 and 5.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section.
(f) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(g) A Participant shall not be entitled to receive any greater payment under Section 5.1 or 5.3 than the Originating Lender would have been entitled to receive with respect to the participating interest sold to such Participant, unless the sale of the participating interest to such Participant is made with the applicable Borrowers’ prior written consent. A Participant that would be subject to the requirements of Section 13.10 if it were a Lender shall not be entitled to the benefits of Section 5.1 unless the applicable Borrowers are notified of the participating interest sold to such Participant and such Participant agrees, for the benefit of the applicable Borrowers, to comply with Section 13.10 as though it were a Lender.

ARTICLE XIII
THE AGENT
13.1 Appointment and Authorization. Each Lender hereby designates and appoints Bank as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Article XIII. The provisions of this Article XIII (other than Sections 13.9, 13.11(a) and 13.11(b)) are solely for the benefit of the Agent and the Lenders, and the Borrowers shall have no rights as third party beneficiaries of any of the provisions contained herein. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, the Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including (a) the determination of the applicability of ineligibility criteria with respect to the calculation of the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable, (b) the making of Agent Advances pursuant to Section 2.5(h) or Section 2.6(i), as applicable, and (c) the exercise of remedies pursuant to Section 10.2, and any action so taken or not taken shall be deemed consented to by the Lenders.
For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec between each Secured Party, taken individually, on the one hand, and the Agent, on the other hand, each Obligor and each such Secured Party acknowledge and agree with the Agent that such Secured Party and the Agent are hereby conferred the legal status of solidary creditors of each such Obligor in respect of all Obligations owed by each such Obligor to the Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, each such Obligor is irrevocably bound towards the Agent and each Secured Party in respect of the entire Solidary Claim of the Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agent and such Secured Party and the right to give full aquittance for it. Accordingly, and without limiting the generality of the foregoing, the Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full aquittance for same. By its execution of the Loan Documents to which it is a party, each such Obligor not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Security Documents and the other Loan Documents shall be granted to the Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.
13.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent hereby appoints the Borrowers’ Agent to be a subagent solely of the Agent solely for the purpose of (a) causing (i) the Agent to be named as lienholder, secured party, legal owner or such other capacity, as appropriate, on the certificate of title for any Titled Goods or (ii) on any filing or registration statement in favor of the Agent, effected under the Loan Documents in the PPSA or otherwise, the addition of any Titled Goods by its VIN or serial number, in either case in order to create and/or perfect the security interest of the Secured Parties therein and (b) (i) releasing any such security interest upon a sale of the Titled Goods covered thereby in compliance with the terms of this Agreement and (ii) removing the VIN or serial number of Titled Goods upon a sale thereof; provided that (A) the Borrowers’ Agent in such capacity may appoint other third-party subagents reasonably acceptable to the Agent, (B) neither the Borrowers’ Agent nor any such subagent shall be authorized to take any other action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Agent, and (C) such appointment, and any further subagency, may be terminated by the Agent at any time by notice to the Borrowers’ Agent.

13.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Obligor or any Subsidiary or Affiliate of any Obligor, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Obligor or any of their Subsidiaries or Affiliates.
13.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Obligor), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or all Lenders if so required by Section 12.1) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
13.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Agent shall have received written notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Lenders of their receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Article X; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable.
13.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Borrowers and their Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their Affiliates, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their Affiliates. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Obligors or any of their Affiliates which may come into the possession of any of the Agent-Related Persons.

13.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrowers and without limiting the obligation of the Borrowers to do so), ratably in accordance with their respective Pro Rata Shares, from and against any and all Indemnified Liabilities as such term is defined in Section 14.11; provided, however, that no Lender shall be liable for the payment to such Agent-Related Persons of any portion of such Indemnified Liabilities to the extent resulting from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall ratably reimburse the Agent upon demand for its share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.
13.8 Agent in Individual Capacity. The Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Obligors and their Subsidiaries and Affiliates as though the Bank were not the Agent hereunder and without notice to or consent of the Lenders. The Bank and its Affiliates may receive information regarding the Obligors, their Affiliates and Account Debtors (including information that may be subject to confidentiality obligations in favor of the Obligors or such Affiliates) and the Lenders hereby acknowledge that the Agent and the Bank shall be under no obligation to provide such information to them. With respect to its Loans, the Bank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent, and the terms “Lender” and “Lenders” include the Bank in its individual capacity.
13.9 Successor Agent. The Agent may resign as Agent upon at least 30 days’ prior notice to the Lenders and the Borrowers’ Agent, such resignation to be effective upon the acceptance of a successor agent to its appointment as Agent. In the event the Bank sells all of its Loans and/or Commitments as part of a sale, transfer or other disposition by the Bank of substantially all of its loan portfolio, the Bank shall resign as Agent and such purchaser or transferee shall become the successor Agent hereunder. Subject to the foregoing, if the Agent resigns under this Agreement, the Required Lenders (with the prior consent of the Borrowers’ Agent, such consent not to be unreasonably withheld and such consent not to be required if an Event of Default has occurred and is continuing) shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be a Lender or a commercial bank, commercial finance company or other asset based lender having total assets in excess of $5,000,000,000. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrowers’ Agent (but without the need for the consent of the Borrowers’ Agent), a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XIII and Section 14.11 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

13.10 Withholding Tax.
(a) If any Lender lending to the U.S. Borrowers or the Specified Loan Borrower is not a United States person within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding Tax under Sections 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent and the Borrowers’ Agent:
(i) if such Lender claims an exemption from, or a reduction of, withholding Tax under an applicable tax treaty, two properly completed and executed IRS Form W-8BEN (or any successor form thereto) before the payment of any interest under this Agreement to such Lender;
(ii) if such Lender claims that interest paid under this Agreement is exempt from United States of America withholding Tax because it is effectively connected with a United States of America trade or business of such Lender (and, if an applicable tax treaty requires, for the permanent establishment of such Lender in the United States of America), two properly completed and executed IRS Form W-8ECI (or any successor form thereto) before the payment of any interest under this Agreement to such Lender and before the end of each third succeeding calendar year from the date such Lender initially provided the IRS Form W-8ECIs if such Lender continues to be a Lender under this Agreement; and
(iii) such other form or forms as may be required under the Code or other laws of the United States of America as a condition to exemption from, or reduction of, United States of America withholding Tax.
Such Lender agrees to promptly notify the Agent and the Borrowers’ Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction and shall provide any updated forms, if applicable (including as a result of the Exposure Exchange).
(b) If any Lender is a United States person within the meaning of the Code, such Lender agrees with an in favor of the Agent, to deliver to the Agent and the Borrowers’ Agent two properly completed and executed IRS Form W-9 (or any successor form thereto) certifying that such person is entitled to a complete exemption from United States backup withholding tax on payments pursuant to this Agreement. Any Lender supplying forms pursuant to this Section 13.10(b) shall deliver to the Agent and the Borrowers’ Agent additional copies of the relevant forms on or before the date that such form expires, and shall promptly notify the Agent and the Borrowers’ Agent of any change in circumstances that would modify or render invalid any claimed exemption or any forms previously provided.
(c) If any Lender claims exemption from, or reduction of, withholding Tax by providing any IRS Form to Agent or Borrowers’ Agent and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations owing to such Lender, such Lender agrees to notify the Agent and the Borrowers’ Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Borrowers to such Lender. To the extent of such percentage amount, the Agent will treat such Lender’s IRS Form as no longer valid.
(d) If any Lender is entitled to a reduction in the applicable withholding Tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding Tax after taking into account such reduction. If the forms or other documentation required by subsection (a) or (b) of this Section are not delivered to the Agent and the Borrowers’ Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding Tax.
(e) If the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including, for the avoidance of doubt, penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.
(f) Each Canadian Lender hereby represents and warrants to the other parties hereto that it is and at all relevant times will be dealing at arm’s length for the purposes of the Income Tax Act (Canada) with the Canadian Borrower and the Agent.

13.11 Collateral Matters.
(a) The Lenders hereby irrevocably authorize the Agent (and if applicable, any subagent appointed by the Agent under Section 13.2 or otherwise), and the Agent (and if applicable, any subagent appointed by the Agent under Section 13.2 or otherwise) shall hereby have the obligation to release, subject to the satisfaction of any conditions to release (if any) set forth herein, including the continuance of the applicable Agent’s Lien in any proceeds of released Collateral, any such Agent’s Liens upon any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by the Borrowers of all Loans and reimbursement obligations in respect of Letters of Credit, and the termination or cash collateralization of all outstanding Letters of Credit or the posting of Supporting Letters of Credit with respect thereto (whether or not any of such obligations are due) and all other Obligations (other than any contingent indemnity obligations with respect to which no claim, demand or suit has been made, brought or threatened against an Indemnified Person); (ii) constituting property being sold or disposed of, if (except sales of items of Rental Equipment in the ordinary course of business so long as such Agent’s Lien continues in the proceeds of such Collateral) the Borrowers certify to the Agent that the sale or disposition is made in compliance with Section 8.10 (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Obligors owned no interest at the time the Lien was granted or at any time thereafter; (iv) constituting property leased to an Obligor under a lease which has expired or been terminated in a transaction permitted under this Agreement; (v) constituting Relinquished Property, if such Relinquished Property shall have been delivered to the applicable Qualified Intermediary in accordance with the applicable exchange agreement and a first priority perfected security interest shall have been granted by the applicable exchanger to the Agent for the benefit of the Secured Parties of a first priority perfected security interest in the rights of such exchanger in, to and under the related exchange agreement; (vi) constituting any Like-Kind Exchange Account; or (vii) constituting property being transferred pursuant to any Qualifying Receivables Transaction. Except as provided above, the Agent will not release any of such Agent’s Liens without the prior written authorization of the Lenders; provided that, in addition to the foregoing, (A) the Agent may, in its discretion, release such Agent’s Liens on Collateral valued in the aggregate not in excess of $25,000,000 during each Fiscal Year without the prior written authorization of any Lender; and (B) the Agent may release the Agent’s Liens on Collateral valued in the aggregate not in excess of $50,000,000 during each Fiscal Year with the prior written authorization of Required Lenders, so long as all proceeds received in connection with such release are applied to the Obligations in accordance with Section 4.7 and, after giving effect to the application of such proceeds and the updating of the U.S. Borrowing Base or the Canadian Borrowing Base, as the case may be, to reflect the deletion of any assets subject to such release, U.S. Availability or Canadian Availability, as the case may be, shall be no less than the U.S. Availability or the Canadian Availability, as the case may be, immediately prior to such release. Upon request by the Agent or the Borrowers at any time, the Lenders will confirm in writing the Agent’s authority to release any applicable Agent’s Liens upon particular types or items of Collateral pursuant to this Section 13.11. In addition, the Lenders hereby irrevocably authorize the Agent to (x) subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.13(c) and (y) release any Guarantor from its obligations under the U.S. Guarantee Agreement or the Canadian Guarantee Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations pursuant to this Section 13.11(a).
(b) Upon receipt by the Agent of any authorization required pursuant to Section 13.11(a) from the Lenders of the Agent’s authority to release or subordinate the applicable Agent’s Liens upon particular types or items of Collateral, or to release any Guarantor from its obligations under the U.S. Guarantee Agreement or the Canadian Guarantee Agreement, and upon at least five (5) Business Days’ prior written request by the Borrowers, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of such Agent’s Liens upon such Collateral or to subordinate its interest therein, or to release such Guarantor from its obligations under the U.S. Guarantee Agreement or the Canadian Guarantee Agreement; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Obligors in respect of) all interests retained by the Obligors, including the proceeds of any sale, all of which shall continue to constitute part of such Collateral.

(c) The Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by the Obligors or is cared for, protected or insured or has been encumbered, or that the applicable Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing.
13.12 Restrictions on Actions by Lenders; Sharing of Payments.
(a) Each of the Lenders agrees that it shall not, without the express consent of the Required Lenders, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Required Lenders, set-off against the Obligations, any amounts owing by such Lender to any Obligor or any accounts of any Obligor now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by the Agent, take or cause to be taken any action to enforce its rights under this Agreement or against any Obligor, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the applicable Collateral.
(b) If at any time or times any Lender shall receive (i) by payment, foreclosure, setoff or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of any Obligor to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from the Agent pursuant to the terms of this Agreement, or (ii) payments from the Agent in excess of such Lender’s ratable portion of all such distributions by the Agent, such Lender shall promptly (A) turn the same over to the Agent, in kind, and with such endorsements as may be required to negotiate the same to the Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Commitments; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. If following the occurrence of an Event of Default and realization upon the Collateral and the Guarantee Agreements, the U.S. Lenders on the one hand and the Canadian Lenders on the other hand has suffered or incurred a loss not recovered from available Collateral, each Lender shall make such payments to the others of them so that the loss is shared by all Lenders in accordance with each such Lender’s Pro Rata Share.
13.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Lenders’ security interest in assets which, in accordance with the UCC or the PPSA or under other applicable law, as applicable may be perfected by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor, shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions.
13.14 Payments by Agent to Lenders. All payments to be made by the Agent to the applicable Lenders shall be made by bank wire transfer or internal transfer of immediately available funds to each such Lender pursuant to wire transfer instructions delivered in writing to the Agent on or prior to the Agreement Date (or if such Lender is an Assignee, on the applicable Assignment and Acceptance), or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to the Agent. Concurrently with each such payment, the Agent shall identify whether such payment (or any portion thereof) represents principal, interest or fees on the Loans or otherwise. Unless the Agent receives notice from the applicable Borrowers prior to the date on which any payment is due to the Lenders that such Borrowers will not make such payment in full as and when required, the Agent may assume that such Borrowers have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrowers have not made such payment in full to the Agent, each applicable Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

13.15 Settlement.
(a) Each Lender’s funded portion of the applicable Loans is intended by the applicable Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding applicable Loans. Notwithstanding such agreement, the Agent, the Bank, and the other applicable Lenders agree (which agreement shall not be for the benefit of or enforceable by the applicable Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the applicable Loans (including the applicable Swingline Loans and the applicable Agent Advances) shall take place on a periodic basis in accordance with the following provisions:
(i) The Agent shall request settlement (“Settlement”) with the applicable Lenders at least once every two weeks, or on a more frequent basis at the Agent’s election, (A) on behalf of the Bank, with respect to each applicable outstanding Swingline Loan, (B) for itself, with respect to each applicable Agent Advance, and (C) with respect to collections received, in each case, by notifying the Lenders of such requested Settlement by telecopy or other electronic transmission, no later than 12:00 noon (New York City time, as applicable) on the date of such requested Settlement (the “Settlement Date”). Each Lender (other than the Bank, in the case of applicable Swingline Loans and the Agent in the case of applicable Agent Advances) shall transfer the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the applicable Swingline Loans and the applicable Agent Advances with respect to each Settlement to the Agent, to the Agent’s account, not later than 2:00 p.m. (New York City time), on the Settlement Date applicable thereto. Settlements shall occur during the continuation of a Default or an Event of Default and whether or not the applicable conditions precedent set forth in Article IX have then been satisfied. Such amounts made available by the applicable Lenders to the Agent shall be applied against the amounts of the applicable Swingline Loan or Agent Advance and, together with the portion of such Swingline Loan or Agent Advance representing the Bank’s Pro Rata Share thereof, shall cease to constitute Swingline Loans or Agent Advances, but shall constitute Revolving Loans of such Lenders. If any such amount is not transferred to the Agent by any Lender on the Settlement Date applicable thereto, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate, for amounts in Dollars, or the interest rate charged by the Bank of Canada for one day loans, for amounts in Canadian Dollars, as applicable, the first three (3) days from and after the Settlement Date and thereafter at the Interest Rate then applicable to Base Rate Loans, for amounts due in Dollars, or the Interest Rate then applicable to Canadian Prime Rate Loans, for amounts in Canadian Dollars, (A) on behalf of the Bank, with respect to each outstanding Swingline Loan, and (B) for itself, with respect to each applicable Agent Advance.
(ii) Notwithstanding the foregoing, not more than one (1) Business Day after demand is made by the Agent (whether before or after the occurrence of a Default or an Event of Default and regardless of whether the Agent has requested a Settlement with respect to an applicable Swingline Loan or applicable Agent Advance), each other applicable Lender (A) shall irrevocably and unconditionally purchase and receive from the Bank or the Agent, as applicable, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Agent Advance equal to such Lender’s Pro Rata Share of such Swingline Loan or Agent Advance and (B) if Settlement has not previously occurred with respect to such Swingline Loans or Agent Advances, upon demand by the Bank or the Agent, as applicable, shall pay to the Bank or the Agent, as applicable, as the purchase price of such participation an amount equal to one-hundred percent (100%) of such Lender’s Pro Rata Share of such Swingline Loans or Agent Advances. If such amount is not in fact made available to the Agent by any applicable Lender, the Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Federal Funds Rate, for amounts in Dollars, or the interest rate charged by the Bank of Canada for one day loans, for amounts in Canadian Dollars, as applicable, for the first three (3) days from and after such demand and thereafter at the Interest Rate then applicable to Base Rate Loans, for amounts due in Dollars, or the Interest Rate then applicable to Canadian Prime Rate Loans, for amounts in Canadian Dollars, (A) on behalf of the Bank, with respect to each outstanding Swingline Loan, and (B) for itself, with respect to each applicable Agent Advance.

(iii) Notwithstanding any provisions of Section 2.5(g) or Section 2.6(h), as applicable, to the contrary, from and after the date, if any, on which any Lender purchases an undivided interest and participation in any applicable Swingline Loan or applicable Agent Advance pursuant to clause (ii) above, the Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Agent in respect of such Swingline Loan or Agent Advance.
(iv) Between Settlement Dates, the Agent, to the extent no applicable Agent Advances are outstanding, may pay over to the Bank any payments received by the Agent, which in accordance with the terms of this Agreement would be applied to the reduction of the applicable Loans, for application to the Bank’s Loans including applicable Swingline Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to the Bank’s Loans (other than to applicable Swingline Loans or applicable Agent Advances in which such Lender has not yet funded its purchase of a participation pursuant to clause (ii) above), as provided for in the previous sentence, the Bank shall pay to the Agent for the accounts of the applicable Lenders, to be applied to the applicable outstanding Loans of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the applicable Loans. During the period between Settlement Dates, the Bank with respect to applicable Swingline Loans, the Agent with respect to applicable Agent Advances, and each Lender with respect to the applicable Loans other than applicable Swingline Loans and applicable Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by the Bank, the Agent and the other Lenders, respectively.
(v) Unless the Agent has received written notice from a Lender to the contrary, the Agent may assume that the applicable conditions precedent set forth in Article IX have been satisfied.
(b) Lenders’ Failure to Perform. All Loans (other than Swingline Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares thereof. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any applicable Loans hereunder, nor shall any applicable Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Loans hereunder, (ii) no failure by any Lender to perform its obligation to make any Loans hereunder shall excuse any other Lender from its obligation to make any Loans hereunder, and (iii) the obligations of each Lender hereunder shall be several, not joint and several.
(c) Defaulting Lenders. Unless the Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent that Lender’s Pro Rata Share of a Borrowing, the Agent may assume that each such Lender has made such amount available to the Agent in immediately available funds on the Funding Date. Furthermore, the Agent may, in reliance upon such assumption, make available to the applicable Borrowers on such date a corresponding amount. If any Lender has not transferred its full Pro Rata Share to the Agent in immediately available funds, and the Agent has transferred the corresponding amount to the applicable Borrowers, on the Business Day following such Funding Date such Lender shall make such amount available to the Agent, together with interest at the Federal Funds Rate for that day. A notice by the Agent submitted to any Lender with respect to amounts owing shall be conclusive, absent manifest error. If each Lender’s full Pro Rata Share is transferred to the Agent as required, the amount transferred to the Agent shall constitute that Lender’s applicable Loan for all purposes of this Agreement. If that amount is not transferred to the Agent on the Business Day following the Funding Date, the Agent will notify the Borrowers’ Agent of such failure to fund and, upon demand by the Agent, the applicable Borrowers shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the Interest Rate applicable at the time to the applicable Loans comprising that particular Borrowing. The failure of any Lender to make any applicable Loan on any Funding Date shall not relieve any other Lender of its obligation hereunder to make an applicable Loan on that Funding Date. No Lender shall be responsible for any other Lender’s failure to advance such other Lender’s Pro Rata Share of any Borrowing.

(d) Retention of Defaulting Lender’s Payments. The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any of the Borrowers or any other Obligor to the Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. In its discretion, the Agent may loan the Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender or use all or any portion thereof to pay such Defaulting Lender’s unpaid share of any Settlement or any unpaid participation payment required to be made by such Defaulting Lender hereunder. Any amounts so loaned to the Borrowers shall bear interest at the rate applicable to Base Rate Loans or Canadian Prime Rate Loans, as applicable, and for all other purposes of this Agreement shall be treated as if they were applicable Loans to the applicable Borrower or Borrowers, provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender”. In the event any Lender is a Defaulting Lender hereunder, (A) such Defaulting Lender shall not be entitled to any portion of the Unused Line Fee, the U.S. Letter of Credit Fee (if such Defaulting Lender is a U.S. Lender) or the Canadian Letter of Credit Fee (if such Defaulting Lender is a Canadian Lender) and (B) the Unused Line Fee, the U.S. Letter of Credit Fee and the Canadian Letter of Credit Fee, as applicable, shall accrue in favor of the Lenders which are not Defaulting Lenders and which are otherwise entitled to such fee, and shall be allocated among such performing Lenders ratably based upon their relative Commitments. This Section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be a Defaulting Lender under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect any Commitment of any Lender, or relieve or excuse the performance by the applicable Borrowers of their duties and obligations hereunder.
(e) Removal of Defaulting Lender. At the applicable Borrowers’ request, the Agent or an Eligible Assignee reasonably acceptable to the Agent and the applicable Borrowers shall have the right (but not the obligation) to purchase from any Defaulting Lender, and each Defaulting Lender shall, upon such request, sell and assign to the Agent or such Eligible Assignee, all of the Defaulting Lender’s interests, rights and obligations under this Agreement and the Loan Documents. Such sale shall be consummated promptly after the Agent has arranged for a purchase by the Agent or an Eligible Assignee pursuant to an Assignment and Acceptance, and at a price equal to the outstanding aggregate principal balance of the Defaulting Lender’s Loans, plus accrued interest and fees owed to such Defaulting Lender, without premium or discount.
13.16 Letters of Credit; Intra-Lender Issues.
(a) Notice of Letter of Credit Balance. On each Settlement Date the Agent shall notify each U.S. Lender of the issuance of all U.S. Letters of Credit and each Canadian Lender of the issuance of all Canadian Letters of Credit, in each case, since the prior Settlement Date. In addition, upon the reasonable request of a Lender from time to time, the Agent shall provide such Lender with a list of the then outstanding Letters of Credit.
(b) Participations in Letters of Credit.
(i) Purchase of Participations. Immediately upon issuance of any (x) U.S. Letter of Credit in accordance with Section 2.4(d), each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such U.S. Lender’s Pro Rata Share of the face amount of such U.S. Letter of Credit in connection with the issuance or acceptance of such U.S. Letter of Credit (including all obligations of the applicable U.S. Borrowers with respect thereto, and any security therefor or guaranty pertaining thereto) and (y) Canadian Letter of Credit in accordance with Section 2.4(d), each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation equal to such Canadian Lender’s Pro Rata Share of the face amount of such Canadian Letter of Credit in connection with the issuance or acceptance of such Canadian Letter of Credit (including all obligations of the Canadian Borrower with respect thereto, and any security therefor or guaranty pertaining thereto).

(ii) Sharing of Reimbursement Obligation Payments. Whenever the Agent receives a payment from any Borrower on account of reimbursement obligations in respect of a Letter of Credit as to which the Agent has previously received for the account of the applicable Letter of Credit Issuer thereof payment from a Lender, the Agent shall promptly pay to such Lender such Lender’s applicable Pro Rata Share of such payment from the applicable Borrower. Each such payment shall be made by the Agent on the next Settlement Date.
(iii) Documentation. Upon the request of any applicable Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, applications for any Letter of Credit, and such other documentation relating to such Letter of Credit as may reasonably be requested by such Lender.
(iv) Obligations Irrevocable. The obligations of each applicable Lender to make payments to the Agent with respect to any applicable Letter of Credit or with respect to their participation therein or with respect to the U.S. Revolving Loans or the Canadian Revolving Loans, as applicable, made as a result of a drawing under a Letter of Credit and the obligations of the applicable Borrowers for whose account the Letter of Credit was issued to make payments to the Agent, for the account of the applicable Lenders, shall be irrevocable and shall not be subject to any qualification or exception whatsoever, including any of the following circumstances:
(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(B) the existence of any claim, setoff, defense or other right which the applicable Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the applicable Letter of Credit Issuer, or any other Person, whether in connection with this Agreement, any applicable Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the applicable Borrowers or any other Person and the beneficiary named in any Letter of Credit);
(C) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;
(E) the occurrence of any Default or Event of Default; or
(F) the failure of the Borrowers to satisfy the applicable conditions precedent set forth in Article IX.
(c) Recovery or Avoidance of Payments; Refund of Payments In Error. In the event any payment by or on behalf of the applicable Borrowers received by the Agent with respect to any Letter of Credit and distributed by the Agent to the applicable Lenders on account of their respective participations therein is thereafter set aside, avoided or recovered from the Agent or the applicable Letter of Credit Issuer in connection with any receivership, liquidation or bankruptcy proceeding, the applicable Lenders (i.e. each U.S. Lender with respect to U.S. Letters of Credit and each Canadian Lender with respect to Canadian Letters of Credit), subject to Section 2.11 shall, upon demand by the Agent, pay to the Agent their respective applicable Pro Rata Shares of such amount set aside, avoided or recovered, together with interest at the rate required to be paid by the Agent or the applicable Letter of Credit Issuer upon the amount required to be repaid by it. Unless the Agent receives notice from the applicable Borrowers prior to the date on which any payment is due to the applicable Lenders that the applicable Borrowers will not make such payment in full as and when required, the Agent may assume that the applicable Borrowers have made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such applicable Lender. If and to the extent the applicable Borrowers have not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for amounts in Dollars, or the interest rate charged by the Bank of Canada for one day loans, for amounts in Canadian Dollars, as applicable for each day from the date such amount is distributed to such Lender until the date repaid.

(d) Indemnification by U.S. Lenders. To the extent not reimbursed by the applicable U.S. Borrowers and without limiting the obligations of the applicable U.S. Borrowers hereunder, the U.S. Lenders agree to indemnify the applicable U.S. Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such U.S. Letter of Credit Issuer in any way relating to or arising out of any U.S. Letter of Credit or the transactions contemplated thereby or any action taken or omitted by such U.S. Letter of Credit Issuer under any U.S. Letter of Credit or any Loan Document in connection therewith; provided that no U.S. Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each U.S. Lender agrees to reimburse the applicable U.S. Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by the applicable U.S. Borrowers to such U.S. Letter of Credit Issuer, to the extent that such U.S. Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the applicable U.S. Borrowers. The agreement contained in this Section shall survive payment in full of all other Obligations.
(e) Indemnification by Canadian Lenders. To the extent not reimbursed by the Canadian Borrower and without limiting the obligations of the Canadian Borrower hereunder, the Canadian Lenders agree to indemnify the applicable Canadian Letter of Credit Issuer ratably in accordance with their respective Pro Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against such Canadian Letter of Credit Issuer in any way relating to or arising out of any Canadian Letter of Credit or the transactions contemplated thereby or any action taken or omitted by such Canadian Letter of Credit Issuer under any Canadian Letter of Credit or any Loan Document in connection therewith; provided that no Canadian Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Canadian Lender agrees to reimburse the applicable Canadian Letter of Credit Issuer promptly upon demand for its Pro Rata Share of any costs or expenses payable by the Canadian Borrower to such Canadian Letter of Credit Issuer, to the extent that such Canadian Letter of Credit Issuer is not promptly reimbursed for such costs and expenses by the Canadian Borrower. The agreement contained in this Section shall survive payment in full of all other Obligations.
13.17 [Intentionally Omitted].
13.18 Concerning the Collateral and the Related Loan Documents. Each Lender authorizes and directs the Agent to enter into the other Loan Documents, including any Intercreditor Agreement, for the ratable benefit and obligation of the Agent and the Lenders. Each Lender agrees that any action taken by the Agent or the Required Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Agent or the Required Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders. The Lenders acknowledge that the Loans, applicable Agent Advances, applicable Swingline Loans, Bank Products (including all Hedge Agreements) and all interest, fees and expenses hereunder constitute one Debt, secured pari passu by all of the applicable Collateral, subject to the order of distribution set forth in Section 4.7.
13.19 Field Audit and Examination Reports; Disclaimer by Lenders. By signing this Agreement, each Lender:
(a) is deemed to have requested that the Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or on behalf of the Agent;
(b) expressly agrees and acknowledges that neither the Bank nor the Agent (i) makes any representation or warranty as to the accuracy of any Report, or (ii) shall be liable for any information contained in any Report;

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or the Bank or other party performing any audit or examination will inspect only specific information regarding the Obligors and will rely significantly upon the Obligors’ books and records, as well as on representations of Obligors’ personnel;
(d) agrees to keep all Reports confidential and strictly for its internal use, and not to distribute except to its participants, or use any Report in any other manner; and
(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of the Borrowers; and (ii) to pay and protect, and indemnify, defend and hold the Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including Attorney Costs) incurred by the Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
13.20 Relation Among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.
13.21 Arrangers; Agent.
(a) Each of the parties to this Agreement acknowledges that, other than any rights and duties explicitly assigned to the Arrangers under this Agreement, the Arrangers do not have any obligations hereunder and shall not be responsible or accountable to any other party hereto for any action or failure to act hereunder. Without limiting the foregoing, no Arranger shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Arrangers in deciding to enter into this Agreement or in taking or not taking action hereunder.
(b) No Lender identified on the facing page of this Agreement as a “Syndication Agent” or a “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender identified as a “Syndication Agent” or a “Co-Documentation Agent” shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
13.22 The Register.
(a) The Agent shall maintain a register (each, a “Register”), which shall include a master account and a subsidiary account for each applicable Lender and in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of each Loan comprising such Borrowing and any Interest Period applicable thereto, (ii) the effective date and amount of each Assignment and Acceptance delivered to and accepted by it and the parties thereto, (iii) the amount of any principal or interest due and payable or to become due and payable from the applicable Borrowers to each Lender hereunder or under the notes payable by the applicable Borrowers to such Lender, and (iv) the amount of any sum received by the Agent from the applicable Borrowers or any other Obligor and each Lender’s ratable share thereof. Each Register shall be available for inspection by the applicable Borrowers or any applicable Lender at the respective offices of the Agent at any reasonable time and from time to time upon reasonable prior notice. Any failure of the Agent to record in the applicable Register, or any error in doing so, shall not limit or otherwise affect the obligation of the applicable Borrowers hereunder (or under any Loan Document) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent. The Obligations and Letters of Credit are registered obligations and the right, title and interest of any Lender and their assignees in and to such Obligations and Letters of Credit as the case may be, shall be transferable only upon notation of such transfer in the applicable Register. Solely for purposes of this Section 13.22 and for Tax purposes only, the Agent shall be the applicable Borrowers’ agent for purposes of maintaining the applicable Register (but the Agent shall have no liability whatsoever to any applicable Borrower or any other Person on account of any inaccuracies contained in the applicable Register). This Section 13.22 shall be construed so that the Obligations and Letters of Credit are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code and any related regulations (and any other relevant or successor provisions of the Internal Revenue Code or such regulations).

(b) In the event that any Lender sells participations in any Loan, Commitment or other interest of such Lender hereunder or under any other Loan Document, such Lender shall maintain a register on which it enters the name of all participants in the Obligations held by it and the principal amount (and stated interest thereon) of the portion of the Obligations which is the subject of the participation (the “Participant Register”). An Obligation may be participated in whole or in part only by registration of such participation on the Participant Register (and each note shall expressly so provide). Any participation of such Obligations may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.
ARTICLE XIV
MISCELLANEOUS
14.1 No Waivers; Cumulative Remedies. No failure by the Agent or any Lender to exercise any right, remedy, or option under this Agreement or any present or future supplement hereto, or in any other agreement between or among the Obligors and the Agent and/or any Lender, or delay by the Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by the Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Agent or the Lenders on any occasion shall affect or diminish the Agent’s and each Lender’s rights thereafter to require strict performance by the Obligors of any provision of this Agreement. The Agent and the Lenders may proceed directly to collect the Obligations without any prior recourse to the Collateral. The Agent’s and each Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy which the Agent or any Lender may have.
14.2 Severability. The illegality or unenforceability of any provision of this Agreement or any Loan Document or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
14.3 Governing Law; Choice of Forum; Service of Process.
(a) THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW; PROVIDED, FURTHER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT.
(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK COUNTY, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE OBLIGORS, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE OBLIGORS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENCE, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. NOTWITHSTANDING THE FOREGOING: (i) THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY BORROWER, ANY GUARANTOR OR ANY PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS AND (ii) EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THE COURTS DESCRIBED IN THE IMMEDIATELY PRECEDING SENTENCE MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE THOSE JURISDICTIONS.

(c) SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK SHALL APPLY TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
(d) EACH BORROWER AND EACH GUARANTOR HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWERS’ AGENT AT ITS ADDRESS SET FORTH IN SECTION 14.8 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS POSTAGE PREPAID. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR THE LENDERS TO SERVE LEGAL PROCESS BY ANY OTHER MANNER PERMITTED BY LAW.
14.4 WAIVER OF JURY TRIAL. THE OBLIGORS, THE LENDERS AND THE AGENT EACH IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE OBLIGORS, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
14.5 Survival of Representations and Warranties. All of the Borrowers’ and other Obligors’ representations and warranties contained in this Agreement and the other Loan Documents shall survive the execution, delivery, and acceptance thereof by the parties, notwithstanding any investigation by the Agent or the Lenders or their respective agents.
14.6 Other Security and Guarantees. The Agent may, without notice or demand and without affecting the Borrowers’ or any Obligor’s obligations hereunder, from time to time: (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Obligations and exchange, enforce or release such collateral or any part thereof; and (b) accept and hold any endorsement or guaranty of payment of all or any part of the Obligations and release or substitute any such endorser or guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Obligations, or any other Person in any way obligated to pay all or any part of the Obligations.

14.7 Fees and Expenses. Except for Taxes which shall be solely covered by Section 5.1 hereunder, the applicable Borrowers agree to pay to the Agent, for its benefit, on demand, all reasonable and documented, out-of-pocket costs and expenses that the Agent pays or incurs in connection with the negotiation, preparation, syndication, consummation, administration, enforcement, and termination of this Agreement or any of the other Loan Documents, including: (a) Attorney Costs; (b) reasonable and documented, out-of-pocket costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with the Loan Documents and the transactions contemplated thereby; (c) reasonable and documented, out-of-pocket costs and expenses of lien and title searches and title insurance; (d) documented, out-of-pocket Taxes, and reasonable fees and other charges for filing financing statements and continuations and other actions to perfect, protect, and continue the Agent’s Liens (including reasonable costs and expenses paid or incurred by the Agent in connection with the consummation of this Agreement); (e) reasonable sums paid or incurred to pay any amount or take any action required of the Obligors under the Loan Documents that the Obligors fail to pay or take; (f) reasonable and documented, out-of-pocket costs of appraisals (including all Appraisals), inspections, and verifications of the Collateral, including travel, lodging, and meals for inspections of the Collateral and the Obligors’ operations by the Agent plus the Agent’s then customary charge for field examinations and audits and the preparation of reports thereof (such charge is currently $1,000 per day (or portion thereof) for each Person employed by the Agent with respect to each field examination or audit); and (g) reasonable and documented, out-of-pocket costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining Payment Accounts and lock boxes, and costs and expenses of preserving and protecting the applicable Collateral. In addition, the Borrowers agree to pay, during or after the existence of an Event of Default, (i) on demand to the Agent, for its benefit, all costs and expenses incurred by the Agent (including Attorney Costs), and (ii) to the Lenders (other than the applicable Bank), on demand, all reasonable and actual fees, expenses and disbursements incurred by the applicable Lenders for one law firm retained by such Lenders (and, in the event of any conflict of interest among Lenders, one additional law firm for Lenders subject to such conflict), in each case, paid or incurred to obtain payment of the Obligations, enforce the Agent’s Liens, sell or otherwise realize upon the applicable Collateral, and otherwise enforce the provisions of the Loan Documents, or to defend any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby (including preparations for and consultations concerning any such matters). The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by the Borrowers and other Obligors.
14.8 Notices. Except as otherwise provided herein, all notices, demands and requests that any party is required or elects to give to any other shall be in writing, or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, but not limited to, delivery by overnight mail and courier service, (b) four (4) days after it shall have been mailed by United States and/or Canada Post mail, first class, certified or registered, with postage prepaid, or (c) in the case of notice by such a telecommunications device, when properly transmitted, in each case addressed to the party to be notified as follows:

If to the Agent or the U.S.	Bank: Bank of America, N.A. City Place I 185 Asylum Street, 35th Floor Hartford, CT 06103 MAIL CODE: CT2-500-35-02 Attention: Cynthia Stannard Telecopy No.: (860) 657-7559

If to the Canadian Bank:	Bank of America N.A. (acting through its Canada branch)
200 Front Street West Toronto, Ontario M5V 3L2 Attention: Teresa Tsui Telecopy No.: (416) 349-4282

If to the Borrowers:	United Rentals, Inc. Five Greenwich Office Park Greenwich, Connecticut 06831 Attention: Chief Financial Officer Telecopy No.: 203-622-6080

With a copy to

United Rentals, Inc. Five Greenwich Office Park Greenwich, Connecticut 06831 Attention: General Counsel Telecopy No.: 203-622-6080

with a copy to

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Fax: +1 (212) 558-4000 Attention: S. Neal McKnight

If to a Lender:	To the address of such Lender set forth on the signature page hereto or on the Assignment and Acceptance for such Lender, as applicable or to such other address as each party may designate for itself by like notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall not adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.
14.9 Waiver of Notices. Unless otherwise expressly provided herein, each Obligor waives presentment, and notice of demand or dishonor and protest as to any instrument, notice of intent to accelerate the Obligations and notice of acceleration of the Obligations, as well as any and all other notices to which it might otherwise be entitled. No notice to or demand on any Obligor which the Agent or any applicable Lender may elect to give shall entitle any Obligor to any or further notice or demand in the same, similar or other circumstances.
14.10 Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective representatives, successors, and assigns of the parties hereto; provided, however, that no interest herein may be assigned (except pursuant to a transaction expressly permitted hereunder) by any Borrower or any Guarantor without prior written consent of the Agent and each Lender. The rights and benefits of the Agent and the Lenders hereunder shall, if such Persons so agree, inure to any party acquiring any interest in the Obligations or any part thereof.
14.11 Indemnity of the Agent and the Lenders. (a) The Obligors agree to defend, indemnify and hold all Agent-Related Persons, each Arranger and each Lender and each of their respective Affiliates, officers, directors, employees, counsel, representatives, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits (whether brought by a Borrower or any other Person), costs, charges, expenses and disbursements (including Attorney Costs and reasonable legal costs and expenses of the Lenders for one law firm retained by such Lenders (and, in the event of any conflict of interest among Lenders, one additional law firm for Lenders subject to such conflict)) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any bankruptcy, insolvency or similar proceedings, and any appellate proceeding) related to or arising out of this Agreement, any other Loan Document, or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that the Obligors shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence, bad faith (including any breach of this Agreement constituting bad faith) or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.

(b) The Obligors agree to indemnify, defend and hold harmless the Agent and the Lenders from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a Contaminant relating to any Borrower’s, any Guarantor’s or any of their Subsidiaries’ operations, business or property. This indemnity will apply whether the Contaminant is on, under or, if attributable to any Borrower, Guarantor or their Subsidiaries, about a Borrower’s or a Guarantor’s or their Subsidiary’s property or operations or property leased to a Borrower or Subsidiary. The indemnity includes but is not limited to Attorney Costs and reasonable legal costs and expenses of the Lenders. The indemnity extends to the Agent and the Lenders, their parents, Affiliates, Subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. This indemnity will survive repayment of all other Obligations.
14.12 Limitation of Liability. NO CLAIM MAY BE MADE BY ANY BORROWER, ANY GUARANTOR, ANY LENDER OR OTHER PERSON AGAINST THE AGENT, ANY LENDER, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENT OR ATTORNEYS-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH BORROWER, EACH GUARANTOR AND EACH LENDER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
14.13 Final Agreement. This Agreement and the other Loan Documents are intended by the Obligors, the Agent and the Lenders to be the final, complete, and exclusive expression of the agreement between them. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof except for the Fee Letters.
14.14 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, and by the Agent, each Lender and the Obligors in separate counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement and the other Loan Documents may be executed by facsimile or other electronic communication and the effectiveness of this Agreement and the other Loan Documents and signatures thereon shall have the same force and effect as manually signed originals and shall be binding on all parties thereto. The Agent may require that any such documents and signatures be confirmed by a manually-signed original thereof, provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile signature.
14.15 Captions. The captions contained in this Agreement are for convenience of reference only, are without substantive meaning and should not be construed to modify, enlarge, or restrict any provision.
14.16 Right of Setoff. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to any Borrower or any Guarantor, any such notice being waived by each Obligor to the fullest extent permitted by law, to set -off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or any Affiliate of such Lender to or for the credit or the account of any Borrower or any Guarantor against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrowers’ Agent and the Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. NOTWITHSTANDING THE FOREGOING, NO LENDER SHALL EXERCISE ANY RIGHT OF SET-OFF, BANKER’S LIEN, OR THE LIKE AGAINST ANY DEPOSIT ACCOUNT OR PROPERTY OF ANY BORROWER OR ANY GUARANTOR HELD OR MAINTAINED BY SUCH LENDER WITHOUT THE PRIOR WRITTEN CONSENT OF THE REQUIRED LENDERS.

14.17 Confidentiality.
(a) The Borrowers hereby acknowledge that the Agent and each Lender may, in each case with the prior written consent of the Borrowers’ Agent (such consent not to be unreasonably withheld), issue and disseminate to the public general information describing the credit accommodation entered into pursuant to this Agreement, including the name and address of the Borrowers and a general description of the Borrowers’ and the Guarantors’ business and may use the Borrowers’ and the Guarantors’ name in advertising and other promotional material.
(b) Each Lender and the Agent severally agrees to keep confidential all information relating to any Borrower or any of their Subsidiaries and provided to the Agent or such Lender by or on behalf of the Borrowers or the Guarantors, under this Agreement or any other Loan Document, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by the Agent or such Lender or any Affiliates thereof, or (ii) was or becomes available on a nonconfidential basis from a source other than the Borrowers or the Guarantors other than by breach of this Section 14.17, provided that such source is not bound by a confidentiality agreement with the Borrowers or the Guarantors known to the Agent or such Lender; provided, however, that the Agent and any Lender may disclose such information (in the case of items (A) through (B) below, except for any routine examination by any Governmental Authority or regulatory authority, after notice to the Borrowers’ Agent, unless such notice is prohibited by applicable law) (A) at the request or pursuant to any requirement of any Governmental Authority or regulatory authority (including any self-regulatory authority) to which the Agent or such Lender is subject or in connection with an examination of the Agent or such Lender by any such Governmental Authority or regulatory authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding (including, but not limited to, any bankruptcy proceeding) to which the Agent, any Lender or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to the Agent’s or such Lender’s independent auditors, accountants, attorneys and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and shall agree to keep such information confidential to the same extent required of the Agent and the Lenders hereunder); (G) to any prospective Participant or Assignee under any Assignment and Acceptance, actual or potential, provided that such prospective Participant or Assignee agrees to keep such information confidential to the same extent required of the Agent and the Lenders hereunder; (H) as expressly permitted under the terms of any other document or agreement regarding confidentiality to which a Borrower or a Guarantor is party or is deemed party with the Agent or such Lender; and (I) to its Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and shall agree to keep such information confidential).
14.18 Conflicts with Other Loan Documents. Unless otherwise expressly provided in this Agreement (or in another Loan Document by specific reference to the applicable provision contained in this Agreement), if any provision contained in this Agreement conflicts with any provision of any other Loan Document, the provision contained in this Agreement shall govern and control.
14.19 Collateral Matters. Each of the Agent and the Lenders acknowledges and agrees that, fixture filings have not and will not be made under the provisions of the UCC, the PPSA or other applicable Requirements of Law in any jurisdiction both because of the administrative difficulty of determining whether any item of Rental Equipment is or becomes a fixture and the inability of the Obligors to provide the relevant information that would be required in order to make such filings.
14.20 No Fiduciary Relationship. Each Obligor acknowledges and agrees that, in connection with all aspects of each transaction contemplated by this Agreement, the Obligors, on the one hand, and Bank, the Arrangers and each of their Affiliates through which they may be acting (collectively, the “Applicable Entities”), on the other hand, have an arms-length business relationship that creates no fiduciary duty on the part of any Applicable Entity, and each Obligor expressly disclaims any fiduciary relationship.

14.21 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Agent could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Obligor agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Agent receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Agent may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Obligor agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Agent against such loss. The term “rate of exchange” in this Section 14.21 means the spot rate at which the Agent, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.
14.22 [Intentionally Omitted].
14.23 U.S. Lenders. Each U.S. Lender (a) severally represents and warrants that, as of the date such U.S. Lender becomes a party to this Agreement, such Lender (i) is a United States person for purposes of the Code or (ii) has complied with the provisions of Section 13.10(a), and (b) covenants and agrees that at all material times such Lender will (i) continue to be a United States person for purposes of the Code or (ii) continue to comply will the ongoing requirements of Section 13.10(a). Each U.S. Lender shall promptly notify the Borrowers’ Agent in writing upon becoming aware that it is not in compliance with this Section 14.23.
14.24 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender or the Agent, as applicable, to identify each Obligor in accordance with the Act. The Borrowers shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.
14.25 Amendment and Restatement.
(a) The Borrowers hereby confirm and agree that all Obligations outstanding under the Original Loan Agreement immediately prior to the amendment and restatement thereof as contemplated hereby (such Obligations, the “Original Loan Agreement Obligations”) shall, unless and until paid, continue to remain outstanding under this Agreement and shall not constitute new Obligations incurred by any of the Borrowers on or after the Closing Date. The Borrowers hereby confirm that all Original Loan Agreement Obligations are due and owing without offset, defense, counterclaim or recoupment of any kind or nature and as of the Closing Date, none of the Obligors or any of their respective Affiliates has offset rights, counterclaims or defenses of any kind against any of their respective obligations, indebtedness or liabilities under the Original Loan Agreement or any other Loan Document (as defined in the Original Loan Agreement). As of the Closing Date, immediately prior to the amendment and restatement of the Original Loan Agreement contemplated herein, there exists no Default or Event of Default under and as defined in the Original Loan Agreement.
(b) It is the intention of each of the parties hereto that the Original Loan Agreement be amended and restated so as to preserve the perfection and priority of all Liens securing indebtedness and obligations of the Obligors under the Original Loan Agreement and the other Loan Documents (as defined in the Original Loan Agreement) and that this Agreement does not constitute a novation of the obligations and liabilities of the Obligors existing under the Original Loan Agreement.
[Remainder of Page Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

HOLDINGS UNITED RENTALS, INC., as a Guarantor

By:	/s/ William B. Plummer
Name: William B. Plummer
Title: Executive Vice President and Chief Financial Officer
[Amended and Restated Credit Agreement]

BORROWERS UNITED RENTALS (NORTH AMERICA), INC., and as a Guarantor

By:	/s/ William B. Plummer

	Name:	William B. Plummer
	Title:	Executive Vice President
and Chief Financial Officer
UNITED RENTALS NORTHWEST, INC., and as a Guarantor

By:	/s/ William B. Plummer

	Name:	William B. Plummer
	Title:	Vice President

UNITED RENTALS OF CANADA, INC.

By:	/s/ William B. Plummer

	Name:	William B. Plummer
	Title:	Vice President

UNITED RENTALS FINANCING LIMITED PARTNERSHIP, and as a Guarantor

By	its Managing Partner, UNITED RENTALS OF NOVA SCOTIA (No. 1), ULC

	By:	/s/ William B. Plummer
Name: William B. Plummer
Title: Vice President
[Amended and Restated Credit Agreement]

GUARANTORS UNITED RENTALS HIGHWAY TECHNOLOGIES GULF, LLC

By:	/s/ William B. Plummer

	Name:	William B. Plummer
	Title:	Vice President

UNITED RENTALS (DELAWARE), INC.

By:	/s/ William B. Plummer

	Name:	William B. Plummer
	Title:	Vice President

UNITED RENTALS OF NOVA SCOTIA (NO. 1), ULC

By:	/s/ William B. Plummer

	Name:	William B. Plummer
	Title:	Vice President

UNITED RENTALS OF NOVA SCOTIA (NO. 2), ULC

By:	/s/ William B. Plummer

	Name:	William B. Plummer
	Title:	Vice President

UR CANADIAN FINANCING PARTNERSHIP

By	its Managing Partner, UNITED RENTALS FINANCING LIMITED PARTNERSHIP

	By:	/s/ William B. Plummer
Name: William B. Plummer
Title: Vice President
[Amended and Restated Credit Agreement]

BANK OF AMERICA, N.A., as the Agent, U.S. Swingline Lender and U.S. Letter of Credit Issuer

By:	/s/ Cynthia G. Stannard
Name: Cynthia G. Stannard
Title: Sr. Vice President

BANK OF AMERICA, N.A. (acting through its Canada branch), as the Agent (as applicable), Canadian Swingline Lender and Canadian Letter of Credit Issuer

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

Address: CityPlace 1 185 Asylum Street, 35th Floor Hartford, CT 06103 Mail Code CT2-500-35-02 Attn: Cynthia Stannard/United Rentals Loan Administration Officer Telecopy No.: 860-952-6830
[Amended and Restated Credit Agreement]

WELLS FARGO CAPITAL FINANCE, LLC, as a Lender

By:	/s/ Matt Harbour
Name: Matt Harbour
Title: Vice President

Address: Attn: Telecopy No.: [•]

WELLS FARGO CAPITAL FINANCE CANADA ULC, as a Lender

By:
Name:
Title:

Address: Attn: Telecopy No.: [•]
[Amended and Restated Credit Agreement]

CITIBANK, N.A, as a Lender

By:	/s/ Matthew Paquin
Name: Matthew Paquin
Title: Vice President and Director

Address: 1615 Brett RD New Castle, DE 19720 Attn: Maryellen Winkler Telecopy No.: (212) 994-0849

[CITIGROUP CANADA], as a Lender

By:
Name:
Title:

Address: Attn: Telecopy No.: [•]
[Amended and Restated Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Lisa Hanson
Name: Lisa Hanson
Title: Authorized Signatory

Address: 1585 Broadway New York, New York 10036 Attn: Telecopy No.: [•]

[MORGAN STANLEY CANADA], as a Lender

By:
Name:
Title:

Address: Attn: Telecopy No.: [•]
[Signatures pages of other Lenders to be inserted]
[Amended and Restated Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Michael J. Mozer
Name: Michael J. Mozer
Title: Vice President

Address:	745 7th Avenue New York, NY 10019
Attn:	Michael Mozer
Telecopy No.:	(212) 526-5115
[Amended and Restated Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Shaheen Malik
Name: Shaheen Malik
Title: Vice President

By:	/s/ Kevin Buddhdew
Name: Kevin Buddhdew
Title: Associate

Address:	11 Madison Avenue New York, NY 10010
Attn:	18664693871@docs.ldsprod.com
Telecopy No.:	866-469-3871
[Amended and Restated Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ David Mahmood
Name: David Mahmood
Title: Managing Director

Attn:	Jason Rinne
Telecopy No.:	212-225-5254
[Amended and Restated Credit Agreement]

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By:	/s/ Blake Wright
Name: Blake Wright
Title: Managing Director

By:	/s/ Matthias Guillet
Name: Matthias Guillet
Title: Director

Address:	227 W. Monroe Street, Suite 3800 Chicago, IL 60606
Attn:
Telecopy No.:	312-220-7333
[Amended and Restated Credit Agreement]

HSBC BANK USA, N.A., as a Lender
By:	/s/ Randolph E. Cates
Name:	Randolph E. Cates
Title:	Vice President

Address:	452 Fifth Avenue, 4th Fl.
New York, NY 10018

Attn:	Krista Gaudio
Telecopy No.:	212-525-2520
[Amended and Restated Credit Agreement]

HSBC BANK CANADA, as a Lender
By:	/s/ JASON STEGU
Name:	JASON STEGU
Title:	SENIOR ACCOUNT MANAGER COMMERCIAL BANKING

By:	/s/ STEVE K. REICHENBACH
Name:	STEVE K. REICHENBACH
Title:	AVP. COMMERCIAL BANKING

Address:	4550 Hurontario Street
Mississauga Ontario
L5R 4E4

Attn:
Telecopy No.:
[Amended and Restated Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender
By:	/s/ Alex M. Council
	Name:	Alex M. Council
	Title:	Vice President

Address:		4720 Piedmont Row Drive
Suite 300
Charlotte, NC 28210

Attn:		Alex M. Council
Telecopy No.:		(F) 704-643-7918 (P) 704-551-8503
[Amended and Restated Credit Agreement]

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Felix Mednikov
	Name:	Felix Mednikov
	Title:	Attorney in Fact

ROYAL BANK OF CANADA, as a Lender
By:	/s/ Michael Petersen
	Name:	Michael Petersen
	Title:	Attorney in Fact

Address:		200 Bay Street
Toronto, Ontario
M5J 2J5

Attn:		Portfolio Manager
Telecopy No.:		416-974-7620
[Amended and Restated Credit Agreement]

RBS CITIZENS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., A SUBSIDIARY OF RBS CITIZENS, N.A., as a Lender

By:	/s/ James H. Herzog, Jr.
Name: James H. Herzog, Jr.
Title: Senior Vice President

Address:	28 State St. 12th Floor Boston, MA 02109
Attn:	James H. Herzog, Jr.
Telecopy No.:	617-227-7995
[Amended and Restated Credit Agreement]

SUNTRUST BANK, as a Lender

By:	/s/ Lynn A. Trapanese
Name: Lynn A. Trapanese
Title: Vice President

Address:	303 Peachtree Street 23rd Floor Atlanta, GA 30308

Attn:	Lynn Trapanese
Telecopy No.:	404-813-5890
[Amended and Restated Credit Agreement]

UNION BANK, N.A., as a Lender

By:	/s/ Derek Jasso

Name: Derek Jasso
Title: Vice President

Address:	400 California Street
San Francisco, CA 94104

Attn:	Derek Jasso
Telecopy No.:	(213)236-6089
[Amended and Restated Credit Agreement]

REGIONS BANK, as a Lender

By:	/s/ George Louis McKinley

Name: George Louis McKinley
Title: Attorney In Fact

Address:	1900 5th Avenue North
Birmingham, AL 35203

Attn:	George Louis McKinley
Telecopy No.:	212 935 7458

Phone 212 935 0685
Louis.McKinley@Regions.com
[Amended and Restated Credit Agreement]

TD BANK, N.A. as a Lender

By:	/s/ Jang Kim

Name: Jang Kim
Title: Vice President

Address:	317 Madison Avenue, 3rd Floor
New York, NY 10017

Attn:	Jang Kim
Telecopy No.:	856-533-7124
[Amended and Restated Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Kenneth P. Sneider
Name: Kenneth P. Sneider, Jr.
Title: Managing Director

Address:	One Wall Street New York, NY 10286
Attn:	Pamela Clark
Telecopy No.:	(315) 765-4823
[Amended and Restated Credit Agreement]

FLAGSTAR BANK, FSB, as a Lender

By:	/s/ Willard D. Dickerson

Name: Willard D. Dickerson, Jr.
Title: Senior Vice President

Address:	5151 Corporate Drive
Mail Stop E-203-1
Troy, MI 48098

Attn:	Grace Hoemke

Telecopy No.:	248-250-5410
[Amended and Restated Credit Agreement]

CIT BANK, as a Lender

By:	/s/ Benjamin Haslam

Name: Benjamin Haslam
Title: Authorized Signatory

Address:	2180 South 1300 East
Suite 250
Salt Lake City, UT 84106

Attn:	Portfolio Manager
Telecopy No.:

[Amended and Restated Credit Agreement]

CAPITAL ONE LEVERAGE FINANCE CORP., as a Lender
By:	/s/ Ron Walker
Name:	Ron Walker
Title:	Senior Vice President

Address:	275 Broadhollow Road
Melville, NY 11747
Attn:
Telecopy No.:
[Amended and Restated Credit Agreement]

CITY NATIONAL BANK, as a Lender
By:	/s/ Brent Phillips
Name:	Brent Phillips
Title:	Vice President

Address:	555 S. Flower Street
24th Floor
Los Angeles, CA 90071

Attn:	Lisa Sandoval, Loan Administrator
Telecopy No.:	213-673-0414
[Amended and Restated Credit Agreement]

FIFTH THIRD BANK, as a Lender
By:	/s/ Brooke Balcom
Name:	Brooke Balcom
Title:	Vice President

Address:	38 Fountain Square Plaza
Cincinnati, OH 45263

Attn:	Brooke Balcom
Telecopy No.:	513-534-8400
[Amended and Restated Credit Agreement]

3

ROCKLAND TRUST COMPANY, as a Lender

By:	/s/ Cynthia J. Tonucci Name: Cynthia J. Tonucci
Title: Vice President

Address: 288 Union Street Rockland, MA 02370

Attn: Telecopy	Cynthia J. Tonucci No.: 508-732-7627
[Amended and Restated Credit Agreement]

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ April Greaves-Bryan Name: April Greaves-Bryan
Title: Vice President

By:	/s/ Jeffrey B. Iervese Name: Jeffrey B. Iervese
Title: Vice President

Address: 170 Wood Avenue Iselin, NJ 070861

Attn: Jeffrey B. Iervese Telecopy No.: (732) 476-3567
[Amended and Restated Credit Agreement]

CATHAY BANK, as a Lender

By:	/s/ Sandra Kenyon Name: Sandra Kenyon
Title: First Vice President

Address: 9650 Flair Drive, 2nd Floor El Monte, CA 91731

Attn: Sandra Kenyon Telecopy No.: (626) 279-3239
[Amended and Restated Credit Agreement]

EXHIBIT A
FORM OF BORROWING BASE CERTIFICATE
Consolidated United Rentals, Inc. Borrowing Base            Date:
All numbers in US $ thousands

Combined
	US Borrowing	Canadian	Borrowing
	Base	Borrowing Base	Base
Inventory Availability (capped at $100 million)	$		$

Rental Equipment Availability	$	$	$

Availability	$	$	$

LESS: Reserves	$	$	$
Rent Reserves	$	$	$
Bank Product Reserves	$	$	$
Pari Passu Debt Reserves	$	$	$
Other Reserves	$	$	$
Total Borrowing Base Availability	$	$	$
US Availability	$
Canadian Availability		$
Combined Availability			$
Specified Loan (capped at CAD$140 million)	$		$
Letters of Credit (capped at $200 million for U.S. and $50 million for Canada)	$	$	$
US Revolving Loan (capped at $1.80 billion)	$	N/A	$
Canadian Revolving Loan (capped at $250 million)		$	$
Total Loans and LC’s	$	$	$
Net Availability after Borrowings			$

Suppressed Availability			$
Note: Canadian Availability is the lesser of $250,000,000 and the sum of the Canadian Borrowing Base and the US Availability minus the Aggregate Canadian Revolver Outstandings. US Availability is the lesser of $1,800,000,000 and the US Borrowing Base minus the sum of the Aggregate US Revolver Outstandings and the Aggregate Canadian Revolver Outstandings Funded on U.S. Borrowing Base.
Form of Borrowing Base Certificate

A - 1

This report (this “Certificate”) is submitted pursuant to the Amended and Restated Credit Agreement, dated as of October 14, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among United Rentals, Inc., a Delaware corporation (“Holdings”), United Rentals (North America), Inc., a Delaware corporation (the “Company”), the other U.S. Subsidiary Borrowers named therein (together with the Company, the “U.S. Borrowers”), United Rentals of Canada, Inc., a company formed under the federal laws of Canada (the “Canadian Borrower”), United Rentals Financing Limited Partnership (the “Specified Loan Borrower”), the other Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as the Agent. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
The undersigned hereby certifies, as of the date first written above, that (a) no Default or Event of Default has occurred or is continuing, (b) the amounts and calculations herein and in the supporting information attached hereto accurately reflect the Eligible Merchandise and Consumables Inventory of the U.S. Obligors and (c) the amounts and calculations herein and in the supporting information attached hereto accurately reflect the Eligible Rental Equipment of the U.S. Obligors and Canadian Obligors.

UNITED RENTALS (NORTH AMERICA, INC.), as Borrowers’ Agent
By:
Name:
Title:

Form of Borrowing Base Certificate

A - 2

EXHIBIT B-1
FORM OF U.S. NOTICE OF BORROWING
Date: ___________, _____
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 14, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among United Rentals, Inc., a Delaware corporation (“Holdings”), United Rentals (North America), Inc., a Delaware corporation (the “Company”), the other U.S. Subsidiary Borrowers named therein (together with the Company, the “U.S. Borrowers”), United Rentals of Canada, Inc., a company formed under the federal laws of Canada (the “Canadian Borrower”), United Rentals Financing Limited Partnership (the “Specified Loan Borrower”), the other Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.
The undersigned hereby requests (select one) a Borrowing:
1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of [Base Rate Loans] [LIBOR Loans].

4.	For LIBOR Loans, with an Interest Period of months.

5.	The U.S. Borrower for this Borrowing is and the proceeds of the Borrowing shall be sent to:

[Name and Address of Bank/Beneficiary] Account No.: ABA No.: Attn:
The undersigned hereby represents and warrants that the conditions specified in Section[s 9.1 and]1 9.2 shall be satisfied on and as of the date of, before and after giving effect to, the credit extension requested hereby.

[1]	Only for Borrowings on the Closing Date
Form of U.S. Notice of Borrowing

B - 1

Attached hereto as Exhibit A is a calculation demonstrating in reasonable detail, on a pro forma basis after giving effect to such Borrowing, compliance by the Company and the other applicable Obligors with the indebtedness covenant contained in each of the 8 3/8% Senior Subordinated Note Indenture, the 9 1/4% Senior Note Indenture, the 10 7/8% Senior Note Indenture and any other indenture or similar instrument entered into after the Agreement Date.

UNITED RENTALS (NORTH AMERICA), INC., as Borrowers’ Agent
By:
Name:
Title:

Form of U.S. Notice of Borrowing

EXHIBIT B-2
FORM OF CANADIAN NOTICE OF BORROWING
Date: ___________, _____
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 14, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among United Rentals, Inc., a Delaware corporation (“Holdings”), United Rentals (North America), Inc., a Delaware corporation (the “Company”), the other U.S. Subsidiary Borrowers named therein (together with the Company, the “U.S. Borrowers”), United Rentals of Canada, Inc., a company formed under the federal laws of Canada (the “Canadian Borrower”), United Rentals Financing Limited Partnership (the “Specified Loan Borrower”), the other Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.
The undersigned hereby requests (select one) a Borrowing:
1.	On (a Business Day).

2.	In the amount of Cdn$ .

3.	Comprised of [Canadian Prime Rate Loans] [BA Equivalent Loans].

4.	For BA Equivalent Loans, with an BA Equivalent Interest Period of months.

5.	The proceeds of the Borrowing shall be sent to:

[Name and Address of Bank] Account No.: ABA No.: Attn:
The undersigned hereby represents and warrants that the conditions specified in Section[s 9.1 and]2 9.2 shall be satisfied on and as of the date of, before and after giving effect to, the credit extension requested hereby.

[2]	Only for Borrowings on the Closing Date
Form of Canadian Notice of Borrowing

B - 2

Attached hereto as Exhibit A is a calculation demonstrating in reasonable detail, on a pro forma basis after giving effect to such Borrowing, compliance by the Company and the other applicable Obligors with the indebtedness covenant contained in each of the 8 3/8% Senior Subordinated Note Indenture, the 9 1/4% Senior Note Indenture, the 10 7/8% Senior Note Indenture and any other indenture or similar instrument entered into after the Agreement Date.

UNITED RENTALS (NORTH AMERICA), INC., as Borrowers’ Agent
By:
Name:
Title:

Form of Canadian Notice of Borrowing

EXHIBIT B-3
FORM OF SPECIFIED LOAN NOTICE OF BORROWING
Date: ___________, _____
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 14, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among United Rentals, Inc., a Delaware corporation (“Holdings”), United Rentals (North America), Inc., a Delaware corporation (the “Company”), the other U.S. Subsidiary Borrowers named therein (together with the Company, the “U.S. Borrowers”), United Rentals of Canada, Inc., a company formed under the federal laws of Canada (the “Canadian Borrower”), United Rentals Financing Limited Partnership (the “Specified Loan Borrower”), the other Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.
The undersigned hereby requests (select one) a Borrowing:
1.	On (a Business Day).

2.	In the amount of Cdn$ .

3.	Comprised of BA Equivalent Loans with a BA Equivalent Interest Period of months.

4.	The proceeds of the Borrowing shall be sent to:

[Name and Address of Bank] Account No.: ABA No.: Attn:
The undersigned hereby represents and warrants that the conditions specified in Section[s 9.1 and]3 9.2 shall be satisfied on and as of the date of, before and after giving effect to, the credit extension requested hereby.

[3]	Only for Borrowings on the Closing Date
Form of Specified Loan Notice of Borrowing

B - 3

Attached hereto as Exhibit A is a calculation demonstrating in reasonable detail, on a pro forma basis after giving effect to such Borrowing, compliance by the Company and the other applicable Obligors with the indebtedness covenant contained in each of the 8 3/8% Senior Subordinated Note Indenture, the 9 1/4% Senior Note Indenture, the 10 7/8% Senior Note Indenture and any other indenture or similar instrument entered into after the Agreement Date.

UNITED RENTALS (NORTH AMERICA), INC., as Borrowers’ Agent
By:
Name:
Title:

Form of Specified Loan Notice of Borrowing

EXHIBIT C-1
FORM OF NOTICE OF CONTINUATION/CONVERSION OF U.S. REVOLVING LOANS
Date: ___________, _____
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 14, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among United Rentals, Inc., a Delaware corporation (“Holdings”), United Rentals (North America), Inc., a Delaware corporation (the “Company”), the other U.S. Subsidiary Borrowers named therein (together with the Company, the “U.S. Borrowers”), United Rentals of Canada, Inc., a company formed under the federal laws of Canada (the “Canadian Borrower”), United Rentals Financing Limited Partnership (the “Specified Loan Borrower”), the other Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.
The undersigned hereby gives irrevocable notice pursuant to Section 3.2 of the Credit Agreement that
1.	The proposed Continuation/Conversion Date is _____.

2.	The aggregate principal amount of Loans to be continued or converted is $ and such Loans were made to [Name of Borrower].

3.	The Type of Loans resulting from the proposed conversion or continuation is _____.

4.	The duration of the requested Interest Period is _____.
The undersigned hereby represents and warrants that the conditions specified in Section 9.2(a) and (b) shall be satisfied on and as of the date of, before and after giving effect to, the continuation or conversion requested hereby.

UNITED RENTALS (NORTH AMERICA), INC., as Borrowers’ Agent
By:
Name:
Title:

Form of Notice of Continuation/Conversion of U.S. Revolving Loans

EXHIBIT C-2
FORM OF NOTICE OF CONTINUATION/CONVERSION OF CANADIAN REVOLVING LOANS
Date: ___________, _____
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 14, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among United Rentals, Inc., a Delaware corporation (“Holdings”), United Rentals (North America), Inc., a Delaware corporation (the “Company”), the other U.S. Subsidiary Borrowers named therein (together with the Company, the “U.S. Borrowers”), United Rentals of Canada, Inc., a company formed under the federal laws of Canada (the “Canadian Borrower”), United Rentals Financing Limited Partnership (the “Specified Loan Borrower”), the other Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.
The undersigned hereby gives irrevocable notice pursuant to Section 3.2 of the Credit Agreement that
1.	The proposed Continuation/Conversion Date is _______.

2.	The aggregate principal amount of Loans to be continued or converted is Cdn$_______.

3.	The Type of Loans resulting from the proposed conversion or continuation is _______.

4.	The duration of the requested BA Equivalent Interest Period is _______.
The undersigned hereby represents and warrants that the conditions specified in Section 9.2(a) and (b) shall be satisfied on and as of the date of, before and after giving effect to, the continuation or conversion requested hereby.

UNITED RENTALS (NORTH AMERICA), INC., as Borrowers’ Agent
By:
Name:
Title:

Form of Notice of Continuation/Conversion of Canadian Revolving Loans

EXHIBIT C-3
FORM OF NOTICE OF CONTINUATION/CONVERSION OF SPECIFIED LOANS
Date: ___________, _____
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 14, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among United Rentals, Inc., a Delaware corporation (“Holdings”), United Rentals (North America), Inc., a Delaware corporation (the “Company”), the other U.S. Subsidiary Borrowers named therein (together with the Company, the “U.S. Borrowers”), United Rentals of Canada, Inc., a company formed under the federal laws of Canada (the “Canadian Borrower”), United Rentals Financing Limited Partnership (the “Specified Loan Borrower”), the other Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.
The undersigned hereby gives irrevocable notice pursuant to Section 3.2 of the Credit Agreement that
1.	The proposed Continuation/Conversion Date is _______.

2.	The aggregate principal amount of Loans to be continued is Cdn$_______.

3.	The duration of the requested BA Equivalent Interest Period is _______.
The undersigned hereby represents and warrants that the conditions specified in Section 9.2(a) and (b) shall be satisfied on and as of the date of, before and after giving effect to, the continuation or conversion requested hereby.

UNITED RENTALS (NORTH AMERICA), INC., as Borrowers’ Agent
By:
Name:
Title:

Form of Notice of Continuation/Conversion of Specified Loans

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: ________, ____
To: Bank of America, N.A., as Agent
Ladies and Gentlemen:
Reference is made to that certain Amended and Restated Credit Agreement, dated as of October 14, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among United Rentals, Inc., a Delaware corporation (“Holdings”), United Rentals (North America), Inc., a Delaware corporation (the “Company”), the other U.S. Subsidiary Borrowers named therein (together with the Company, the “U.S. Borrowers”), United Rentals of Canada, Inc., a company formed under the federal laws of Canada (the “Canadian Borrower”), United Rentals Financing Limited Partnership (the “Specified Loan Borrower”), the other Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Agent.
The undersigned Responsible Officer of Holdings hereby certifies as of the date hereof that he/she is the  _____  of Holdings, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Agent on the behalf of Holdings, and that:
[Use following paragraph 1 for fiscal year-end financial statements to be delivered pursuant to
Section 6.2(a)]
1. Holdings has delivered the year-end audited financial statements required by Section 6.2(a) of the Credit Agreement for the fiscal year of Holdings ended as of the above date, together with all certificates, opinions, documents required by such section. All such audited financial statements have been prepared in reasonable detail, fairly present in all material respects the financial position and the results of operations of the Consolidated Parties as at the date thereof and for the Fiscal Year then ended, and have been prepared in accordance with GAAP in all material respects.
[Use following paragraph 1 for fiscal quarter-end financial statements to be delivered pursuant to
Section 6.2(b)]
1. Holdings has delivered the unaudited financial statements required by Section 6.2(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements are complete and correct in all material respects in conformity with GAAP consistently applied, have been prepared in reasonable detail in accordance with GAAP in all material respects consistently applied, and fairly present, in all material respects, the Consolidated Parties’ financial position as at such date and their results of operation for such period then ended, subject only to normal year-end audit adjustments and the absence of footnotes.
Form of Compliance Certificate

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrowers and Holdings during the accounting period covered by such financial statements.
3. A review of the activities of the Borrowers and Holdings during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrowers and Holdings performed and observed all its Obligations under the Loan Documents, and [no][a] Covenant Trigger Period is currently in effect; and
[select one:]
[to the best knowledge of the undersigned, during such fiscal period, no Default or Event of Default has occurred and is continuing.]
—or—
[to the best knowledge of the undersigned, the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4. The representations and warranties of the Obligors contained in Article VII of the Credit Agreement and the other Loan Documents are correct, in all material respects (except that each representation and warranty that is qualified as to materiality or Material Adverse Effect shall be correct in all respects) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in Section 7.6(a) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b) of Section 6.2 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.
5. The analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Compliance Certificate.
6. Except as set forth on Schedule 3 hereto, subsequent to the date of the most recent Compliance Certificate submitted by Holdings pursuant to Section 6.2(a) or (b) of the Credit Agreement, no Obligor has (i) changed its name as it appears in official filings in the jurisdiction of its organization, (ii) changed its chief executive office, principal place of business, corporate offices, warehouses or locations at which Collateral is held or stored, or the location of its records concerning Collateral, (iii) changed the type of entity that it is, (iv) changed (or has had changed) its organization identification number, if any, issued by its jurisdiction of organization, (v) changed its jurisdiction of organization, (vi) changed the end of its Fiscal Year, or (vii) formed any new Subsidiary or entered into any partnership or joint venture with any other Person without giving the Agent any notice required by the Loan Documents; and
Form of Compliance Certificate

7. Except as set forth on Schedule 4 hereto, subsequent to the date of the most recent Compliance Certificate submitted by Holdings pursuant to Section 6.2(a) or (b) of the Credit Agreement, there has been no event which would alter any of the disclosures set forth on Schedules 7.14, 7.17 and 7.18 of the Credit Agreement.
8. Except as set forth on Schedule 5 hereto, subsequent to the date of the most recent Compliance Certificate submitted by Holdings pursuant to Section 6.2(a) or (b) of the Credit Agreement, no Asset Disposition [or Like-Kind Exchange] has occurred for which any Obligor is [or will be] required to make a mandatory prepayment pursuant to Section 4.3 of the Credit Agreement.
IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of ______, ____.

UNITED RENTALS, INC.
By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended ___________________, ____ (“Statement Date”)
SCHEDULE 1
to the Compliance Certificate
($ in 000’s)
[DISTRIBUTED SEPARATELY]
Form of Compliance Certificate

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
[DISTRIBUTED SEPARATELY]
Form of Compliance Certificate

SCHEDULE 3
to the Compliance Certificate
Form of Compliance Certificate

SCHEDULE 4
to the Compliance Certificate
Form of Compliance Certificate

SCHEDULE 5
to the Compliance Certificate
Form of Compliance Certificate

EXHIBIT E
ASSIGNMENT AND ACCEPTANCE
This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and among the Assignor identified in item 1 below (the “Assignor”), and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignors’ rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Credit Facility or Credit Facilities set forth below (including, without limitation, any Letters of Credit or Swingline Loans thereunder), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as Lender with respect to such Credit Facilities) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as an “Assigned Interest”). Each such sale and assignment is without recourse to any Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by any Assignor.
1.	Assignor:

2.	Assignee: [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.
Borrowers: [United Rentals (North America), Inc., a Delaware corporation, the other U.S. Subsidiary Borrowers named in the Credit Agreement and United Rentals Financing Limited Partnership][United Rentals of Canada, Inc.]

4.	Agent: Bank of America, N.A., as the agent under the Credit Agreement

5.
Credit Agreement: Amended and Restated Credit Agreement, dated as of October 14, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among United Rentals, Inc., a Delaware corporation (“Holdings”), United Rentals (North America), Inc., a Delaware corporation (the “Company”), the other U.S. Subsidiary Borrowers named therein (together with the Company, the “U.S. Borrowers”), United Rentals of Canada, Inc., a company formed under the federal laws of Canada (the “Canadian Borrower”), United Rentals Financing Limited Partnership (the “Specified Loan Borrower”), the other Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as the Agent

Form of Assignment and Acceptance

6.	Assigned Interest:

Aggregate
	Amount of Revolving		Percentage
	Credit	Amount of	Assigned of
	Commitments/ Revolving	Revolving Credit	Revolving Credit
	Loans	Commitments/	Commitments/
Facility	for all Lenders in such	Revolving Loans	Revolving Loans in		CUSIP
Assigned	Credit Facility[4]	Assigned	such Credit Facility[5]		Number
[U.S.] [Canadian] Revolving Credit Commitments	$ [ ]	$ _____	_____	%
Effective Date: _______, 20____ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[4]
Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[5]
Set forth, to at least 9 decimals, as a percentage of the Revolving Credit Commitments/ Revolving Loans of all Lenders thereunder. The percentage of U.S. Revolving Credit Commitments assigned shall be the same as the Canadian Revolving Credit Commitments assigned.

Form of Assignment and Acceptance

Consented to and Accepted:
BANK OF AMERICA, N.A., as
the Agent, U.S. Swingline Lender and
a U.S. Letter of Credit Issuer

By:
Title:
BANK OF AMERICA, N.A. (acting through its Canadian branch), as the Canadian Swingline Lender and
Canadian Letter of Credit Issuer

By:
Title:
[Add Other Letter of Credit Issuers]
[Consented to:]6
UNITED RENTALS (NORTH AMERICA), INC., as
Borrowers’ Agent

By:
Title:

[6]	To be added only if the consent of the Borrowers’ Agent is required by the terms of the Credit Agreement.
Form of Assignment and Acceptance

ANNEX 1 TO ASSIGNMENT AND ACCEPTANCE
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
1. Representations and Warranties.
1.1. Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any Borrower, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, any Borrower, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 12.2(a) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder (including, without limitation, pursuant to the second paragraph of Section 13.1 of the Credit Agreement) and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.2(a) or (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a U.S. Lender, (x) it is a United States person for purposes of the Code or (y) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance upon the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (iii) if it is a U.S. Lender, such Lender will at all material times (x) continue to be a United States person for purposes of the Code or (y) continue to comply will the ongoing requirements of Section 13.10(a) to the Credit Agreement.
Form of Assignment and Acceptance

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.
Form of Assignment and Acceptance

EXHIBIT F
FORM OF PERFECTION CERTIFICATE
Reference is made to the Amended and Restated Credit Agreement (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) dated as of October 14, 2011 among UNITED RENTALS, INC., a Delaware corporation (“Holdings”), UNITED RENTALS (NORTH AMERICA), INC., a Delaware corporation (the “Company”) and the other Borrowers and Guarantors named therein (Holdings, the Borrowers and the Guarantors being collectively referred to herein as the “Grantors”, and each individually, as a “Grantor”), the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and collateral agent (in such capacity, the “Agent”). Capitalized terms used but not defined herein have the meanings set forth in either the Credit Agreement or the Security Agreements, as applicable.
The undersigned Responsible Officer of Holdings and the Borrowers, solely in her corporate capacity, hereby certifies to the Agent and each other Secured Party as follows:
1. Names. (a) The exact legal name of each Grantor, as such name appears in its respective certificate of formation, is set forth on Schedule 1A hereto.
(b) To the best of each Grantor’s knowledge, set forth on Schedule 1B hereto is each other legal name each Grantor has had in the past five years, together with the date of the relevant change.
(c) To the best of each Grantor’s knowledge, except as set forth in Schedule 1C hereto, no Grantor has within the past five years changed its identity or corporate structure in any way, including by merger, consolidation or acquisition, or by change in the form, nature or jurisdiction of organization.
(d) To the best of each Grantor’s knowledge, set forth on Schedule 1D hereto is a list of other names (including trade names or similar appellations) used by each Grantor or any of its divisions or other business units in connection with the conduct of its business or the ownership of its properties at any time during the past five years.
(e) Set forth on Schedule 1A is the organizational identification number, if any, issued by the jurisdiction of formation of each Grantor that is a registered organization.
(f) Set forth on Schedule 1A is the Federal taxpayer identification number of each Grantor.
2. Current Locations. (a) The chief executive officer of each Grantor is set forth on Schedule 2A.
(b) Set forth on Schedule 2D and Schedule 2E hereto are all locations where Grantor conducts any material business or maintains any Collateral.
(c) The jurisdiction of formation of each Grantor that is a registered organization is set forth on Schedule 1A hereto.

(d) Set forth on Schedule 2D hereto is a list of all owned real property held by each Grantor and the name of the Grantor that owns said property.
(e) To the best of each Grantor’s knowledge, set forth on Schedule 2E opposite the name of each Grantor are the names and addresses of all Persons other than such Grantor and the customers of such Grantor that have possession of material amounts of the Collateral of such Grantor.
3. Unusual Transactions. To the best of each Grantor’s knowledge, all Accounts have been originated by the Grantors and all Inventory has been acquired by the Grantors in the ordinary course of business. Set forth in Schedule 3 hereto is a list of acquisitions during the past 5 years in which the named Grantor acquired Accounts or Inventory through acquisition activities other than normal capital expenditures in the ordinary course of business, and which Accounts have been integrated into the Grantors.
4. File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office identified with respect to such Grantor in Section 2 hereof, and all customary Canadian and provincial searches, (including PPSA, Bank Act, writs, bankruptcy (federal and provincial)) have been obtained from the jurisdictions identified in Canada in Section 2 hereof, and there are no liens against any of the Collateral other than those permitted under the Credit Agreement.
5. UCC and PPSA Filings. Financing statements in substantially the form of Schedule 5 hereto have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdiction in which each Grantor is located. PPSA Financing statements in form and substance satisfactory to Agent’s Canadian counsel shall be prepared for filing in the various provinces of Canada where any Grantor carries on business, maintains Collateral or is incorporated.
6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.
7. Stock Ownership and other Equity Interests. Attached hereto as Schedule 7 is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interests held by the Grantors and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests.
8. Debt Instruments. Attached hereto as Schedule 8 is a true and correct list of all promissory notes and other evidence of indebtedness held by the Grantors that are required to be pledged under the Security Agreements, including all intercompany notes between any Grantor and Holdings or any subsidiary of Holdings.
9. Deposit Accounts. Attached hereto as Schedule 9 is a true and correct list of deposit accounts, brokerage accounts or securities investment accounts maintained by any Grantor, including the name and address of the depositary institution, the type of account, and the account number.

10. Assignment of Claims Act/Financial Administration Act (Canada). Attached hereto as Schedule 10 is a true and correct list of all written contracts between any Grantor and the United States or Canadian government or any department or agency thereof that have a remaining value of at least $5,000,000, setting forth the contract number, name and address of contracting officer (or other party to whom a notice of assignment under the Assignment of Claims Act or the Financial Administration Act (Canada) should be sent), contract start date and end date, agency with which the contract was entered into, and a description of the contract type.
11. Intellectual Property. Attached hereto as Schedule 11 is a schedule setting forth all of each Grantor’s currently used material patents, patent licenses, trademarks and trademark licenses, including the name of the registered owner, the registration number and the expiration date of each such patent, patent license, trademark and trademark license owned by any Grantor. Attached hereto as Schedule 11 is a schedule setting forth all of each Grantor’s material copyrights and copyright licenses, including the name of the registered owner, the registration number and the expiration date of each copyright or copyright license owned by any Grantor.
12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of commercial tort claims in excess of $1,000,000 held by any Grantor, including a brief description thereof.
13. Subsidiaries of the Company. Attached hereto as Schedule 13 is a true and correct list of all Subsidiaries of Holdings at the Agreement Date that are Borrowers.
[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this  _____  day of October, 2011.

UNITED RENTALS, INC., as Holdings

by

Irene Moshouris Senior Vice President, Treasurer

UNITED RENTALS (NORTH AMERICA), INC.,

by

Irene Moshouris Senior Vice President, Treasurer

UNITED RENTALS NORTHWEST, INC.

by

Irene Moshouris Vice President, Treasurer

UNITED RENTALS OF CANADA, INC.

by

Irene Moshouris Vice President, Treasurer

UNITED RENTALS FINANCING LIMITED PARTNERSHIP

by

Irene Moshouris Vice President, Treasurer

UNITED RENTALS HIGHWAY TECHNOLOGIES GULF, LLC

by

Irene Moshouris Vice President, Treasurer

UNITED RENTALS (DELAWARE), INC.

by

Irene Moshouris Vice President, Treasurer

UNITED RENTALS OF NOVA SCOTIA (NO. 1), ULC

by

Irene Moshouris Vice President, Treasurer

UNITED RENTALS OF NOVA SCOTIA (NO. 2), ULC

by
Irene Moshouris Vice President, Treasurer

UR CANADIAN FINANCING PARTNERSHIP

by

Irene Moshouris Vice President, Treasurer

SCHEDULE 1A
Names, FEIN Numbers and Organizational ID Numbers
[DISTRIBUTED SEPARATELY]

SCHEDULE 1B
Other Legal Names of Grantor

[DISTRIBUTED SEPARATELY]

SCHEDULE 1C
Changes in Identity or Corporate Structure Within Past Five Years
[DISTRIBUTED SEPARATELY]

SCHEDULE 1D
Names Used by Each Grantor in Connection with its Business

[DISTRIBUTED SEPARATELY]

SCHEDULE 2A
Chief Executive Offices
[DISTRIBUTED SEPARATELY]

SCHEDULE 2D
Locations where Grantor Conducts Business or Maintains Collateral

[DISTRIBUTED SEPARATELY]

SCHEDULE 2D
Owned Real Property

[DISTRIBUTED SEPARATELY]

SCHEDULE 2E
Persons other than Grantor having possession of Grantor’s Collateral

[DISTRIBUTED SEPARATELY]

SCHEDULE 3
Acquired Accounts or Inventory

[DISTRIBUTED SEPARATELY]

SCHEDULE 5
UCC Financing Statements
[DISTRIBUTED SEPARATELY]

SCHEDULE 6
UCC Filings and Filing Offices

[DISTRIBUTED SEPARATELY]

SCHEDULE 7
Stock Ownership and Other Equity Interests
[DISTRIBUTED SEPARATELY]

SCHEDULE 9
Deposit Accounts

[DISTRIBUTED SEPARATELY]

SCHEDULE 10
Government Contracts

[DISTRIBUTED SEPARATELY]

SCHEDULE 11
Patents, Patent Licenses, Trademarks and Trademark Licenses

[DISTRIBUTED SEPARATELY]

SCHEDULE 12
Commercial Tort Claims

[DISTRIBUTED SEPARATELY]

SCHEDULE 13
Subsidiaries of Holdings that are Borrowers

[DISTRIBUTED SEPARATELY]

EXHIBIT G
FORM OF SOLVENCY CERTIFICATE
Certificate of the Chief Financial Officer
UNITED RENTALS, INC.
I, William B. Plummer, hereby certify that I am the Chief Financial Officer of UNITED RENTALS, INC., a Delaware corporation (“Holdings”) and that I am duly authorized to execute this Solvency Certificate on behalf of Holdings and each of its Subsidiaries, including the Borrowers (as defined below) and the Guarantors (as defined below), which is being delivered pursuant Section 9.1(j) of the Amended and Restated Credit Agreement dated as of October 13, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Holdings; UNITED RENTALS (NORTH AMERICA), INC., a Delaware corporation, and certain of its Subsidiaries, as the U.S. Borrowers; UNITED RENTALS OF CANADA, INC., a corporation amalgamated under the laws of Ontario, as the Canadian Borrower; UNITED RENTALS FINANCING LIMITED PARTNERSHIP, a Delaware limited partnership, as the Specified Loan Borrower (together, with the U.S. Borrowers and the Canadian Borrowers, the “Borrowers”); the other guarantors party thereto (the “Guarantors”) the Lenders and certain other lender parties party thereto; and BANK OF AMERICA, N.A., as Agent for the Lenders and such other lender parties. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.
I do hereby further certify that I am generally familiar with the properties, businesses, assets, finances and operations of Holdings and each of its Subsidiaries, including the Obligors, and have reviewed the terms of the Credit Agreement and the other Loan Documents that I have deemed relevant for the purposes of this Solvency Certificate, and the contents of this Solvency Certificate and have reviewed such other documentation and information and have made such investigation and inquiries as I deem reasonably necessary to enable me to express an informed opinion as to the matters referred to herein.
I do hereby further certify, in the name and on behalf of Holdings, and without assuming any personal responsibility, that:
1. Based upon the facts and circumstances as they exist as of the date hereof, after giving effect to the consummation of the Transactions and the incurrence of indebtedness related thereto, Holdings and its Subsidiaries, including the Obligors (on a consolidated basis) are Solvent.
2. In reaching the conclusions set forth in this Solvency Certificate, I (or officers of Holdings under my direction and supervision) have considered, on behalf of Holdings and each of its Subsidiaries, including the Obligors, among other things:
(a) the cash and other current assets of Holdings and each of its Subsidiaries, including the Obligors (in each case, on a consolidated basis);

(b) all unliquidated and contingent liabilities of Holdings and each of its Subsidiaries, including the Obligors (in each case, on a consolidated basis), including, without limitation, any claims arising out of pending or threatened litigation, of which we are aware, against Holdings and each of its Subsidiaries, including the Obligors, or any of its respective property and assets, and in so doing, Holdings and each of its Subsidiaries, including the Obligors (in each case, on consolidated basis), have in good faith, computed the estimated maximum amount of such unliquidated and contingent liabilities as the maximum amount that, in light of all the facts and circumstances existing on the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability;
(c) all of the other obligations and liabilities of Holdings and each of its Subsidiaries, including the Obligors (in each case, on consolidated basis), whether matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, subordinated, absolute, fixed or contingent, including, without limitation, any claims arising out of pending or threatened litigation, of which we are aware, against the Company or the Subsidiaries or any of their property and assets;
(d) the anticipated interest payable on the Loans and the fees payable under the Credit Agreement, and the other Loan Documents, respectively;
(e) the level of capital customarily maintained by Holdings and each of its Subsidiaries, including the Obligors (in each case, on consolidated basis), and other entities engaged in the same or similar business as the business of Holdings and each of its Subsidiaries, including the Obligors (in each case, on consolidated basis);
(f) the values of real property, equipment, inventory, accounts receivables, computer software, customer lists, trade secrets and proprietary information, leases, patents, trademarks, goodwill, and all other property of Holdings and each of its Subsidiaries, including the Obligors (in each case, on consolidated basis), real and personal, tangible and intangible of Holdings and each of its Subsidiaries, including the Obligors (in each case, on consolidated basis);
(g) the experience of management of Holdings and each of its Subsidiaries, including the Obligors (in each case, on consolidated basis), in acquiring and disposing of their assets and managing its business; and
(h) historical and anticipated growth in sales volume of Holdings and each of its Subsidiaries, including the Obligors (in each case, on consolidated basis), and in the income stream generated by Holdings and each of its Subsidiaries, including the Obligors, as reflected in, among other things, the cash flow statements comprising part of the Financial Statements;
This solvency Certificate is being executed by the undersigned solely in his corporate capacity and he shall have no personal liability as a result of this Solvency Certificate.

2

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate to the best of his knowledge on behalf of Holdings and each of its Subsidiaries, including the Obligors, this  _____  day of October, 2011.

UNITED RENTALS, INC.
By:
Name:
Title:

[SIGNATURE PAGE FOR SOLVENCY CERTIFICATE]

EXECUTION COPY
SCHEDULE 1.1
LENDERS’ COMMITMENTS

	U.S. Revolving Credit	Canadian Revolving
Lender	Commitment	Credit Commitment
BANK OF AMERICA, N.A.	$225,416,666.67	N/A
BANK OF AMERICA, N.A. (acting through its Canada branch)	N/A	$29,166,666.66
WELLS FARGO CAPITAL FINANCE, LLC	$225,416,666.67	N/A
WELLS FARGO CAPITAL FINANCE CORPORATION CANADA	N/A	N/A
CITIBANK, N.A.	$165,277,777.78	$9,722,222.22
MORGAN STANLEY SENIOR FUNDING, INC.	$10,277,777.78	$9,722,222.22
MORGAN STANLEY BANK, N.A.	$150,000,000.00	N/A
BARCLAYS BANK PLC	$125,000,000.00	N/A
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$100,000,000.00	N/A
THE BANK OF NOVA SCOTIA	$80,000,000.00	N/A
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$60,000,000.00	N/A
HSBC BANK USA, N.A.	$48,611,111.11	N/A
HSBC BANK CANADA	N/A	$1,388,888.89
PNC BANK, NATIONAL ASSOCIATION	$50,000,000.00	N/A
ROYAL BANK OF CANADA	$50,000,000.00	N/A
RBS CITIZENS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., A SUBSIDIARY OF RBS CITIZENS, N.A.	$50,000,000.00	N/A
SUNTRUST BANK	$50,000,000.00	N/A
UNION BANK, N.A.	$50,000,000.00	N/A
REGIONS BANK	$45,000,000.00	N/A
TD BANK, N.A.	$40,000,000.00	N/A
THE BANK OF NEW YORK MELLON	$35,000,000.00	N/A
FLAGSTAR BANK, FSB	$35,000,000.00	N/A
CIT BANK	$30,000,000.00	N/A
CAPITAL ONE LEVERAGE FINANCE CORP.	$25,000,000.00	N/A
CITY NATIONAL BANK	$25,000,000.00	N/A
FIFTH THIRD BANK	$25,000,000.00	N/A
ROCKLAND TRUST COMPANY	$20,000,000.00	N/A
SIEMENS FINANCIAL SERVICES, INC.	$20,000,000.00	N/A
CATHAY BANK	$10,000,000.00	N/A

Total:	$1,750,000,000	$50,000,000

SCHEDULE 1.1A
EXISTING LETTERS OF CREDIT

	LC Ref.		Outstanding	Expiry
Applicant	No.	Beneficiary	Balance	Date	Evergreen
United Rentals (North America), Inc.	68027373	ACE AMERICAN INSURANCE CO	$26,600,000.00	7/7/2012	Y
United Rentals (North America), Inc.	68032198	OLD REPUBLIC INSURANCE CO	$18,419,000.00	12/9/2011	Y
United Rentals (North America), Inc.	68027575	DISCOVER PROPERTY & CASUALTY	$3,375,000.00	7/21/2012	Y
United Rentals (North America), Inc.	68027486	PASHA GROUP, LLC	$494,023.00	2/29/2012	Y
United Rentals (North America), Inc.	68028281	STATE OF FLORIDA	$565,350.00	7/29/2012	Y
United Rentals (North America), Inc.	68028409	STATE OF OREGON	$500,000.00	8/5/2012	Y
United Rentals (North America), Inc.	68028260	STATE OF SOUTH CAROLINA	$250,000.00	7/28/2012	Y
United Rentals (North America), Inc.	68031536	OLD REPUBLIC INSURANCE CO	$200,000.00	5/20/2012	Y
United Rentals (North America), Inc.	68028294	STATE OF MINNESOTA	$100,000.00	7/29/2012	Y
United Rentals (North America), Inc.	68027289	CONTINENTAL CASUALTY CO	$200,000.00	7/1/2012	Y
United Rentals (North America), Inc.	68045154	SOUTHERN CALIFORNIA EDISON COMPANY	$75,000.00	6/30/2012	Y
United Rentals (North America), Inc.	68052128	PANTHERS FOOTBALL, LLC.	$84,000.00	8/4/2012	Y

		TOTAL:	$50,862,373.00

SCHEDULE 1.2
BORROWERS
U.S. BORROWERS
United Rentals (North America), Inc.
United Rentals Northwest, Inc.
SPECIFIED LOAN BORROWER
United Rentals Financing Limited Partnership
CANADIAN BORROWER
United Rentals of Canada, Inc.

SCHEDULE 1.2A
GUARANTORS
U.S. GUARANTORS
United Rentals, Inc.
United Rentals (North America), Inc.
United Rentals Northwest, Inc.
United Rentals of Nova Scotia (No. 1), ULC
United Rentals of Nova Scotia (No. 2), ULC
United Rentals Financing Limited Partnership
United Rentals (Delaware), Inc.
United Rentals Highway Technologies Gulf, LLC
CANADIAN GUARANTORS

United Rentals of Nova Scotia (No. 1), ULC
United Rentals of Nova Scotia (No. 2), ULC
UR Canadian Financing Partnership
United Rentals of Canada, Inc.

SCHEDULE 1.3
IMMATERIAL SUBSIDIARIES
InfoManager, Inc.
United Rentals S. de R.L. de C.V.
Provisto, S. de R.L. de C.V.
United Rentals Industrial Services, LLC
United Rentals Realty, LLC
Wynne Systems, Inc.
Wynne Systems EMEA
Venetor Crane Ltd.
United Rentals Receivables LLC II
United Rentals Trust I

SCHEDULE 1.4
RECEIVABLES ENTITIES
United Rentals Receivables LLC II

SCHEDULE 1.5
THIRD PARTY LOCATIONS OF MERCHANDISE AND CONSUMABLES INVENTORY

DISTRIBUTION				CONTACT
CENTER	ADDRESS	LOCATION #	LAWSON#	INFORMATION
Georgia Distribution Center	4795 Coates Drive Fairburn, GA 30213	G41	01-1141	Office: (770) 964-6699 Fax: (770) 969-5610	Lease by Excel, Inc., which provides services to United Rentals (North America), Inc. pursuant to an Operating Agreement.

Excel, Inc. 570 Polaris Parkway Westerville, Ohio 43082

California Distribution Center	13950 Norton Ave Chino, CA 91710	B72	20-2072	Office: (909) 591-3130 Fax: (909) 591-3196	Lease by Excel, Inc., which provides services to United Rentals (North America), Inc. pursuant to an Operating Agreement.

Excel, Inc. 570 Polaris Parkway Westerville, Ohio 43082

SCHEDULE 7.4
PRIOR NAMES AND TRANSACTIONS
Corporate/Fictitious Names

Grantor	Names Used in Connection with its business[1]
United Rentals, Inc.	United Rental
United Rental, Inc
United Rentals
United Rentals, Inc
United Rentals North America, Inc
United Rentals North
United Rentals of North America
United Rentals NA
United Rentals No Amrc
United Rentals No Amer
United Rentals N America, Inc
United Rentals North Ameri Inc
United Rentals Northwest Inc
United Rentals Inc (Northwest)
United Rentals NW Inc
Un’td Rent’l NW/ United Rentals
United Rentals NW
United Rentals Northwest
United Rental Northwest
United Rentals NW Inc/ United Rntl
United Rentals Service Inc
United Rentals Trench Safety
United Rentals Shared Services
United Rentals Aerial Equipment
United Rentals Trench Safety
United Rentals Pump & Power
Rental Equipment
Highway Safety
United Rental-Retail Sales
Trench Safety Equipment

[1]	These names have appeared on business licenses and other applications filed by the various entities.

Grantor	Names Used in Connection with its business[1]
United Rentals (North America), Inc.	United Rental
United Rental, Inc
United Rentals
United Rentals, Inc
United Rentals North America, Inc
United Rentals North
United Rentals of North America
United Rentals NA
United Rentals No Amrc
United Rentals No Amer
United Rentals N America, Inc
United Rentals North Ameri Inc
United Rentals Northwest Inc
United Rentals Inc (Northwest)
United Rentals NW Inc
Un’td Rent’l NW/ United Rentals
United Rentals NW
United Rentals Northwest
United Rental Northwest
United Rentals NW Inc/ United Rntl
United Rentals Service Inc
United Rentals Trench Safety
United Rentals Shared Services
United Rentals Aerial Equipment
United Rentals Trench Safety
United Rentals Pump & Power
Rental Equipment
Highway Safety
United Rental-Retail Sales
Trench Safety Equipment
United Rentals Southeast LP
Johnson’s Handy Rent All, Inc.
Mid-Hudson Contractors Supply Corp.
Avila LLC
Leasco Equipment Services, Inc.
Sandvick Equipment & Supply Co.

United Rentals Northwest, Inc.	United Rental
United Rental, Inc
United Rentals
United Rentals, Inc
United Rentals North America, Inc
United Rentals North
United Rentals of North America
United Rentals NA
United Rentals No Amrc
United Rentals No Amer
United Rentals N America, Inc
United Rentals North Ameri Inc
United Rentals Northwest Inc
United Rentals Inc (Northwest)
United Rentals NW Inc
Un’td Rent’l NW/ United Rentals
United Rentals NW
United Rentals Northwest
United Rental Northwest
United Rentals NW Inc/ United Rntl
United Rentals Service Inc
United Rentals Trench Safety
United Rentals Shared Services
United Rentals Aerial Equipment
United Rentals Trench Safety
United Rentals Pump & Power

Grantor	Names Used in Connection with its business[1]
Rental Equipment
Highway Safety
United Rental-Retail Sales
Trench Safety Equipment
GulfStar Rental Solutions, LP
Portland U-Rent-It, Inc.

Mergers/Consolidations/Acquisitions

	Person from which assets/stock	Acquisition
Obligor	were acquired	Date	Acquired
United Rentals (North America), Inc.	Leasco Equipment Services, Inc.	07/21/09	Asset

United Rentals (North America), Inc.	United Rentals Southeast Holding, LLC	12/01/08	Asset

United Rentals (North America), Inc.	United Rentals Southeast, LLC	12/01/08	Asset

United Rentals (North America), Inc.	United Rentals Southeast, LP	12/01/08	Asset

United Rentals (North America), Inc.	High Reach Equipment Services, LLC	02/07/07	Asset

United Rentals (North America), Inc.	Carter Rental	06/28/06	Asset

United Rentals (North America), Inc.	Johnson’s Handy Rent All, Inc., Mid-Hudson Contractors Supply Corp. & Avila LLC	03/24/06	Asset
United Rentals (North America), Inc.	Sandvick Equipment & Supply Company	12/15/05	Asset

United Rentals (North America), Inc.	InfoManager, Inc./InfoManager Oy	11/16/04	Stock

United Rentals (North America), Inc.	Cowin Equipment Company, Inc.	03/21/03	Asset

United Rentals (North America), Inc.	National Equipment Services, Inc. & NES Companies, L.P.	06/30/02	Asset

United Rentals Northwest, Inc.	GulfStar Rental Solutions, LP	04/28/11	Asset

United Rentals Northwest, Inc.	Portland U-Rent-It, Inc.	09/26/08	Asset

United Rentals Northwest, Inc.	HSS RentX, Inc.	06/14/05	Asset

United Rentals of Canada, Inc.	Ontario Laser Rentals Ltd.	08/16/11	Asset

United Rentals of Canada, Inc.	Venetor Equipment Rental, Inc., Triber Holdings Inc. and Venetor Crane Ltd.	04/19/11	Stock

Note: United Rentals of Canada, Inc., an entity formed January 20, 2008 (Corporation No. 423080-9), and 7506457 Canada, Inc., an entity formed as of October 18, 2010 (Corporation No. 750645-7), were amalgamated as of November 1, 2010. United Rentals of Canada, Inc. (Corporation No. 768077-5) resulted from the amalgamation. Additionally, Triber Holdings Inc. (Ontario Corporation No. 1703669) and Venetor Equipment Rental Inc. (Ontario Corporation No. 934630) were amalgamated into United Rentals of Canada, Inc. on April 19, 2011, resulting in United Rentals of Canada, Inc. (Ontario Corporation No. 1847581).

	Person from which assets/stock	Acquisition
Obligor	were acquired	Date	Acquired
United Rentals of Canada, Inc.	Atlantic Rentals Ltd. (& sub Wheeltrac Equipment Ltd.) [Merged into United Rentals of Canada, Inc.]	10/01/04	Stock

United Rentals of Canada, Inc.	Skyreach Equipment Ltd. (843504 Alberta Ltd.) & sub. K & W Equipment Inc. (purchase from creditors/bankruptcy) [Merged into United Rentals of Canada, Inc.]	02/20/04	Stock

SCHEDULE 7.5
SUBSIDIARIES

	JURISDICTION OF	RELATIONSHIP TO
NAME OF COMPANY	FORMATION	HOLDINGS
United Rentals (North America), Inc.	Delaware	Wholly-owned Subsidiary

United Rentals Trust I	Delaware	Wholly-owned Subsidiary

InfoManager, Inc.	Texas	Wholly-owned Subsidiary

United Rentals Northwest, Inc.	Oregon	Wholly-owned Subsidiary

United Rentals Highway Technologies Gulf, LLC	Delaware	Wholly-owned Subsidiary

United Rentals of Canada, Inc.	Ontario	Wholly-owned Subsidiary

United Rentals (Delaware), Inc.	Delaware	Wholly-owned Subsidiary

United Rentals S. de R.L. de C.V.	Mexico	Wholly-owned Subsidiary

Provisto, S. de R.L. de C.V.	Mexico	Wholly-owned Subsidiary

United Rentals of Nova Scotia (No. 1), ULC	Nova Scotia	Wholly-owned Subsidiary

United Rentals of Nova Scotia (No. 2), ULC	Nova Scotia	Wholly-owned Subsidiary

United Rentals Financing Limited Partnership	Delaware	Wholly-owned Subsidiary

UR Canadian Financing Partnership	Nova Scotia	Wholly-owned Subsidiary

United Rentals Industrial Services, LLC	Delaware	United Rentals Northwest, Inc. owns 50% and American Equipment Company, Inc. owns 50%

United Rentals Realty, LLC	Delaware	Wholly-owned Subsidiary

United Rentals Receivables LLC II	Delaware	Wholly-owned Subsidiary

Wynne Systems, Inc.	California	Wholly-owned Subsidiary

Wynne Systems EMEA	Belgium	Wholly-owned Subsidiary

Venetor Crane Ltd.	Ontario	Wholly-owned Subsidiary

SCHEDULE 7.7
CAPITALIZATION
Issued and Outstanding Stock

		No. of
Issuer	Certificate No.	Shares	Owner	Issued	Outstanding
InfoManager, Inc.	5	625,000	United Rentals (North America), Inc.	625,000	625,000
United Rentals of Canada, Inc.	C-2	10,000	United Rentals Highway Technologies Gulf, LLC	10,000	10,000
United Rentals (Delaware), Inc.	P-1	30,000 (preferred stock)	United Rentals (North America), Inc.	30,000	30,000
United Rentals Highway Technologies Gulf, LLC	N/A	10,000	United Rentals Northwest, Inc.	10,000	10,000
United Rentals (North America), Inc.	2	1,000	United Rentals, Inc.	1,000	1,000
United Rentals Northwest, Inc.	1	484	United Rentals (North America), Inc.	484	484
United Rentals of Nova Scotia	Certificate 5	87,043	United Rentals	6,978,796	6,978,796
(No. 1), ULC	Certificate 6	5,386,243	(Delaware), Inc
	Certificate 7	1,505,510
United Rentals of Nova Scotia (No. 2), ULC	Certificate 4	1,000	United Rentals (Delaware), Inc.	1,000	1,000
Wynne Systems, Inc.	6	1,000	United Rentals (North America), Inc.	1,000	1,000

Partnership Interests

Name of Company	Interest
United Rentals Financing Limited Partnership	United Rentals Nova Scotia (No. 1), ULC — 96.807% interest in URFLP United Rentals Nova Scotia (No. 2), ULC — 3.193% interest in URFLP

UR Canadian Financing Partnership	United Rentals Financing Limited Partnership 99% (certificate nos. 17, 18 and 19; total units: 15,828,268), and United Rentals Nova Scotia (No. 2), ULC 1% (Note: Cert No. 17 — 10,163,992 units; Cert No. 18- 5,518,267 units; Cert No. 19 — 146,009 units)

United Rentals Receivables LLC II	(United Rentals (North America), Inc. is the sole member and United Rentals, Inc. is the manager)

United Rentals Realty, LLC	United Rentals (North America), Inc. is the sole member and United Rentals, Inc. is the manager
Other Equity Interests
1.	185,567 common securities certificates of United Rentals Trust I owned by United Rentals, Inc.

2.
99.9% of the equity interest of Provisto, S. de R.L. de C.V. owned by United Rentals (Delaware), Inc. and .1% of the equity interest of Provisto, S. de R.L. de C.V. owned by United Rentals Northwest, Inc. 99.999997% of the equity interest of United Rentals, S. de R.L. de C.V. owned by United Rentals (Delaware), Inc. and .000003% of the equity interest of United Rentals, S. de R.L. de C.V. owned by United Rentals Northwest, Inc.

3.	100% of the equity interest of Venetor Crane Ltd. owned by United Rentals of Canada, Inc.

4.	99.83871% of the equity interest of Wynne Systems EMEA owned by Wynne Systems, Inc. and ..16129% of the equity interest of Wynne Systems EMEA owned by United Rentals (North America), Inc.

5.
50% of equity interests of United Rentals Industrial Services, LLC owned by United Rentals Northwest, Inc. and 50% of equity interests of United Rentals Industrial Services, LLC owned by American Equipment Company, Inc.

SCHEDULE 7.10
REAL ESTATE; LEASES
Leased Real Property

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
8-Manchester, CT 166 Colonial Road	CT	USA	United Rentals (North America), Inc.

11-Indian Trail, NC 155 Corporate Trail	NC	USA	United Rentals (North America), Inc.

13-Salisbury, NC 101 Mooresville Road	NC	USA	United Rentals Realty, LLC

14-Rock Hill, SC 705 North Andersen Road	SC	USA	United Rentals (North America), Inc.

17-Fayetteville, NC 432 Rankin Street	NC	USA	United Rentals (North America), Inc.

20-North Olmsted, OH 23904 Lorain Road North	OH	USA	United Rentals Realty, LLC

24-Stockton, CA 2911 & 2811 E. Fremont Street	CA	USA	United Rentals Northwest, Inc.

25-Jacksonville, NC 301 Center Street	NC	USA	United Rentals (North America), Inc.

26-Groton, CT 383 Gold Star Highway (Rte 184)	CT	USA	United Rentals Realty, LLC

30-Marysville, CA 5616 Lindhurst Avenue	CA	USA	United Rentals Northwest, Inc.

31-Dublin, CA 6457 Dublin Ct.	CA	USA	United Rentals Northwest, Inc.

32-Buena Park, CA 8242 Orangethorpe Avenue	CA	USA	United Rentals Northwest, Inc.

34-Fremont, CA 41655, 41659 & 41663 Osgood Road	CA	USA	United Rentals Realty, LLC

39-Conroe, TX 100 East Loop 336	TX	USA	United Rentals Realty, LLC

40-Commerce City, CO 5665, 5675, 5775 Eudora Street	CO	USA	United Rentals Northwest, Inc.

41-Danbury, CT 32 Federal Road	CT	USA	United Rentals Realty, LLC

47-Bremerton, WA 5950 State Highway	WA	USA	United Rentals Realty, LLC

48-Port Angeles, WA 3348 E. Hwy 101	WA	USA	United Rentals Realty, LLC

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
49-Sandy, UT 240 West 9400 South	UT	USA	United Rentals Northwest, Inc.

50-Orem, UT 126 North 1330 West	UT	USA	United Rentals Northwest, Inc.

51-Gig Harbor, WA 3302 Hunt St.	WA	USA	United Rentals Realty, LLC

52-Kaysville, UT 195 North 600 West	UT	USA	United Rentals Northwest, Inc.

56-Irving, TX 3120 Spur 482	TX	USA	United Rentals Realty, LLC

58-Smithfield, RI 275 George Washington Hwy	RI	USA	United Rentals (North America), Inc.

61-Middletown, PA 2750 Turnpike Industrial Drive	PA	USA	United Rentals (North America), Inc.

62-Longview, WA 1002 Tennant Way	WA	USA	United Rentals Realty, LLC

69-Evansville, IN 990 E. Mount Pleasant Road	IN	USA	United Rentals Realty, LLC

74-Madison, AL 109 W. Dublin Drive	AL	USA	United Rentals (North America), Inc.

80-Georgetown, KY 400 Triport Rd	KY	USA	United Rentals Realty, LLC

81-Colorado Springs, CO 1490 Valley Street	CO	USA	United Rentals Northwest, Inc.

84-Pico Rivera, CA 3455 San Gabriel Parkway	CA	USA	United Rentals Northwest, Inc.

86-Santa Cruz, CA 1835 Soquel Drive	CA	USA	United Rentals Northwest, Inc.

87-South Bend, IN 56475 Peppermint Road	IN	USA	United Rentals Realty, LLC

93-New Windsor, NY 124 Windsor Highway Route 32	NY	USA	United Rentals (North America), Inc.

94-Florence, AL 711 Thompson Street	AL	USA	United Rentals Realty, LLC

100-Modesto, CA 2443 Yosemite Blvd.	CA	USA	United Rentals Northwest, Inc.

102-Medford, OR 2216 West Main Street	OR	USA	United Rentals Realty, LLC

104-West Terre Haute, IN 4550 State Road #63 North	IN	USA	United Rentals (North America), Inc.

105-Eureka, CA 3132 & 3134 Jacobs Avenue	CA	USA	United Rentals Northwest, Inc.

106-Grants Pass, OR 1581 Redwood Avenue	OR	USA	United Rentals Realty, LLC

109-Tigard, OR 14020 S.W. 72nd Avenue	OR	USA	United Rentals Realty, LLC

112-Bothell, WA 19400 Bothell-Everett Highway	WA	USA	United Rentals Northwest, Inc.

118-Sioux City, IA 6001 Gordon Drive	IA	USA	United Rentals Realty, LLC

119-Independence, OH 6600 East Schaaf Road	OH	USA	United Rentals Realty, LLC

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
124-Roseville, MN 1380 West Country Road C	MN	USA	United Rentals Realty, LLC

125-Milwaukee, WI 5757 North Lovers Lane	WI	USA	United Rentals Realty, LLC

127-Cleveland, OH 2415 Brookpark Road	OH	USA	United Rentals (North America), Inc.

128-Houston, TX 8401 East Freeway	TX	USA	United Rentals Realty, LLC

130-Burbank, CA 231 W. Orange Grove	CA	USA	United Rentals Realty, LLC

133-Knoxville, TN 10226 Kingston Pike	TN	USA	United Rentals Realty, LLC

135-Hillsboro, OR 4705 S.E. Witch Hazel Road	OR	USA	United Rentals Realty, LLC

136-Salem, OR 3362 Silverton Road N.E.	OR	USA	United Rentals Realty, LLC

137-Chicago, IL 3233 West 36th Street	IL	USA	United Rentals Realty, LLC

139-Portland, OR 4621 NW St. Helens Road	OR	USA	United Rentals Northwest, Inc.

141-Eugene, OR 3735 West 11th Avenue	OR	USA	United Rentals Northwest, Inc.

144-Fontana, CA 39 & 40 Valley Blvd.	CA	USA	United Rentals Realty, LLC

145-Modesto, CA 1331 Coldwell Avenue	CA	USA	United Rentals Realty, LLC

148-Dallas, TX 10205 North Walton Walker	TX	USA	United Rentals Realty, LLC

152-Beaumont, TX 1790 Cardinal Drive East	TX	USA	United Rentals Realty, LLC

157-Corvallis, OR 931 Reiman Street	OR	USA	United Rentals Realty, LLC

162-Albuquerque, NM 2800 University Boulevard N.E.	NM	USA	United Rentals Northwest, Inc.

166-Baldwin Park, CA 15402 E. Arrow Highway	CA	USA	United Rentals Northwest, Inc.

169-Delmar, DE Route 13 (38352 Sussex Hwy)	DE	USA	United Rentals Realty, LLC

172-Farmington, NM 1812 Schoefield Land	NM	USA	United Rentals Realty, LLC

173-Greenville, SC 117 Woodruff Industrial Lane	SC	USA	United Rentals Realty, LLC

183-Phoenix, AZ 5501 East Van Buren	AZ	USA	United Rentals Northwest, Inc.

185-Monroe, LA 900 Highway 165	LA	USA	United Rentals Realty, LLC

190-Spokane, WA 204 South Fancher Road	WA	USA	United Rentals Realty, LLC

192-Bloomfield, CT 11 Southwood Drive	CT	USA	United Rentals (North America), Inc.

198-San Diego, CA 5580 Kearney Villa Rd.	CA	USA	United Rentals Northwest, Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
201-Spartanburg, SC 210 Sun & Sand Road	SC	USA	United Rentals Realty, LLC

203-Bakersfield, CA 6045 Rosedale Highway	CA	USA	United Rentals Northwest, Inc.

205-Los Alamitos, CA 3686 Cerritos Avenue	CA	USA	United Rentals Realty, LLC

206-San Jose, CA 214 Dupont St	CA	USA	United Rentals Northwest, Inc.

208-Dublin, CA 11875 Dublin Boulevard	CA	USA	United Rentals, Inc.

209-Medford, OR 2240 West Main Street	OR	USA	United Rentals Realty, LLC

220-Santa Ana, CA 2720 S. Orange Avenue	CA	USA	United Rentals Realty, LLC

223-Hayward, CA 3871 & 4125 Breakwater Avenue	CA	USA	United Rentals Realty, LLC

224-Raleigh, NC 1409 Hedingham Boulevard	NC	USA	United Rentals (North America), Inc.

233-Chula Vista, CA 501 C Street	CA	USA	United Rentals Northwest, Inc.

235-Sunnyvale, CA 940 W. Evelyn Ave.	CA	USA	United Rentals Northwest, Inc.

239-Seaside, OR 2525 Highway 101 North	OR	USA	United Rentals Realty, LLC

245-Rochester, NY 1525 East Henrietta Rd	NY	USA	United Rentals Realty, LLC

247-Greece (Rochester), NY 2750 Dewey Ave	NY	USA	United Rentals (North America), Inc.

263-Lancaster, CA 43631 Sierra Highway	CA	USA	United Rentals Northwest, Inc.

273-Carson City, NV 3223 N. Deer Run Road	NV	USA	United Rentals Northwest, Inc.

274-Oakland, CA 700 98th Ave.	CA	USA	United Rentals Northwest, Inc.

276-Salt Lake City, UT 40 East 3300 South	UT	USA	United Rentals Northwest, Inc.

285-Susanville, CA 1550 Chestnut Street	CA	USA	United Rentals Northwest, Inc.

286-Lewiston, ID 3004 N & S Highway	ID	USA	United Rentals Realty, LLC

287-Lafayette, IN 3600 State Road 26 East	IN	USA	United Rentals (North America), Inc.

290-Richmond, VA 3202 Commerce Road	VA	USA	United Rentals (North America), Inc.

294-Crofton, MD 2138 Espey Court	MD	USA	United Rentals Realty, LLC

298-Quakerstown, PA 1680 North West End Boulevard	PA	USA	United Rentals (North America), Inc.

309-Newark, DE 70 Albe Drive	DE	USA	United Rentals Realty, LLC

312-San Juan Capistrano, CA 26181 Avenida Aeropuerto	CA	USA	United Rentals Realty, LLC

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
313-Batavia, NY 45 Center Street	NY	USA	United Rentals (North America), Inc.

320-East Syracuse, NY 7178 Schuyler Road	NY	USA	United Rentals Realty, LLC

321-Panama City Beach, FL 17446 Panama City Beach Pkwy	FL	USA	United Rentals (North America), Inc.

322-Williamsville, NY 4811 Transit Road	NY	USA	United Rentals (North America), Inc.

325-El Paso, TX 8280 Gateway East	TX	USA	United Rentals Realty, LLC

326-Las Cruces, NM 1401 Avenida De Mesilla	NM	USA	United Rentals Realty, LLC

330-State College, PA 1005 W. State College Avenue	PA	USA	United Rentals Realty, LLC

334-Lodi, CA 210 E. Kettleman Lane	CA	USA	United Rentals Realty, LLC

335-Sparks, NV 790 Glendale Avenue	NV	USA	United Rentals Northwest, Inc.

337-Sparks, NV 600 Dermody	NV	USA	United Rentals Northwest, Inc.

349-Lake Havasu City, AZ 2225 N. Kiowa Blvd.	AZ	USA	United Rentals Realty, LLC

351-Pasco, WA 1901 Frontier Loop	WA	USA	United Rentals Northwest, Inc.

352-Renton, WA 3400 Lind Ave., SW	WA	USA	United Rentals Realty, LLC

354-Charlottesville, VA 1745 Avon St.	VA	USA	United Rentals (North America), Inc.

370-Manchester, NH 40 Willow Street	NH	USA	United Rentals Realty, LLC

380-Everett, MA 354 Third Street	MA	USA	United Rentals Realty, LLC

381-Beltsville, MD 5600 Sunnyside Avenue	MD	USA	United Rentals Realty, LLC

382-Hudson, NH 4 Rebel Road	NH	USA	United Rentals Realty, LLC

383-Frederick, MD 1427 West Patrick St.	MD	USA	United Rentals Realty, LLC

387-Tukwila, WA 17700 West Valley Highway	WA	USA	United Rentals Realty, LLC

389-Buckley (Bonney Lake), WA 21514 State Route 410 East	WA	USA	United Rentals Realty, LLC

390-Kirkland, WA 12500 132nd Avenue NE	WA	USA	United Rentals Northwest, Inc.

394-Ft. Myers, FL 12720 Metro Pkway	FL	USA	United Rentals Realty, LLC

399-Naples, FL 557 Industrial Blvd.	FL	USA	United Rentals (North America), Inc.

400-Deerfield Beach, FL 1803 S. Powerline Rd.	FL	USA	United Rentals (North America), Inc.

406-Federal Way, WA 35100 Pacific Highway South	WA	USA	United Rentals Realty, LLC

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
408-Puyallup, WA 16625 Meridian East	WA	USA	United Rentals Northwest, Inc.

410-Puyallup, WA 16623 Meridian East	WA	USA	United Rentals Realty, LLC

425-Columbiana, OH 44691 State Route 14	OH	USA	United Rentals Realty, LLC

429-Burlington, NJ 4450 Route 130	NJ	USA	United Rentals (North America), Inc.

436-Memphis, TN 5467 E. Shelby Drive	TN	USA	United Rentals Realty, LLC

437-Wichita, KS 1300 South West St.	KS	USA	United Rentals Northwest, Inc.

438-Long Beach, CA 2020 West Pacific Coast Hwy.	CA	USA	United Rentals Northwest, Inc.

439-Gardena, CA 13316 S. Western Ave.	CA	USA	United Rentals Realty, LLC

441-Bangor, ME 96 Target Industrial Circle	ME	USA	United Rentals Realty, LLC

443-Oxford, AL 1821 U.S. Highway 78 East	AL	USA	United Rentals (North America), Inc.

449-Carrollton, GA 305 Maple St.	GA	USA	United Rentals Realty, LLC

450-Villa Rica, GA 100 Sabre Drive	GA	USA	United Rentals Realty, LLC

451-Columbus, OH 1825 McKinley Avenue	OH	USA	United Rentals (North America), Inc.

453-Wasilla, AK 450 Railroad Avenue	AK	USA	United Rentals Northwest, Inc.

484-Redding, CA 3040 Crossroads	CA	USA	United Rentals Realty, LLC

494-Casper, WY 5875 Zero Road	WY	USA	United Rentals Northwest, Inc.

498-Tumwater, WA 6070 Linderson Way	WA	USA	United Rentals Realty, LLC

500-Davie, FL 3501 State Road 7	FL	USA	United Rentals (North America), Inc.

503-Tampa, FL 5711 Adamo Drive	FL	USA	United Rentals (North America), Inc.

504-Modesto, CA 1331 Coldwell	CA	USA	United Rentals Realty, LLC

506-Columbia, SC 1500 Bluff Rd.	SC	USA	United Rentals (North America), Inc.

509-Bellingham, WA 2045 E. Bakerview Road	WA	USA	United Rentals Realty, LLC

512-Columbus, OH 2058 Williams Road	OH	USA	United Rentals (North America), Inc.

516-Worcester, MA 361-379 Southwest Cutoff	MA	USA	United Rentals Realty, LLC

517-Athens, GA 4645 Atlanta Highway	GA	USA	United Rentals Realty, LLC

518-Acworth, GA 1973 Highway 92	GA	USA	United Rentals Realty, LLC

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
519-Garden City, GA 1312 Highway 80 West	GA	USA	United Rentals Realty, LLC

520-Leesburg, GA 1190A US Highway 19 South	GA	USA	United Rentals Realty, LLC

523-Ventura, CA 1577 Arundell	CA	USA	United Rentals Northwest, Inc.

526-Macon, GA 5100 Mercer University Drive	GA	USA	United Rentals Realty, LLC

530-Burbank, CA 203 West Olive Avenue	CA	USA	United Rentals Realty, LLC

531-Knoxville, TN 1473 Amherst Road	TN	USA	United Rentals (North America), Inc.

536-Keller, TX 1425 South Main	TX	USA	United Rentals Realty, LLC

537-Chesapeake, VA 201 Bulldog Drive	VA	USA	United Rentals (North America), Inc.

540-Sugar Land, TX 525 Julie Rivers Drive	TX	USA	United Rentals Realty, LLC

542-West Palm Beach, FL 3250 West 45th Street	FL	USA	United Rentals (North America), Inc.

550-Tampa, FL 5717 Adamo Drive	FL	USA	United Rentals (North America), Inc.

553-St. Louis, MO 5500 Bircher Blvd.	MO	USA	United Rentals (North America), Inc.

555-Roanoke, VA 1238 Orange Ave	VA	USA	United Rentals (North America), Inc.

556-Marshfield, WI 1201 South Oak Ave.	WI	USA	United Rentals (North America), Inc.

557-Boston, MA 133 Southampton Street	MA	USA	United Rentals Realty, LLC

559-Anderson, SC 1724 Pearman Dairy Rd.	SC	USA	United Rentals Realty, LLC

561-Rochester, MN 500 37th Street NE	MN	USA	United Rentals Realty, LLC

563-Portland, OR 5413 NE Columbia Boulevard	OR	USA	United Rentals Northwest, Inc.

564-Indianapolis, IN 2705 E. Washington Street	IN	USA	United Rentals (North America), Inc.

567-Melbourne, FL 1201 Lake Washington Rd.	FL	USA	United Rentals (North America), Inc.

569-Arden, NC 338 Airport Rd.	NC	USA	United Rentals Realty, LLC

577-Upper Marlboro, MD 5301 Chrysler Way	MD	USA	United Rentals Realty, LLC

580-Corsicana, TX 1615 West 7th Street	TX	USA	United Rentals Realty, LLC

582-Hayward, CA 2249B Davis Court	CA	USA	United Rentals Northwest, Inc.

583-Napa, CA 122 Camino Aruga	CA	USA	United Rentals Realty, LLC

585-Austin, TX 9230 East Highway 290	TX	USA	United Rentals Realty, LLC

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
587-Reno, NV 1120 Terminal Way	NV	USA	United Rentals Realty, LLC

589-Wilmington, NC 5919 Market Street	NC	USA	United Rentals Realty, LLC

590-Madison, WI 1018 Ann Street	WI	USA	United Rentals (North America), Inc.

603-Bessemer, AL 6298 Park South Drive	AL	USA	United Rentals (North America), Inc.

610-Houston, TX 5151 Tacoma Drive	TX	USA	United Rentals Realty, LLC

613-Bessemer, AL 6298 Park South Drive	AL	USA	United Rentals (North America), Inc.

615-Marietta, OH 1205 Pike Street	OH	USA	United Rentals Realty, LLC

616-Oshawa, ON 463 Taunton Road	ON	CAN	United Rentals of Canada, Inc.

619-Charlotte, NC 4151 A & B Barringer Drive	NC	USA	United Rentals, Inc.

623-Greenville, TX 4201 West I-30	TX	USA	United Rentals Realty, LLC

630-League City, TX 1211 East Main Street	TX	USA	United Rentals Realty, LLC

634-Stratford, ON 388 Romeo Street South	ON	CAN	United Rentals of Canada, Inc.

636-Waterloo, ON 591 Colby Drive	ON	CAN	United Rentals of Canada, Inc.

640-Brantford, ON 150 Roy Boulevard	ON	CAN	United Rentals of Canada, Inc.

642-Shawinigan, QC 9941 Boulevard des Hetres	QC	CAN	United Rentals of Canada, Inc.

644-Sept-Iles, QC 158 Pere Divet	QC	CAN	United Rentals of Canada, Inc.

646-St. Catharines, ON 21 Scott Street West	ON	CAN	United Rentals of Canada, Inc.

648-Mankato, MN 110 West Lind Street	MN	USA	United Rentals (North America), Inc.

649-Burnaby, BC 5175 Regent Street	BC	CAN	United Rentals of Canada, Inc.

650-Prince George, BC 1073 1st Avenue	BC	CAN	United Rentals of Canada, Inc.

656-Shelton, CT One BIC Way, Suite 3	CT	USA	United Rentals, Inc.

660-Houston, TX 13213 South Freeway	TX	USA	United Rentals Realty, LLC

663-Langley, BC 20112 Logan Avenue	BC	CAN	United Rentals of Canada, Inc.

664-Richmond, BC 11300 Bridgeport Road	BC	CAN	United Rentals of Canada, Inc.

665-Maple Ridge, BC 21280 Lougheed Highway	BC	CAN	United Rentals of Canada, Inc.

666-Vancouver, BC 1215/1221 Clark Drive	BC	CAN	United Rentals of Canada, Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
667-Abbotsford, BC 31790 South Fraser Way	BC	CAN	United Rentals of Canada, Inc.

671-Soldotna, AK 524 Kalifoniski Beach Rd.	AK	USA	United Rentals Realty, LLC

673-Cathedral City, CA 36025 Cathedral Canyon	CA	USA	United Rentals Realty, LLC

674-Anchorage, AK 9760 Old Seward Highway	AK	USA	United Rentals Realty, LLC

677-Burnaby, BC 1502 Boundary Road	BC	CAN	United Rentals of Canada, Inc.

680-Show Low, AZ 2050 E. Adams	AZ	USA	United Rentals Realty, LLC

681-Phoenix, AZ 2210 West Williams Drive	AZ	USA	United Rentals Realty, LLC

683-Kingman, AZ 3525 Banks Street	AZ	USA	United Rentals Northwest, Inc.

684-Flagstaff, AZ 2248 S. Walgreen Street	AZ	USA	United Rentals Realty, LLC

687-Walkerton, ON 2 Industrial Road	ON	CAN	United Rentals of Canada, Inc.

688-Barrie, ON 630 Dunlop St. W	ON	CAN	United Rentals of Canada, Inc.

690-Imperial, PA 987 Bateman Road, Bldg. 2000	PA	USA	United Rentals (North America), Inc.

691-Phoenix, AZ 3266 E. Washington	AZ	USA	United Rentals Northwest, Inc.

692-Salt Lake City, UT 955 West 2100 South	UT	USA	United Rentals Northwest, Inc.

698-North Bay, ON 146 Progress Court	ON	CAN	United Rentals of Canada, Inc.

699-North York, ON 21 Milvan Drive	ON	CAN	United Rentals of Canada, Inc.

703-Fresno, CA 1742 West Pine Avenue	CA	USA	United Rentals Northwest, Inc.

708-London, ON 510 First Street	ON	CAN	United Rentals of Canada, Inc.

717-Gardnerville, NV 1460 Industrial Way	NV	USA	United Rentals Northwest, Inc.

718-DePere, WI 2046 Creamery Road	WI	USA	United Rentals Realty, LLC

722-Langley, BC 20132 Logan Avenue	BC	CAN	United Rentals of Canada, Inc.

724-Brampton, ON 89 Heart Lake Road South	ON	CAN	United Rentals of Canada, Inc.

727-Rogers, MN 14650 Quiram Drive	MN	USA	United Rentals Realty, LLC

728-Stoney Creek, ON 924 South Service Road	ON	CAN	United Rentals of Canada, Inc.

737-Ottawa, ON 2660 Sheffield Rd.	ON	CAN	United Rentals of Canada, Inc.

738-Manchester, CT 166 Colonial Rd.	CT	USA	United Rentals (North America), Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
746-Shreveport, LA 2640 Linwood Ave.	LA	USA	United Rentals (North America), Inc.

750-Milford, CT 379 Naugatuck Avenue	CT	USA	United Rentals Realty, LLC

765-Orlando, FL 371 Taft-Vineland Road	FL	USA	United Rentals (North America), Inc.

771-Scarborough, ON 280 Midwest Road	ON	CAN	United Rentals of Canada, Inc.

779-Des Moines, IA 5330 NE 22nd Street	IA	USA	United Rentals Realty, LLC

781-Longwood, FL 2300 S. Highway 17-92	FL	USA	United Rentals Realty, LLC

784-Ville Vanier, QC 535 Boul. Pierre-Bertrand	QC	CAN	United Rentals of Canada, Inc.

804-Bladensburg, MD 4900 Upshur St. (Storage Lot)	MD	USA	United Rentals (North America), Inc.

805-Ventura, CA 3665 Market Street	CA	USA	United Rentals Realty, LLC

807-Fullerton, CA 1301 S. State College	CA	USA	United Rentals Realty, LLC

808-Fullerton, CA 2304 E. Orangethorpe Ave.	CA	USA	United Rentals Realty, LLC

809-Turlock, CA 2800 N. Golden State Blvd.	CA	USA	United Rentals Northwest, Inc.

820-Richmond, IN 3230 East Main Street	IN	USA	United Rentals (North America), Inc.

822-Dothan, AL Storage Lot	AL	USA	United Rentals (North America), Inc.

828-West Yarmouth, MA 542 & 546 Higgins Crowell Rd.	MA	USA	United Rentals (North America), Inc.

830-Sugar Hill, GA 165 Peachtree Industrial Blvd.	GA	USA	United Rentals Realty, LLC

831-Ringgold, GA 320 Industrial Blvd.	GA	USA	United Rentals Realty, LLC

843-Portland, OR 9050 Halsey Street	OR	USA	United Rentals Northwest, Inc.

849-Nanaimo, BC 2530 Kenworth Rd. / 3439 Shenton Rd.	BC	CAN	United Rentals of Canada, Inc.

850-Victoria, BC 3720 Tennyson Avenue	BC	CAN	United Rentals of Canada, Inc.

851-Campbell River, BC 1855 Perkins Road	BC	CAN	United Rentals of Canada, Inc.

853-Collingwood, ON 9959 Hwy 26E, RR #2	ON	CAN	United Rentals of Canada, Inc.

858-Kenora, ON Highway 17 East, Site 230, Comp 12 R.R. #2	ON	CAN	United Rentals of Canada, Inc.

878-Riverside, CA 2450 Mulberry Street	CA	USA	United Rentals Northwest, Inc.

882-Las Vegas, NV 4533 Andrews	NV	USA	United Rentals Northwest, Inc.

885-Annapolis, MD 10 Gibraltar Ave	MD	USA	United Rentals (North America), Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
887-Macon, GA 5040 Mercer Drive	GA	USA	United Rentals Realty, LLC

891-Lexington, KY 2150 Trade Center Drive	KY	USA	United Rentals Realty, LLC

892-Nashville, TN 76 Lafayette Street	TN	USA	United Rentals Realty, LLC

894-West Haven, CT 40 Industry Drive	CT	USA	United Rentals (North America), Inc.

896-North Kansas City, MO 1110 Quebec Street	MO	USA	United Rentals Realty, LLC

905-Merced, CA 1266 W. 16th Street	CA	USA	United Rentals Northwest, Inc.

910-Laredo, TX 4300 San Dario	TX	USA	United Rentals Realty, LLC

922-Tulsa, OK 10910 E. 51st Street	OK	USA	United Rentals Realty, LLC

923-Gainesville, FL 3540 NE Waldo Road	FL	USA	United Rentals (North America), Inc.

927-Louisville, KY 4019 Produce Road	KY	USA	United Rentals Realty, LLC

928-Sioux Falls, SD 1209 West 51st Street	SD	USA	United Rentals Realty, LLC

929-North Vancouver, BC 108 Bowser Avenue	BC	CAN	United Rentals of Canada, Inc.

930-West Chester, OH 898 E. Crescentville Road	OH	USA	United Rentals (North America), Inc.

933-Rapid City, SD 1950 Deadwood Avenue	SD	USA	United Rentals Northwest, Inc.

936-Gonzales, LA 13249 Airline Highway	LA	USA	United Rentals Realty, LLC

940-Springfield, MO 2700 East Kearney Street	MO	USA	United Rentals Realty, LLC

950-Winston-Salem, NC 190 Park Plaza Drive	NC	USA	United Rentals (North America), Inc.

952-Indianapolis, IN 2435 Kentucky Avenue	IN	USA	United Rentals Realty, LLC

958-Orlando, FL 9301 Bachman Rd.	FL	USA	United Rentals Realty, LLC

961-Escondido, CA 1960 West Mission Road	CA	USA	United Rentals Realty, LLC

963-Fort Collins, CO 1926 Frontage Road	CO	USA	United Rentals Northwest, Inc.

964-Union Gap, WA 1408 East Mead	WA	USA	United Rentals Realty, LLC

969-Rockford, IL 3510 Merchandise Drive	IL	USA	United Rentals Realty, LLC

970-Tampa, FL 9507 Palm River Road	FL	USA	United Rentals Realty, LLC

972-Elmwood Park, NJ 111 Van Riper Avenue	NJ	USA	United Rentals (North America), Inc.

975-Clearwater, FL 4300 118th Avenue North	FL	USA	United Rentals (North America), Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
976-Raleigh, NC 1501 Hedingham Blvd.	NC	USA	United Rentals Realty, LLC

977-Rochester, NY 780-800 West Ridge Road	NY	USA	United Rentals (North America), Inc.

980-Elmwood Park, NJ 101 Van Riper Avenue	NJ	USA	United Rentals (North America), Inc.

981-Toronto, ON 75 Commissioner Street	ON	CAN	United Rentals of Canada, Inc.

982-Boise, ID 2995 North Cole Road	ID	USA	United Rentals, Inc.

983-Saanich (Victoria), BC 573-589 Kelvin Street	BC	CAN	United Rentals of Canada, Inc.

986-Lafayette, IN 3600 State Road 26 E.	IN	USA	United Rentals (North America), Inc.

993-Guelph, ON 587 Speedvale Avenue West	ON	CAN	United Rentals of Canada, Inc.

994-Wabush, NF 13 Second Avenue	NF	CAN	United Rentals of Canada, Inc.

997-Durham, NC 110 Litho Way	NC	USA	United Rentals Realty, LLC

1000-Addison, IL 215 Fairbanks Street	IL	USA	United Rentals (North America), Inc.

1002-Mississauga, ON 2790 Argentia Road	ON	CAN	United Rentals of Canada, Inc.

1003-Montclair, CA 10632 Monte Vista	CA	USA	United Rentals Realty, LLC

1004-Downey, CA 9606 East Firestone Boulevard	CA	USA	United Rentals Realty, LLC

1006-Canoga Park, CA 7755 Canoga Avenue	CA	USA	United Rentals Northwest, Inc.

1007-Ridgecrest, CA 1241 West Inyokern Road	CA	USA	United Rentals Realty, LLC

1009-Fontana, CA 16190 Valley Boulevard	CA	USA	United Rentals Realty, LLC

1010-Lakeside, CA 12206 Industry Road	CA	USA	United Rentals Realty, LLC

1012-Waterloo, IA 3562 University Avenue	IA	USA	United Rentals Realty, LLC

1013-Long Beach, CA 5860 North Paramount Boulevard	CA	USA	United Rentals Northwest, Inc.

1015-Boise, ID 1855 South Cole Road	ID	USA	United Rentals Realty, LLC

1016-Bend, OR 63020 Sherman Rd.	OR	USA	United Rentals Realty, LLC

1020-Albany, NY 1399 Vischer Ferry Road	NY	USA	United Rentals Realty, LLC

1023-Manchester, CT 170 Colonial Road (Storage Lot)	CT	USA	United Rentals (North America), Inc.

1063-Lincoln, NE 3900 South 8th Street	NE	USA	United Rentals (North America), Inc.

1064-Denver, CO 6400 Washington Street	CO	USA	United Rentals Northwest, Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
1079-Oklahoma City, OK 5101 West Reno	OK	USA	United Rentals (North America), Inc.

1087-Temple, TX 5345 South General Bruce	TX	USA	United Rentals Realty, LLC

1088-Carrollton, TX 1706 North Interstate 35 East	TX	USA	United Rentals Realty, LLC

1089-Cedar Park, TX 609 North Bell	TX	USA	United Rentals Realty, LLC

1092-Fort Worth, TX 5930 E. Loop 820 South	TX	USA	United Rentals Realty, LLC

1095-Irving, TX 1350 South Loop 12	TX	USA	United Rentals Realty, LLC

1097-La Porte, TX 8221 Highway 225	TX	USA	United Rentals Realty, LLC

1101-Plano, TX 524 Avenue K	TX	USA	United Rentals Realty, LLC

1115-Winnipeg, MB 999 King Edward Street	MB	CAN	United Rentals of Canada, Inc.

1116-Kingston, ON 700 Development Drive	ON	CAN	United Rentals of Canada, Inc.

1117-Kingston, ON 710 Development Drive	ON	CAN	United Rentals of Canada, Inc.

1121-Fort Wayne, IN 5517 Distribution Drive	IN	USA	United Rentals Realty, LLC

1122-Sioux Falls, SD 1201 West 51st Street	SD	USA	United Rentals Realty, LLC

1131-Goose Bay, NF 23 Loring Drive	NF	CAN	United Rentals of Canada, Inc.

1132-Bismarck, ND 3925 East Avenue	ND	USA	United Rentals Northwest, Inc.

1137-Savage, MN 7707 Hwy 13 West	MN	USA	United Rentals Northwest, Inc.

1142-Dorval, QC 2900 Rue Andre	QC	CAN	United Rentals of Canada, Inc.

1144-East Liverpool, OH 16695 Lisbon Street	OH	USA	United Rentals Realty, LLC

1146-Kingsport, TN 612 Eastern Star Road	TN	USA	United Rentals (North America), Inc.

1147-Pompano Beach, FL 808 NW 12th Avenue	FL	USA	United Rentals (North America), Inc.

1161-Stamford, CT 224 Selleck Street	CT	USA	United Rentals (North America), Inc.

1163-Arnold’s Cove, NF 27 First Street	NF	CAN	United Rentals of Canada, Inc.

1166-Kamloops, BC 977 Laval Crescent	BC	CAN	United Rentals of Canada, Inc.

1168-Littleton, CO 8080 Carder Court	CO	USA	United Rentals Northwest, Inc.

1172-Burlingame, CA 1660 Gilbreth Road	CA	USA	United Rentals Realty, LLC

1178-Gonzales, LA 37474 Hwy 30	LA	USA	United Rentals (North America), Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
1179-Beaumont, TX 4445 Westpark Avenue	TX	USA	United Rentals Realty, LLC

1181-Dallas, TX 2655 Lombardy Lane	TX	USA	United Rentals Realty, LLC

1182-Grimes, IA 4010 SE Capital Circle	IA	USA	United Rentals Realty, LLC

1183-Houston, TX 8601 Gulf Freeway	TX	USA	United Rentals Realty, LLC

1187-San Antonio, TX 7614 Grissom Road	TX	USA	United Rentals Realty, LLC

1191-Seattle, WA 7135 8th Avenue South	WA	USA	United Rentals Realty, LLC

1195-Fairburn, GA 100 Laser Industrial Court	GA	USA	United Rentals Realty, LLC

1198-Orlando, FL 9331 Bachman Drive	FL	USA	United Rentals Realty, LLC

1201-Edmonton, AB 6111-91 Street NW	AB	CAN	United Rentals of Canada, Inc.

1202-Saint Louis, MO 10330 Winter Industrial Street	MO	USA	United Rentals Realty, LLC

1205-Ottawa, ON 2644 Sheffield Road	ON	CAN	United Rentals of Canada, Inc.

1216-Brainerd, MN 16599 State Hwy 371	MN	USA	United Rentals (North America), Inc.

1220-Newburgh, NY 5311 Route 9W N	NY	USA	United Rentals (North America), Inc.

1233-Smithfield, RI 265 George Washington Highway	RI	USA	United Rentals (North America), Inc.

1234-Belleville, ON 127 Enterprise Drive	ON	CAN	United Rentals of Canada, Inc.

1235-Abbotsford, BC 2459 Center Street	BC	CAN	United Rentals of Canada, Inc.

1236-Mont Tremblent, QC 1263-1265 rue Ouimet	QC	CAN	United Rentals of Canada, Inc.

1237-Flin Flon, MB P.O. Box 305, 289 Channing Highway	MB	CAN	United Rentals of Canada, Inc.

1239-Marysville, WA 3919 88th Street NE	WA	USA	United Rentals Northwest, Inc.

1245-Dryden, ON 15541 Highway 17 East	ON	CAN	United Rentals of Canada, Inc.

1253-Red Deer, AB 6780 65th Avenue	AB	CAN	United Rentals of Canada, Inc.

1258-Huntington Beach, CA 16300 Gothard Street	CA	USA	United Rentals Northwest, Inc.

1259-Bradenton, FL 2964 63rd Avenue East	FL	USA	United Rentals (North America), Inc.

1262-Charlotte, NC 10524 Old Nations Ford Road	NC	USA	United Rentals Realty, LLC

1267-Perrysburg, OH 620 Eckel Road	OH	USA	United Rentals (North America), Inc.

1268-Elk Grove, CA 9062 Union Park Way	CA	USA	United Rentals Northwest, Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
1269-Paducah, KY 3237 Park Ave.	KY	USA	United Rentals (North America), Inc.

1277-South St. Paul, MN 545 Hardman Avenue	MN	USA	United Rentals Northwest, Inc.

1302-Chester, VA 11200 Iron Bridge Road	VA	USA	United Rentals (North America), Inc.

1303-Greenwich, CT Five Greenwich Office Park	CT	USA	United Rentals, Inc.

1308-Hernden, VA 2881 Towerview Rd.	VA	USA	United Rentals (North America), Inc.

1312-Lauderhill, FL 3400 NW 15th St.	FL	USA	United Rentals (North America), Inc.

1313-Lauderhill, FL NW 15th Street (Storage Lot)	FL	USA	United Rentals (North America), Inc.

1318-Modesto, CA 1400 Coldwell Avenue	CA	USA	United Rentals Realty, LLC

1320-Shelby Township, MI 12000 Twenty-Three Mile Road	MI	USA	United Rentals (North America), Inc.

1322-Jacksonville, FL 5402 Phillips Highway	FL	USA	United Rentals (North America), Inc.

1324-Ft. Myers, FL 12740 Metro Pkwy	FL	USA	United Rentals (North America), Inc.

1326-Sacramento, CA 8563 Elder Creek Road	CA	USA	United Rentals Northwest, Inc.

1329-Oshawa, ON 356 Dean Street	ON	CAN	United Rentals of Canada, Inc.

1332-Fort McMurray, AB 320 Mackenzie Blvd.	AB	CAN	United Rentals of Canada, Inc.

1335-Lethbridge, AB 3605 — 5 Avenue North	AB	CAN	United Rentals of Canada, Inc.

1336-Genelle, BC 301 Courtesy Road	BC	CAN	United Rentals of Canada, Inc.

1338-St. Albert, AB 23 Renault Crescent	AB	CAN	United Rentals of Canada, Inc.

1339-Tacoma, WA 2204 112th Street	WA	USA	United Rentals Northwest, Inc.

1341-Cambridge, ON 25 Lingard Road	ON	CAN	United Rentals of Canada, Inc.

1343-Mechanicsburg, PA 825 Gettysburg Road	PA	USA	United Rentals (North America), Inc.

1347-Orlando, FL 9375 Boggy Creek Road	FL	USA	United Rentals (North America), Inc.

1355-Fayetteville, NC Rankin St. — Storage Lot	NC	USA	United Rentals (North America), Inc.

1363-Flushing, NY 123-05 30th Avenue	NY	USA	United Rentals (North America), Inc.

1369-Bakersfield, CA Rosedale Hwy [Storage Lot]	CA	USA	United Rentals Northwest, Inc.

1372-Flushing, NY 23-05 30th Avenue	NY	USA	United Rentals Realty, LLC

1375-Windsor, ON 5255 County Road 42	ON	CAN	United Rentals of Canada, Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
1379-Modesto, CA 450 Glass Lane	CA	USA	United Rentals Northwest, Inc.

1380-Edmonston, MD 49th Street and Windom Road (Storage Lot)	MD	USA	United Rentals Realty, LLC

1384-Bentonville, AR Lot 6, Moberly Manor Subdivision	AR	USA	United Rentals Realty, LLC

1388-Columbus, OH 580 Phillipi Road	OH	USA	United Rentals Realty, LLC

1389-Fredericton, NB 150 Woodside Lane	NB	CAN	United Rentals of Canada, Inc.

1390-Moncton, NB 60 Lewisville Road	NB	CAN	United Rentals of Canada, Inc.

1391-Miramichi, NB 130 Bridge Road	NB	CAN	United Rentals of Canada, Inc.

1394-Edmundston, NB 15 Murchie Street	NB	CAN	United Rentals of Canada, Inc.

1396-Port Hawkesbury, NS 1A Paint Street	NS	CAN	United Rentals of Canada, Inc.

1397-Charlottetown, PE 61 St. Peters Road	PE	CAN	United Rentals of Canada, Inc.

1399-Woodstock, NB 299 Lockhart Mill Road	NB	CAN	United Rentals of Canada, Inc.

1400-Sydney, NS 729 Grand Lake Road	NS	CAN	United Rentals of Canada, Inc.

1403-Dartmouth, NS 37 Payzant Avenue	NS	CAN	United Rentals of Canada, Inc.

1404-New Glasgow, NS 96 Park Street	NS	CAN	United Rentals of Canada, Inc.

1413-Englewood, CO Meridian One, 9785 S. Maroon Cir.	CO	USA	United Rentals, Inc.

1414-Tempe, AZ 9002 South Hardy Drive	AZ	USA	United Rentals Northwest, Inc.

1415-Abbotsford, BC 30586 South Fraser Way	BC	CAN	United Rentals of Canada, Inc.

1417-Fairmont, WV 2016 Myers Drive	WV	USA	United Rentals Realty, LLC

1419-Westbrook, ME Lot 3 Colonel Westbrook Park	ME	USA	United Rentals (North America), Inc.

1425-Lufkin, TX 2508 Spence Street	TX	USA	United Rentals Realty, LLC

1428-Huntington, WV 1501 Jackson Avenue	WV	USA	United Rentals Realty, LLC

1431-West Lebanon, NH 17 Interchange Drive	NH	USA	United Rentals Realty, LLC

1434-Seattle, WA 7101 8th Avenue South	WA	USA	United Rentals Realty, LLC

1436-Indianapolis, IN 1725 Wales Avenue	IN	USA	United Rentals (North America), Inc.

1441-Ft. Worth, TX 5930 E. Loop 820 S. (Adjacent Lot)	TX	USA	United Rentals Realty, LLC

1444-Charlotte, NC 6125 Lakeview Road, Ste. 300	NC	USA	United Rentals, Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
1445-Oakdale, PA 2901 Montour Church Road	PA	USA	United Rentals (North America), Inc.

1446-Fort St. John, BC 11503 Tahltan Road	BC	CAN	United Rentals of Canada, Inc.

1448-Pleasant Hill, CA Hookston Square, 3478 Buskirk Avenue	CA	USA	United Rentals Realty, LLC

1451-Savage, MN 12505 Xenwood Avenue South	MN	USA	United Rentals Realty, LLC

1454-Davie, FL 3580 SW 46th Avenue	FL	USA	United Rentals (North America), Inc.

1461-Atlanta, GA 1115 Howell Mill Road	GA	USA	United Rentals Realty, LLC

1472-Earth City, MO 13727 Shoreline Drive	MO	USA	United Rentals (North America), Inc.

1496-Aurora, CO 600 Fraser Street	CO	USA	United Rentals Northwest, Inc.

1502-Woodinville, WA 19919 Woodinville Snohomish Rd. NE	WA	USA	United Rentals Realty, LLC

1507-Miami, FL 4301 Northwest 27th Ave.	FL	USA	United Rentals (North America), Inc.

1509-Weldon Spring, MO 801 Westwood Industrial Park	MO	USA	United Rentals (North America), Inc.

1511-Prescott, AZ 3251 Tower Road	AZ	USA	United Rentals Realty, LLC

1512-Denton, TX 3550 Pockrus Paige Road	TX	USA	United Rentals Realty, LLC

1513-Acworth, GA James Road (Parking Lot)	GA	USA	United Rentals Realty, LLC

1514-Joppa, MD Pulaski Hwy. (Storage Lot)	MD	USA	United Rentals (North America), Inc.

1516-Corpus Christi, TX 5440 Ayers St.	TX	USA	United Rentals Realty, LLC

1518-Indianapolis, IN 8777 Purdue Road, Ste. 340	IN	USA	United Rentals, Inc.

1520-Phoenix, AZ 7020 and 7024 W. Van Buren Street	AZ	USA	United Rentals Northwest, Inc.

1521-Jacksonville, FL 9428 Florida Mining Blvd. East	FL	USA	United Rentals (North America), Inc.

1523-Chula Vista, CA 575 C Street	CA	USA	United Rentals Northwest, Inc.

1524-Santa Clarita, CA 28311, 28315 & 28317 Kelly Johnson Pkwy	CA	USA	United Rentals Northwest, Inc.

1526-Napa, CA 1855 Soscol & Jackson	CA	USA	United Rentals Northwest, Inc.

1529-Taylorsville, IN 3650 Willoby Drive	IN	USA	United Rentals Realty, LLC

1530-Tampa, FL 7231-7233 Adamo Dr.	FL	USA	United Rentals (North America), Inc.

1532-New York, NY 533-541 W. 43rd/534-546 W. 44th Sts.	NY	USA	United Rentals Realty, LLC

1534-Tucson, AZ 4349 E. Tennessee Street	AZ	USA	United Rentals Realty, LLC

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
1536-Homestead, FL 77 Southwest 8th Avenue	FL	USA	United Rentals (North America), Inc.

1537-Wall, NJ 2035 Route 34	NJ	USA	United Rentals (North America), Inc.

1539-Oak Creek, WI 9401 South 13th Street	WI	USA	United Rentals Realty, LLC

1543-Calgary, AB 11447 42nd Street SE	AB	CAN	United Rentals of Canada, Inc.

1545-St. Louis, MO 10320 Winter Industrial Road	MO	USA	United Rentals (North America), Inc.

1548-Omaha, NE 14515 Meadows Blvd.	NE	USA	United Rentals (North America), Inc.

1549-Santa Fe, NM 2516 Camino Entrada	NM	USA	United Rentals Northwest, Inc.

1550-Edinburg, TX 1701 U.S. 281	TX	USA	United Rentals Realty, LLC

1552-Falconer, NY 1965 East Main Street	NY	USA	United Rentals (North America), Inc.

1555-Traverse City, MI 274 U.S. 31 South	MI	USA	United Rentals Realty, LLC

1556-Scott, LA 112 Credit Dr.	LA	USA	United Rentals Realty, LLC

1557-Deer Park, TX 2809 E. 13th St.	TX	USA	United Rentals Realty, LLC

1558-Geismar, LA 6236 Louisiana Hwy 73	LA	USA	United Rentals (North America), Inc.

1559-Pleasantville, NJ 740 Delilah Road	NJ	USA	United Rentals (North America), Inc.

1560-Corpus Christi, TX 6841 Leopard St.	TX	USA	United Rentals Realty, LLC

1564-White Plains, NY 11 Washington Place	NY	USA	United Rentals (North America), Inc.

1566_2-Fort McMurray, AB 375 MacKenzie Blvd.	AB	CAN	United Rentals of Canada, Inc.

1567-Middletown, NY 3467 Route 6	NY	USA	United Rentals (North America), Inc.

1570-Peekskill, NY 2371 Crompond Rd.	NY	USA	United Rentals Realty, LLC

1571-Grants Pass, OR 1521 Redwood Ave.	OR	USA	United Rentals Realty, LLC

1577-Frederick, MD 6810 English Muffin Way	MD	USA	United Rentals (North America), Inc.

1578-Mickleton, NJ 214 Harmony Road	NJ	USA	United Rentals (North America), Inc.

1579-Allentown, PA 2201 28th Street SW	PA	USA	United Rentals (North America), Inc.

1581-Foley, AL 2801 South McKenzie	AL	USA	United Rentals (North America), Inc.

1582-Conyers, GA 2235 Sigman Road	GA	USA	United Rentals Realty, LLC

1583-Mokena, IL 8545 West 191st Street	IL	USA	United Rentals Northwest, Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
1584-Winchester, VA 200 & 202 McGhee Road	VA	USA	United Rentals (North America), Inc.

1585-Milford, OH 755 U.S. 50	OH	USA	United Rentals (North America), Inc.

1586-Squamish, BC 38921 Queen Way	BC	CAN	United Rentals of Canada, Inc.

1587-Valdosta, GA 1824 South Patterson Street	GA	USA	United Rentals Realty, LLC

1588-Valdosta, GA 3205 Inner Perimeter Road	GA	USA	United Rentals Realty, LLC

1592-Redcliff, AB 2350 South Highway Drive SE	AB	CAN	United Rentals of Canada, Inc.

1593-San Antonio, TX 727 N W.W. White Rd.	TX	USA	United Rentals Realty, LLC

1594-Watertown, NY 22760 Murrock Circle	NY	USA	United Rentals (North America), Inc.

1595-Shrewsbury, MA 169B Memorial Drive	MA	USA	United Rentals (North America), Inc.

1596-Shrewsbury, MA 169A Memorial Drive (Route 140)	MA	USA	United Rentals (North America), Inc.

1599-Bridgeport, CT 552 Housatonic Avenue	CT	USA	United Rentals Realty, LLC

1603-Ludlow, MA 566 Holyoke Street	MA	USA	United Rentals (North America), Inc.

1606-Braintree, MA 131 Messina Dr.	MA	USA	United Rentals (North America), Inc.

1609-Jacksonville, FL 5856 Mining Dr.	FL	USA	United Rentals (North America), Inc.

1611-Las Vegas, NV 5005 East Carey Avenue	NV	USA	United Rentals Realty, LLC

1612-Chicago, IL 4330 W. 41st Street	IL	USA	United Rentals Northwest, Inc.

1615-Danbury, CT 30-A Federal Road	CT	USA	United Rentals (North America), Inc.

1617-Bohemia, NY 262 McCormick Drive	NY	USA	United Rentals (North America), Inc.

1622-St. John, NB 941 Bayside Drive	NB	CAN	United Rentals of Canada, Inc.

1625-Santa Maria, CA 1935 N. Preisker Ln.	CA	USA	United Rentals Northwest, Inc.

1628-Brownsville, TX 3381 FM 802	TX	USA	United Rentals Realty, LLC

1633-Scottsdale, AZ 9977 N. 90th Street	AZ	USA	United Rentals, Inc.

1634-Biloxi, MS 9251 West Oaklawn	MS	USA	United Rentals (North America), Inc.

1636-St. George, UT 4487 South River Road	UT	USA	United Rentals Northwest, Inc.

1637-Moore, OK 501 Northeast 27th Street	OK	USA	United Rentals (North America), Inc.

1638-Bathurst, NB 2450-2452 St. Peter Ave	NB	CAN	United Rentals of Canada, Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
1641-Mooresville, NC Lots 25 and 26 Lakeside Park	NC	USA	United Rentals Realty, LLC

1642-Vancouver, WA 1498 S.E. Tech Center Place	WA	USA	United Rentals, Inc.

1645-Spokane, WA 2617 North Dartmouth	WA	USA	United Rentals Northwest, Inc.

1648-North Aurora, IL 603 Airport Road	IL	USA	United Rentals Northwest, Inc.

1659-San Luis Obispo, CA 4027 Santa Fe Road	CA	USA	United Rentals Realty, LLC

1662-Fort McMurray, AB 288 Ball Place	AB	CAN	United Rentals of Canada, Inc.

1663-Penobsquis, NB 12608 Route 114	NB	CAN	United Rentals of Canada, Inc.

1664-Corpus Christi, TX 905 Cantwell	TX	USA	United Rentals Realty, LLC

1665-Corpus Christi, TX 7336 & 7342 South Padre Island Drive	TX	USA	United Rentals Realty, LLC

1667-Ville St-Laurent, QC 4775-4777 rue Bois Franc	QC	CAN	United Rentals of Canada, Inc.

1668-Mount Pearl, NF 31 Sagona Avenue	NF	CAN	United Rentals of Canada, Inc.

1669-Columbus, GA 4847 Miller Road	GA	USA	United Rentals Realty, LLC

1671-Brandon, MB 730A Richmond Ave	MB	CAN	United Rentals of Canada, Inc.

1672-Prudhoe Bay, AK #1 Spur Road	AK	USA	United Rentals Realty, LLC

1673-Ludlow, MA 564 Holyoke Street	MA	USA	United Rentals Realty, LLC

1674-Irvine, CA 2603 Main St. Suite 710 and 760	CA	USA	United Rentals, Inc.

1676-Fort Worth, TX Storage Lot	TX	USA	United Rentals Northwest, Inc.

1677-Louisville, KY 211 Townepark Cirlce	KY	USA	United Rentals Realty, LLC

1678-Marietta, OH 18417 & 18365 State Road 7	OH	USA	United Rentals (North America), Inc.

1679-Norfolk, NE 2303 Riverside Blvd	NE	USA	United Rentals Realty, LLC

1680-Medford, OR 1050 Crater Lake	OR	USA	United Rentals Realty, LLC

1681-Milledgeville (Eatonton), GA Lot 5, US 441	GA	USA	United Rentals Realty, LLC

1682-Regina, SK 340 Longman Crescent N	SK	CAN	United Rentals of Canada, Inc.

1684-Burnaby, BC 5355 Roy Street	BC	CAN	United Rentals of Canada, Inc.

1686-Rock Springs, WY 1101 Rockies Circle	WY	USA	United Rentals Northwest, Inc.

1687-Gillette, WY 3704 N. Highway 14-16	WY	USA	United Rentals Realty, LLC

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
1688-Saskatoon, SK 1705 Quebec Avenue	SK	CAN	United Rentals of Canada, Inc.

1689-Augusta, GA 2425 Mike Padgett Highway	GA	USA	United Rentals Realty, LLC

1690-Fresno, CA 5741 S. Toyota Avenue	CA	USA	United Rentals Realty, LLC

1693-Duluth, MN 4945 Miller Truck Highway	MN	USA	United Rentals Realty, LLC

1694-Wilkes Barre, PA 2225 San Souci Parkway	PA	USA	United Rentals Realty, LLC

1696-Sylmar, CA 14002 Balboa Blvd.	CA	USA	United Rentals Realty, LLC

1697-Roseburg, OR 1541 Austin Road	OR	USA	United Rentals Realty, LLC

1699-Tucson, AZ 4310 South Santa Rita Avenue	AZ	USA	United Rentals Northwest, Inc.

1700-Chilliwack, BC 45543 and 45553 Yale Road	BC	CAN	United Rentals of Canada, Inc.

1702-Cedar Rapids, IA 560 Waconia Court	IA	USA	United Rentals (North America), Inc.

1703-Des Moines, IA 2081 NE 54th Avenue	IA	USA	United Rentals (North America), Inc.

1706-Wabush, NF 22 2nd Avenue	NF	CAN	United Rentals of Canada, Inc.

1707-Kansas City, MO 3505 Manchester Trafficway	MO	USA	United Rentals (North America), Inc.

1708-Vancouver, BC 303 Vernon Drive	BC	CAN	United Rentals of Canada, Inc.

1709-Long Harbour, NF Route 101	NF	CAN	United Rentals of Canada, Inc.

1711-Billings, MT 2340 N. Frontage Road	MT	USA	United Rentals Realty, LLC

1712-Runnemede, NJ 190 and 200 Ninth Ave	NJ	USA	United Rentals Realty, LLC

1713-Temple Terrace, FL 12802 Tampa Oaks Blvd.	FL	USA	United Rentals, Inc.

1714-Paris, France LaGrande Arche, Paroi Nord, La Defense	France	France	Wynne Systems EMEA

1715-Bridgewater, NS 2813 Highway 325	NS	CAN	United Rentals of Canada, Inc.

1716-Williamsport, PA 2660 Reach Road	PA	USA	United Rentals (North America), Inc.

1717-Stoney Creek, ON 45 Oriole Avenue	ON	CAN	United Rentals of Canada, Inc.

1718-North Dumfries, ON 1075 Industrial Road	ON	CAN	United Rentals of Canada, Inc.

1719-Beaumont, TX 3425 Cardinal Drive	TX	USA	United Rentals Northwest, Inc.

1721-Antwerp, Belgium Brusselstraat 51, Office 2A	Belgium	Belgium	Wynne Systems, Inc.

1722-Etobicoke, ON 11 Mars Road	ON	CAN	United Rentals of Canada, Inc.

State
Leased Real Property (Code - Description)	Abbreviation	Country	Company
1723-Kenner, LA 112 West Airline Drive	LA	USA	United Rentals Northwest, Inc.

1726-Ottawa, ON 48 Colonnade Rd.	ON	CAN	United Rentals of Canada, Inc.

1727-Sudbury, ON 1050 Kelly Lake Road	ON	CAN	United Rentals of Canada, Inc.

1728-Saskatoon, SK 215 Apex Street	SK	CAN	United Rentals of Canada, Inc.

1729-Stoney Creek, ON 11 Oriole Ave.	ON	CAN	United Rentals of Canada, Inc.

1730-Winnipeg, MB 465 Egesz Street	MB	CAN	United Rentals of Canada, Inc.

1731-Corpus Christi, TX 7753 IH 37	TX	USA	United Rentals Northwest, Inc.

1732-Bloomington, MN 8100 24th Avenue South	MN	USA	United Rentals Northwest, Inc.

1733-Toronto, ON 71 Steinway Boulevard	ON	CAN	United Rentals of Canada, Inc.

1734-Gloucester, ON 5614 Power Road	ON	CAN	United Rentals of Canada, Inc.

1735-Vaughan, ON Highway 50	ON	CAN	United Rentals of Canada, Inc.

1736-Gloucester, ON 5622 Power Road	ON	CAN	United Rentals of Canada, Inc.

Owned Real Property

State
Owned Real Property (Code - Description)	Abbreviation	Country	Company
22 - Katy, TX, 22811 Katy Freeway	TX	USA	United Rentals Northwest, Inc.

23 - Reno, NV, 12095 Old Virginia Rd	NV	USA	United Rentals Northwest, Inc.

33 - Santa Fe Springs, CA, 13401 Rosecrans Avenue	CA	USA	United Rentals Northwest, Inc.

186 - Salt Lake City, UT, 1135 South Pioneer Road	UT	USA	United Rentals Northwest, Inc.

188 - Lexington Park, MD, 22694 Three Notch Road	MD	USA	United Rentals (North America), Inc.

217 - Romulus, MI, 13461 Huron River Drive	MI	USA	United Rentals (North America), Inc.

262 - San Luis Obispo, CA, 635 Tank Farm Road	CA	USA	United Rentals Northwest, Inc.

272 - Santa Rosa, CA, 3939 S. Moorland Ave.	CA	USA	United Rentals Northwest, Inc.

278 - Shreveport, LA, 2640 Linwood Avenue	LA	USA	United Rentals (North America), Inc.

343 - Spring Hill, TN, 613 Beechcroft Road	TN	USA	United Rentals (North America), Inc.

378 - Moses Lake, WA, 13558 N. Frontage Road East	WA	USA	United Rentals Northwest, Inc.

418 - Dothan, AL, 1321 Montgomery Highway	AL	USA	United Rentals (North America), Inc.

435 - Mobile, AL, 1413 Montlimar Drive	AL	USA	United Rentals (North America), Inc.

588 - Ridgefield Park, NJ, 222 Bergen Turnpike	NJ	USA	United Rentals (North America), Inc.

637 - Kitchener, ON, 115 Ardelt Avenue	ON	CAN	United Rentals of Canada, Inc.

685 - Bullhead City, AZ, 1595 Riverview Drive	AZ	USA	United Rentals Northwest, Inc.

713 - Corner Brook, NF, 61 Maple Valley Rd.	NF	CAN	United Rentals of Canada, Inc.

917 - Belton, MO, 6905 East 163rd Street (Highway Y)	MO	USA	United Rentals (North America), Inc.

926 - Albuquerque, NM, 6221 Chappell Drive	NM	USA	United Rentals (North America), Inc.

973 - Cottonwood, AZ, 681 Justin Drive	AZ	USA	United Rentals Northwest, Inc.

1022 - Montgomery, AL, 2901 Wetumpka Highway	AL	USA	United Rentals (North America), Inc.

1024 - Fayetteville, AR, 2795 McConnell	AR	USA	United Rentals (North America), Inc.

State
Owned Real Property (Code - Description)	Abbreviation	Country	Company
1025 - Little Rock, AR, 9501 & 9511 Interstate 30	AR	USA	United Rentals (North America), Inc.

1026 - Chico, CA, 2855 Fair Street	CA	USA	United Rentals Northwest, Inc.

1028 - Corona, CA, 525 Maple Street	CA	USA	United Rentals Northwest, Inc.

1029 - Hesperia, CA, 11612 Mariposa Avenue	CA	USA	United Rentals Northwest, Inc.

1030 - Long Beach, CA, 5640 Cherry Avenue	CA	USA	United Rentals Northwest, Inc.

1031 - Long Beach, CA, 2022 West Pacific Coast Highway	CA	USA	United Rentals Northwest, Inc.

1032 - Madera, CA, 750 Madera Avenue	CA	USA	United Rentals Northwest, Inc.

1033 - Merced, CA, 1346 West 16th Street	CA	USA	United Rentals Northwest, Inc.

1034 - Modesto, CA, 2443 Yosemite Boulevard - LAND	CA	USA	United Rentals Northwest, Inc.

1035 - Monterey, CA, 2330 Del Monte Boulevard	CA	USA	United Rentals Northwest, Inc.

1036 - Rocklin, CA, 4700 Pacific Street	CA	USA	United Rentals Northwest, Inc.

1037 - Sacramento, CA, 625 Display Way	CA	USA	United Rentals Northwest, Inc.

1039 - San Francisco, CA, 123 Loomis Street	CA	USA	United Rentals Northwest, Inc.

1040 - San Jose, CA, 2860 Monterey Road	CA	USA	United Rentals Northwest, Inc.

1043 - Vacaville, CA, 2201 East Monte Vista	CA	USA	United Rentals Northwest, Inc.

1044 - Visalia, CA, 925 North Ben Maddox Avenue	CA	USA	United Rentals Northwest, Inc.

1046 - Grand Junction, CO, 2318 Interstate Avenue	CO	USA	United Rentals Northwest, Inc.

1047 - Pueblo, CO, 221 Santa Fe Drive	CO	USA	United Rentals Northwest, Inc.

1051 - N. Stonington, CT, 559 Providence New London Turnpike	CT	USA	United Rentals (North America), Inc.

1052 - South Daytona, FL, 1472 North Nova Road	FL	USA	United Rentals (North America), Inc.

1053 - Lakeland, FL, 2235 East Edgewood Drive	FL	USA	United Rentals (North America), Inc.

1054 - Port St. Lucie, FL, 2180 SE Mariposa Avenue	FL	USA	United Rentals (North America), Inc.

1056 - Forest Park, GA, 3990 Jonesboro Road	GA	USA	United Rentals (North America), Inc.

1057 - Addison, IL, 225 South Fairbanks Street	IL	USA	United Rentals (North America), Inc.

1059 - Topeka, KS, 5830 SW 19th Terrace	KS	USA	United Rentals Northwest, Inc.

1061 - Baltimore, MD, 1709 Sulphur Spring Rd.	MD	USA	United Rentals (North America), Inc.

State
Owned Real Property (Code - Description)	Abbreviation	Country	Company
1062 - Bladensburg, MD, 4900 Upshur Street	MD	USA	United Rentals (North America), Inc.

1065 - Gaithersburg, MD, 8301 Beechcraft Road	MD	USA	United Rentals (North America), Inc.

1066 - Joppa, MD, 497 Pulaski Highway	MD	USA	United Rentals (North America), Inc.

1067 - Prince Fredrick, MD, 130 Skipjack Road	MD	USA	United Rentals (North America), Inc.

1069 - Grand Rapids, MI, 2122 Turner Avenue NW	MI	USA	United Rentals (North America), Inc.

1071 - Charlotte, NC, 3515 Trailer Drive	NC	USA	United Rentals (North America), Inc.

1072 - Greensboro, NC, 811 Post Street	NC	USA	United Rentals (North America), Inc.

1074 - Omaha, NE, 9815 South 147th	NE	USA	United Rentals (North America), Inc.

1075 - Elko, NV, 4820 East Idaho	NV	USA	United Rentals Northwest, Inc.

1077 - Brooklyn, NY, 104 Gardner Street	NY	USA	United Rentals (North America), Inc.

1078 - Flushing, NY, 28-44 College Point Boulevard	NY	USA	United Rentals (North America), Inc.

1083 - Portland, OR, 5111 NE 82nd Avenue	OR	USA	United Rentals Northwest, Inc.

1084 - Philadelphia, PA, 3880 Thompson Street	PA	USA	United Rentals (North America), Inc.

1085 - York, PA, 4 Interchange Place	PA	USA	United Rentals (North America), Inc.

1090 - Fort Worth, TX, 1720 Watauga Road	TX	USA	United Rentals Northwest, Inc.

1091 - Fort Worth, TX, 621 South Freeway	TX	USA	United Rentals Northwest, Inc.

1093 - Jersey Village, TX, 17138 US Highway 290	TX	USA	United Rentals Northwest, Inc.

1094 - Houston, TX, 6811 Dixie Drive	TX	USA	United Rentals Realty, LLC

1096 - Keller, TX, 1201 South Main	TX	USA	United Rentals Northwest, Inc.

1099 - Laredo, TX, 4317 San Dario	TX	USA	United Rentals Northwest, Inc.

1100 - Odessa, TX, 1220 S. Grandview Ave.	TX	USA	United Rentals Northwest, Inc.

1102 - Rosenberg, TX, 4925 Avenue H	TX	USA	United Rentals Northwest, Inc.

1103 - San Antonio, TX, 12017 North Loop Road	TX	USA	United Rentals Northwest, Inc.

1104 - Sherman, TX, 117 Highway 82 West	TX	USA	United Rentals Northwest, Inc.

1105 - Tyler, TX, 3300 N. Northeast Loop 323	TX	USA	United Rentals Northwest, Inc.

1106 - Chesapeake, VA, 4333 Bainbridge Blvd.	VA	USA	United Rentals (North America), Inc.

State
Owned Real Property (Code - Description)	Abbreviation	Country	Company
1107 - Hampton, VA, 2327 West Pembroke Avenue	VA	USA	United Rentals (North America), Inc.

1109 - Richmond, VA, 10374 Washington Highway	VA	USA	United Rentals (North America), Inc.

1120 - Amarillo, TX, 4438 Canyon Road	TX	USA	United Rentals Northwest, Inc.

1153 - Charleston, SC, 6201 Fain Street	SC	USA	United Rentals (North America), Inc.

1154 - Chicoutimi, QC, 1423 Boulevard Saint Paul	QC	CAN	United Rentals of Canada, Inc.

1155 - Longueuil, QC, 2275 Boulevard de la Metropole	QC	CAN	United Rentals of Canada, Inc.

1156 - Saint Laurent, QC, 3185 Boulevard Pitfield	QC	CAN	United Rentals of Canada, Inc.

1158 - Trois Rivieres, QC, 2525 Rue Girard	QC	CAN	United Rentals of Canada, Inc.

1159 - Sarnia, ON, 230 Shamrock Street	ON	CAN	United Rentals of Canada, Inc.

1160 - Trois Rivieres, QC, 900 Albert-Durand	QC	CAN	United Rentals of Canada, Inc.

1192 - Saint Rose, LA, 10385 Airline Highway	LA	USA	United Rentals (North America), Inc.

1197 - Knoxville, TN, 1718 Ailor Avenue	TN	USA	United Rentals (North America), Inc.

1219 - Chehalis, WA, 281 Hamilton Road North	WA	USA	United Rentals Northwest, Inc.

1225 - Sarnia, ON, 1372 Vidal Street	ON	CAN	United Rentals of Canada, Inc.

1226 - Thompson, MB, 137 Nelson Road	MB	CAN	United Rentals of Canada, Inc.

1227 - Grand Falls, NF, 13 Bayley Street	NF	CAN	United Rentals of Canada, Inc.

1228 - Saskatoon, SK, 1725 Quebec Avenue	SK	CAN	United Rentals of Canada, Inc.

1240 - Salinas, CA, 37 Tarp Circle	CA	USA	United Rentals Northwest, Inc.

1242 - Garner, NC, 3401 Integrity Drive	NC	USA	United Rentals (North America), Inc.

1252 - Knoxville, TN, 10224 Kingston Pike	TN	USA	United Rentals (North America), Inc.

1266 - Denver, CO, 6400 North Washington Avenue	CO	USA	United Rentals Northwest, Inc.

1280 - Round Rock, TX, 540 South Interstate 35	TX	USA	United Rentals (North America), Inc.

1342 - Von Ormy, TX, 9923 Fischer Road	TX	USA	United Rentals Northwest, Inc.

1345 - Calgary, AB, 7120 Blackfoot Trail SE	AB	CAN	United Rentals of Canada, Inc.

1371 - Indianapolis, IN, 4050 W. Morris Street	IN	USA	United Rentals (North America), Inc.

1374 - Irving, TX, 1215 Singleton	TX	USA	United Rentals Northwest, Inc.

State
Owned Real Property (Code - Description)	Abbreviation	Country	Company
1377 - Fairbanks, AK, 1700 Van Horn Road	AK	USA	United Rentals Northwest, Inc.

1385 - Indianapolis, IN, 4036 West Morris Street	IN	USA	United Rentals (North America), Inc.

1416 - Gulfport, MS, Seaway Road	MS	USA	United Rentals (North America), Inc.

1440 - Santa Fe Springs, CA, 13425 Rosecrans Avenue	CA	USA	United Rentals Northwest, Inc.

1453 - Woodland, CA, 2086 East Main Street	CA	USA	United Rentals Northwest, Inc.

1503 - New Braunfels, TX, 5080 & 5130 Interstate 35 S	TX	USA	United Rentals Northwest, Inc.

1505 - Lubbock, TX, 4103 Frankford Ave.	TX	USA	United Rentals Northwest, Inc.

1508 - Pensacola, FL, 3193 West Nine Mile Road	FL	USA	United Rentals (North America), Inc.

1531 - Knoxville, TN, 1730 Ailor Ave.	TN	USA	United Rentals (North America), Inc.

1538 - Waukegan, IL, 3059 West Washington	IL	USA	United Rentals Northwest, Inc.

1540 - Arlington, TX, 1012 West Harris Road	TX	USA	United Rentals Northwest, Inc.

1541 - Austin, TX, 13119 Dessau Road	TX	USA	United Rentals Northwest, Inc.

1544 - Tallahassee, FL, 7322 West Tennessee Street	FL	USA	United Rentals (North America), Inc.

1566 - Fort McMurray, AB, 375 MacKenzie Blvd.	AB	CAN	United Rentals of Canada, Inc.

1572 - Fredericksburg, VA, 10 Le Way Drive	VA	USA	United Rentals (North America), Inc.

1597 - Knoxville, TN, 1732 Ailor Ave	TN	USA	United Rentals (North America), Inc.

1598 - Queen Creek, AZ, Lots 16 and 17	AZ	USA	United Rentals Northwest, Inc.

1600 - Sterling, VA, 23535 Overland Drive	VA	USA	United Rentals (North America), Inc.

1601 - Henderson, NV, 739 West Sunset Road	NV	USA	United Rentals Northwest, Inc.

1602 - Myrtle Beach, SC, 729 Jason Blvd.	SC	USA	United Rentals (North America), Inc.

1605 - Fort Myers, FL, 6390 Corporate Park Circle	FL	USA	United Rentals (North America), Inc.

1613 - South Plainfield, NJ, 2400 Hamilton Blvd.	NJ	USA	United Rentals (North America), Inc.

1614 - Warrenton, VA, 655 Industrial Road	VA	USA	United Rentals (North America), Inc.

1616 - Urbana, IL, Route 45 North	IL	USA	United Rentals Northwest, Inc.

1618 - Norcross, GA, 1857 Doan Way	GA	USA	United Rentals (North America), Inc.

1619 - Arlington, TX, 3000 E. Randol Mill Rd.	TX	USA	United Rentals Northwest, Inc.

State
Owned Real Property (Code - Description)	Abbreviation	Country	Company
1621 - Port St. Lucie, FL, 10653 Lennard Road	FL	USA	United Rentals (North America), Inc.

1626 - Jacksonville, FL, 1870 Dunn Ave	FL	USA	United Rentals (North America), Inc.

1644 - Chattanooga, TN, 6114 & 6116 Airways Boulevard	TN	USA	United Rentals (North America), Inc.

1650 - Gretna, NE, 23232 US Highway 6	NE	USA	United Rentals (North America), Inc.

1651 - Minot, ND, 1820 Highway 2 and 52 West	ND	USA	United Rentals Northwest, Inc.

1652 - Fargo, ND, 4242 Main Avenue	ND	USA	United Rentals Northwest, Inc.

SCHEDULE 7.12
LITIGATION
In January 2005 an alleged shareholder filed an action in Connecticut State Superior Court, Judicial District of Norwalk/Stamford at Stamford, purportedly suing derivatively on Holdings’ behalf. The action, entitled Gregory Riegel v. John N. Milne, et al., named as defendants certain of Holdings’ current and/or former directors and/or officers, and named Holdings as a nominal defendant. The complaint asserted, among other things, that the defendants breached their fiduciary duties to Holdings by causing or allowing Holdings to disseminate misleading and inaccurate information to shareholders and the market and by failing to establish and maintain adequate accounting controls, thus exposing Holdings to damages. The complaint seeks unspecified compensatory damages, costs and expenses against the defendants. The parties to the Riegel action have agreed that the proceedings in this action will be stayed pending the resolution of the motions to dismiss in certain previously-filed purported stockholder class actions. Such class actions were commenced in 2004 and were dismissed with prejudice, pursuant to a stipulation of settlement in May 2009.

SCHEDULE 7.14
ENVIRONMENTAL LAW
NONE

SCHEDULE 7.17
ERISA AND PENSION PLAN COMPLIANCE
NONE

SCHEDULE 7.18
TAXES
NONE

SCHEDULE 8.11
PERMITTED INVESTMENTS
A list of Permitted Investments and the related Subsidiary making such Investment existing as of the date of this Agreement is attached as Annex 8.11A.
A list of loans and advances to employees and officers made in the ordinary course of business and existing as of the date of the Agreement is attached as Annex 8.11B.
185,567 common securities certificates of United Rentals Trust I owned by United Rentals, Inc. (“URI”)
99.9% of the equity interest of Provisto, S. de R.L. de C.V. owned by United Rentals (Delaware), Inc. and .1% of the equity interest of Provisto, S. de R.L. de C.V. owned by United Rentals Northwest, Inc.
99.999997% of the equity interest of United Rentals, S. de R.L. de C.V. owned by United Rentals (Delaware), Inc. and 0.000003% of the equity interest of United Rentals, S. de R.L. de C.V. owned by United Rentals Northwest, Inc.
99.83871% of the equity interest of Wynne Systems EMEA owned by Wynne Systems, Inc. and .16129% of the equity interest of Wynne Systems EMEA owned by United Rentals (North America), Inc. (“URNA”).
100% of the equity interest of Venetor Crane Ltd. owned by United Rentals of Canada, Inc.
50% of the equity interest of United Rentals Industrial Services, LLC owned by United Rentals Northwest, Inc. and 50% of equity interest of United Rentals Industrial Services, LLC owned by a 3rd party.
URNA investment of $88,933 in United Rentals Receivables LLC II.
Global Intercompany Note, dated October 13, 2011.

ANNEX 8.11A

BANK	ACCOUNT #	NOTE	CURRENCY	ENTITY
MEXICO

Bancomer	0451782002	Depository Account	MXP	United Rentals S. de. R.L. de C.V.
Bancomer	0146790658	Payroll Account	MXP	Provisto, S. de R.L. de C.V.
Bancomer	451781995	Disbursement Account	USD	United Rentals S. de. R.L. de C.V.

BELGIUM

Bank of America	600657435012	Collection / Disbursement Account	EUR	Wynne Systems EMEA

FINLAND

Nordea	102530-236821	Collection / Disbursement Account	EUR	InfoManager, Inc.

ANNEX 8.11B
An employee loan made by United Rentals Inc. to Ivan Stull, with a principal amount of $2,050.00 outstanding.

SCHEDULE 8.13
DEBT
Instruments governing the Existing Public Debt of Holdings and its Subsidiaries (which consists of only the 1 7/8% Convertible Senior Subordinated Notes, the 4% Convertible Senior Notes, the 6 1/2% QUIPS, the 8 3/8% Senior Subordinated Notes, the 9 1/4% Senior Notes and the 10 7/8% Senior Notes described herein).
Second Amended and Restated Purchase and Contribution Agreement dated as of September 28, 2011 between URNA and United Rentals Northwest, Inc., as originators, United Rentals Receivables LLC II, as buyer, and URI, as collection agent, as amended.
Existing Securitization Facility.
Amended and Restated Trust Agreement dated August 5, 1998 among URI, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee.
Capital Leases existing as of June 30, 2011 in the aggregate amount of $19M and comprised of the following: $5M in motor vehicles (which are not considered Rental Equipment) and $14M in leased Real Estate.
The letters of credit listed on Annex 8.13A hereto.
Global Intercompany Note, dated October 13, 2011.

ANNEX 8.13A
Letters of Credit

	LC Ref.		Outstanding	Expiry
Applicant	No.	Beneficiary	Balance	Date	Evergreen
United Rentals (North America), Inc.	68027373	ACE AMERICAN INSURANCE CO	$26,600,000.00	7/7/2012	Y
United Rentals (North America), Inc.	68032198	OLD REPUBLIC INSURANCE CO	$18,419,000.00	12/9/2011	Y
United Rentals (North America), Inc.	68027575	DISCOVER PROPERTY & CASUALTY	$3,375,000.00	7/21/2012	Y
United Rentals (North America), Inc.	68027486	PASHA GROUP, LLC	$494,023.00	2/29/2012	Y
United Rentals (North America), Inc.	68028281	STATE OF FLORIDA	$565,350.00	7/29/2012	Y
United Rentals (North America), Inc.	68028409	STATE OF OREGON	$500,000.00	8/5/2012	Y
United Rentals (North America), Inc.	68028260	STATE OF SOUTH CAROLINA	$250,000.00	7/28/2012	Y
United Rentals (North America), Inc.	68031536	OLD REPUBLIC INSURANCE CO	$200,000.00	5/20/2012	Y
United Rentals (North America), Inc.	68028294	STATE OF MINNESOTA	$100,000.00	7/29/2012	Y
United Rentals (North America), Inc.	68027289	CONTINENTAL CASUALTY CO	$200,000.00	7/1/2012	Y
United Rentals (North America), Inc.	68045154	SOUTHERN CALIFORNIA EDISON COMPANY	$75,000.00	6/30/2012	Y
United Rentals (North America), Inc.	68052128	PANTHERS FOOTBALL, LLC.	$84,000.00	8/4/2012	Y

		TOTAL:	$50,862,373.00

SCHEDULE 8.15
AFFILIATE TRANSACTIONS
Global Intercompany Note, dated October 13, 2011.

SCHEDULE 8.18
LIENS
NONE